                                                                    EXHIBIT 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - -       x
                                                    : Chapter 11
In re:                                              :
                                                    : Case No. 01-11490 (MFW)
       HAYES LEMMERZ INTERNATIONAL, INC., et al.,   :
                                                    : Jointly Administered
                           Debtors.                 :
                                                    x
- - - - - - - - - - - - - - - - - - - - - - -

            DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT
             PLAN OF REORGANIZATION OF HAYES LEMMERZ INTERNATIONAL,
            INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

                                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                                 J. Eric Ivester
                                 Stephen D. Williamson
                                 333 West Wacker Drive
                                 Chicago, Illinois 60606-1285

                                          - and -

                                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                 Anthony W. Clark (No. 2051)
                                 Grenville R. Day (No. 3721)
                                 One Rodney Square
                                 P.O. Box 636
                                 Wilmington, Delaware 19899-0636

                                 Counsel for Debtors and Debtors in Possession

Dated: February 20, 2003

                                   DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT RELATES TO THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF HAYES LEMMERZ INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION (THE "PLAN"), WHICH IS ATTACHED HERETO AS APPENDIX A, AND IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLAN, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF HAYES LEMMERZ INTERNATIONAL, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, HAYES LEMMERZ INTERNATIONAL, INC. OR ANY OF ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CHAPTER 11 CASES.

         ADDITIONAL INFORMATION REGARDING HAYES LEMMERZ INTERNATIONAL, INC. IS CONTAINED IN ITS PUBLIC FILINGS WITH THE SEC.

         THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN HAYES LEMMERZ INTERNATIONAL, INC.'S CHAPTER 11 CASES, AND FINANCIAL INFORMATION. HAYES LEMMERZ INTERNATIONAL, INC. IS SOLELY RESPONSIBLE FOR ALL STATEMENTS IN THIS DISCLOSURE STATEMENT. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT UNLESS OTHERWISE NOTED. ALTHOUGH MANAGEMENT BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH INFORMATION IS QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN, SUCH DOCUMENTS OR ANY STATUTORY PROVISIONS THAT MAY BE REFERENCED THEREIN. HAYES LEMMERZ INTERNATIONAL, INC. BELIEVES THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, BUT MAKES NO REPRESENTATION WITH RESPECT TO ITS ACCURACY OR COMPLETENESS.

                                 SUMMARY OF PLAN

         The following introduction and summary is only a general overview, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession (the "Plan"). All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Appendix A. All references to fiscal year mean the Company's (as defined herein) year ended January 31 of the following year (e.g., "fiscal 2001" refers to the period beginning on February 1, 2001, and ending on January 31, 2002).

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Reorganizing Debtors as filed with the Bankruptcy Court on February 20, 2003. Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified.

         The Plan provides for an equitable and early distribution to creditors of the Debtors, preserves the value of the Debtors' businesses as a going concern, and preserves the jobs of employees. The Debtors, the Prepetition Agent, and the Creditors' Committee believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as the loss of jobs by the employees. Moreover, the Debtors, the Prepetition Agent, and the Creditors' Committee believe that the Debtors' creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS, THE PREPETITION AGENT, AND THE CREDITORS' COMMITTEE URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

A. OVERVIEW

         Hayes Lemmerz International, Inc. ("HLI") and its direct and indirect subsidiaries (collectively, the "Subsidiaries" and, together with HLI, the "Company") are leading suppliers of wheels, brakes and other suspension components to the global automotive and commercial highway markets with a presence in 14 countries. The Company's operations are conducted through its world headquarters located in Northville, Michigan, and 24 facilities in North America, 13 manufacturing facilities in Europe, and six manufacturing facilities in South America, Asia and South Africa.

         On December 5, 2001, HLI and those of its direct and indirect Subsidiaries incorporated pursuant to the laws of various of the United States (collectively, the "U.S. Subsidiaries"), and one subsidiary incorporated in Mexico, Industrias Fronterizas, S.A. de C.V. ("HLI-Industrias" and, collectively with HLI and the U.S. Subsidiaries, the "Debtors") each commenced a reorganization case (collectively, the "Chapter 11 Cases") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the date hereof (the "Bankruptcy Code"). With the exception of HLI-Industrias, none of HLI's Subsidiaries incorporated outside of the United States have commenced cases under chapter 11 of the Bankruptcy Code (as defined herein) or similar proceedings in any other jurisdictions. These non-Debtor foreign Subsidiaries continue to operate their businesses in the ordinary course of business outside of bankruptcy.

         During the last few years, the Company has been negatively impacted by a number of developments that affected the Company and its ability to service its debt, which primarily consisted of a senior secured credit facility in the approximate principal amount of $748.9 million excluding letters of credit (the "Prepetition Credit Facility"), unsecured obligations outstanding under its senior notes due 2006, in the approximate principal amount of $300 million and senior subordinated notes due 2006, 2007, and 2008, in the approximate principal amounts of $239 million, $389 million and $224 million, respectively, synthetic leases in the approximate principal amount of $70 million, and certain other financing obligations, primarily consisting of foreign Subsidiary borrowings in the approximate amount of $144 million. As discussed more fully in Section IV herein, borrowings under the Prepetition Credit Facility were used primarily to fund several large strategic acquisitions by the Company which, in certain instances, did not deliver the earnings that had been expected. The Company's reported annual gross interest expense grew from approximately $88 million in fiscal 1997 to over $194 million in fiscal 2001.

         During the second half of 2000 and throughout 2001, domestic automotive parts manufacturers suffered from reduced North American light vehicle production and even sharper reductions in the North American heavy-duty truck build. Due in part to these reductions, as well as to operational issues at certain of its North American plants and from certain of its acquisitions, the Company's financial performance deteriorated. In May 2001, the Company's accounts receivables securitization program expired and could not be replaced, resulting in increased borrowings under the Company's Prepetition Credit Facility and pressure on the Company's liquidity situation.

         Following the announcement in June 2001 that the Company was issuing its Senior Notes, the Company's debt rating was downgraded by the major rating agencies, which effectively precluded the Company from accessing the commercial paper market or other alternative financing sources to fund operations. On September 5, and December 13, 2001, the Company announced that it would restate its consolidated financial statements as of and for the fiscal years ended January 31, 2000 and 2001, and for the quarter ended April 30, 2001 (collectively, the "Restatement") because the Company did not, in certain instances, properly apply accounting principles generally accepted in the United States of America, and because certain accounting errors and irregularities in the Company's financial statements were identified. As a result of the Restatement and the Company's subsequent failure to timely file its Form 10-Q for the fiscal quarter ended July 31, 2001, which resulted in a default under the Prepetition Credit Facility, the Company was unable to access additional borrowing availability thereunder.

         Without access to either its Prepetition Credit Facility or alternative sources of financing, the Company could not generate sufficient cash to satisfy its debt service obligations and fund its operations. In addition, the Company faced scheduled interest payments on its Unsecured Notes totaling approximately $57 million, of which $26 million was due on December 17, 2001 and $31 million was due on January 15, 2002. Consequently, the Company and the Executive Committee of its Board of Directors concluded that the commencement of the Chapter 11 Cases was in the best interest of all stakeholders as the best means by which to address the Company's leverage and liquidity, and would allow the Company's new management team under the leadership of Curtis Clawson, the Company's President and Chief Executive Officer, an opportunity to implement its operational restructuring initiatives. With the exception of HLI-Industrias, none of HLI's Subsidiaries or Affiliates located outside the United States are Debtors in the Chapter 11 Cases. The Company believes the Chapter 11 Cases have enabled the Company to move forward with its refocused strategic plan and will result in a substantial de-leveraging of the Company through the rationalization of its balance sheet and principal debt obligations as contemplated in the Plan.

         On August 1, 2001, the Board of Directors of the Company appointed Curtis Clawson as its new President and Chief Executive Officer. Since the Petition Date, the Company, under the strategic leadership of Mr. Clawson, has been implementing a comprehensive restructuring plan that has substantially improved operating performance. Major initiatives include: (i) rationalizing manufacturing capacity, thereby reducing fixed costs; (ii) rationalizing marketing, general and administrative expenses; (iii) implementing operational improvements at the plant level focusing on lean manufacturing, thereby reducing variable costs; (iv) enhancing the leadership team and restructuring the role of the corporate center; (v) increasing oversight over the corporate, business unit and plant level finance function, thereby improving reliability of reported financial results; (vi) divesting certain non-core assets; and (vii) rejecting and/or renegotiating unfavorable executory contracts and leases.

         These significant changes to the Debtors' cost structure resulted in a substantial turnaround in financial performance, demonstrated by an improvement in gross margin from approximately 6.5% in fiscal 2001 to a forecasted 10% in fiscal 2002 (based on nine months of actual results and three months of revised forecasts) and an estimated 40% improvement in earnings before interest, taxes, depreciation and amortization and before certain restructuring and reorganization expenses associated with the Chapter 11 Cases ("EBITDA") over the same period. This improvement in operating performance was achieved while substantially preserving the revenue stream of the Company.

         The Debtors filed the Plan with the Bankruptcy Court on February 20, 2003. The Plan supersedes all prior versions thereof whether filed with the Bankruptcy Court (e.g., the version filed on December 16, 2002) or otherwise. The feasibility of the Plan is premised upon management's ability to continue the implementation of its strategic business plan (the "Business Plan"). The Business Plan and accompanying financial projections through fiscal 2007, which include a pro forma analysis of the effects of the adoption of "fresh start" accounting (the "Projections"), are described in detail in Section and Appendix E.

While the Company believes that the Business Plan and Projections are reasonable and appropriate, they include a number of assumptions that may differ from actual results and are subject to a number of risk factors. See Section and Appendix E for a discussion of such factors. Importantly, the Business Plan and Projections for the Company incorporate the Company's forecasts of the anticipated operating performance of the Company's numerous foreign Subsidiaries and Affiliates that are not subject to the Chapter 11 Cases.

B. GENERAL STRUCTURE OF THE PLAN

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of its chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (1) is impaired under or has accepted the plan or (2) receives or retains any property under the plan.

         Subject to certain limited exceptions and other than as provided in the Plan itself or the Confirmation Order, the Confirmation Order discharges the Reorganizing Debtors from any debt that arose prior to the Effective Date of the Plan, substitutes therefor the obligations specified under the confirmed Plan, and terminates all rights and interests of equity security holders. The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their Business Plan, make the distributions contemplated under the Plan and pay certain of their continuing obligations in the ordinary course of the Reorganized Debtors' businesses. Under the Plan, Claims against, and Interests in, the Reorganizing Debtors are divided into Classes according to their relative seniority and other criteria.

         Each Reorganizing Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate the substantive consolidation of the Reorganizing Debtors, and thus the Plan constitutes a separate Plan for each Reorganizing Debtor. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan will not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Reorganized Debtor. From and after the Effective Date, each Reorganized Debtor will be separately liable only for its own debts and obligations.

         For voting and distribution purposes, the Plan sets forth (1) separate classes for each Reorganizing Debtor and (2) separate plans of reorganization for each Reorganizing Debtor. A list of each Reorganizing Debtor that is a proponent of a Plan and its corresponding bankruptcy case number is attached to the Plan as Exhibit A.

         After careful review of the Debtors' current and projected operations, estimated recoveries in a liquidation scenario, prospects as an ongoing business, and the strategic Business Plan developed by management and discussed more fully in Section , the Debtors have concluded that the recovery to the Debtors' stakeholders will be maximized by the Reorganizing Debtors' continued operation as a going concern. The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the liquidation and other analyses prepared by the Debtors with the assistance of their financial advisors, the value of the Reorganizing Debtors' Estates is considerably greater as a going concern than in a liquidation. For a complete discussion of the liquidation value of the Reorganizing Debtors, please refer to Appendix D attached hereto.

         Accordingly, the Debtors believe that the Plan provides the best recoveries for Reorganizing Debtors' stakeholders and therefore strongly recommend that, if you are entitled to vote, you vote to ACCEPT the Plan. The Debtors believe any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by employees and could ultimately significantly affect value negatively by causing unnecessary uncertainty within its key customer and supplier constituents. In addition, most of the Debtors' assets are subject to liens held by the Prepetition Lenders which require payment in full of the Allowed Secured Claims of the Prepetition Lenders prior to distributions to, among other, holders of Allowed General Unsecured Claims. For a more detailed discussion of the issues with respect to the enforceability of the Prepetition Lenders' liens, please see
Section VII.G.1.

C. TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

         The Plan is premised on effecting a substantial de-leveraging and strengthening of the balance sheet of the Reorganizing Debtors through conversion of substantially all of the Company's Allowed General Unsecured Claims and a certain amount of its Allowed Secured Claims into New Common Stock The New Common Stock will be issued by a new holding company that will be created on or prior to the Effective Date. Section herein describes the new holding company structure as well as certain potential modifications to such structure that, if implemented, would result in among, other things, the issuance of New Preferred Stock or common stock of Reorganized HLI that would be issued to holders of New Common Stock.

         Under the Plan, Claims against and Interests in the Reorganizing Debtors are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will receive payment in Cash either (1) on the later of the Effective Date or as soon as practicable after such Claims are allowed, (2) in installments over time (as permitted by the Bankruptcy Code), or (3) as agreed with the holders of such Claims. The DIP Facility Claims are included as Superpriority Administrative Claims and will be paid or otherwise satisfied in full on the Effective Date in accordance with the terms of the DIP Facility Order. All other Claims and Interests are classified separately in various Classes in the Reorganizing Debtors' Chapter 11 Cases and will receive the distributions and recoveries (if any) described herein.

         The Plan embodies a compromise and settlement of various claims and causes of action among certain of the creditors that substantially enhances the distributions made to the holders of General Unsecured Claims against the Debtors. A brief overview of the Debtors' capital structure bears this out.

         For example, obligations owed to the Prepetition Lenders under the Prepetition Credit Facility are secured by a first priority lien on substantially all of the assets of HLI and all of its domestic Subsidiaries, and are guaranteed by all of the Company's domestic Subsidiaries. Obligations under the Prepetition Credit Facility also are secured by a pledge of 100% of the shares of the Company's domestic Subsidiaries and 65% of the shares of certain of its foreign Subsidiaries, including Hayes Lemmerz Fabricated Holdings B.V. ("Fabricated Holdings"), the holding company for all of HLI's operations outside of North America (the "European Operations"). HLI and its domestic Subsidiaries have also guaranteed repayment of the Senior Notes and the Subordinated Notes (with certain immaterial exceptions).

         The remaining 35% of the shares of such foreign Subsidiaries, including Fabricated Holdings, are unencumbered. Accordingly, 65% of the proceeds from the liquidation of the non-Debtor Subsidiaries outside of North America may be applied to satisfy secured claims under the Prepetition Credit Facility, and the remaining 35% of such proceeds are available to satisfy the general unsecured claims of HLI (Europe), Ltd. ("HLI Europe") and Hayes Lemmerz International - California, Inc. ("HLI California"), which own 60% and 40%, respectively, of the shares of Fabricated Holdings (collectively, the "European Stock").

         Pursuant to the DIP Financing Order, the Debtors stipulated, among other things, that they would not challenge the liens and security interests granted to the Prepetition Lenders and that such liens and security interests were valid, binding, perfected, enforceable, first-priority liens and security interests. Assuming that the Prepetition Lenders' liens and security interests are valid and based upon the value of the Debtors, the Prepetition Lenders would be entitled to payment in full of the principal amount of their claim (approximately, $750.5 million excluding undrawn letters of credit) together with interest and fees accrued and unpaid at the Petition Date and accruing subsequent to the Petition Date (accrued pre- and postpetition interest and fees would total approximately $85.1 million as of June 1, 2003). Because substantially all of the Debtors are obligated with respect to the obligations owed to the Prepetition Lenders and in light of the fact that most of the Debtors are also obligated with respect to the Senior Note Claims and the Subordinated Note Claims (aggregating approximately $1.2 billion), which Subordinated Note Claims are contractually subordinated to the payment in full of the obligations owed to the Prepetition

Lenders and the holders of the Senior Notes, and that relatively few General Unsecured Claims are assertable against HLI Europe and HLI California (the two entities that potentially have unencumbered assets), there is little (if any) possibility for recoveries to any Claimholders other than the Prepetition Lenders and the Senior Noteholders absent the compromises described herein.

         It is possible that the Creditors' Committee will commence a Lien Challenge (described below) with respect to the liens and security interests securing the Prepetition Lenders' Claims. However, it is expected that any such Lien Challenge would deal primarily with whether or not the Prepetition Lenders' liens and security interests in the European Stock were perfected. Even if a Lien Challenge with respect to the European Stock were upheld, the primary beneficiaries (before applying the subordination provisions of the Subordinated Notes) would be the holders of Senior Notes and the Subordinated Notes who are the only significant creditors of the two entities that own the European Stock (albeit, because of inter-creditor subordination agreements, the holders of the Subordinated Notes would be required to pay any distributions they receive to the Prepetition Lenders and/or Senior Noteholders). Moreover, the Prepetition Lenders would still receive a substantial recovery because they would still participate as general unsecured creditors of HLI Europe and HLI California.

         Because the obligations owed by the Debtors greatly exceed the Debtors' value (including the value of the European operations), little if any distributions would be made to Claimholders other than the Prepetition Lenders and Senior Noteholders absent the compromises set forth herein. Pursuant to the compromise and settlement proposed in the Plan, the Prepetition Lenders are agreeing to forgo a portion of the postpetition interest and fees they claim is due and owing to them (approximately $46.1 million as of June 1, 2003) and the Prepetition Lenders and the Senior Noteholders agree to permit distributions to Claimholders who are either contractually or structurally subordinate to them. Specifically, in satisfaction of the various claims and issues regarding, among other things, potential Lien Challenges, the holders of General Unsecured Claims will receive a portion of the New Common Stock, the Series B Warrants, potentially New Preferred Stock or Reorganized HLI Stock (if the Debtors implement the Additional Equity Modification or Asset Transfer Modification, respectively) and a right to distributions from the HLI Creditor Trust and, the holders of Subordinated Notes will receive the Series A Warrants and a right to distributions from the HLI Creditor Trust (if the class of creditors comprised of the holders of Subordinated Notes votes to accept the Plan).

         The following table summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan and in each case reflects the amount and form of consideration that will be distributed in exchange for such Claims and Interests and in full satisfaction, settlement, release and discharge of such Claims and Interests. The classification and treatment for all Classes are described in more detail under Section of this Disclosure Statement entitled "Classification and Treatment of Claims and Interests." Distributions under the Plan reflect management's belief that the value of the Reorganized Debtors is less than the aggregate amount of prepetition Claims. Pursuant to the table below, the Old Common Stock of the Company will be cancelled as of the Effective Date. Moreover, the recoveries described below are based upon a Compromise Equity Value for the Debtors (including the value of the European Stock) as agreed to by the Prepetition Agent and the manager of funds which hold Senior Notes when structuring the compromise embodied in the Plan. This Compromise Equity Value exceeds the Equity Value ascribed to the Debtors by their investment banker by approximately $30 million; however, it is well within the range of Equity Values as determined by the Debtors' investment banker. Additionally, these values do not reflect the issuance of New Common Stock (or options pertaining thereto) pursuant to the Employee Retention Plan, the Long Term Incentive Plan and the Warrants.

         The Plan is also contingent upon receiving a senior secured post-Effective Date credit facility, which may include a high yield or similar securities offering, that is adequate to fund working capital requirements of the Reorganized Debtors and other funding requirements pursuant to the Plan as of the Effective Date. The Debtors believe that such a facility will be available. See Section ("Means of Plan Implementation") for a more complete discussion of post-Effective Date financing.

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
CLASS  OTHER PRIORITY      Except as otherwise provided in and subject to
1      CLAIMS              Section 8.10 of the Plan, on the first Periodic
                           Distribution Date occurring after the later of (a)
                           the date an Other Priority Claim becomes an Allowed
       ESTIMATED ALLOWED   Other Priority Claim or (b) the date an Other
       CLAIMS: $2,005,371  Priority Claim becomes payable pursuant to any agreement between a Reorganizing Debtor (or a
                           Reorganized Debtor) and the holder of such Other
                           Priority Claim, the holder of an Allowed Other
                           Priority Claim will receive, in full satisfaction,
                           settlement, release, and discharge of and in exchange
                           for such Other Priority Claim, (x) Cash equal to the
                           amount of such Allowed Other Priority Claim or (y)
                           such other treatment as to which the applicable
                           Debtor (or Reorganized Debtor) and such Claimholder
                           shall have agreed in writing.

                           Class 1 - Other Priority Claims are not Impaired.
                           The holders of such Claims, therefore, are not entitled to vote on, and deemed to accept, the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS  PREPETITION CREDIT  On the Effective Date, the Prepetition Credit
2      FACILITY SECURED    Facility Secured Claim will be deemed an Allowed
       CLAIMS              Claim in the aggregate amount of $789,588,791.80
                           exclusive of outstanding letters of credit and
                           without

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
       ESTIMATED ALLOWED   deduction for the Fee and Expense Adequate
       CLAIMS:             Protection Payments and each holder of an Allowed
       $789,588,792        Prepetition Credit Facility Secured Claim will
                           receive its Pro Rata share of (a) the Prepetition
                           Lenders' Payment Amount, (b) 15,030,000 shares of New
                           Common Stock (subject to dilution only by shares of
                           New Common Stock issued pursuant to or on account of
                           the Employee Retention Plan, the Long Term Incentive
                           Plan, the Series A Warrants, if Class 6 votes to
                           accept the Plan, and/or the Series B Warrants), and
                           (c) if the Debtors implement either the Additional
                           Equity Modification or the Asset Transfer
                           Modification, 50.1% of the shares of New Preferred
                           Stock or 50.1% of the shares of Reorganized HLI
                           Stock, respectively. Each Prepetition Lender also
                           will be entitled to retain that portion of the Capped
                           Adequate Protection Payments and prepetition interest
                           paid pursuant to the DIP Facility Order previously
                           received by such Prepetition Lender, but will be
                           deemed to have waived the right to any further
                           Quarterly Adequate Protection Payments and/or Foreign
                           Affiliate Adequate Protection Payments that may come
                           due subsequent to January 31, 2003, but prior to June
                           1, 2003; provided, however, that any waivers or
                           releases of such amounts will be deemed null and void
                           in the event the Effective Date does not occur on or
                           prior to June 1, 2003 or such other date as the
                           Prepetition Agent may agree in writing. Additionally,
                           the Prepetition Agent and the Prepetition Lenders
                           will be entitled to continue to receive Fee and
                           Expense Adequate Protection Payments accruing through
                           the Effective Date and to retain all previously
                           received Fee and Expense Adequate Protection Payments
                           without applying such amounts to reduce the
                           Prepetition Credit Facility Secured Claim. Also, on
                           the Effective Date, or as soon thereafter as
                           practicable, the Reorganizing Debtors will replace,
                           cash collateralize or provide back to back letters of
                           credit for letters of credit issued under the
                           Prepetition Credit Facility that are outstanding as
                           of the Effective Date.

                           The consideration to be paid to the Prepetition
                           Lenders and the release and waivers made by and in favor of the Prepetition Lenders as provided in the Plan represent a compromise and settlement, pursuant to Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Credit
                           Facility Secured Claims, including such Claims relating to alleged lien perfection issues. In the event the Plan

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           is not confirmed or the Effective Date does not occur
                           by June 1, 2003, or such later date as agreed by the
                           Debtors, the Prepetition Agent, the Creditors'
                           Committee and Apollo, such compromise and settlement
                           will be deemed to be null and void and nothing set
                           forth in the Plan will be deemed to alter, affect or
                           limit the rights of any party.

                           Class 2 - Prepetition Credit Facility Secured Claims are Impaired. The holders of such Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS  BMO SYNTHETIC       (a) BMO SYNTHETIC LEASE SECURED CLAIMS WITH RESPECT
3a     LEASE               TO THE BMO-BOWLING GREEN SYNTHETIC LEASE. (i) Except
       SECURED CLAIMS      as the BMO Synthetic Lessors and the Debtors shall
                           have otherwise agreed, the Debtors will surrender the
                           BMO-Bowling Green Synthetic Lease Property to the BMO
       ESTIMATED ALLOWED   Synthetic Lessors on or before the Effective Date;
       CLAIMS: $21,000,000 provided, however, that in the event that the
                           Reorganized Debtors determine that they must hold
                           over for a limited period of time, the Reorganized
                           Debtors will lease the BMO-Bowling Green Synthetic
                           Lease Property from the BMO Synthetic Lessors on a
                           month-to-month basis at a monthly rate of $26,000
                           commencing from the Effective Date through and until
                           the end of the month in which the Reorganized Debtors
                           surrender the BMO-Bowling Green Synthetic Lease
                           Property to the BMO Synthetic Lessors.

                           (ii) Except as the BMO Synthetic Lessors and the
                           Debtors shall have otherwise agreed, the BMO
                           Synthetic Lessors, as holders of Allowed BMO
                           Synthetic Lease Secured Claims arising under the
                           BMO-Bowling Green Synthetic Lease, will be entitled to a single Allowed General Unsecured Claim in an amount equal to the excess of $10.7 million over the net sales proceeds received by the BMO Synthetic
                           Lessors from the sale of the BMO-Bowling Green
                           Synthetic Lease Property; provided, however, that in the event the BMO-Bowling Green Synthetic Lease
                           Property is not sold by BMO Synthetic Lessors within six months following the Effective Date, the BMO
                           Synthetic Lessors, as holders of Allowed BMO
                           Synthetic Lease Secured Claims

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           arising under the BMO-Bowling Green Synthetic Lease,
                           will be entitled to an Allowed General Unsecured
                           Claim in an aggregate amount equal to $5.7 million
                           (the excess of $10.7 million over $5.0 million). The
                           BMO Synthetic Lessors' Allowed General Unsecured
                           Claim will be reduced by the Administrative Claim, if
                           any, to which the BMO Synthetic Lessors may be
                           entitled and will be treated as a Class 7 General
                           Unsecured Claim in accordance with the terms of the
                           Plan.

                           (b) BMO SYNTHETIC LEASE SECURED CLAIMS WITH RESPECT
                           TO THE BMO-NORTHVILLE SYNTHETIC LEASE. (i) Except as the BMO Synthetic Lessors and the Debtors shall have otherwise agreed, all Allowed BMO Synthetic Lease
                           Secured Claims arising under the BMO-Northville
                           Synthetic Lease will be satisfied in full, settled, released, and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated BMO-Northville Synthetic Lease
                           (a form of which is attached hereto as Exhibit J);
                           provided, however, that (A) the principal amount of the Amended and Restated BMO-Northville Synthetic
                           Lease will be $16 million, (B) the interest rate and term of the Amended and Restated BMO-Northville
                           Synthetic Lease will be the same as the Term B component of the New Credit Facility (which the Debtors expect will have (x) an interest rate of LIBOR + 400bp, and (y) a term of seven years), (C) no principal amount under the Amended and Restated
                           BMO-Northville Synthetic Lease will be amortized over the term thereof, (D) no junior liens or security interests will be created under the Amended and Restated BMO-Northville Synthetic Lease, and (E) the
                           Amended and Restated BMO-Northville Synthetic Lease will provide that Reorganized HLI will have the right to purchase the BMO-Northville Synthetic Lease
                           Property upon expiration of the Amended and Restated
                           BMO-Northville Synthetic Lease or at any time prior thereto by payment of the remaining principal amount thereof and any accrued and unpaid interest thereon as of the date of such purchase.

                           (ii) Except as the BMO Synthetic Lessors and the
                           Debtors shall have otherwise agreed, the BMO
                           Synthetic Lessors, as holders of Allowed BMO
                           Synthetic Lease Secured Claims arising under the
                           BMO-Northville Synthetic Lease, will be entitled to an Allowed General

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           Unsecured Claim in an aggregate amount equal to $10.7
                           million. The BMO Synthetic Lessors' Allowed General
                           Unsecured Claim will be reduced by the Administrative
                           Claim, if any, to which the BMO Synthetic Lessors may
                           be entitled and will be treated as a Class 7 General
                           Unsecured Claim in accordance with the terms of the
                           Plan.

                           Additionally, to the extent that the BMO Synthetic
                           Lessors demonstrate that either of the BMO-Synthetic
                           Lease Properties have depreciated from the Debtors' use thereof during the pendency of the Chapter 11
                           Cases, the BMO Synthetic Lessors will be entitled to receive an Administrative Claim in an amount equal to such depreciation or such other amount as agreed upon in writing by the Debtors and the BMO Synthetic
                           Lessors, subject to the consent of the Prepetition
                           Agent, the Creditors' Committee and Apollo, which consent shall not be unreasonably withheld, or determined by the Bankruptcy Court in the event the Debtors and the BMO Synthetic Lessors are unable to reach agreement.

                           The BMO Synthetic Lessors have not agreed to the foregoing treatment, may contest the proposed treatment of the Senior Note Claims and/or
                           Subordinated Note Claims, and dispute that such treatment is appropriate according to applicable law.
                           Further, the BMO Synthetic Lessors claim certain superpriority administrative claims and liens as is more specifically described herein.

                           Class 3a - BMO Synthetic Lease Secured Claims are
                           Impaired. The holders of such Claims that are neither
                           Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS  CBL SYNTHETIC       (a) CBL SYNTHETIC LEASE SECURED CLAIMS WITH RESPECT
3b     LEASE               TO THE CBL-AIR CONDITIONER SYNTHETIC LEASE. (i)
       SECURED CLAIMS      Except as CBL and the Debtors shall have otherwise
                           agreed, the Debtors will surrender the CBL Synthetic
                           Lease Equipment under the CBL-Air Conditioner
       ESTIMATED ALLOWED   Synthetic Lease to CBL on or before the Effective
                           Date; provided,

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
     CLAIMS: $21,440,000   however, that in the event the Reorganized Debtors
                           determine that they must hold over for a limited
                           period of time, the Reorganized Debtors will lease
                           such CBL Synthetic Lease Equipment from CBL on a
                           month-to-month basis at a monthly rate of $8,600
                           commencing from the Effective Date through and until
                           the end of the month in which the Reorganized Debtors
                           surrender such CBL Synthetic Lease Equipment to CBL.

                           (ii) Except as CBL and the Debtors shall have otherwise agreed, CBL, as holder of the Allowed CBL
                           Synthetic Lease Secured Claims arising under the
                           CBL-Air Conditioner Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an amount equal to the excess of $1.7 million over the net sales proceeds received by CBL from the sale of CBL
                           Synthetic Lease Equipment; provided, however, that in the event such CBL Synthetic Lease Equipment is not sold by CBL within six months following the Effective
                           Date, CBL, as holder of Allowed CBL Synthetic Lease
                           Secured Claims arising under the CBL-Air Conditioner
                           Synthetic Lease, will be entitled to an Allowed
                           General Unsecured Claim in an amount equal to $0.9
                           million (the excess of $1.7 million over $0.8 million). CBL's Allowed General Unsecured Claim will be reduced by the Administrative Claim, if any, to which CBL may be entitled and will be treated as a Class 7 General Unsecured Claim in accordance with the terms of the Plan.

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           (b) CBL SYNTHETIC LEASE SECURED CLAIMS WITH RESPECT
                           TO THE CBL-OTHER EQUIPMENT SYNTHETIC LEASE. (i)
                           Except as CBL and the Debtors shall have otherwise
                           agreed, all Allowed CBL Synthetic Lease Secured
                           Claims arising under the CBL-Other Equipment
                           Synthetic Lease will be satisfied in full, settled,
                           released, and discharged and exchanged for rights and
                           claims against the Reorganized Debtors under the
                           Amended and Restated CBL-Other Equipment Synthetic
                           Lease (a form of which is attached hereto as Exhibit
                           K); provided, however, that (A) the principal amount
                           of the Amended and Restated CBL-Other Equipment
                           Synthetic Lease will be $20.6 million, (B) the
                           interest rate and term of the Amended and Restated
                           CBL-Other Equipment Synthetic Lease will be the same
                           as the Term B component of the New Credit Facility
                           (which the Debtors expect will have (x) an interest
                           rate of LIBOR + 400bp, and (y) a term of seven
                           years), (C) no principal amount under the Amended and
                           Restated CBL-Other Equipment Synthetic Lease will be
                           amortized over the term thereof, (D) no junior liens
                           or security interests will be created under the
                           Amended and Restated CBL-Other Equipment Lease and
                           (E) the Amended and Restated CBL-Other Equipment
                           Synthetic Lease will provide that the Reorganized
                           Debtors will have the right to purchase the CBL
                           Synthetic Lease Equipment under the CBL-Other
                           Equipment Synthetic Lease upon expiration of the
                           Amended and Restated CBL-Other Equipment Synthetic
                           Lease or at any time prior thereto by payment of the
                           remaining principal amount thereof and any accrued
                           and unpaid interest thereon as of the date of such
                           purchase.

                           (ii) Except as CBL and the Debtors shall have otherwise agreed, CBL, as holder of Allowed CBL
                           Synthetic Lease Secured Claims arising under the
                           CBL-Other Equipment Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an amount equal to $4.5 million. CBL's Allowed General
                           Unsecured Claim will be reduced by the Administrative
                           Claim, if any, to which CBL may be entitled and will be treated as a Class 7 General Unsecured Claim in accordance with the terms of the Plan.

                           Additionally, to the extent that CBL demonstrates that the CBL Synthetic Lease Equipment Lease has depreciated from the Debtors'

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           use thereof during the pendency of the Chapter 11
                           Cases, CBL will be entitled to receive an
                           Administrative Claim in an amount equal to such
                           depreciation or such other amount as may be agreed
                           upon in writing by the Debtors and CBL, subject to
                           the consent of the Prepetition Agent, the Creditors'
                           Committee and Apollo, which consent shall not be
                           unreasonably withheld.

                           CBL has not agreed to the above treatment and disputes that it is appropriate. The CBL Synthetic
                           Lease Claims therefore may receive such different treatment as may be agreed upon by the Debtors and CBL, subject to the consent of the Prepetition Agent, the Creditors' Committee and Apollo, which consent shall not be unreasonably withheld, or determined by the Bankruptcy Court in the event the Debtors and CBL are unable to reach agreement.

                           Class 3b - CBL-Synthetic Lease Secured Claims are
                           Impaired. The holders of such Claims that are neither
                           Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS  DRESDNER SYNTHETIC  Except as Dresdner and the Debtors shall have
3c     LEASE SECURED       otherwise agreed, on the Effective Date, all Allowed
       CLAIMS              Dresdner Synthetic Lease Secured Claims will be
                           either: (a) satisfied in full, settled, released, and
                           discharged and exchanged for rights and claims
                           against the Reorganized Debtors under the Amended and
       ESTIMATED ALLOWED   Restated Dresdner Synthetic Lease (a form of which is
       CLAIMS: $8,300,000  attached hereto as Exhibit L); provided, however, that (i) the principal amount of the Amended and
                           Restated Dresdner Synthetic Lease will be $8.3
                           million, (ii) the Amended and Restated Dresdner
                           Synthetic Lease will have a term of five years, (iii)
                           no principal amount under the Amended and Restated
                           Dresdner Synthetic Lease will be amortized over the
                           term thereof, and (iv) the Amended and Restated
                           Dresdner Synthetic Lease will provide that
                           Reorganized HLI will have the right to purchase the
                           Dresdner Synthetic Lease Property upon expiration of
                           the Amended and Restated Dresdner Synthetic Lease or
                           at any time prior thereto by payment of the

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           remaining principal amount thereof and any accrued
                           and unpaid interest thereon; or (b) paid in full in
                           Cash, subject to the consent of the Prepetition
                           Agent, the Creditors' Committee and Apollo, which
                           consent shall not be unreasonably withheld..

                           Dresdner has not agreed to the above treatment.
                           Dresdner therefore may receive such different treatment as may be agreed upon by the Debtors and Dresdner, which when taken as a whole will be no less favorable to either party, as may be determined by such party in its business judgment.

                           Class 3c - Dresdner Synthetic Lease Secured Claims are Impaired. The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 100%

                                      xviii

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
CLASS  MISCELLANEOUS       Except as otherwise provided in and subject to
4      SECURED CLAIMS      Section 8.10 of the Plan, and unless the holder of an
                           Allowed Miscellaneous Secured Claim and the Debtors
       ESTIMATED ALLOWED   shall have otherwise agreed, the legal, equitable,
       CLAIMS: $3,276,385  and contractual rights of Allowed Miscellaneous
                           Secured Claimholders will be Reinstated on the
                           Effective Date. The Debtors' failure to object to
                           such Miscellaneous Secured Claims in the Chapter 11
                           Cases will be without prejudice to the Reorganized
                           Debtors' right to contest or otherwise defend against
                           such Claims in the Bankruptcy Court or other
                           appropriate non-bankruptcy forum (at the option of
                           the Debtors or the Reorganized Debtors, as the case
                           may be) when and if such Claims are sought to be
                           enforced by the Miscellaneous Secured Claimholder.
                           Notwithstanding section 1141(c) or any other
                           provision of the Bankruptcy Code, all prepetition
                           liens on property of the Debtors held by or on behalf
                           of the Miscellaneous Secured Claimholders with
                           respect to such Claims will survive the Effective
                           Date and continue in accordance with the contractual
                           terms of the underlying agreements with such
                           Claimholders until, as to each such Claimholder, the
                           Allowed Claims of such Miscellaneous Secured
                           Claimholder are paid in full, subject to the consent
                           of the Prepetition Agent, the Creditors' Committee
                           and Apollo, which consent shall not be unreasonably
                           withheld.

                           Class 4 - Miscellaneous Secured Claims are Impaired.
                           The holders of such Claims that are neither Disputed
                           Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 100%

CLASS  SENIOR NOTE CLAIMS  On the Effective Date, the Senior Note Claims will be
5                          deemed Allowed Claims in the aggregate amount of
       ESTIMATED ALLOWED   $316,130,000. On the first Periodic Distribution
       CLAIMS:             Date, the Disbursing Agent will deliver directly to
       $316,130,000        the Senior Notes Indenture Trustee for distribution
                           to each holder of Senior Notes as of the Record Date
                           pursuant to the Senior Notes Indenture, or with
                           respect to Apollo, directly to Apollo, in full
                           satisfaction, settlement, release, and discharge of
                           and in exchange for each Senior Note Claim a
                           distribution of: (x) such Claimholder's Pro Rata
                           amount of 14,370,000 shares of New Common Stock
                           (subject to dilution only

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           by shares of New Common Stock issued pursuant to or
                           on account of the Employee Retention Plan, the Long
                           Term Incentive Plan, the Series A Warrants, if Class
                           6 votes to accept the Plan, and/or the Series B
                           Warrants); (y) such Claimholders' Pro Rata share of
                           the Remaining Senior Note Proceeds; and (z) if the
                           Debtors implement either the Additional Equity
                           Modification or the Asset Transfer Modification, such
                           Claimholder's Pro Rata amount of either 47.9% of the
                           shares of New Preferred Stock or 47.9% of the shares
                           of Reorganized HLI Stock, respectively. A holder of
                           an Allowed Senior Note Claim also will have a right
                           to receive distributions from the HLI Creditor Trust
                           of such Claimholder's Pro Rata share of one-third of
                           the Net Trust Recoveries, subject to certain
                           repayment obligations to be owed by the HLI Creditor
                           Trust to the Reorganized Debtors; provided, however,
                           that the amount of Net Trust Recoveries payable to a
                           holder of an Allowed Senior Note Claim will not
                           exceed such Claimholder's Class 5 Trust Distribution
                           Amount. In the event that all Class 5 Trust
                           Distribution Amounts are fully paid and satisfied,
                           the remaining Net Trust Recoveries, if any, payable
                           to holders of Allowed Senior Note Claims will be paid
                           on a Pro Rata basis to holders of Allowed
                           Subordinated Note Claims and Allowed General
                           Unsecured Claims.

                           In addition to the foregoing distributions, as soon as reasonably practicable after the Effective Date, but in no event any later than twenty (20) days after the Effective Date, the Senior Notes Indenture
                           Trustee shall be entitled to receive, subject to certain repayment obligations to be owed by the HLI
                           Creditor Trust to the Reorganized Debtors, a distribution of Cash in an amount equal to the reasonable amount of accrued and outstanding trustee's and professionals' fees and expenses incurred by the Senior Notes Indenture Trustee and chargeable under the Senior Notes Indenture;
                           provided, however, that such amount shall not exceed
                           $250,000 in the aggregate.

                           Class 5 - Senior Note Claims are Impaired. The holders of such Claims that are neither Disputed
                           Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 95%

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
CLASS  SUBORDINATED        On the Effective Date, the Subordinated Note Claims
6      NOTE CLAIMS         will be deemed Allowed Claims in the aggregate amount
                           of $885,919,552. The subordination provisions in the
       ESTIMATED ALLOWED   Indentures will be given effect so that the
       CLAIMS:             distributions to which holders of Subordinated Note
       $885,919,552        Claims would otherwise be entitled to receive will be
                           distributed directly to the holders of Prepetition
                           Credit Facility Secured Claims and Senior Note Claims
                           until such Claims are paid in full together with such
                           interest, fees and other charges which such
                           Claimholders may be entitled to receive, to be
                           determined as if the Chapter 11 Cases had not been
                           commenced. Notwithstanding the foregoing, the
                           subordination provisions in the Indentures will be
                           deemed to be waived (only to the extent necessary)
                           for the limited purpose of allowing the holders of
                           Allowed Subordinated Note Claims to receive
                           distributions of Series A Warrants and Net Trust
                           Recoveries if Class 6 votes to accept the Plan. If
                           and only if Class 6 votes to accept the Plan, on the
                           first Periodic Distribution Date, the Disbursing
                           Agent will deliver directly to the Subordinated Notes
                           Indenture Trustees for distribution to each holder of
                           Subordinated Notes pursuant to the Subordinated Notes
                           Indentures, in full satisfaction, settlement,
                           release, and discharge of and in exchange for such
                           Subordinated Note Claim, a distribution of such
                           Claimholder's Pro Rata amount of the Series A
                           Warrants (subject to dilution only by shares of New
                           Common Stock issued pursuant to or on account of the
                           Employee Retention Plan, the Long Term Incentive
                           Plan, the Series A Warrants, if Class 6 votes to
                           accept the Plan, and/or the Series B Warrants). If
                           Class 6 votes to accept the Plan, a holder of an
                           Allowed Subordinated Note Claim also will have a
                           right to receive distributions from the HLI Creditor
                           Trust of such Claimholder's Pro Rata share of
                           one-third of the Net Trust Recoveries, subject to
                           certain repayment obligations to be owed by the HLI
                           Creditor Trust to the Reorganized Debtors; provided,
                           however, that the amount of Net Trust Recoveries
                           payable to a holder of an Allowed Subordinated Note
                           Claim will not exceed such Claimholder's Class 6
                           Trust Distribution Amount. In the event that all
                           Class 6 Trust Distribution Amounts are fully paid and
                           satisfied, the remaining Net Trust Recoveries, if
                           any, payable to holders of Allowed Subordinated Note
                           Claims will be paid on a Pro Rata basis

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           to holders of Allowed Senior Note Claims and Allowed
                           General Unsecured Claims.

                           In addition to the foregoing distributions, as soon as reasonably practicable after the Effective Date, but in no event any later than twenty (20) days after the Effective Date, each of the Subordinated Note
                           Indenture Trustees shall be entitled to receive, subject to certain repayment obligations to be owed by the HLI Creditor Trust to the Reorganized Debtors, a distribution of Cash in an amount equal to the reasonable amount of accrued and outstanding trustee's and professionals' fees and expenses incurred by such Subordinated Notes Indenture Trustee and chargeable under the respective Subordinated
                           Notes Indenture; provided, however, that the amount paid to the 8.25% Subordinated Notes Indenture
                           Trustee and 9.125% Subordinated Notes Indenture
                           Trustee shall not exceed $250,000 in the aggregate and the amount paid to the 11% Subordinated Notes
                           Indenture Trustee shall not exceed $125,000 in the aggregate.

                           Class 6 - Subordinated Note Claims are Impaired. The holders of such Claims that are neither Disputed
                           Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: DE MINIMIS

CLASS  GENERAL             Except as otherwise provided in and subject to
7      UNSECURED CLAIMS    Section 8.10 of the Plan, on the first Periodic
                           Distribution Date occurring after the later of (a)
       ESTIMATED ALLOWED   the date a General Unsecured Claim becomes an Allowed
       CLAIMS:             General Unsecured Claim or (b) the date a General
       $183,175,287        Unsecured Claim becomes payable pursuant to any
                           agreement between a Debtor (or a Reorganized Debtor)
                           and the holder of such General Unsecured Claim, the
                           Disbursing Agent will deliver to such Claimholder, in
                           full satisfaction, settlement, release, and discharge
                           of and in exchange for each and every General
                           Unsecured Claim: (x) a distribution of such
                           Claimholder's Pro Rata amount of 600,000 shares of
                           New Common Stock (subject to dilution only by shares
                           of New Common Stock issued pursuant to or on account
                           of the Employee Retention Plan, the

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           Long Term Incentive Plan, the Series A Warrants, if
                           Class 6 votes to accept the Plan, and/or the Series B
                           Warrants); (y) a distribution of such Claimholder's
                           Pro Rata amount of the Series B Warrants (subject to
                           dilution only by shares of New Common Stock issued
                           pursuant to or on account of the Employee Retention
                           Plan, the Long Term Incentive Plan, the Series A
                           Warrants, if Class 6 votes to accept the Plan, and/or
                           the Series B Warrants); and (z) if the Debtors
                           implement either the Additional Equity Modification
                           or the Asset Transfer Modification, a distribution of
                           such Claimholder's Pro Rata amount of either 2% of
                           the shares of New Preferred Stock or 2% of the shares
                           of Reorganized HLI Stock, respectively. A holder of
                           an Allowed General Unsecured Claim also will have the
                           right to receive distributions from the HLI Creditor
                           Trust of a Pro Rata share of one-third of the Net
                           Trust Recoveries; provided, however, that the amount
                           of Net Trust Recoveries payable to a holder of an
                           Allowed General Unsecured Claim will not exceed such
                           Claimholder's Class 7 Trust Distribution Amount. In
                           the event that all Class 7 Trust Distribution Amounts
                           are fully paid and satisfied, the remaining Net Trust
                           Recoveries, if any, payable to holders of Allowed
                           General Unsecured Claims will be paid on a Pro Rata
                           basis to holders of Allowed Senior Note Claims and
                           Allowed Subordinated Note Claims.

                           Class 7 - General Unsecured Claims are Impaired. The holders of such Claims that are neither Disputed
                           Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 6.6%

CLASS  SUBORDINATED DEBT   Subordinated Debt Securities Claims will be
8a     SECURITIES CLAIMS   cancelled, released, and extinguished. If, and only
                           if, all Class 5 Trust Distribution Amounts, Class 6
       ESTIMATED ALLOWED   Trust Distribution Amounts and Class 7 Trust
       CLAIMS: $0          Distribution Amounts are fully paid and satisfied
                           from distributions of Net Trust Recoveries from the
                           HLI Creditor Trust, then a holder of an Allowed
                           Subordinated Debt Securities Claim will have a right
                           to receive distributions from the HLI Creditor Trust
                           of such Claimholders' Pro Rata share of the remaining
                           Net Trust Recoveries available after paying

                                      xxiii

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           all Class 5 Trust Distribution Amounts, Class 6 Trust
                           Distribution Amounts and Class 7 Trust Distribution
                           Amounts; provided, however, that the amount of Net
                           Trust Recoveries payable to a holder of an Allowed
                           Subordinated Debt Securities Claim will not exceed
                           such Claimholder's Class 8a Trust Distribution
                           Amount. The Debtors believe that Net Trust Recoveries
                           will not be sufficient to fully pay and satisfy all
                           Class 5 Trust Distribution Amounts, Class 6 Trust
                           Distribution Amounts and Class 7 Trust Distribution
                           Amounts and, therefore, the Plan provides that
                           holders of Class 8a Subordinated Debt Securities
                           Claims are not receiving a distribution.

                           Class 8a - Subordinated Debt Securities Claims are
                           Impaired and will receive no distributions under the Plan. The holders of such claims, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 0%

CLASS  SUBORDINATED EQUITY Subordinated Equity Securities Claims will be
8b     SECURITIES CLAIMS   cancelled, released, and extinguished. If, and only
                           if, all Class 5 Trust Distribution Amounts, Class 6
       ESTIMATED ALLOWED   Trust Distribution Amounts, Class 7 Trust
       CLAIMS: $0          Distribution Amounts and Class 8a Trust Distribution
                           Amounts are fully paid and satisfied from
                           distributions of Net Trust Recoveries from the HLI
                           Creditor Trust, then a holder of an Allowed
                           Subordinated Equity Securities Claim will have a
                           right to receive distributions from the HLI Creditor
                           Trust of such Claimholders' Pro Rata share of the
                           remaining Net Trust Recoveries available after paying
                           all Class 5 Trust Distribution Amounts, Class 6 Trust
                           Distribution Amounts, Class 7 Trust Distribution
                           Amounts and Class 8a Trust Distribution Amounts;
                           provided, however, that the amount of Net Trust
                           Recoveries payable to a holder of an Allowed
                           Subordinated Equity Securities Claim will not exceed
                           such Claimholder's Class 8b Trust Distribution
                           Amount. The Debtors believe that Net Trust Recoveries
                           will not be sufficient to fully pay and satisfy all
                           Class 5 Trust Distribution Amounts, Class 6 Trust
                           Distribution Amounts, Class 7 Trust Distribution
                           Amounts and Class 8a Trust Distribution Amounts and,
                           therefore, the Plan provides that holders of

     CLASS DESCRIPTION                    TREATMENT UNDER PLAN
     -----------------                    --------------------
                           Class 8b Subordinated Equity Securities Claims are
                           not receiving a distribution.

                           Class 8b - Subordinated Equity Securities Claims are
                           Impaired and will receive no distributions under the Plan. The holders of such claims, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 0%

CLASS  INTERESTS IN HLI    Interests in HLI will be cancelled, released, and
9                          extinguished, and holders of such Interests will
                           receive no distribution. If, and only if, all Class 5
                           Trust Distribution Amounts, Class 6 Trust
                           Distribution Amounts, Class 7 Trust Distribution
                           Amounts, Class 8a Trust Distribution Amounts and
                           Class 8b Trust Distribution Amounts are fully paid
                           and satisfied from distributions of Net Trust
                           Recoveries from the HLI Creditor Trust, then a holder
                           of an Allowed Interest in HLI will have a right to
                           receive distributions from the HLI Creditor Trust of
                           such Claimholders' Pro Rata share of the remaining
                           Net Trust Recoveries available after paying all Class
                           5 Trust Distribution Amounts, Class 6 Trust
                           Distribution Amounts, Class 7 Trust Distribution
                           Amounts, Class 8a Trust Distribution Amounts and
                           Class 8b Trust Distribution Amounts. The Debtors
                           believe that Net Trust Recoveries will not be
                           sufficient to fully pay and satisfy all Class 5 Trust
                           Distribution Amounts, Class 6 Trust Distribution
                           Amounts, Class 7 Trust Distribution Amounts, Class 8a
                           Trust Distribution Amounts and Class 8b Trust
                           Distribution Amounts and, therefore, the Plan
                           provides that holders of Class 9 Interests in HLI are
                           not receiving a distribution. On the Effective Date,
                           Interests in all other Reorganizing Debtors shall be
                           Reinstated, subject to the Restructuring
                           Transactions.

                           Class 9 - Interests in HLI are Impaired and will receive no distribution under the Plan. The holders of such Interests, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan.

                           ESTIMATED PERCENTAGE RECOVERY: 0%

         The Debtors have not yet completed their analysis of the above Claims. However, based upon the Debtors' preliminary analysis, the Debtors believe the aggregate amount of the Claims in certain Classes set forth above, particularly Class 7 - General Unsecured Claims, may be reduced substantially following consummation of the Plan and completion of the Claims resolution process.

         There can be no assurance that the Claims ultimately will be Allowed in the amounts estimated above; provided, however, that the Prepetition Credit Facility Secured Claims, Senior Note Claims and Subordinated Note Claims, if Class 6 votes to accept the Plan, will be Allowed Claims in the amounts set forth above pursuant to the terms of the Plan. In addition, additional Claims may be filed or identified during the Claims resolution process that may materially affect the estimates of Claims set forth above.

         The value of the Trust Claims is inherently uncertain. The Debtors, however, anticipate that the Net Trust Recoveries will be insufficient to provide a full recovery to the holders of Allowed General Unsecured Claims and Allowed Senior Note Claims. Nonetheless, if the Net Trust Recoveries are sufficient to satisfy the Allowed Senior Note Claims, Allowed Subordinated Note Claims and Allowed General Unsecured Claims in full, then holders of Allowed Subordinated Debt Security Claims would be entitled to the remaining Net Trust Recoveries, if any, until the Allowed Subordinated Debt Securities Claims are paid in full. If the Allowed Subordinated Debt Securities Claims are paid in full, and there are remaining Net Trust Recoveries, then the holders of Allowed Subordinated Equity Security Claims would be entitled to the remaining Net Trust Recoveries, if any, until the Allowed Subordinated Equity Securities Claims are paid in full. If the Allowed Subordinated Equity Securities Claims are paid in full, and there are remaining Net Trust Recoveries, then the holders of Allowed Interests in HLI would be entitled to their Pro Rata share of the remaining Net Trust Recoveries, if any.

                                TABLE OF CONTENTS

                                                                                                       PAGE
I.    INTRODUCTION.................................................................................      1

II.   PLAN VOTING INSTRUCTIONS AND PROCEDURES......................................................      1
         A. Definitions............................................................................      1
         B. Notice to Holders of Claims and Interests..............................................      1
         C. Voting Record Date.....................................................................      2
         D. Solicitation Package...................................................................      2
         E. General Voting Procedures, Ballots, and Voting Deadline................................      3
         F. Special Voting Procedures for Prepetition Lenders......................................      3
         G. Special Voting Procedures for Unsecured Noteholders....................................      3
            1.   Beneficial Noteholders............................................................      3
            2.   Nominees..........................................................................      4
         H. Questions About Voting Procedures......................................................      4
         I. Confirmation Hearing and Deadline for Objections to Confirmation.......................      4

III.  HISTORY OF THE DEBTORS.......................................................................      6
         A. Overview of the Debtors................................................................      6
         B. Background and Diversification of the Company..........................................      7
         C. Discussion of the Debtors' Business Operations.........................................      8
            1.   Products and Services.............................................................      8
            2.   Material Source and Supply........................................................      8
            3.   Goodwill and Other Intangibles....................................................      8
            4.   Seasonality.......................................................................      9
            5.   Customers.........................................................................      9
            6.   Backlog...........................................................................     10
            7.   Competition.......................................................................     10
            8.   Research and Development..........................................................     10
            9.   Joint Ventures....................................................................     10
            10.  Insurance.........................................................................     10
            11.  Environmental Compliance..........................................................     11
            12.  Employees; Labor Matters..........................................................     12
            13.  Properties........................................................................     15
            14.  Discussion of the Non-Debtors' Business Operations................................     16
            15.  Legal Proceedings.................................................................     17
            16.  Restatement of Prepetition Financial Results......................................     19

                                      xxvii

            17.  Selected Financial Data...........................................................     20

IV.   PREPETITION CAPITAL STRUCTURE OF THE DEBTORS.................................................     22
         A. Prepetition Credit Facility............................................................     22
            1.   Original Credit Agreement and Related Documents...................................     22
            2.   Amended Credit Agreement and Related Documents....................................     23
            3.   Second Amended Credit Agreement and Related Documents.............................     23
            4.   Third Amended Credit Agreement and Related Documents..............................     24
            5.   Amendment No. 5 - B Term Loans....................................................     24
            6.   Other Security Agreements and Mortgages...........................................     25
         B. Unsecured Notes........................................................................     25
            1.   Subordinated Notes................................................................     25
            2.   Senior Notes......................................................................     27
            3.   Relationship Between Unsecured Notes and Prepetition Credit Facility..............     27
            4.   Synthetic Leases..................................................................     28
            5.   Equity............................................................................     31

V.   CORPORATE STRUCTURE OF THE DEBTORS............................................................     31
         A. Current Corporate Structure............................................................     31
         B. Board of Directors of the Debtors......................................................     31
         C. Management of the Company..............................................................     31

VI.   EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES.......................................     34
         A. Events Leading to the Debtors' Chapter 11 Filings .....................................     34
         B. Need for Restructuring and Chapter 11 Relief...........................................     36

VII.  THE CHAPTER 11 CASES.........................................................................     36
         A. Continuation of Business; Stay of Litigation...........................................     36
         B. Summary of Certain Relief Obtained at the Outset of the Chapter 11 Cases...............     37
            1.   Significant First Day Orders......................................................     37
            2.   Parties In Interest, Counsel and Advisors.........................................     38
         C. Debtor in Possession Financing.........................................................     40
            1.   DIP Credit Agreement..............................................................     40
            2.   First Amendment...................................................................     41
            3.   Second Amendment..................................................................     41
            4.   Third Amendment...................................................................     41
            5.   Fourth Amendment..................................................................     41

                                     xxviii

         D. Adequate Protection Payments...........................................................     42
            1.   Initial Adequate Protection Payment...............................................     42
            2.   Quarterly Adequate Protection Payments............................................     42
            3.   Professional Fee Adequate Protection Payments.....................................     42
            4.   Foreign Affiliate Adequate Protection Payments....................................     42
         E. Other Material Relief Obtained During the Chapter 11 Cases.............................     44
            1.   Employee Retention Program, Employment Contracts and Severance Agreements........      44
            2.   Extension of Exclusivity Periods.................................................      44
            3.   Extension of Time to Assume or Reject Leases.....................................      44
            4.   Extension of Time to Remove Actions..............................................      45
            5.   Establishment of Procedures for Asset Sales......................................      45
            6.   Rejection of Unexpired Leases and Executory Contracts............................      45
            7.   Insurance Premium Financing......................................................      45
            8.   Purchase of Wheland Foundry......................................................      45
            9.   U.S. Pipe Supply Agreement.......................................................      46
            10.  Cancellation of Receivables from Schenk..........................................      46
         F. Summary of Claims Process, Bar Date and Claims Filed...................................     46
            1.   Schedules and Statements of Financial Affairs.....................................     46
            2.   Claims Bar Date...................................................................     46
            3.   Second Amended Schedules and Statements of Financial Affairs......................     47
            4.   Proofs of Claim...................................................................     47
            5.   Claims Administration.............................................................     47
         G. Summary of Material Litigation Matters.................................................     48
            1.   Potential Challenges to Prepetition Lenders' Liens and Security Interests.........     48
            2.   Potential Restatement Related Litigation..........................................     51
            3.   Kuhl Wheels, LLC Litigation.......................................................     51
            4.   Director and Officer Litigation...................................................     52
            5.   Motor Wheel SERP Litigation.......................................................     52
            6.   Other Potential Litigation........................................................     53
         H. Development and Implementation of the Business Plan....................................     53
            1.   Rationalization of Capacity.......................................................     54
            2.   Rationalization of Marketing, General and Administrative Expenses.................     54
            3.   Operational Improvements at the Plant Level.......................................     54
            4.   Leadership Team...................................................................     54
            5.   Accounting Controls and Procedures ...............................................     54
            6.   Rejection of Unfavorable Contracts and Leases.....................................     55

                                                                                                                       PAGE
VIII.  SUMMARY OF THE PLAN.......................................................................................       56
       A. Overall Structure of the Plan..........................................................................       56
       B. Classification and Treatment of Claims and Interests...................................................       57
           1.     Treatment of Unclassified Claims Under the Plan............. ..................................       57
           2.     Unimpaired Class of Claims.....................................................................       59
           3.     Impaired Classes of Claims and Interests.......................................................       59
           4.     Impaired Class of Interests....................................................................       66
           5.     Intercompany Claims............................................................................       67
           6.     Reservation of Rights Regarding Unimpaired Claims..............................................       67
       C. Confirmability and Severability of a Plan..............................................................       67
       D. Means of Plan Implementation.......................................................... ................       67
           1.     Continued Corporate Existence............................... ..................................       67
           2.     Corporate Action...............................................................................       68
           3.     Certificate of Incorporation and Bylaws........................................................       68
           4.     Cancellation of Existing Securities and Agreements.............................................       68
           5.     New Holding Company Formation..................................................................       69
           6.     Management and Board of Directors..............................................................       72
           7.     Employment, Retirement, Indemnification and Other Agreements...................................       72
           8.     Continuation of Workers' Compensation Programs.................................................       73
           9.     Long Term Incentive Plan.......................................................................       74
          10.     Termination of the Motor Wheel SERP............................................................       74
          11.     Enforcement of Subordination Provisions........................................................       74
          12.     Issuance of New Securities.....................................................................       74
          13.     Post-Effective Date Financing..................................................................       75
          14.     Restructuring Transactions.....................................................................       75
          15.     Preservation of Causes of Action...............................................................       76
          16.     Effectuating Documents; Further Transactions...................................................       76
          17.     Exemption from Certain Transfer Taxes..........................................................       76

                                                                                                                       PAGE
       E. Treatment of Executory Contracts and Unexpired Leases; Bar Date for Rejection Damage Claims ...........       76
          1.      Assumed Contracts and Leases...................................................................       76
          2.      Payments Related to Assumption of Executory Contracts and Unexpired Leases ....................       77
          3.      Rejected Contracts and Leases..................................................................       77
          4.      Bar Date for Rejection Damage Claims...........................................................       77
       F. Distributions..........................................................................................       77
          1.      Time of Distributions....................................... ..................................       77
          2.      Interest on Claims or Interests................................................................       77
          3.      Disbursing Agent...............................................................................       78
          4.      Surrender of Securities or Instruments.........................................................       78
          5.      Instructions to Disbursing Agent...............................................................       78
          6.      Services of Indenture Trustees, Agents and Servicers...........................................       78
          7.      Record Date for Distributions to Prepetition Lenders and Holders of Unsecured Notes ...........       78
          8.      Claims Administration Responsibility...........................................................       79
          9.      Delivery of Distributions......................................................................       79
          10.     Procedures for Treating and Resolving Disputed and Contingent Claims or Interests .............       79
       G. Allowance of Certain Claims............................................................................       81
          1.      DIP Facility Claim..............................................................................      81
          2.      Professional Claims............................................................................       81
          3.      Substantial Contribution Compensation and Expenses Bar Date....................................       81
          4.      Administrative Claims Bar Date................................................................        81
       H. Affiliated Bankruptcies; Substantive Consolidation.....................................................       82
       I. HLI Creditor Trust.....................................................................................       82
          1.      Appointment of Trustee...................................... ..................................       82
          2.      Assignment of Trust Assets to the HLI Creditor Trust...........................................       82
          3.      The HLI Creditor Trust.........................................................................       83
          4.      The Trust Advisory Board.......................................................................       84
          5.      Funding of the Expense Advance.................................................................       85
          6.      Distributions of Trust Recoveries..............................................................       85
       J. Miscellaneous Matters..................................................................................       85
          1.      Revesting of Assets......................................... ..................................       85
          2.      Discharge......................................................................................       86
          3.      Compromises and Settlements....................................................................       86
          4.      Release of Certain Parties.....................................................................       86

                                                                                                                       PAGE
          5.      Exculpation and Limitation of Liability........................................................       86
          6.      Indemnification Obligations....................................................................       87
          7.      Injunction.....................................................................................       87
          8.      Release by Holders of Claims or Interests......................................................       88
          9.      Release by Debtors.............................................................................       88

IX.  CERTAIN FACTORS TO BE CONSIDERED............................................................................       88
       A. General Considerations.................................................................................       88
       B. Changed Circumstances..................................................................................       89
       C. Material United States Federal Income Tax Considerations...............................................       90
       D. Inherent Uncertainty of Financial Projections..........................................................       90
       E. Unpredictability of Automotive Industry................................................................       90
       F. Dividends..............................................................................................       90
       G. Access to Financing....................................................................................       91
       H. Dependence on Major Customers..........................................................................       91
       I. Leverage; Ability to Service Indebtedness..............................................................       91
       J. Restrictions Imposed by Indebtedness...................................................................       92
       K. Board of Directors of Reorganized Debtors..............................................................       92
       L. Lack of Trading Market.................................................................................       92
       M. Asset Transfer Modification............................................................................       93
       N. Claims Estimations.....................................................................................       93
       O. Litigation.............................................................................................       93
       P. Reliance on Key Personnel..............................................................................       93

X.  RESALE OF SECURITIES RECEIVED UNDER THE PLAN................................................................        93
       A. Issuance of New Securities............................................................................        93
          1.      New Common Stock, New Preferred Stock and Reorganized HLI Stock ..............................        93
          2.      Warrants..................................................... ................................        94
       B. Subsequent Transfers of New Securities................................................................        94

XI.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.........................................        95
       A. Effective Date Transactions...........................................................................        96
       B. Material United States Federal Income Tax Consequences to the Debtors.................................        97
          1.      Regular United States Federal Income Tax Consequences....... .................................        97
          2.      Alternative Minimum Tax.......................................................................        99

                                     xxxii

                                                                                                                       PAGE
       C. United States Federal Income Tax Treatment of HLI Creditor Trust and Distribution Reserve ............        99
       D. Material United States Federal Income Tax Consequences to Claimholders................................       100
           1.     Holders of Prepetition Credit Facility Secured Claims (Class 2) ..............................       100
           2.     Holders of Allowed BMO Synthetic Lessor Secured Claims (Class 3a).............................       101
           3.     Holders of Allowed CBL Synthetic Lease Secured Claims (Class 3b)..............................       103
           4.     Holders of Allowed Dresdner Synthetic Lease Secured Claims (Class 3c).........................       104
           5.     Holders of Allowed Miscellaneous Secured Claims (Class 4).....................................       104
           6.     Holders of Allowed Senior Note Claims (Class 5)...............................................       105
           7.     Holders of Allowed Subordinated Note Claims (Class 6).........................................       106
           8.     Holders of Allowed General Unsecured Claims (Class 7).........................................       107
           9.     Market Discount...............................................................................       107
          10.     Allocation Between Principal and Interest.....................................................       107
       E. Information Reporting and Backup Withholding..........................................................       108
       F. Importance of Obtaining Professional Tax Assistance...................................................       108

XII.  FEASIBILITY OF THE PLAN AND THE "BEST INTERESTS" TEST.....................................................       108
       A. Feasibility of the Plan...............................................................................       108
       B. Acceptance of the Plan................................................................................       109
       C. "Best Interests" Test.................................................................................       109
       D. Estimated Valuation of Reorganized Debtors............................................................       110
          1.      Overview......................................................................................       110
          2.      Valuation Methodology.........................................................................       111
       E. Application of the "Best Interests" Test to the Liquidation Analysis and the Valuation of the
          Reorganized Debtors...................................................................................       114
       F. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative ..................       114
       G. Conditions to Confirmation and/or Consummation of the Plan ...........................................       115
          1.      Conditions to Confirmation................................. ..................................       115
          2.      Conditions to Consummation....................................................................       116
       H. Waiver of Conditions to Confirmation and/or Consummation..............................................       117
       I. Retention of Jurisdiction.............................................................................       117

XIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................       118
       A. Continuation of the Bankruptcy Case...................................................................       118
       B. Alternative Plans of Reorganization...................................................................       118
       C. Liquidation Under Chapter 7 or Chapter 11.............................................................       118

                                     xxxiii

XIV.  VOTING REQUIREMENTS.......................................................................................       119
       A. Parties in Interest Entitled to Vote..................................................................       120
       B. Classes Impaired Under the Plan.......................................................................       121

XV.  CONCLUSION.................................................................................................       121
       A. Hearing on and Objections to Confirmation.............................................................       121
          1.       Confirmation Hearing....................................... .................................       121
          2.       Date Set for Filing Objections to Confirmation of the Plan. .................................       121
       B. Recommendation........................................................................................       122

                                   APPENDICES

Appendix A    -   First Amended Joint Plan of Reorganization of Hayes Lemmerz
              International, Inc. and Its Affiliated Debtors and Debtors in
              Possession

Appendix B    -   Restructuring Transactions

     B-1      -    Existing Organizational Structure of the Debtors

     B-2      -    Contemplated Entity Transactions Pursuant to the Plan

     B-3      -    Organizational Structure of the Reorganized Debtors

Appendix C    -   Securities and Exchange Commission Reports

     C-1      -   Annual Report on Form 10-K for the Fiscal Year Ended January
                  31, 2002

     C-2      -   Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
                  October 31, 2002

Appendix D    -   Liquidation Analysis

Appendix E    -   Pro Forma Financial Projections

Appendix F    -   Projected Claims

Appendix G    -   Guaranties Issued by the Debtors

                                     xxxiv

        DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF
               REORGANIZATION OF HAYES LEMMERZ INTERNATIONAL, INC.
              AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

                                I. INTRODUCTION

         Hayes Lemmerz International, Inc. ("HLI") and its affiliated debtors and debtors in possession in these jointly administered Chapter 11 Cases (collectively, the "Debtors"), submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the United States Bankruptcy Code (the "Bankruptcy Code"), for use in the solicitation of votes on the First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession (the "Plan") dated February 20, 2003, which was filed with the United States Bankruptcy Court for the District of Delaware (the "Court" and/or the "Bankruptcy Court"), a copy of which is attached as Appendix A hereto.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition history, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Reorganized Debtors. This Disclosure Statement also describes in summary the Plan, certain alternatives to the Plan, certain effects of confirmation of the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTION ( "SUMMARY OF THE PLAN") AND SECTION IX ("CERTAIN FACTORS TO BE CONSIDERED)."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENTS AND OTHER SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS MAKE NO REPRESENTATION WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

                  II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       DEFINITIONS

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

         This Disclosure Statement is being transmitted to certain Claimholders for the purpose of soliciting votes on the Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim against or Interest in the Reorganizing Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

         By order signed on February 20, 2003, the United States Bankruptcy Court for the District of Delaware approved this Disclosure Statement as subsequently modified as containing information of a kind and in sufficient detail adequate to enable the Claimholders to make an informed judgment with respect to acceptance or rejection of the Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE COURT.

         ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning these Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT AND SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix E attached hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP").

C.       VOTING RECORD DATE

         The record date for determining Claimholders, including Prepetition Lenders and Unsecured Noteholders, entitled to vote on the Plan is January 31, 2003 (the "Voting Record Date").

D.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Appendix A hereto); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters (the "Confirmation Hearing"), and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are entitled to vote, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

E.       GENERAL VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

         After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot(s). Failure to do so may result in the disqualification of your vote on such Ballot(s).

         Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED BY BANKRUPTCY SERVICES, LLC, ATTN: HAYES LEMMERZ INTERNATIONAL, INC., HERON TOWER, 70 EAST 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10022 NO LATER THAN MARCH 28, 2003 AT 4:30 P.M. (PREVAILING EASTERN TIME) (THE "VOTING DEADLINE"). BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE COURT, OR COUNSEL TO THE DEBTORS.

F.       SPECIAL VOTING PROCEDURES FOR PREPETITION LENDERS

         The votes of the Prepetition Lenders are being solicited directly from each Prepetition Lender, not from the Prepetition Agent on behalf of the Prepetition Lenders. Accordingly, Prepetition Lenders must submit their own Ballots. The Prepetition Agent will not vote on behalf of the Prepetition Lenders.

G.       SPECIAL VOTING PROCEDURES FOR UNSECURED NOTEHOLDERS

         1.       Beneficial Noteholders

                  (a) Any beneficial Unsecured Noteholder who holds Unsecured Notes in its own name as of the Voting Record Date should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to Bankruptcy Services, LLC, at the address set forth in Section II.E herein so that it is RECEIVED on or before the Voting Deadline.

                  (b) Any beneficial Unsecured Noteholder who holds Unsecured Notes in a "street name" through a nominee as of the Voting Record Date should vote on the Plan through such nominee by following these instructions:

                           (i)      Use the colored Beneficial Owner Ballot;

                           (ii) Complete and sign the Beneficial Owner Ballot in accordance with the instructions on the Ballot; and

                           (iii) Return the Beneficial Owner Ballot to your nominee as promptly as possible in sufficient time to allow such nominee to process your Beneficial Owner Ballot and return it to the balloting agent by the Voting Deadline.

                                    Any Ballot returned to a nominee by a
beneficial Unsecured Noteholder will not be counted until such nominee properly completes and delivers to the balloting agent a master ballot that reflects the votes of the beneficial Unsecured Noteholders.

                                    A beneficial Unsecured Noteholder who holds
through more than one nominee may receive more than one Ballot. In that case, the beneficial Unsecured Noteholder should execute a separate Ballot for each block of Unsecured Notes that it holds through any nominee and return the Ballot to the respective nominee that holds the Unsecured Notes in record name.

                                    A beneficial Unsecured Noteholder who holds
some of its Unsecured Notes through a nominee and some of its Unsecured Notes in its own name as the record holder should follow the procedures in subsection G.1(a) above to vote the Unsecured Notes held in its own name and the procedures in subsection G.1(b) above to vote the Unsecured Notes held by the nominee(s).

         2.       Nominees

                  Any Person (other than a beneficial owner) who is the registered holder of Unsecured Notes should vote on behalf of the beneficial holder of such Unsecured Notes by (a) immediately distributing a copy of this Disclosure Statement and accompanying materials (including appropriate Ballots) to all beneficial Unsecured Noteholders for whom it holds Unsecured Notes; (b) promptly collecting all such Ballots from the beneficial Unsecured Noteholders;
(c) compiling and validating the votes of all its beneficial holders on one or more master ballots; and (d) transmitting the master ballot(s) to Bankruptcy Services, LLC at the address set forth in Section II.E herein so that they are RECEIVED on or before the Voting Deadline.

                  A nominee may also pre-validate a Ballot by completing all the information to be entered on the Ballot (except the vote on the Plan) and forwarding it to the beneficial holder for voting. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentences to vote on behalf of its customers.

H.       QUESTIONS ABOUT VOTING PROCEDURES

         If you (i) have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim, or (ii) wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact AlixPartners, LLC's Case Management Services at (214) 227-0066.

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION ("VOTING REQUIREMENTS").

I.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

         Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for April 9, 2003, at 10:30 a.m. (prevailing Eastern time) before the Honorable Mary F. Walrath, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Sixth Floor, Wilmington, Delaware 19801. The hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the hearing or at any subsequent adjourned hearing. The Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Court and served so that they are RECEIVED on or before March 28, 2003, at 4:00 p.m. (prevailing Eastern time) by:

                  Counsel for the Debtors

                       Skadden, Arps, Slate, Meagher & Flom (Illinois)
                       333 West Wacker Drive
                       Suite 2100
                       Chicago, Illinois 60606-1285
                       Attn: J. Eric Ivester (eivester@skadden.com)
                                   Stephen D. Williamson (stwillia@skadden.com)

                             - and -

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       One Rodney Square
                       P.O. Box 636
                       Wilmington, Delaware 19899-0636
                       Attn: Anthony W. Clark (tclark@skadden.com)
                                   Grenville R. Day (gday@skadden.com)
                                   Michael W. Yurkewicz
                                   (myurkewicz@skadden.com)

                  United States Trustee

                       The Office of the United States Trustee
                       844 King Street
                       Wilmington, Delaware 19801

                           Attn: Joseph J. McMahon (Joseph.McMahon@usdoj.gov)

                  Counsel for the Creditors' Committee

                           Akin Gump Strauss Hauer & Feld LLP
                           590 Madison Avenue
                           New York, New York 10022
                           Attn: Daniel H. Golden (dgolden@akingump.com)
                                       David H. Botter (dbotter@akingump.com)
                                       Robert J. Stark (rstark@akingump.com)

                                  - and -

                           Klett Rooney Lieber & Schorling
                           The Brandywine Building
                           1000 West Street
                           Suite 1410
                           Wilmington, Delaware 19801
                           Attn: Teresa K.D. Currier (currier@klettrooney.com)

                  Counsel for the Prepetition Agent

                           Clifford Chance US LLP
                           200 Park Avenue
                           New York, New York 10166-0153
                           Attn: Margot B. Schonholtz
                                 (margot.schonholtz@cliffordchance.com)
                                 John S. Mairo (john.mairo@cliffordchance.com)

                                  - and -

                           Potter Anderson & Corroon LLP
                           Hercules Plaza
                           1313 N. Market Street
                           P.O. Box 951
                           Wilmington, Delaware 19899-0951
                           Attn: Laurie Selber Silverstein
                                 (bankruptcy@potteranderson.com)

                           III. HISTORY OF THE DEBTORS

A.       OVERVIEW OF THE DEBTORS

         HLI and its direct and indirect subsidiaries (collectively, the "Subsidiaries" and, together with HLI, the "Company") are leading suppliers of wheels, wheel-end attachments, aluminum structural components and automotive brake components with a presence in 14 countries. In addition, the Company designs and manufactures wheels and brake components for commercial highway vehicles, and powertrain components and aluminum non-structural components for the automotive, commercial highway, heating and general equipment industries. The Company's operations are conducted through its world headquarters located in Northville, Michigan, and approximately 24 facilities in North America, 13 facilities in Europe and six manufacturing facilities in South America, Asia and South Africa. As of December 1, 2002, the Company employed approximately 11,400 full-time employees worldwide.

         The Company currently conducts operations in three operating segments:
Automotive Wheels, Components and Other. These three main operating segments are further organized into five business units: (i) North American Wheels; (ii) European Wheels; (iii) Suspension Components; (iv) Automotive Brakes and Powertrain Components; and (v) Commercial Highway and Aftermarket. The North American and the European wheels business units design, manufacture and distribute cast aluminum and fabricated wheels. The Company is the world's largest manufacturer of automotive wheels. The Suspension Components business unit designs, manufactures and distributes wheel-end attachments and aluminum structural components and operates primarily in North America. The Company is the largest independent manufacturer of wheel-end attachments and aluminum structural components in North America. The Automotive Brakes and Powertrain Components business unit designs, manufactures and distributes automotive brake, powertrain and engine components. Brake components include composite metal drums and full cast drums for drum-type brakes and cast iron rotors for disc brakes, and powertrain components include aluminum and polymer intake manifolds, water pumps, brackets and ductile iron exhaust manifolds. The Commercial Highway and Aftermarket business unit designs and manufactures wheels and brake components for commercial highway vehicle manufacturers and sells wheels and other automotive products in the aftermarket.

         The Company's principal customers are large global original equipment manufacturers ("OEMs") of vehicles including General Motors, Ford (including Volvo), DaimlerChrysler, BMW, Volkswagon, Nissan and Toyota, among others. The Company sells certain of its components to other Tier 1 automotive suppliers including Bosch, Continental Teves, Delphi, TRW and Visteon. The Company also has over 300 commercial highway vehicle customers in North America, Europe and Asia, including Trailmobile, Dana/Mack, DaimlerChrysler (Freightliner), Great Dane, PACCAR, Volvo, and General Motors, among others. Approximately 54% of the Company's fiscal 2001 net sales were to General Motors, Ford and DaimlerChrysler on a worldwide basis.

B.       BACKGROUND AND DIVERSIFICATION OF THE COMPANY

         The Company was founded in 1908. From 1908 through 1992, the Company's operations were predominately in the automotive wheel, brake and commercial highway businesses.

         In 1992, the non-wheel businesses and assets of the Company, particularly its automotive brake systems business and assets, were transferred to, and certain liabilities related thereto were assumed by, a wholly owned subsidiary of the Company, Kelsey-Hayes Company ("Kelsey-Hayes"), the capital stock of which was then transferred by the Company to its sole stockholder as an extraordinary dividend. On December 23, 1992, the Company consummated an initial public offering of its common stock (the "Old Common Stock") through which its former sole shareholder retained approximately a 46.3% interest in the Company. Since 1992, the Company's operations have been diversified through both internal growth and acquisitions. During this period, the Company has both acquired and divested assets as part of its ongoing business strategy. For purposes of describing the operations and the capital structure of the Debtors at the Petition Date, three significant acquisitions are described below.

         On July 2, 1996, the Company consummated a series of transactions (the "Motor Wheel Acquisition") pursuant to which: (i) Motor Wheel Corporation ("Motor Wheel"), a designer and producer of wheels and brakes for automobiles and commercial highway vehicles, became a wholly owned subsidiary of the Company; (ii) the Company's Old Common Stock was recapitalized with each share of Old Common Stock being exchanged for 1/10th share of Old Common Stock and $28.80 in cash; and (iii) Joseph Littlejohn & Levy Fund II, L.P. ("JLL Fund II") and certain other investors acquired ownership of approximately 76.6% of the Old Common Stock. As part of this transaction, the former 46.3% shareholder's interest was diluted to 7.3%. The Company acquired Motor Wheel for a total purchase price of approximately $105.4 million. In connection with the Motor Wheel Acquisition, the Company entered into the Original Credit Agreement described in Section and issued the first of its outstanding Subordinated Notes issues.

         On June 30, 1997, the Company acquired Lemmerz Holding GmbH ("Lemmerz") in exchange for payment to the shareholders of Lemmerz of $200 million in cash and five million shares of Series A Preferred Stock which, upon receipt of stockholder approval on October 22, 1997, converted automatically into five million shares of Old Common Stock (the "Lemmerz Acquisition"). Lemmerz was founded in 1919 in Konigswinter, Germany, and was a leading full-line wheel supplier in Europe. Prior to the Lemmerz Acquisition, the Company was a predominantly North American enterprise. As a result of the Lemmerz Acquisition, the Company became the largest supplier of automotive wheels in the world. On November 12, 1997, the Company changed its name to Hayes Lemmerz International, Inc.

         Following the Lemmerz Acquisition, the Company continued the expansion of its business with six acquisitions in fiscal 1997 and 1998 of wheel and brake manufacturers in the United States, Mexico, Brazil,

South Africa and India. These acquisitions expanded the Company's global network of wheel and brake component manufacturing operations and increased its presence in a number of high growth markets.

         On February 3, 1999, the Company acquired CMI International, Inc. ("CMI"), a privately held producer of wheel-end attachments, aluminum structural components and powertrain components, lightweight engine cradles and subframes, and advanced polymer intake and exhaust manifolds, for $605 million in cash (the "CMI Acquisition").

         For a complete discussion of the financing of the three major acquisitions and the Company's capital structure at the Petition Date, please refer to Section herein ("Prepetition Capital Structure of the Debtors").

C.       DISCUSSION OF THE DEBTORS' BUSINESS OPERATIONS

         1.       Products and Services

                  The Company currently conducts business in three key product segments: Automotive Wheels, Components and Other. The Automotive Wheels Segment includes a wide range of wheels for passenger cars and light trucks. The Company designs and manufactures steel and aluminum wheels using casting, stamping, fabricating and other manufacturing processes. Aluminum wheels generally are lighter in weight, more readily stylized and more expensive than steel wheels. The principal markets for the Automotive Wheels Segment include North America, Europe, South America and Asia. Substantially all of the sales in this segment are made directly to OEMs.

                  The Components Segment includes wheel-end attachments, such as steering knuckles, spindles, hub carriers and suspension arms; aluminum structural components, such as crossmembers, subframes and engine cradles and axle assemblies; and automotive brake components, consisting primarily of composite metal drums, full cast drums and cast iron hubs for drum-type brakes and cast iron rotors for disc brakes. The Components Segment also includes powertrain and engine components, such as aluminum and polymer intake manifolds, water pumps, brackets and ductile iron exhaust manifolds. North America is the principal market for the Components Segment. Substantially all of the sales in this segment are made directly to OEMs. The Components Segment also includes European aluminum cast operations (Metaalgieterij Giesen B.V. ("MGG")). MGG produces heat exchangers used in gas-fired boilers, aluminum components for automotive and heavy truck applications, and a variety of aluminum products for the general machinery and electronics industries.

                  The Other Segment includes primarily commercial highway vehicle wheels, rims and brake products sold by the Company to truck manufacturers (including replacement parts sold through original equipment servicers) and aftermarket distributors. These products are installed principally on trucks, trailers and buses. The Company's Commercial Highway and Aftermarket business unit sells passenger car, light truck and trailer wheels and other automotive products, such as brake controllers. The principal markets for the Other Segment include North America and Europe. The sales in this segment are made directly to OEMs, aftermarket distributors and other manufacturers.

         2.       Material Source and Supply

                  Most of the raw materials (such as steel and aluminum) and semi-processed or finished items (such as castings) used in the Company's products are purchased from suppliers located within the geographic regions of the Company's operating units. In many cases, these materials are available from several qualified sources in quantities sufficient for the Company's needs. However, shortages of a particular material or part occasionally occur. In addition to the commencement of the Debtors' Chapter 11 Cases, import tariffs imposed on steel and volatility among the Company's vendors have affected the overall availability of materials, and may continue to be a risk factor for the Company's operations. To minimize materials issues, the Company has taken steps to centralize and strengthen its materials and logistics function. In addition, the Company has developed multi-tiered materials sourcing strategies to cover extended time periods and new supply chain relationships. However, OEM customers require certain pre-production approvals that include approval of the quality of production materials, which may limit the supply options of certain materials.

         3.       Goodwill and Other Intangibles

                  Goodwill and other intangibles amounted to $840.3 million and $822.4 million at October 31, 2002 and January 31, 2002, respectively. These amounts consist primarily of goodwill, which reflects the excess of the purchase price paid for certain acquisitions in excess of the fair values of the specifically identifiable net assets acquired.

                  Pursuant to the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the accounting for the effects of the reorganization will occur once a plan of reorganization is confirmed by the Bankruptcy Court and there are no remaining contingencies material to completing the implementation of such plan. The "fresh start" accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine as of a date selected for financial reporting purposes (i) the enterprise value of the reorganized Company, (ii) the elimination of the amounts recorded as goodwill on a historical basis in the accounts of the predecessor to the reorganized Company, (iii) the fair value of any specific-lived intangible asset and (iv) the difference between the enterprise value of the reorganized Company and the fair value of all of the net assets of the reorganized Company. The amounts set forth above in this subsection and in the consolidated financial information set forth herein do not reflect, among other things, the requirements of SOP 90-7 for "fresh start" accounting in general, including the effect on goodwill and other intangibles.

                  In addition, effective February 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires that goodwill and indefinite-lived intangible assets be reviewed for impairment annually, rather than amortized into earnings, and that any impairment to the amount of goodwill existing at the date of adoption be recognized as a cumulative effect of a change in accounting principle on that date. The Company has discontinued amortizing goodwill and indefinite-lived intangible assets into earnings. As of February 1, 2002, the Company had un-amortized goodwill and other intangibles of $822.4 million, which will be subject to the transition provisions of SFAS No.
142. Management has determined that it will incur a significant write-down in the value of its goodwill upon completion of the adoption of SFAS No. 142 which will be recorded in the fourth quarter of fiscal 2002, consistent with the transitional provisions of SFAS No. 142, as a cumulative effect of a change in accounting principle as noted above.

         4.       Seasonality

                  While the Company's business is not seasonal in the traditional sense, July (in North America), August (in Europe) and December are typically lower volume months. This is because OEMs typically perform model changeovers or take vacation shutdowns during the summer and assembly plants typically are closed for a period from shortly before the year-end holiday season until after New Year's Day.

         5.       Customers

                  In fiscal 2001, the Company's principal customers were General Motors, Ford (including Volvo), and DaimlerChrysler (Freightliner) (the three of which comprise approximately 54% of the Company's fiscal 2001 net sales on a worldwide basis), BMW, Volkswagen (including Audi and Skoda), Nissan and Honda. Other customers include Toyota, Isuzu, Renault, Fiat, Porsche, Audi, PSA/Peugeot, Citroen, Mazda, Mitsubishi and Suzuki. The Company also sells some of its components to other Tier I automotive suppliers such as Bosch, Continental Teves, Delphi, TRW and Visteon. In fiscal 2001, the Company also had over 300 commercial highway vehicle customers in North America, Europe and Asia, including Trailmobile, Dana/Mack, DaimlerChrysler, Iveco, Strick, Great Dane Trailers, PACCAR, Volvo, General Motors, Renault, Western Star, Schmitz Cargobull and Koegal.

                  The loss of a significant portion of the Company's sales to any of its principal customers could have a material adverse impact on the Company. The Company has been doing business with each of its principal customers for many years, and sales are composed of a number of different products and of different models or types of the same products and are made to individual divisions of such customers. In addition, the Company supplies products to many of these customers in both North America and Europe, which reduces the Company's reliance on any single market. In the automotive industry, suppliers such as the Company enter into contracts with OEMs several years prior to the actual production of parts.

Contracts typically are for a term of one (1) year and are renewed annually over the anticipated life of a particular vehicle program.

                  The Company supports its products with customer warranties standard in the automotive supply industry. Historically, the Company has had few customer warranty claims arising from allegedly defective products. The Company offers rebates and price adjustments to its customers consistent with customary practice in the automotive industry. These rebates and price adjustments generally are paid to the Company's customers based on negotiations that occur throughout the year. These practices have become an important part of negotiations to obtain new contracts with the Company's customers.

         6.       Backlog

                  Generally, the Company's products are not on a backlog status. These products are produced from readily available materials, have a relatively short manufacturing cycle and have short customer lead times. Each operating unit maintains its own inventories and production schedules.

         7.       Competition

                  The major domestic and foreign markets for the Company's products are highly competitive. Competition is based primarily on price, technology, quality, delivery and overall customer service. The Company's customers have shifted research and development, design and validation responsibilities to their key suppliers, focusing on stronger relationships with fewer suppliers. The Company's global competitors include a large number of other well-established suppliers. Competitors typically vary among each of the Company's products and geographic markets.

         8.       Research and Development

                  One of the Company's objectives is to be a leader in offering superior quality and technologically advanced products to its customers at competitive prices. The Company engages in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of its existing products and to design and develop new products for existing and new applications. The Company's spending on engineering, research and development programs was $10.5 million in fiscal 2001, $14.3 million in fiscal 2000, and $14.1 million in fiscal 1999.

         9.       Joint Ventures

                  The Company owns minority interests in certain entities as detailed below:

                                                    %
          JOINT VENTURE             LOCATION     OWNERSHIP          PRODUCTS
          -------------             --------     ---------          --------
Hayes Wheels de Mexico, S.A. de      Mexico         40%       Fabricated Wheels
C.V.                                                          Cast Aluminum
   (2 facilities)                                             Wheels

Jantas Jant Sanayi ve                Turkey         25%       Commercial Highway
Ticaret A.S.                                                  Wheels

                  In addition, the Company has technical assistance agreements with Colombiana de Frenos S.A., a steel and aluminum wheel manufacturer in Colombia, and Ruedas de Venezuela, C.A., a fabricated wheel manufacturer in Venezuela.

         10.      Insurance

                  The Company maintains certain insurance policies essential to the continued operations of the Company. All policies are written with providers with A-ratings (or better) as determined by A.M. Best or a similar rating agency. The terms of these policies (including self-insured retention and/or deductible provisions of the Company's Commercial General Liability Insurance, Automobile Liability Insurance and Worker's Compensation Insurance) are characteristic of insurance policies typically maintained by corporate entities that are similar in size and nature to the Company. A summary of certain of the Company's policies and coverage are as follows:

                  - Commercial General Liability Insurance includes coverage for products liability (including design, manufacture and distribution of products manufactured or distributed by the Company) and contractual liability coverage.

                  - Property Insurance includes all-risk coverage for physical damage to all buildings and equipment, owned, leased or otherwise under the control of the Company; and includes coverage for business interruption and extra expenses likely to be incurred in the event of a property loss.

                  - Ocean Cargo/Transit Insurance provides coverage for products, equipment and other materials owned, leased or otherwise under the control of the Company.

                  - Automobile Liability Insurance is provided for all owned, non-owned and hired automobiles with coverage for both bodily injury and property damage.

                  - Workers' Compensation Insurance provides coverage for all employees throughout the United States in accordance with the laws of each state in which the Company conducts its business.

                  - Directors and Officers ("D&O") Liability Insurance provides coverage for both Directors and Officers liability including:

                           - From July 2, 1999 through July 2, 2002, the Debtors maintained "All-Risk" Primary (provided by Gulf Insurance Company) and Excess (provided by Continental Casualty Company) D&O policies which included coverage for claims brought against Directors, Officers and employees as well as the Company for securities claims, wrongful employment practices claims brought against Directors, Officers and employees, and other wrongful acts which occurred after December 23, 1992;

                           - By endorsement, the reporting period for claims covered under these policies has been extended to July 2, 2003 for acts occurring prior to July 2, 2002;

                           - Effective July 2, 2002, and extending through July 2, 2003, the Debtors have secured an "All-Risk" Primary (provided by XL Specialty) and Excess (provided by Gulf Insurance Company) D&O policies which provide similar levels of coverage and exclude prior acts.

         11.      Environmental Compliance

                  The Company, like most other manufacturing companies, is subject to and is required from time to time to take action at its facilities to comply with federal, state, local and foreign laws and regulations relating to pollution control and protection of the environment. In this regard, the Company maintains an ongoing compliance program to anticipate and, if necessary, correct environmental problems. The Company periodically incurs capital expenditures in order to upgrade its pollution control mechanisms and to comply with applicable laws. The Company has 23 facilities registered or recommended for registration under ISO 14001 and is working to obtain ISO 14001 Registration at all manufacturing facilities worldwide. The Company believes it is in material compliance with applicable federal, state, local and foreign laws and regulations relating to pollution control and protection of the environment. See Section for a discussion of pending environmental litigation.

         12.      Employees; Labor Matters

                  (a)      Employees

                           As of November 12, 2001, the Company employed
approximately 13,000 full-time employees worldwide, approximately 4,800 of which were employees of the Debtors. As of December 1, 2002, the Company employed approximately 11,400 full-time employees, approximately 4,600 of which are employees of the Debtors. Of the Company's employees in the United States, approximately 5.8% are represented by either the United Auto Workers ("UAW") or United Steel Workers ("USW") unions. Collective bargaining agreements with the UAW or USW affecting these employees expire at various dates through 2003 and 2004. As is common in many European jurisdictions, substantially all of the Company's employees in Europe are covered by country-wide collective bargaining agreements. Additional agreements are often made with the facility Works Council on an individual basis covering miscellaneous topics of local concern. There are no Company-wide or industry-wide bargaining units in the United States. The Company considers its employee relations to be good.

                  (b)      Retirement Savings Plan

                           The Debtors maintain the Hayes Lemmerz International,
Inc. Retirement Savings Plan (the "Retirement Savings Plan") for their employees. The Retirement Savings Plan is a defined contribution retirement plan qualified under section 401 of the Internal Revenue Code. Under the Retirement Savings Plan, the Debtors take deductions from each participating salaried and hourly employee's payroll check and transfer the withheld funds to the plan trustee. The Debtors also make matching contributions of up to 4% of each participating salaried and hourly employee's annual compensation. Additionally, the Debtors make defined contributions equal to 5% of each salaried and hourly employee's annual compensation subject to Social Security taxes, and 8% of compensation above the amount subject to Social Security taxes. The Debtors intend to continue the Retirement Savings Plan after the Effective Date.

                  (c)      Pension Plan

                           The Debtors currently sponsor, or are members of the
controlled group, of the Hayes Lemmerz International, Inc. Retirement Income Plan (the "Pension Plan"), a tax-qualified defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss. 1301-1461 (2000) ("ERISA"), pursuant to which a benefit is payable to an employee or other designated beneficiary upon the employee's retirement from the Company, total and permanent disability, or death. Eligibility for the Pension Plan has been closed to each class of participants over the last eight years. No new employee has entered the Pension Plan since October 1, 1997. The Projections assume the Company makes approximately $57.0 million in cash payments during fiscal 2003 through fiscal 2007 to fund the Pension Plan.

                           The Debtors intend to continue the Pension Plan after
the Effective Date and meet the minimum funding standards under ERISA and the Internal Revenue Code, administer and operate the Pension Plan in accordance with its terms and ERISA, and pay all insurance premiums with respect to the Pension Benefit Guaranty Corporation (the "PBGC"), a wholly-owned United States government corporation that administers the defined benefit pension plan termination insurance program under Title IV of ERISA. The Debtors' Chapter 11 Cases and the Plan should not be construed as discharging, releasing, or relieving the Debtors, Reorganized Debtors, or any other party from any current or future liability with respect to the Pension Plan. Pursuant to the agreement of the PBGC and the terms of the Plan, upon the occurrence of the Effective Date, the PBGC shall be deemed to have withdrawn with prejudice any claims it filed against the Debtors during the Chapter 11 Cases.

                  (d)      Retiree Medical Programs

                           The Company provides various levels of medical,
dental, life insurance and prescription drug benefits to approximately 2,800 retired employees, including former union workers, and dependents of its U.S. Subsidiaries pursuant to various programs and collective bargaining agreements (collectively, the "Retiree Medical Programs"). The Retiree Medical Programs are self-insured with claims administered by several third-party administrators and paid by the Debtors. Certain of the Debtors' obligations under the Retiree Medical Programs are subject to court approved settlement agreements and certain court judgments in the cases of Golden, et al., v. Lucas Varity Kelsey Hayes and Hayes Lemmerz International, Inc., Case No. 93-CB-40530 (E.D. Mich.) and Hall et al., v. Hayes Lemmerz International - Ohio, Inc. (f/k/a Motor Wheel Corp.) and Hayes Lemmerz International, Inc., Case No. 2:000-CV-75629 (E.D. Mich.) (the "Golden and Hall Settlement Agreements and Judgments"). Class Counsel under the Golden and Hall Settlement Agreements and Judgments filed certain proofs of claim in the Chapter 11 Cases as a protective measure to preserve the rights of certain class members to retiree health care benefits in the event the Debtors sought to modify or terminate the Retiree Medical Programs during the Chapter 11 Cases. The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Locals and the Paper, Allied-Industrial, Chemical & Energy Workers International Union also filed protective proofs of claim on behalf of their members, spouses and beneficiaries for benefits including pensions and retiree healthcare benefits. The Debtors have neither sought nor obtained authority to modify or terminate the Pension Plan or the Retiree Medical Programs during the Chapter 11 Cases.

                           The Debtors intend to continue the Retiree Medical
Programs after the Effective Date. Recent actuarial estimates of the accrued liability for accumulated post-retirement benefits are approximately $160 million. This amount reflects the Debtors' cumulative long-term liability for fully performing all of their existing obligations under the Retiree Medical Programs on behalf of all eligible retired employees and dependents and current Employees and dependents who have accrued rights to benefits under the Retiree Medical Programs as of the Effective Date. Upon confirmation of the Plan, the Reorganizing Debtors shall continue paying benefits under the Retiree Medical Programs at the levels and for the duration of the periods that the Reorganizing Debtors are otherwise obligated to provide such benefits pursuant to the Retiree Medical Programs and the Golden and Hall Settlement Agreements and Judgments. Upon the Effective Date of the Plan, the three protective proofs of claim filed by class counsel under the Golden and Hall Settlement Agreements and Judgments (Proofs of Claim Nos. 2719, 2726 and
2987), the two protective proofs of claim filed by the authorized representative of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Locals (Proofs of Claim No. 3524, 3525) and the protective proof of claim filed PACE International Union (Proof of Claim No.
3071) shall be deemed to be withdrawn with prejudice. For additional information regarding the Retiree Medical Programs, see Section 6.7 of the Plan.

                  (e)      Motor Wheel SERP

                           Motor Wheel Corporation maintained the Motor Wheel
Supplemental Executive Retirement Plan (the "Motor Wheel SERP"), a defined benefit plan with seven participants, consisting of five former employees, one surviving spouse, and one current employee. Death benefits under the Motor Wheel SERP are secured by two insurance policies issued by Reliastar Life Insurance Company ("Reliastar"). The cash value of the two policies is approximately $1 million. The Debtors' obligation under the Motor Wheel SERP is a prepetition liability. The Debtors' costs under the Motor Wheel SERP, including the premiums for the insurance policies, would be approximately $720,000 per year. The liabilities of the Motor Wheel SERP are estimated to be approximately $6 million. The Debtors do not believe that it is in the best interest of the Estates or the Reorganized Debtors to pay contributions owed or to make future contributions or payments to the Motor Wheel SERP. The Plan provides that the Motor Wheel SERP will be terminated on the Effective Date. The Reorganized Debtors may, but are not required to, use any proceeds realized from the termination of the Motor Wheel SERP to satisfy their funding requirements pursuant to the Plan. In the event the Reorganized Debtors do not use such proceeds to satisfy such requirements, the Reorganized Debtors will use such proceeds for general corporate purposes.

                  (f)      Hayes SERP

                           The Debtors provide a nonqualified pension plan for
certain of their current executives. The Hayes Wheels Supplemental Executive Retirement Plan (the "Hayes SERP") is a defined contribution plan with seven current, active participants, four of whom are current senior management employees expected to continue with the Company and three who are not expected to continue with the Company on a long term basis. In addition, there are eight recently hired or otherwise newly eligible employees, who are entitled to participate pursuant to current employment agreements. Assets in the aggregate amount of $656,000 have been set aside in a Rabbi Trust to assist the Debtors in meeting their obligations under the Hayes SERP. The Hayes SERP is designed to be administered as an overflow to the Retirement Savings Plan, such that contributions that cannot be deposited into the Retirement Savings Plan due to, among other things, Internal Revenue Service rules and regulations, are credited to a participant's account under the Hayes SERP. Based upon an ongoing level of 14 participants, the Debtors anticipate that approximately $560,000 will be credited, and an equal amount set aside in the Rabbi Trust, annually. The amount to be set aside in the Rabbi Trust for the 2002 plan year, which amount will be set aside during the first quarter of 2003, is not expected to exceed $500,000.

                  (g)      Short Term Incentive Plan

                           The Company maintains a Short Term Incentive Plan
(the "Short Term Incentive Plan") to compensate officers and employees of the Company by utilizing a direct financial incentive to encourage such officers and employees to achieve results that lead to a more effective operation of the business of the Company and its business units and to accomplish this purpose with full regard to the Company's shareholders and its earning power. Normative target incentives in the Short Term Incentive Plan range from 10% to 100% of an eligible employee's base pay, with a maximum payout of 200% of an eligible employee's normative target. The Short Term Incentive Plan is administered by the Company's Compensation Committee of its Board of Directors (the "Compensation Committee"). In applying and interpreting the provisions of the Short Term Incentive Plan, the decisions of the Compensation Committee, pursuant to the authority granted by the Board of Directors, is final and the Compensation Committee has the right to amend, modify or to rescind the Short Term Incentive Plan in whole or in part at any time. Notwithstanding the foregoing, during the pendency of the Debtors' Chapter 11 Cases, the Company has agreed to provide twenty (20) days' notice to the Prepetition Lenders, DIP Lenders and Creditors' Committee of any decision by the Compensation Committee to modify the Short Term Incentive Plan for years after 2002. At the present time, only 115 domestic employees of the Company are not eligible to participate in some form of incentive compensation program. The Company expects the Compensation Committee to amend the Short Term Incentive Plan to provide for participation at the 5% target incentive level for these 115 employees during the first quarter of 2003.

                  (h)      Workers' Compensation Programs

                           The Debtors maintain workers' compensation programs
in all states in which they operate pursuant to the applicable requirements of local law to provide employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors. In all states other than Michigan and Ohio, the Debtors insure their workers' compensation liabilities through a series of jurisdiction-specific workers' compensation insurance policies (the "Insured Workers' Compensation Programs"). The policies have deductible amounts that vary by jurisdiction up to a maximum deductible amount per claim of $250,000. In support of their deductible obligations, the Debtors obtained letters of credit in the amounts of $455,000 issued by the Prepetition Lenders under the Prepetition Credit Facility and approximately $2.5 million issued by the DIP Lenders under the DIP Facility, which letters of credit currently are outstanding and would be drawn upon in the event the Debtors fail to satisfy their deductible obligations, and by cash collateral of approximately $1.0 million outstanding under the Prepetition Credit Facility. The Debtors intend to continue their Insured Workers Compensation Programs and on the Effective Date, the Debtors will replace all such letters of credit with new letters of credit issued under the New Credit Facility. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to the Insured Workers' Compensation Programs.

                           In Ohio, the Debtors' plants participate in the
"monopolistic" workers' compensation insurance program, which is funded through, and administered by, the Ohio Bureau of Workers' Compensation (the "Ohio Workers' Compensation Program"). The Debtors pay 10- year retrospectively rated premiums to the Ohio Bureau of Workers' Compensation based upon the Debtors' payroll for employees covered by the monopolistic program. All workers' compensation claims paid under Ohio's monopolistic program are administered by the Ohio Bureau of Workers' Compensation. The Debtors' plants in Michigan are self-insured and are registered with the State of Michigan, Department of Consumer and Industry Services (the "Michigan Workers Compensation Programs"). In support of the Michigan Workers' Compensation Programs, the Debtors obtained, and there are currently outstanding, three letters of credit, in the aggregate amount of $5.75 million, issued by Comerica Bank, and participated in by the Prepetition Lenders under the Prepetition Credit Facility, for the benefit of the State of Michigan, Department of Consumer and Industry Services. Additionally, there are currently outstanding four letters of credit that were issued in connection with formerly self-insured programs in Indiana, and Pennsylvania that have expired, or deductible insurance programs under former insurance policies. The four letters of credit, in the aggregate amount of $1,662,500, cover actual claims and "tail" coverage for the Debtors' liabilities related to claims that arose while those programs were in effect. The Debtors intend to continue the Ohio and Michigan Workers' Compensation Programs and on the Effective Date, the Debtors will replace the letters of credit for such programs with new letters of credit issued under the New Credit Facility. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to either the Ohio or Michigan Workers' Compensation Programs.

                           The Debtors' outstanding obligations relating to
workers' compensation arise from incurred but not paid claims and incurred but not reported ("IBNR") claims. The Debtors estimate their IBNR through an actuarial process that is common in the insurance industry. At the end of 2002, approximately 1,019 workers' compensation claims were pending against the Debtors arising out of employees' alleged on-the-job injuries. The Debtors estimate that the aggregate amount payable on account of incurred but not yet paid claims, IBNR claims arising prior to January 1, 2003 and retrospectively rated premium rate adjustments from the Ohio Bureau of Workers' Compensation is approximately $7.2 million. The Debtors expect that cash payments related to workers' compensation claims for the twelve months after the Effective Date will be approximately $1.2 million.

         13.      Properties

                  The Company's world headquarters are located in Northville, Michigan. The Company has a worldwide network of 46 facilities (including two joint venture facilities) comprising almost 13 million square feet of space in the United States, Germany, Italy, Spain, the Netherlands,

Belgium, the Czech Republic, Turkey, Brazil, Mexico, Thailand, South Africa and India. Through this extensive network of locations, the Company also provides sales, engineering support and customer service throughout the world. The Company has advanced research and development capabilities in facilities in the United States, Germany, Belgium, Italy and Brazil and a sales office in Japan. The Company believes that its plants are adequate and suitable for the manufacturing of products for the markets in which it sells. A summary of the geographic distribution of the Company's facilities as of November 30, 2002, excluding closed and two joint venture facilities, is as follows:

     UNITED STATES & MEXICO                                  SQUARE FEET
     ----------------------                                  -----------
                                           FACILITIES   OWNED          LEASED
                                           ----------   -----          ------
     Manufacturing....................         20       4,512,00         88,000
     Warehouses/Offices...............          5              0        108,728
                                                         310,000
EUROPE

     Manufacturing....................         13       5,042,00        823,000
     Warehouses/Offices...............          0              0             --
                                                              --
OTHER COUNTRIES

     Manufacturing....................          5        2,006,00            --
     Warehouses/Offices...............          1               0
                                                -                       -------
                                                               --         3,000
                                                       ----------         -----
     TOTAL............................         44      11,870,000     1,022,728


                  In addition to its operating facilities listed above, the Company has four non-operating facilities in the United States, of which two were closed as part of the implementation of the Company's strategic Business Plan. The non-operating facilities are currently held for sale and the Company has engaged an exclusive commercial real estate broker to assist it with soliciting offers for the purchase of these assets.

         14.      Discussion of the Non-Debtors' Business Operations

                  (a)      Products and Services

                           The Company's non-Debtor Subsidiaries currently
conduct business in three operating segments: Automotive Wheels, Components and Other. The Automotive Wheels Segment includes a wide range of wheels for passenger cars and light trucks. The non-Debtors design and manufacture steel and aluminum wheels using casting, stamping, fabricating and other manufacturing processes. Aluminum wheels generally are lighter in weight, more readily stylized and more expensive than steel wheels. The principal markets for this segment include Europe, South America and Asia. Substantially all of the sales in this segment are made directly to OEMs. The non-Debtors also produce a variety of aluminum components, principally for the truck market and also aluminum heat exchangers for boilers in its MGG subsidiary in the Netherlands and Belgium. The Other Segment includes commercial highway vehicle wheels, rims and brake products sold by the non-Debtors to truck manufacturers (including replacement parts sold through original equipment servicers) and aftermarket distributors. These products are installed principally on trucks, trailers and buses. The principal markets for this segment are Europe, Brazil and India. Sales in this segment are made directly to the OEMs, aftermarket distributors and other manufacturers.

                  (b)      Material Source and Supply

                           Most of the raw materials (such as steel and
aluminum) and semi-processed or finished items (such as castings) used in the non-Debtors' products are purchased from suppliers located within the same geographic regions as the non-Debtors' operating units. In many cases, these materials are available from several qualified sources in quantities sufficient for the non-Debtors' needs. However, shortages of a particular material or part occasionally occur. To minimize materials issues, the non-Debtors have taken steps to centralize and strengthen the materials and logistics function, and have developed multi-tiered materials sourcing strategies to cover extended time periods and new supply chain relationships.

                  (c)      Customers

                           During fiscal 2001, the non-Debtors' principal
passenger car wheel customers were Renault/Volvo, Ford (including Volvo), Volkswagen (including Audi and Skoda), DaimlerChrysler, BMW, PSA/Peugot, Citroen and Toyota. The non-Debtors also sell steel wheels for trucks. Principal customers of truck wheels include Volvo/Renault, DaimlerChrysler, Scania and Telco. Other sales include wheels for forklift trucks and hot rolled steel plates.

                           The loss of a significant portion of the non-Debtors'
sales to any of their principal customers could have a material adverse impact on the Company. The non-Debtors have been doing business with their principal customer group for many years, and sales are composed of a number of different products and of different models or types of the same products and are made to individual divisions of such customers.

                  (d)      Competition

                           The major European and foreign markets for the
Company's products are highly competitive. Competition is based primarily on price, technology, quality, delivery and overall customer service. The Company is one of the few major wheel suppliers that produce both steel and aluminum wheels outside of North America. Major aluminum wheel competitors include Ronal, Borbet, ATS, Speedline/Amcast, Montupet, Superior/Fuchs, Enkei and Topy. Major steel wheel competitors include the Magnetto Group, Michelin, ArvinMeritor, Sudrad and Topy.

                  (e)      Foreign Debt

                           The Company has outstanding debt in many of the
foreign countries in which it operates. Total debt outstanding in all countries outside of North America at October 31, 2002 was approximately $111.7 million. Of this debt, approximately $67 million is secured by various assets in local foreign Subsidiaries. In addition, there is approximately $8 million of cash deposits held as compensating balances related to specific credit facilities. The non-Debtors believe that they are in compliance with all covenants under these foreign loans and that, in view of the expected capacity for credit availability after the Debtors emerge from the Chapter 11 Cases, the non-Debtors believe that there will be adequate sources of liquidity for future operating, capital expenditures and other requirements.

         15.      Legal Proceedings

                   As of the Petition Date, the Debtors were parties to numerous legal proceedings. Due to the commencement of the Debtors' Chapter 11 Cases, prepetition litigation against the Debtors is subject to the automatic stay.

                  (a)      Securities Litigation

                           Following the Company's announcements in September
2001 and December 2001 that it would restate its financial statements for fiscal years 1999 and 2000, and for the first quarter of fiscal year 2001, several lawsuits were filed.

                           (i)      Noteholder Action

                                    On May 3, 2002, a group of purported
purchasers of the Company's Unsecured Notes commenced a putative class action lawsuit against thirteen present or former directors and officers of the Company (but not the Company) and KPMG LLP, the Company's independent auditor, in the United States District Court for the Eastern District of Michigan. The complaint seeks damages for an alleged class of persons who purchased Unsecured Notes between June 3, 1999 and September 5, 2001 and who claim to have been injured because they relied on the Company's allegedly materially false and misleading financial statements.

                           (ii)     Shareholder Action

                                    Additionally, before the Petition Date, four
additional putative class actions were filed in the United States District Court for the Eastern District of Michigan against the Company and certain of its directors and officers, on behalf of a class of purchasers of the Company's Old Common Stock from June 3, 1999 to December 13, 2001, based on similar allegations of securities fraud. On May 10, 2002, the plaintiffs filed a consolidated and amended class action complaint seeking damages against the Company's present and former officers and directors and against KPMG LLP.

                  (b)      Commercial Litigation

                           In the ordinary course of its business, the Company
is a party to other judicial and administrative proceedings involving its operations and products, which may include allegations as to manufacturing quality, design and safety.

                  (c)      Environmental Litigation

                           (i)      Federal/CERCLA/Superfund Matters

                                    Under the Comprehensive Environmental
Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Company currently has potential environmental liability arising out of both its wheel and non-wheel businesses at 17 Superfund sites (the "Sites"). Five of the Sites were related to the operations of Motor Wheel prior to the divestiture of that business by The Goodyear Tire & Rubber Co. ("Goodyear"). In connection with the 1986 purchase of Motor Wheel by MWC Holdings, Inc. ("Holdings"), Goodyear agreed to retain all liabilities relating to these Sites and to indemnify and hold Holdings harmless with respect thereto. Goodyear has acknowledged this responsibility and is presently representing the interests of the Company with respect to all matters relating to these five Sites. In 1996, HLI acquired Holdings pursuant to a merger agreement in which Holdings was merged with and into HLI, with HLI continuing as the surviving corporation.

                                    As a result of activities that took place at
the Company's Howell, Michigan facility prior to its acquisition by the Company, the State of Michigan is performing, under CERCLA, a remedial investigation/feasibility study of PCB contamination at this Site, and in the adjacent South Branch of the Shiawasee River. Under the terms of a consent judgment entered into in 1981 by Cast Forge, Inc. ("Cast Forge") (the previous owner of this Site) and the State of Michigan, any additional PCB cleanup that may be required is the financial responsibility of the State of Michigan, and not of Cast Forge or its successors or assigns (including the Company). The federal Environmental Protection Agency (the "EPA") has concurred in the consent judgment.

                                    The Company is working with various
government agencies and the other parties identified by the applicable agency as "potentially responsible parties" to resolve its liability with respect to seven Sites. The Company's potential liability at each of these Sites is not currently anticipated to be material.

                                    The Company has potential environmental
liability at the four remaining Sites arising out of businesses presently operated by Kelsey-Hayes. Kelsey-Hayes has assumed and agreed to indemnify the Company with respect to any liabilities associated with these Sites. Kelsey-Hayes has acknowledged this responsibility and is presently representing the interests of the Company with respect to these Sites. As with any indemnification, certain risks exist with respect to the ability of the indemnifying party to fulfill its obligations under the indemnification agreement. The Company's management believes the parties indemnifying the Company with respect to these matters possess sufficient resources to fulfill their obligations to the Company.

                                    Kelsey-Hayes, and in certain cases the
Company, may remain liable with respect to environmental cleanup costs in connection with certain divested businesses, relating to aerospace, heavy-duty truck components and farm implements, under federal and state laws and under agreements with purchasers of these divested businesses. The Company believes, however, that such costs in the aggregate will not have a material adverse effect on the consolidated operations or financial condition of the Company and, in any event, Kelsey-Hayes has assumed and agreed to indemnify the Company with respect to any liabilities arising out of or associated with these divested businesses.

                           (ii)     State Matters

                                    In addition to the Sites, the Company also
has potential environmental liability at two state-listed sites in Michigan and at one site in California. One of the Michigan sites is covered under the indemnification agreement with Goodyear described above. The Company is presently working with the Michigan Department of Environmental Quality to resolve its liability with respect to the remaining Michigan site, for which no significant costs are anticipated. The Company is working with the State of California and other involved parties to assess any liability with respect to the California site. As with any indemnification, certain risks exist with respect to the ability of the indemnifying party to fulfill its obligations under the indemnification agreement. The Company's management believes the parties indemnifying the Company with respect to these matters possess sufficient resources to fulfill their obligations to the Company.

         16.      Restatement of Prepetition Financial Results

                  On September 5, and December 13, 2001, the Company announced it would restate its consolidated financial statements as of and for fiscal years 1999 and 2000, and for the fiscal quarter ended April 30, 2001, because the Company had failed in certain instances to properly apply accounting principles generally accepted in the United States of America, and because certain accounting errors and irregularities in the Company's financial statements were identified (the "Restatement"). The Company also advised the public that the accompanying independent auditors' reports regarding fiscal 2000 and 1999 consolidated financial statements should not be relied upon.

                  The Audit Committee of the Company's Board of Directors was given the responsibility to investigate the facts and circumstances relating to the accounting and internal control issues which gave rise to the Restatement and the Company's accounting practices, policies and procedures (the "Audit Committee Investigation"). In addition to the Audit Committee Investigation, the Company conducted a review of its accounting records for fiscal 2000 and fiscal 1999 and engaged KPMG, LLP to audit the Company's restated consolidated financial statements for fiscal 2000 and fiscal 1999. On February 19, 2002, the Company filed its Form 10-K/A for the fiscal year ended January 31, 2001 with the Securities and Exchange Commission ("SEC"). The cumulative restatement of the Company's fiscal 2000 and fiscal 1999 financial statements reduced the Company's consolidated stockholders' equity as of January 31, 2001 by approximately $177.2 million, from amounts previously reported. In addition, the Company's consolidated financial statements for the fiscal quarter ended April 30, 2001 were also restated and the Company filed its Form 10-Q/A with the SEC on February 19, 2002 as well. The Restatement of the fiscal quarter ended April 30, 2001 reduced the Company's consolidated stockholder's equity as of April 30, 2001 by approximately $56.1 million from amounts previously reported.

                  The Company has been advised that the SEC is conducting an investigation into the facts and circumstances that gave rise to the Restatement, and the Company has been and intends to continue cooperating with the SEC in that regard. The Company cannot predict the outcome of such an investigation. See Section for a discussion of potential Restatement related litigation. The Plan does not release any claims that may be held by the SEC against any non-Debtor parties or enjoin or restrain the SEC from instituting or enforcing any such claims against any non-Debtor parties.

         17.      Selected Financial Data

                  Set forth below is certain consolidated financial information with respect to the Company for each of the five fiscal years ended January 31, 2002, as well as the nine-month periods ended October 31, 2002 and 2001. The information set forth below should be read in conjunction with the Company's Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2002 and the Company's Quarterly Report on Form 10-Q for the Nine Months Ended October 31, 2002, each of which is attached hereto as Appendix C-1 and Appendix C-2, respectively.

                  The Company filed a voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code in December 2001. Since that time, the Company's consolidated financial statements, including those attached hereto as Appendix C-1 and Appendix C-2, have been prepared in accordance with AICPA SOP 90-7 and on a going concern basis. Continuing as a going concern contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. The accompanying consolidated financial statements do not reflect adjustments that might result if the Company is unable to continue as a going concern. SOP 90-7 requires the segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Company.

                  In addition, pursuant to SOP 90-7, the accounting for the effects of the reorganization will occur once a plan of reorganization is confirmed by the Bankruptcy Court and there are no remaining contingencies material to completing the implementation of the plan. The "fresh start" accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine the value to be assigned to the equity of the reorganized Company as of a date selected for financial reporting purposes. The accompanying consolidated financial statements do not reflect: (a) the requirements of SOP 90-7 for fresh start accounting; (b) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (c) aggregate prepetition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (d) the effect of any changes to the Debtors' capital structure or in the Debtors' business operations as the result of an approved plan of reorganization; or (e) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of future actions by the Bankruptcy Court.

                  The Company's unaudited interim consolidated financial statements do not include all of the disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the interim period results have been included. Operating results for the nine months ended October 31, 2002 are not necessarily indicative of the results that may be expected for the full fiscal year ending January 31, 2003.

               HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                                 ($ US MILLIONS)

                                           FOR THE NINE
                                              MONTHS
                                              ENDED
                                            OCTOBER 31,              FOR THE FISCAL YEAR ENDED JANUARY 31,
                                        -------------------   ----------------------------------------------------
                                          2002       2001       2002       2001       2000       1999       1998
                                        --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS                     (UNAUDITED)
Net sales                               $1,526.1   $1,574.5   $2,039.1   $2,168.2   $2,295.1   $1,672.9   $1,269.8
Cost of goods sold                       1,372.6    1,444.2    1,907.4    1,911.6    1,915.7    1,383.1    1,053.7
                                        -------    --------   --------   --------   --------    -------   --------
  Gross profit                             153.5      130.3      131.7      256.6      379.4      289.8      216.1
Marketing, general and administration       74.1       79.9      100.5      100.1       88.9       71.0       52.5
Engineering and product development         15.6       16.9       21.8       16.6       21.6       20.2       11.7
Amortization of goodwill and
intangibles                                   --       20.0       26.4       27.4       27.5       16.6       12.7
Equity in (earnings) losses of joint
ventures                                      --        0.9        0.9        4.4       (1.2)      (0.6)       4.5
Asset impairments and other
restructuring charges                       36.3       42.6      141.6      127.7        3.7         --         --
Loss on investment in joint venture           --        3.8        3.8        1.5         --         --         --
Other (income) expense, net                 (7.0)      (3.7)      (0.5)     (10.7)      (3.3)      (5.4)     (10.8)
Reorganization items                        34.9         --       47.8         --         --         --         --
                                           -----      -----     ------      -----      -----      -----       ----
  Earnings (loss) from operations           (0.4)     (30.1)    (210.6)     (10.4)     242.2      188.0      145.5
Interest expense, net (1)                   53.7      142.0      175.2      163.5      153.3       94.9       90.4
                                           -----      -----     ------      -----      -----       ----       ----
  Earnings (loss) before taxes on
income, minority
  interest and extraordinary
(gain) loss                                (54.1)    (172.1)    (385.8)    (173.9)      88.9       93.1       55.1
Income tax provision                         0.6       14.6       10.3        9.7       38.3       39.1       23.2
                                          ------     ------     ------     ------       ----       ----       ----
  Earnings (loss) before minority
interest and

  extraordinary (gain) loss                (54.7)    (186.7)    (396.1)    (183.6)      50.6       54.0       31.9
Minority interest                            2.7        2.6        3.3        2.6        3.0        2.0        0.5
                                        --------     ------       ----        ---        ---        ---        ---
  Earnings (loss) before extraordinary
 (gain) loss                               (57.4)    (189.3)    (399.4)    (186.2)      47.6       52.0       31.4
Extraordinary (gain) loss, net of tax         --       (2.7)      (2.7)        --         --        8.3         --
                                        --------     ------       -----     -----       ----       ----       ----
     Net Income (Loss)                  $  (57.4)  $ (186.3)  $ (399.4)  $ (186.2)  $   47.6   $   43.7   $   31.4
                                        ========     ======      =====      =====       ====       ====       ====
SUPPLEMENTAL DATA:
Operations
Depreciation and amortization           $   96.2   $  113.2   $  156.4   $  152.1   $  135.8   $   87.8   $   65.3
EBITDA (2)                              $  170.3   $  128.9   $  154.3   $  286.1   $  381.7   $  275.8   $  210.8

Balance Sheet

Total Assets                            $2,415.4   $2,604.3   $2,358.7   $2,603.9   $2,679.9   $2,110.9   $1,758.9
DIP Facility                                42.1         --        1.0         --         --         --         --
Bank Borrowings and current portion
of long-term debt                           59.0    1,950.7       40.2    1,693.3      135.8       57.1       38.0
Long term debt                              54.7       91.1       82.5       94.6    1,384.6      976.1      882.6
Liabilities subject to compromise        2,139.9         --    2,121.0         --         --         --         --
Stockholders' equity (deficit)          $ (503.8)  $ (228.0)  $ (460.0)  $  (21.8)  $  190.7   $  215.9   $  161.5

(1) Interest expense, net excludes $87.9 mill ion and $18.7 million not accrued on liabilities subject to compromise for the nine months ended October 31, 2002 and the year ended January 31, 2002, respectively.

(2)   EBITDA means net income (loss) before (i) interest, (ii) income taxes,
      (iii) depreciation and amortization, (iv) minority interest, (v) gain or loss on the sale of assets and businesses, (vi) asset impairment losses, restructuring and other nonrecurring charges, (vii) reorganization items and (viii) extraordinary gains or losses.

               IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

A.       PREPETITION CREDIT FACILITY

         The Prepetition Credit Facility consists of borrowings under a credit agreement and ancillary documents, including a guarantee and collateral agreement, a copyright, patent and trademark security agreement, and various mortgages, each as amended, restated, supplemented or otherwise modified from 1996 through the Petition Date. Each of these agreements, and other documents, is described in detail below and, when taken together, describe the Prepetition Credit Facility.

         As of the Petition Date, approximately $748.9 million of principal was outstanding, excluding letters of credit, under the Prepetition Credit Facility, including approximately $176.8 million of principal outstanding in term loans, representing the total amount available under the term loan portion of the Prepetition Credit Facility, and approximately $572.1 million of principal outstanding under the revolving credit portion of the Prepetition Credit Facility. As a result of the commencement of the Chapter 11 Cases, all additional availability under the Prepetition Credit Facility was terminated, although letters of credit totalling approximately $11.4 million remained outstanding. Since the Petition Date, two letters of credit totalling approximately $1.7 million of the $11.4 million have reached final expiry dates and became ineligible for automatic renewal under the Prepetition Credit Facility. The Debtors opted not to renew these letters of credit under its DIP Facility and thus the letters of credit were drawn upon by their respective beneficiaries, bringing the total principal outstanding under the Prepetition Credit Facility to approximately $750.5 million and leaving approximately $9.1 million of letters of credit outstanding at the present time. In addition to the principal obligations outstanding, the Debtors had recorded accrued and unpaid interest and fees of approximately $4.9 million at the Petition Date. After giving effect to the subsequent funding of the two letters of credit, the Debtors obligation under the Prepetition Credit Facility at the Petition Date was approximately $755.4 million excluding undrawn letters of credit.

          For purposes of the financial information included in Section ("Selected Financial Data"), all amounts outstanding under the Prepetition Credit Facility, the Senior Notes and the Subordinated Notes are classified as liabilities subject to compromise as of January 31, 2002.

         1.       Original Credit Agreement and Related Documents

                  In connection with the Motor Wheel Acquisition, the Company entered into that certain Credit Agreement dated June 27, 1996 (the "Original Credit Agreement"), with Canadian Imperial Bank of Commerce ("CIBC") and Merrill Lynch Capital Corporation ("Merrill Lynch"), as managing agents, and the financial institutions from time to time parties thereto, as lenders. Pursuant to this Original Credit Agreement, the managing agents committed to lend the Company $425 million in the form of senior secured term loans and up to $220 million in the form of a senior secured revolving credit facility.

                  Borrowings under the Original Credit Agreement, together with the proceeds from the 11% Subordinated Notes and approximately $185.4 million of net cash proceeds raised from the investment in the Company by JLL Fund II and certain other investors, were used collectively to finance (i) the retirement of substantially all of the pre-existing debt of the Company, (ii) the retirement of all existing senior debt of Motor Wheel at the time of the acquisition, and
(iii) the repurchase of approximately 31 million shares of the Company's Old Common Stock.

                  Borrowings under the Original Credit Agreement were secured by a first priority lien on substantially all of the assets of the Company and all of its existing and future U.S. Subsidiaries, and were guaranteed by all of the Company's existing and future Subsidiaries. Borrowings under the Original Credit Agreement were also secured by a pledge of 100% of the shares of the Company's existing and future U.S. Subsidiaries and 65% of the shares of certain of its foreign Subsidiaries. In connection with this transaction, the Company executed that certain Guarantee and Collateral Agreement, dated July 2, 1996 (the "Original Security Agreement"), in favor of CIBC, as administrative agent for the Prepetition Lenders.

         2.       Amended Credit Agreement and Related Documents

                  In connection with the Lemmerz Acquisition, the Company entered into that certain Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "Amended Credit Agreement"), with CIBC and Merrill Lynch, as managing agents, and the financial institutions from time to time parties thereto, as lenders. The Amended Credit Agreement continued commitments, loans, and other credit extended by the Prepetition Lenders under the Original Credit Agreement, and made additional credit facilities available to the Company. In particular, the Amended Credit Agreement provided for senior secured term loans of $470.5 million, an increase of $45.5 million over the $425 million in term loans provided in the Original Credit Agreement, and provided for a senior secured revolving credit facility of up to $270 million, an increase of $50 million over the $220 million revolving facility provided in the Original Credit Agreement. The incremental proceeds from the Amended Credit Agreement were used in conjunction with the proceeds from the 9.125% Subordinated Notes to collectively provide for (i) funding the $200 million of cash consideration for the Lemmerz Acquisition; (ii) the refinancing of $50 million of then existing term debt issued under the Original Credit Agreement; (iii) the refinancing of $55 million of existing Lemmerz debt obligations; (iv) working capital requirements and general corporate purposes; and (v) fees and expenses incurred in connection with the Lemmerz Acquisition.

                  The Amended Credit Agreement, like the Original Credit Agreement, provided that borrowings under it were guaranteed by all of the Company's existing and future material U.S. Subsidiaries and were secured by a first priority lien in substantially all of the assets of the Company and all of its existing and future material U.S. Subsidiaries. Borrowings under the Amended Credit Agreement were also secured by pledges of 100% of the stock of the Company's existing and future material U.S. Subsidiaries and 65% of the shares of its foreign Subsidiaries. In connection with the Amended Credit Agreement, the

Company and certain Subsidiary guarantors executed that certain Amended and Restated Guarantee and Collateral Agreement, dated as of June 30, 1997 (the "Amended Security Agreement"), in favor of CIBC, as administrative agent for the Prepetition Lenders.

         3.       Second Amended Credit Agreement and Related Documents

                  On June 12, 1998, the Company entered into that certain Second Amended and Restated Credit Agreement (the "Second Amended Credit Agreement"), with CIBC and Merrill Lynch, as managing agents, and the financial institutions from time to time parties thereto, as lenders. The Second Amended Credit Agreement continued and increased certain commitments, loans, and credit facilities made available by the Prepetition Lenders to the Company under the Amended Credit Agreement. In particular, the Second Amended Credit Agreement increased the revolving credit facility to $400 million, an increase of $130 million over the $270 million of revolving loans in the Amended Credit Agreement. The Second Amended Credit Agreement also provided the Company with a $100 million senior secured term loan facility. Borrowings under the Second Amended Credit Agreement refinanced in full the then outstanding senior secured term loan facilities under the Amended Credit Agreement.

                  The Second Amended Credit Agreement, like both the Amended Credit Agreement and the Original Credit Agreement before it, provided that borrowings under it were guaranteed by all of the Company's existing and future material U.S. Subsidiaries and were secured by a first priority lien in substantially all of the assets of the Company and all of its existing and future material U.S. Subsidiaries. Borrowings under the Second Amended Credit Agreement were also secured by pledges of 100% of the stock of the Company's existing and future material U.S. Subsidiaries and 65% of the shares of its foreign Subsidiaries. In connection with the Second Amended Credit Agreement, the Company and certain Subsidiary guarantors executed that certain Second Amended and Restated Guarantee and Collateral Agreement, dated as of June 12, 1998 (the "Second Amended Security Agreement"), in favor of CIBC, as administrative agent for the Prepetition Lenders.

         4.       Third Amended Credit Agreement and Related Documents

                  In connection with the CMI Acquisition, the Company entered into that certain Third Amended and Restated Credit Agreement, dated as of February 3, 1999 (the "Third Amended Credit Agreement" and, together with the Original Credit Agreement, the Amended Credit Agreement and the Second Amended Credit Agreement, collectively the "Credit Agreements") with CIBC, Merrill Lynch, Dresdner Bank AG and Credit Suisse First Boston as managing agents. The Third Amended Credit Agreement continued and increased certain commitments, loans, and credit facilities made available by the Prepetition Lenders to the Company under the Second Amended Credit Agreement. In particular, the Third Amended Credit Agreement provided for term loans of up to $450 million, an increase of $350 million over the $100 million of term loans provided in the Second Amended Credit Agreement, and increased the Company's revolving credit facilities to $650 million, an increase of $250 million over the

$400 million of revolving credit provided in the Second Amended Credit Agreement. The incremental proceeds from the Third Amended Credit Agreement, together with the proceeds from the 8.25% Subordinated Notes, were utilized to collectively (i) finance the cash portion of the consideration for the CMI Acquisition, (ii) refinance certain existing debt obligations of CMI, and (iii) fund the fees and expenses related to the CMI Acquisition.

                  In connection with the Third Amended Credit Agreement, the Company and certain Subsidiary guarantors executed that certain Third Amended and Restated Guarantee and Collateral Agreement, dated as of February 3, 1999 (the "Third Amended Security Agreement" and, together with the Original Security Agreement, the Amended Security Agreement, and the Second Amended Security Agreement, collectively the "Security Agreements"), in favor of CIBC, as administrative agent for the Prepetition Lenders. Pursuant to the Third Amended Security Agreement, all of the Company's existing and future material U.S. Subsidiaries guaranteed the loans under the Third Amended Credit Agreement and such loans are secured by a first priority lien in substantially all of the properties and assets of the Company and its material U.S. Subsidiaries, now owned or acquired later, including a pledge of all of the shares of certain of the Company's existing and future U.S. Subsidiaries and by 65% of the shares of certain of the Company's existing and future foreign Subsidiaries.

                  Between July 12, 2000, and April 20, 2001, the Company entered into four separate amendments to its Third Amended Credit Agreement, pursuant to which certain terms and/or financial covenants contained in the Third Amended Credit Agreement were modified or deleted, certain terms and/or financial covenants not contained in the Third Amended Credit Agreement were added, and certain additional activities prohibited by the Third Amended Credit Agreement were permitted subject to certain restrictions. The first of such amendments was executed in July 2000 and permitted the Company to implement a program to repurchase shares of its Old Common Stock in an aggregate amount not to exceed $60 million. The Company repurchased approximately 1.9 million shares of its Old Common Stock for an aggregate purchase price of $25.7 million during fiscal 2000.

         5.       Amendment No. 5 - B Term Loans

                  On June 15, 2001, the Company entered into that certain Consent and Amendment No. 5 to the Third Amended Credit Agreement ("Amendment No. 5"), which provided for and permitted, among other things, the issuance and sale of certain senior unsecured notes by the Company, the option to issue a new "B" tranche of term loans (the "B Term Loan") under the Third Amended Credit Agreement, a receivables securitization transaction, changes to the various financial covenants contained in the Third Amended Credit Agreement in the event that the issuance and sale of senior subordinated notes did not occur, and the consummation of a "European Corporate Restructuring." Section describes the Senior Notes issued by the Company pursuant to Amendment No. 5. The European Corporate Restructuring referenced in Amendment No. 5 consisted of a series of corporate transactions that occurred from June through December 2001 which were designed to reduce the Company's tax exposure resulting from the transfer of cash from Europe by rationalizing the ownership structure of the European Subsidiaries under a new holding company (such transactions, the "European Corporate Restructuring").

                  Amendment No. 5 also imposed certain restrictions relating to the issuance of Senior Notes by the Company, specifically providing that the net cash proceeds from a Senior Notes issuance be applied as follows: (i) the first $140 million to prepay outstanding term loans (in direct order of stated maturity) under the Third Amended Credit Agreement; (ii) if, and only if, such indebtedness shall be issued on or before October 31, 2001, the next $60 million at the Company's option to prepay indebtedness of the Company's foreign Subsidiaries; (iii) the next $50 million to prepay outstanding term loans (in direct order of stated maturity) under the Third Amended Credit Agreement; (iv) if, and only if, such indebtedness shall be issued on or before October 31, 2001, the next $50 million at the Company's option to repurchase or redeem a portion of the Company's Subordinated Notes; and (v) the remainder, if any, to prepay outstanding term loans (in direct order of stated maturity) under the Third Amended Credit Agreement.

                  The Company exercised its option to establish the B Term Loan under the Third Amended Credit Agreement on July 2, 2001, and borrowed $150 million. The Company received $144.3 million in net proceeds from such borrowings. The B Term Loan ranks equally with all other indebtedness outstanding under the Third Amended Credit Agreement and shares equally in the guarantees and collateral granted by the Company and its Subsidiaries to secure the amounts outstanding under the same. The B Term Loan is also subject to the same covenants and events of default that govern all other loans outstanding under the Third Amended Credit Agreement.

                  The net proceeds from the B Term Loan, together with the net proceeds of the 11.875% Senior Notes, were used collectively to (i) repay principal and interest for term loans outstanding under the Third Amended Credit Agreement of $336.5 million; (ii) repay certain indebtedness of the Company's foreign Subsidiaries of $47 million; (iii) repurchase certain of the Company's Subordinated Notes plus accrued interest in an amount totaling $37.6 million; and (iv) pay fees and expenses related to these repayments of $0.8 million.

         6.       Other Security Agreements and Mortgages

                  The Company and certain Subsidiary guarantors executed that certain Fourth Amended and Restated Copyright, Patent and Trademark Security Agreement, dated as of July 2, 2001 (the "IP Agreement"), in favor of CIBC, as administrative agent for the Prepetition Lenders.

                  The Company and certain Subsidiary guarantors executed certain mortgages, deeds of trust, and deeds to secure debt (all such instruments, collectively, the "Mortgages") on or about the same dates that the Company and the guarantors executed the Security Agreements.

                  Please refer to Appendix G for a chart setting forth the Debtors obligated to the Prepetition Lenders for amounts due under the Prepetition Credit Facility.

B.       UNSECURED NOTES

         1.       Subordinated Notes

                  (a)      11% Subordinated Notes

                           In connection with the Motor Wheel Acquisition, and
pursuant to the Indenture dated July 2, 1996 between Hayes Wheels International, Inc. and U.S. Bank & Trust, N.A., as the Indenture Trustee, the Company issued its 11% Senior Subordinated Notes due 2006 on July 15, 1996 in the aggregate principal amount of $250 million (the "11% Subordinated Notes"). The 11% Subordinated Notes are general unsecured obligations of the Company, rank pari passu with the 9.125% Subordinated Notes and the 8.25% Subordinated Notes, but are subordinated to borrowings under the Prepetition Credit Facility and to the Senior Notes, and became redeemable at the Company's option at specified prices, in whole or in part, on July 15, 2001. The 11% Subordinated Notes are guaranteed by certain of the Company's U.S. Subsidiaries but are subordinated in right of payment to obligations under the Prepetition Credit Facility and the Senior Notes.

                           The proceeds from the 11% Subordinated Notes were
utilized, along with approximately $185.4 million of net cash proceeds raised from the investment in the Company by JLL Fund II and certain other investors, and the $425 million of term loan borrowings under the Original Credit Agreement to collectively finance (i) the retirement of substantially all of the pre-existing senior debt of the Company, (ii) the retirement of all existing senior debt of Motor Wheel at the time of the acquisition, and (iii) the repurchase of approximately 31 million shares of the Company's Old Common Stock. At the Petition Date, approximately $249.6 million of the 11% Subordinated Notes were outstanding, including $10.2 million of accrued but unpaid interest.

                  (b)      9.125% Subordinated Notes

                           In connection with the Lemmerz Acquisition, the
Company issued and sold $400 million in aggregate principal amount of its 9.125% Senior Subordinated Notes due 2007 (the "9.125% Subordinated Notes") in two offerings under Rule 144A of the Securities Act which closed June 30, 1997 ($250 million in aggregate principal amount) and July 22, 1997 ($150 million in aggregate principal amount). The 9.125% Subordinated Notes were issued pursuant to the Indentures dated June 30, 1997 and July 15, 1997 between Hayes Wheels International, Inc. and the Bank of New York ("BONY") as Indenture Trustee.

                           The 9.125% Subordinated Notes are general unsecured
obligations of the Company, rank pari passu with the 11% Subordinated Notes and 8.25% Subordinated Notes, but are subordinated to obligations under the Prepetition Credit Facility and to the Senior Notes, and became redeemable at the Company's option at specified prices, in whole or in part, as of June 15, 2002 or July 15, 2002, as the case may be. The 9.125% Subordinated Notes are guaranteed by certain of the same guarantors as those that guarantee the 11% Subordinated Notes, and are likewise subordinated to the borrowings under the Prepetition Credit Facility and the Senior Notes.

                           The proceeds from the 9.125% Subordinated Notes were
utilized in conjunction with the additional borrowings under the Amended Credit Agreement, to collectively provide for (i) funding the $200 million cash portion of the purchase price for the Lemmerz Acquisition; (ii) the refinancing of $50 million of then existing term debt issued under the Original Credit Agreement and $150 million of term debt issued under the Amended Credit Agreement; (iii) the refinancing of $55 million of existing Lemmerz debt obligations; (iv) working capital requirements and general corporate purposes; and (v) fees and expenses incurred in connection with the Lemmerz Acquisition. Specifically, the $250 million issued in June 1997 was used to finance the Lemmerz Acquisition and to refinance certain borrowings under the Original Credit Agreement, and the $150 million issued in July 1997 was used to refinance certain borrowings under the Amended Credit Agreement. At the Petition Date, approximately $403 million was outstanding under the 9.125% Subordinated Notes, including $13.8 million of accrued but unpaid interest.

                  (c)      8.25% Subordinated Notes

                           In connection with the CMI Acquisition and pursuant
to the Indenture dated December 14, 1998 between HLI and BONY as Indenture Trustee, the Company issued its 8.25% Senior Subordinated Notes due December 2008 in the aggregate principal amount of $250 million (the "8.25% Subordinated Notes" and, together with the 11% Subordinated Notes and the 9.125% Subordinated Notes, the "Subordinated Notes"), which are redeemable at the Company's option at specified prices, in whole or in part, at any time on or after December 15, 2003. The 8.25% Subordinated Notes are general unsecured obligations of the Company, rank pari passu with the 11% Subordinated Notes and the 9.125% Subordinated Notes, but are subordinated to obligations under the Prepetition Credit Facility and to the Senior Notes. The 8.25% Subordinated Notes are guaranteed by certain of the Company's U.S. Subsidiaries. The proceeds from the 8.25% Subordinated Notes were utilized in conjunction with incremental borrowings under the Third Amended Credit Agreement to collectively (i) finance the cash portion of the consideration for the CMI Acquisition, (ii) refinance certain existing debt obligations of CMI, and (iii) fund the fees and expenses related to the CMI Acquisition. At the Petition Date, approximately $233.1 million was outstanding under the 8.25% Subordinated Notes, including $8.8 million of accrued but unpaid interest.

         2.       Senior Notes

                  (a)      Issuance of Senior Notes

                           As discussed in Section , Amendment No. 5 authorized
the Company to issue certain Senior Notes subject to certain restrictions. Accordingly, on June 22, 2001, and pursuant to the Indenture dated June 15, 2001 between HLI and BNY Midwest Trust Company as Indenture Trustee, the Company issued its 11.875% Senior Unsecured Notes due 2006 in the aggregate principal amount of $300 million (the "Senior Notes" and, together with the Subordinated Notes, the "Unsecured Notes"). CIBC World Markets Corp. and Credit Suisse First Boston ("CSFB") served as the underwriters for the issuance of the Senior Notes. CIBC World Markets Corp. underwrote $90 million of the Senior Notes and CSFB underwrote $210 million of the Senior Notes.

                           The permitted uses of Senior Note proceeds and their
application are set forth above in Section . As of the Petition Date, approximately $316.1 million was outstanding under the Senior Notes including $16.1 million of accrued but unpaid interest.

                           The Company's liquidity situation worsened
significantly in September and October of 2001 after the Company lost its remaining access to borrowings under its Prepetition Credit Facility due to the announcement that its Restatement would result in a failure to file a timely Form 10-Q for the quarter ended July 31, 2001. In anticipation of a possible severe cash shortage, the Company determined to suspend the continued application of the proceeds of the Senior Notes. Approximately $13.1 million (the "Remaining Senior Note Proceeds") remains uninvested and is maintained in a segregated money market account at Zurich Scudder Investments, Inc. (the "Senior Notes Account") by the Company.

                  (b)      Priority of Senior Notes

                           The Senior Notes rank equally in right of payment to
all existing and future indebtedness under the Prepetition Credit Facility, but, as unsecured obligations, are structurally subordinated to obligations under the Prepetition Credit Agreement to the extent that such obligations are secured by properly perfected security interests in property of the Debtors. The Senior Notes are structurally subordinated to all liabilities (including trade and intercompany obligations) of the Company's Subsidiaries that are not guarantors of the Senior Notes, on the basis that holders of the Senior Notes do not have any claim against a subsidiary that did not guarantee the Senior Notes. Each of the Company's material U.S. Subsidiaries unconditionally guaranteed the Senior Notes.

         3.       Relationship Between Unsecured Notes and Prepetition Credit
                  Facility

                  The Unsecured Notes are general unsecured obligations of HLI and certain Subsidiary guarantors. The Subordinated Notes are subordinated in payment priority, not only to the Senior Notes, but also to obligations outstanding under the Prepetition Credit Facility, including, in each case, any accrued but unpaid interest thereunder (without giving effect to the impact of the Chapter 11 Cases on the accrual

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of such interest by the Company). The Senior Notes are not subordinated in payment priority to borrowings under the Prepetition Credit Facility, although they are structurally junior thereto. See Section IV.B.2.(b).

                  Each of the Debtors that guaranteed the Company's indebtedness to the Prepetition Lenders executed (a) the indenture for the Senior Notes, as guarantors, and (b) undated guarantee agreements (each, a "Guarantee Agreement") with respect to the 9.125% Subordinated Notes and the 8.25% Subordinated Notes. Accordingly, each of the Debtors that guaranteed the Company's obligations to the Prepetition Lenders under the Prepetition Credit Facility also guaranteed the Company's obligations to the holders of (a) the Senior Notes, (b) the 9.125% Subordinated Notes, and (c) the 8.25% Subordinated Notes. Although the Company intended to cause certain of its Subsidiaries to execute a similar Guarantee Agreement in favor of the holders of the 11% Subordinated Notes, such agreements were not executed prior to the Petition Date. Accordingly, the 11% Subordinated Notes are guaranteed only by the Debtors that executed the indenture as guarantors. Please refer to Appendix G for a chart setting forth the Debtors obligated to holders of the Unsecured Notes and for amounts due under the Unsecured Notes.

         4.       Synthetic Leases

                  The Debtors are parties to three real property transactions and one equipment transaction that are described as "synthetic leases," but effectively are secured financing arrangements, rather than true leases. The BMO Synthetic Leases described immediately below expressly provide that the leases will be treated as secured financing arrangements for bankruptcy purposes.

                  (a)      BMO Synthetic Leases

                           (i)      Bowling Green Real Property

                                    Beginning in late 1998, the Debtors began a
series of transactions during which the Debtors, the Bank of Montreal ("BMO") and BMO Global Capital Solutions, Inc. ("BMO Capital" and, together with BMO, the "BMO Synthetic Lessors") entered into that certain Participation Agreement dated as of April 8, 1999, among HLI and the BMO Synthetic Lessors (together with certain related leases, mortgages, loan agreements, guarantees, guarantee and collateral agreements, and certain other related loan, lease and security documents entered into in connection therewith, some of which have been amended, amended and restated, modified or supplemented from time to time, collectively, the "BMO-Bowling Green Synthetic Lease").

                                    Pursuant to the BMO-Bowling Green Synthetic
Lease, the BMO Synthetic Lessors acquired the land, buildings, improvements and other property that together comprise the Company's manufacturing facility in Bowling Green, Kentucky (the "Bowling Green Property"), and leased

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

the assets to HLI. In connection with the transaction, the BMO Synthetic Lessors provided financing in the approximate principal amount of $10.5 million for the acquisition of the property and the construction of a facility in Bowling Green, Kentucky, which amount was outstanding as of the Petition Date. Based upon an appraisal received by Debtors in May, 2002, the Debtors believe that the fair market value of the Bowling Green Property is $5.0 million, which value is disputed by the BMO Synthetic Lessors. See Section for further information regarding the Bowling Green facility.

                           (ii)     Northville Real Property

                                    The Debtor and the BMO Synthetic Lessors
also entered into that certain Participation Agreement dated as of October 1, 1998, among HLI and the BMO Synthetic Lessors (together with certain related leases, mortgages, loan agreements, guarantees, guarantee and collateral agreements, and certain other related loan, lease and security documents entered into in connection therewith, some of which have been amended, amended and restated, modified or supplemented from time to time, collectively, the "BMO-Northville Synthetic Lease" and, together with the BMO-Bowling Green Synthetic Lease, the "BMO Synthetic Leases").

                                    Pursuant to the BMO-Northville Synthetic
Lease, the BMO Synthetic Lessors acquired the land, buildings, improvements and other property that together comprise the Company's world headquarters in Northville, Michigan (the "Northville Property"), and leased the assets to HLI. In connection with the transaction, the BMO Synthetic Lessors provided financing in the approximate principal amount of $25.4 million for the acquisition of the property and the construction of a facility in Northville, Michigan, which amount was outstanding as of the Petition Date. Based upon an appraisal received by the Debtors in May 2002, the Debtors believe that the fair market value of the Northville Property is $16.0 million, which value is disputed by the BMO Synthetic Lessors.

                                    BMO Capital, as holder of record title to
the Northville Property, was recently sued by Wayne County, Michigan for approximately $747,000 representing pre-petition amounts HLI had allegedly agreed to pay the county under a 1997 purchase agreement relating to the Northville Property. BMO Capital is contesting that action and asserts that it never assumed any obligations that HLI may have had under the purchase agreement and that HLI, pursuant to the BMO Synthetic Leases, should be deemed the owner of the property for the purposes of that lawsuit, and, as a result, HLI is the proper party whom the county should pursue. The Debtors have not discovered a proof of claim filed by Wayne County in these proceedings for these claims. Regardless of the outcome of this suit, BMO Capital asserts that the Debtors are obligated under the BMO Synthetic Leases to pay this obligation and indemnify BMO Capital for any costs or amounts paid to the county by BMO as a result of the lawsuit. BMO Capital alleges that such amounts would, under the BMO Synthetic Leases, constitute and would be included in the calculation of the secured, pre-petition obligation of the Debtors to the BMO Synthetic Lessors. Accordingly, should BMO Capital be found liable in the Wayne County action, BMO Capital alleges that the BMO Synthetic Lease Secured Claim against the Debtors will commensurately increase by any amounts paid to Wayne County by BMO Capital and including, but not limited to, BMO Capital's reasonable costs and attorneys' fees. The Debtors are still investigating the foregoing allegations and are unable to agree or disagree with BMO Capital's position at this time.

                           (iii) First Mortgage, Security Interests and Subsidiary Guarantees

                                    Under the BMO Synthetic Leases, the BMO
Synthetic Lessors hold a first mortgage on the Bowling Green Property and the Northville Property (collectively, the "BMO Synthetic Lease Properties"), including the right to receive rent payments due under the BMO Synthetic Leases. The obligations of the Company to the BMO Synthetic Lessors have been guaranteed by certain U.S. Subsidiaries of HLI, including, but not limited to, HLI-Europe and HLI-California, and the BMO Synthetic Lessors hold security interests and liens in virtually all of the assets and property of HLI and the Subsidiary guarantors (the "BMO Subordinated Collateral" subject to the Intercreditor Agreement (discussed immediately below). As set forth in Section VIII.B.3.(b) herein, the BMO Synthetic Lessors may contest the treatment of the Senior Note Claims and/or Subordinated Note Claims on the basis of, among other things, the aforementioned guarantees and resultant claims of the BMO Synthetic Lessors against the guarantors.

                           (iv)     Intercreditor Agreement

                                    In addition, on April 8, 1999, the BMO
Synthetic Lessors, CIBC and the Prepetition Lenders entered into that certain Amended and Restated Intercreditor and Lien Subordination Agreement (the "Intercreditor Agreement"), pursuant to which, the BMO Synthetic Lessors agreed to, among other things, subordinate their liens and security interests under the BMO Synthetic Leases to the liens and security interests held by the Prepetition Lenders under the Prepetition Credit Agreement, except for BMO Synthetic Lessors' liens on the BMO Synthetic Lease Properties and the rents generated from such properties. In light of the settlement and compromise of the Lien Challenge as contemplated in the Plan, the Debtors do not believe that the value of the BMO Subordinated Collateral exceeds the amount necessary to satisfy the Prepetition Lenders' Claims. Therefore, the Debtors do not believe that the BMO Synthetic Lessors have an allowable secured claim with respect to their liens and security interests in the BMO Subordinated Collateral.

                  (b)      CBL Synthetic Leases

                           (i)      Bowling Green Air Conditioner

                                    Beginning in June 2000, HLI began a series
of transactions during which HLI and CBL Capital Corporation ("CBL") entered into that certain Master Operating Lease dated as of June 15, 2000 (together with all related lease amendments, lease supplements, memoranda of leases, and all other related loan, lease and security documents executed and delivered in connection therewith, as the same have been amended, amended and restated, modified or supplemented from time to time, collectively, the "CBL-Air Conditioner Synthetic Lease").

                                    Pursuant to the CBL-Air Conditioner
Synthetic Lease, CBL acquired certain air conditioning equipment and leased the same to HLI for use at its manufacturing facility located in Bowling Green, Kentucky. In connection with the transaction, CBL provided financing in the approximate principal amount of $1.7 million, which was outstanding as of the Petition Date. See Section for further information regarding the Bowling Green facility. The Debtors estimate the fair market value of the equipment that is the subject of the CBL-Air Conditioner Synthetic Lease is approximately $0.8 million, which value is disputed by CBL.

                           (ii)     Other Equipment

                                    HLI and CBL also entered into that certain
Master Operating Lease dated October 23, 2000 (together with all related lease amendments, lease supplements, memoranda of leases, and all other related loan, lease and security documents executed and delivered in connection therewith, as the same have been amended, amended and restated, modified or supplemented from time to time, collectively, the "CBL-Other Equipment Synthetic Lease" and, collectively with the CBL-Air Conditioner Synthetic Lease, the "CBL Synthetic Leases" and, collectively with the BMO Synthetic Leases and Dresdner Synthetic Lease, the "Synthetic Leases").

                                    Pursuant to the CBL-Other Equipment
Synthetic Lease, CBL acquired certain manufacturing equipment to be used at seven of the Debtors' facilities. In connection with the transaction, CBL provided financing in the approximate principal amount of $23.3 million, which was outstanding as of the Petition Date. The Debtors estimate that the fair market value of the equipment that is the subject of the CBL-Other Equipment Synthetic Lease is approximately $20.6 million, which value is disputed by CBL.

                           (iii)    Security Interests

                                    Pursuant to the CBL Synthetic Leases, CBL
holds security interests in the equipment purchased in connection with both the CBL-Air Conditioner Synthetic Lease and the CBL-Other Equipment Synthetic Lease (the "CBL Synthetic Lease Equipment"), and further has the right to receive lease payments due from HLI. HLI and certain of its U.S. Subsidiaries guaranteed the obligations under the CBL-Other Equipment Synthetic Lease.

                  (c)      Dresdner Synthetic Lease

                           On November 30, 1999, HLI and Dresdner Kleinwort
Benson North American Leasing ("Dresdner") entered into that certain Lease and Security Agreement dated November 30, 1999

(together with all related leases, lease supplements, memoranda of leases, and all other related loan, lease and security documents executed in connection therewith, as the same have been amended and restated, modified or supplemented from time to time, collectively, the "Dresdner Synthetic Lease"), pursuant to which Dresdner acquired the land, buildings and improvements located in La Mirada, California (the "Dresdner Synthetic Lease Property") and leased the same to HLI. In connection with the transaction, Dresdner provided financing in the approximate principal amount of $7.6 million for the acquisition of the property and the construction of improvements to the same, which amount was outstanding as of the Petition Date. The Debtors estimate that the fair market value of the Dresdner Synthetic Lease Property exceeds $7.6 million. Pursuant to the Dresdner Synthetic Lease, Dresdner holds a first mortgage on the Dresdner Synthetic Lease Property and further has the right to receive lease payments due from HLI. The Dresdner Synthetic Lease provides that the leases will be treated as secured financing arrangements for bankruptcy purposes, rather than a true lease.

                  (d)      Continued Use, Payments and Amounts Outstanding

                           The Debtors continue to use the BMO Synthetic Lease
Properties, the CBL Synthetic Lease Equipment and the Dresdner Synthetic Lease Property and to pay the applicable taxes on the same. As of the Petition Date, approximately $1.5 million, $1.8 million and $0.1 million of payments were accrued but unpaid under the BMO Synthetic Leases, CBL Synthetic Leases and Dresdner Synthetic Lease, respectively. Since the Petition Date, the Debtors have made no payments under any of the Synthetic Leases. For a complete discussion of the proposed treatment of each of the Synthetic Leases under the Plan, please see Section VIII.B.3 herein.

         5.       Equity

                  As of December 10, 2002, the Company had 28,455,995 shares of Old Common Stock issued and outstanding, with 170 holders of record, as well as 1,901,450 treasury shares. From December 1997 until December 20, 2001, the Company's shares were traded on the New York Stock Exchange ("NYSE") under the symbol "HAZ." The Company's shares currently trade on the over the counter market ("OTC") under the symbol "HLMMQ".

                      V. CORPORATE STRUCTURE OF THE DEBTORS

A.       CURRENT CORPORATE STRUCTURE

         HLI is a Delaware corporation that owns, either directly or indirectly, substantially all of the equity interests in each of its Subsidiaries. Appendix B lists each Subsidiary and the equity interests owned by HLI.

B.       BOARD OF DIRECTORS OF THE DEBTORS

         The following persons comprised the Board of Directors of HLI (the "Board") as of the Petition Date: Curtis J. Clawson (Chairman of the Board, President and Chief Executive Officer); Cleveland A. Christophe (Director); Ranko Cucuz (Director); Horst Kukwa-Lemmerz (Director); Paul S. Levy (Director); Jeffrey C. Lightcap (Director); Wienand Meilicke (Director); John S. Rodewig (Director); and David Y. Ying (Director). Other than Messrs. Kukwa-Lemmerz and Meilicke, each of the foregoing directors continues to serve in such capacity. Messrs. Kukwa-Lemmerz and Meilicke resigned as directors effective as of June 4 and 5, 2002, respectively.

C.       MANAGEMENT OF THE COMPANY

         The Company's current management team is comprised of highly regarded industry veterans who have significant experience in the automotive supply market. The following is a list of the members of the Company's management team as of December 1, 2002, their positions with the Company as of that date, the date on which they were appointed to such positions and their business experience during the past five years. All positions shown are with HLI or its Subsidiaries unless otherwise indicated. All executive officers are elected by the Board of the Company and serve at its pleasure. There are no family relationships among any of the executive officers and there is no arrangement or understanding between any of the executive officers and any other person pursuant to which he was selected as an officer.

         Curtis J. Clawson, President, Chief Executive Officer and Chairman of the Board, has held such positions since August 2001 (President and Chief Executive Officer) and September 2001 (Chairman). Most recently, from 1999 to July 2000, Mr. Clawson was President and Chief Operating Officer of American National Can, a $2.5 billion NYSE traded manufacturing company. Mr. Clawson has 11 years of experience in the automotive industry. He began his career in automotive-related businesses at Arvin Industries where he spent 9 years, from 1986 to 1995, including (i) a position as General Manager of the business unit that supplied Arvin exhaust products, (ii) tenures in sales and marketing, and
(iii) tenures in production and plant management. From 1995 until the time that he joined American National Can, Mr. Clawson worked for Allied Signal, Inc. as President of Allied's Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then President of Allied's Laminate Systems Group. Mr. Clawson earned his Bachelor of Science and Bachelor of Arts degrees from Purdue University and a Master's of Science degree in Business Administration from Harvard University Business School. He is fluent in Spanish and French.

         James A. Yost, Vice President, Finance and Chief Financial Officer, joined the Company in 2002, after retiring from Ford Motor Company in 2001 where he most recently served as Vice President of Corporate Strategy. He also held positions as Vice President and Chief Information Officer, Executive Director of Corporate Finance, General Auditor and Executive Director of Finance Process and Systems Development, Finance Director of Ford Europe and Controller of Autolatina (South America) during his

27-year career. Mr. Yost graduated with a Bachelor of Engineering Science degree in Computer Science from the Johns Hopkins University in Baltimore, Maryland. He also received a Master's of Business Administration in Finance from the University of Chicago.

         Patrick C. Cauley, Interim General Counsel and Assistant Secretary, previously served as Assistant General Counsel. Prior to joining the Company in 1999, Mr. Cauley served as a partner at the Detroit-based law firm of Bodman, Longley & Dahling LLP, where he engaged in all aspects of corporate practice, including mergers and acquisitions, commercial lending and financing, tax and real estate transactions. Mr. Cauley earned his Bachelor of Science degree in Business Administration, with a major in Accounting and his Juris Doctor degree from the University of Michigan. Mr. Cauley is also a Certified Public Accountant.

         Kenneth A. Hiltz, Chief Restructuring Officer, is a principal with AlixPartners LLC, specializing in the financial leadership of corporate turnarounds, restructurings and reorganizations, including balance sheet and cash flow improvement strategies for under-performing companies. Mr. Hiltz recently served as Senior Vice President and Chief Financial Officer of Joy Global Inc., formerly known as Harnischfeger Industries, Inc., a global manufacturer of mining equipment and pulp and papermaking machinery with revenue in excess of $2 billion. He has been a key member of the senior management team and helped lead the Company through an unplanned bankruptcy and stabilizing the financial organization. Previously, Mr. Hiltz served as Chief Executive Officer at a $100 million privately owned manufacturer. Prior to that assignment, he directed the orderly liquidation of a factoring company with a $100 million portfolio. Other significant assignments include designing and implementing a turnaround program for the European operations of a U.S.-based manufacturer and advising a real estate syndicator and developer in restructuring debts totaling approximately $600 million and involving over 150 related debtor entities. A Certified Management Accountant and Certified Public Accountant licensed in Michigan, Mr. Hiltz holds a Bachelor of Business Administration degree in Finance from Xavier University and a Master's of Science degree in Business Administration, with concentrations in Accounting and Finance, from the University of Detroit.

         Brian J. O'Loughlin, Chief Information Officer, joined the Company in 2002 from Revlon, Inc., where he served as Chief Information Officer. In this position, Mr. O'Loughlin was responsible for building Revlon's global Information Technology ("IT") function comprising 240 professionals across 18 countries. He oversaw a major IT reorganization that introduced a centralized infrastructure based on technical standards, reliable architecture, and high levels of customer support. While serving as Chief Information Officer at Revlon, Mr. O'Loughlin created a unified support structure for a diverse IT environment. In earlier positions at Revlon, Mr. O'Loughlin worked as a Vice President of Applications Development, Director of Systems & Programming, and a Project Manager. Prior to Revlon, he spent four years in the industry as a consultant. Mr. O'Loughlin has also held information systems management positions with Congoleum Corporation and A.M. International. Mr. O'Loughlin holds a Bachelor of Science degree in Business Administration from Ramapo College in New Jersey.

         Herbert S. Cohen, Chief Accounting Officer, is a Senior Associate with AlixPartners LLC and has over 25 years of experience providing senior-level financial reporting and business advisory services to manufacturing and service businesses in both public and privately held enterprises. Most recently, Mr. Cohen served as the Project Manager of Safety-Kleen Corp.'s recently completed restatement and audit after it filed under Chapter 11 in June 2000. Prior to this, he served as Vice President and Controller for Harnischfeger Industries, Inc., following their Chapter 11 filing. Previous to that, Mr. Cohen served as Vice-President and Interim Chief Financial Officer for Channel Master LLC, a Questor Partners Fund portfolio company. Mr. Cohen's experience includes other positions such as Vice President and Controller for Treasure Chest Advertising Company, and executive level management positions at Arcata Corporation, Buxbaum & Sacks, P.A., Warner Amex Cable Communications, Inc., American Broadcasting Companies, Inc. and CHC Corporation. Mr. Cohen holds a Bachelor of Science degree in Accounting from the University of Maryland. He is a Certified Public Accountant and a member of the Financial Executives Institute and the Maryland Association of Certified Public Accountants.

         James L. Stegemiller, President, North American Wheels, joined the Company to lead the North American Wheels Business Unit that was recently formed by consolidating the Company's North American Fabricated and Cast Wheels Business Units into one business. Prior to joining the Company, Mr. Stegemiller was the Vice President of Worldwide Operations of ArvinMeritor with responsibilities for all manufacturing operations within the Exhaust Systems business. Mr. Stegemiller earned his Bachelor of Science degree in Business Economics from The Purdue University School of Industrial Management and has completed the Executive Program at Indiana University. Mr. Stegemiller has 27 years of direct experience in the automotive industry.

         Scott T. Harrison, President, Suspension Components, joined the Company from Fisher Scientific, Inc. where he was most recently a Vice President and General Manager of the Lab Equipment Group. Prior to joining Fisher Scientific, Mr. Harrison held various positions of increasing responsibility at General Motor's Delco Chassis Division, at Arvin Industries and at Allied Signal. At Allied Signal, Mr. Harrison directed the Six Sigma program in the Filters and Spark Plugs Strategic Business Unit and was later responsible for global spark plug (Autolite) manufacturing. Mr. Harrison has a strong record of lean implementation, productivity improvement and team building. He holds a Bachelor of Science degree in Electrical Engineering from Ohio State University and a Master's of Science degree in Electrical Engineering from the University of Dayton, Ohio. Mr. Harrison has 12 years of direct experience in the automotive industry.

         Giancarlo Dallera, President, European Wheels, began his career as a sales manager at the Fiat Group's Foundry Division. Subsequent to that, he spent 13 years as General Manager of F.P.S., a wheel manufacturer based in Dello, Italy. When Kelsey-Hayes purchased F.P.S. in 1985, Mr. Dallera joined the Company as President of the European Cast Wheels operations. In 1996, Mr. Dallera assumed management responsibilities of the Company's Autokola joint venture in the Czech Republic in addition to continued management responsibilities of the Italian and Spanish operations. During fiscal 2002, Mr.

Dallera took over control of combined operations of the European Fabricated Wheels and European Aluminum Wheels businesses under the European Wheels business unit. Mr. Dallera has 30 years of direct experience in the automotive industry.

         Daniel M. Sandberg, President, Powertrain and Brakes, was appointed President of Brakes in February 1999; and Powertrain in October 2001. Mr. Sandberg joined the Company in April 1994 as Vice President, General Counsel and Secretary. From 1996 to 1999, he served as Vice President of International Operations, General Counsel and Secretary. At the time, in addition to the Company's legal function, he was responsible for developing a divestiture and/or acquisition strategy for all of the Company's minority owned joint ventures. He received his Bachelor of Arts degree in Economics and his Juris Doctor degree from the University of Michigan.

         Fred Bentley, President, Commercial Highway and Aftermarket, a Six Sigma Black Belt, has a solid background of operations, lean manufacturing and engineering. Prior to joining the Company, he was Managing Director for Honeywell's Holts European and South Africa automotive after-market operations. Prior to that, Mr. Bentley was Heavy Duty Filter (FRAM) General Manager for Honeywell's operations in Greenville, Ohio and Clearfield, Utah. Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, Ohio, and a Master's of Science degree in Business Administration from the University of Phoenix. Mr. Bentley has six years of direct experience in the automotive industry.

         John A. Salvette, Vice President, Business Development, is responsible for the Metaalgieterij Giesen (MGG) and the Equipment and Engineering Divisions and is in charge of directing the Company's Corporate Strategy. After serving in various financial positions with Rockwell International's Automotive Operations, in Winchester, Kentucky, and serving as Vice President and Chief Financial Officer of Stahl Manufacturing, an automotive supplier in Redford, Michigan, Mr. Salvette joint Kelsey-Hayes in 1990 as Controller for the North American Aluminum Wheel Business Unit. From May 1993 to January 1995, Mr. Salvette served as Director of Investor Relations and Business Planning, and from February 1995 to June 1997 as Corporate Treasurer to the Company. From July 1997 to January 1999, Mr. Salvette was Group Vice President of Finance of Hayes Lemmerz Europe. Following the acquisition of CMI International in February 1999, Mr. Salvette was appointed Vice President of Finance, Cast Components Group. Mr. Salvette received a Bachelor degree in Economics from the University of Michigan in 1977 and a Master's of Science degree in Business Administration from the University of Chicago in 1979.

         Edward W. Kopkowski, Vice President of Operational Excellence, served immediately prior to joining the Company as Founder and President of Kopko Associates, Ltd., a consulting firm offering corporate clients guidance in the deployment and use of world class operational improvement methods. Prior to that time, he was Vice President of Modular Products and Operating Excellence at Pilkington PLC (formerly Libbey Owens-Ford) in Toledo, Ohio. Additionally, Mr. Kopkowski was Plant Manager at

Bosch Braking Systems machining and assembly plant in Ashland, Ohio. Before that, he successfully served in a variety of management roles in operations and engineering, at AlliedSignal Braking Systems and, earlier in his career, Bendix Automotive Brake Systems, in both South Bend, Indiana and St. Joseph, Michigan. Mr. Kopkowski received his Bachelor of Science in Mechanical Engineering from Purdue University, in Indiana, and his Master's of Arts degree in Management from Nazareth College in Kalamazoo, Michigan. He is also a licensed Professional Engineer in the State of Michigan and an ASQ Certified Quality Engineer.

         Michael J. Edie, Vice President, Materials and Logistics, came to his position with over 25 years experience. Prior to joining the Company, Mr. Edie served as a consultant for two years in various capacities. His experience spans multiple disciplines, including business process reengineering, international and domestic logistics, and creating and managing customized supply chain management solutions. Mr. Edie started his career with Eastman Kodak Company, holding a number of management positions including Vice President of U.S. and Canada Distribution and Supply; and Regional Senior Vice President of U.S. and Canada Marketing Services and Support. He also spent six years at Revlon, Inc. and held a top post as Senior Vice President of Distribution and Customer Logistics. Mr. Edie holds a Bachelor of Arts degree from St. John Fisher College in Rochester, New York and has completed Executive Development Programs in Logistics and Transportation; Human Resources; and Management.

         Larry Karenko, Vice President, Human Resources and Administration, is responsible for worldwide Public Relations, Communication and Advertising, Philanthropy, Corporate Risk, Health, Safety and Environmental, Corporate Travel, and Fleet Administration. Mr. Karenko joined the Company in 1994 as Corporate Vice President of Human Resources and became Vice President of Human Resources and Administration after the acquisition of CMI, in February 1999. Prior to joining the Company, Mr. Karenko held the lead human resources position in the Powertrain Products Group and the Chassis Products Group at Federal Mogul, Inc. where he worked from 1979 to 1994. Before that, Mr. Karenko served as an employment representative and a wage and salary analyst at Newport News Shipbuilding, and also personnel manager for Kal-Equipment Corporation in Otsego, Michigan, a manufacturer of automotive test equipment. Mr. Karenko received a Bachelor of Science degree in Labor and Industrial Relations from Michigan State University.

           VI. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

A.       EVENTS LEADING TO THE DEBTORS' CHAPTER 11 FILINGS

         During the last few years, the Company has been negatively impacted by a number of developments that affected the Company and its ability to service its debt. Changes in the competitive environment as well as certain operational problems reduced cash flow, resulting in covenant defaults and inadequate liquidity to continue to fund the ongoing operations of the business and debt service requirements. As a result of these and other factors described below, the Company sought bankruptcy court protection to permit it to

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

address its operating problems and realign its capital structure to be consistent with cash flows. In addition, the announcement of the Company's Restatement resulted in the covenant default that directly impacted the Company's ability to access its Prepetition Credit Facility.

         In the years leading up to the Petition Date, the Company's indebtedness increased substantially in connection with several acquisitions that did not achieve the earnings and cash flows anticipated at the time of the acquisitions. Between January 1997 and the Petition Date, the Company's debt increased from approximately $700 million to approximately $2 billion. Much of the increase in leverage can be attributed to the Lemmerz Acquisition in June 1997 and to the CMI Acquisition in February 1999, as well as to certain smaller acquisitions that the Company initiated during this time frame.

         Domestic auto parts manufacturers have come under increasing pressure from OEM customers to provide engineering, design, testing and other services as well as just-in-time inventory provisioning, thereby shifting significant costs and production risks to the suppliers. Supplier margins have also been negatively impacted by pricing pressure exerted by the OEMs. These cost and margin pressures became especially burdensome during the second half of 2000 and throughout 2001, as industry-wide revenues suffered from reduced North American light vehicle production and even sharper reductions in the North American heavy-duty truck build. The combination of higher cost structures and reduced revenues caused a significant industry-wide decline in the financial performance of many auto parts manufacturers, including the Company, during this time frame. The decline in industry performance was reflected by a 41% decline in the S&P Auto Parts and Equipment Index from its peak in April 1998 through the Petition Date versus a 4% increase in the broader S&P 500 Index over this same period.

         The Company began experiencing a downward trend in its financial performance due in part to these industry-wide factors, and also to certain factors specific to the Company, including the build-out and termination of certain OEM platforms, increased competition for the North American wheels segment which resulted in declining market share, recurring manufacturing difficulties at the Company's Somerset, Kentucky facility and lower operating performance at various other facilities in North America and from the newly-acquired CMI. In fiscal 2000, the Company reported a 5.5% decline in revenues and a 32% reduction in gross profit versus the 1999 fiscal year. For the first nine months of fiscal 2001, the Company reported a 6.9% decline in revenues and a 42% reduction in gross profit versus the first nine months of fiscal 2000. The Company also reported cash flow from operations of $6.4 million for the first nine months of fiscal 2001, and negative $79 million during fiscal 2000, versus a positive $251 million and $178 million in fiscal years 1999 and 1998, respectively.

         The decline in the Company's financial performance necessitated the amendment of certain financial covenants set forth in the Third Amended Credit Agreement. Between December 2000 and April 2001, the Company entered into three separate amendments to its Third Amended Credit Agreement to modify its financial covenants and allow certain corporate activities. In May 2001, the Company's accounts receivables securitization program expired, and the Company was not able to replace the facility. The net

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

result was an increase in borrowings under the Company's Prepetition Credit Facility, which further exacerbated the Company's liquidity situation. From May 2001 to the Petition Date, the Company was forced to finance the receivables previously sold under the securitization agreement with its Prepetition Credit Facility. The impact of the loss of the securitization facility had an adverse impact on liquidity of an estimated $100 million during fiscal 2001.

         On August 1, 2001, the Board of the Company appointed Curtis J. Clawson as the Company's President and Chief Executive Officer, replacing Mr. Cucuz as the Chief Executive Officer. Mr. Clawson was also elected as a Class 2 Director of the Company at this time. Subsequently, on September 5, 2001, the Board elected Mr. Clawson as the Company's Chairman of the Board in place of Mr. Cucuz. Since September 2001, several additional senior executives have joined the Company at the behest of Mr. Clawson.

         The Company's financial situation worsened late in the third quarter of 2001 by problems resulting from the Company's Restatement of earnings due to the discovery of certain accounting errors and irregularities. On September 5, and December 13, 2001, the Company announced that it would restate its consolidated financial statements as of and for the fiscal years ended January 31, 2001 and 2000, and for the fiscal quarter ended April 30, 2001 because the Company failed in certain instances to properly apply GAAP, and because certain accounting errors and irregularities in the Company's financial statements were identified. The Company also advised the public that the accompanying independent auditors' reports regarding fiscal 2000 and 1999 consolidated financial statements should not be relied upon.

         As a result of the Restatement and the subsequent postponement of the release of any additional financial reporting including its imminent Form 10-Q, the Company was unable to access additional availability under its Prepetition Credit Facility. In addition, the Company's debt rating was downgraded by the major rating agencies in June 2001, which effectively precluded the Company from accessing other alternative financing sources to fund operations and resulted in tighter credit terms from suppliers. Faced with dwindling cash balances, limited access to additional sources of liquidity and scheduled bond interest payments in December and January of approximately $57 million, the Company sought bankruptcy court protection in order to stay its creditors and to provide access to additional liquidity in the form of a superpriority debtor-in-possession financing facility.

B.       NEED FOR RESTRUCTURING AND CHAPTER 11 RELIEF

         The section immediately above illustrates the confluence of events that contributed to the decision by the Company's Board to commence its Chapter 11 Cases. Without access to additional sources of financing as described above, the Debtors could not generate sufficient cash to satisfy its debt service obligations and fund operations. As a result of these challenges, the Debtors concluded that the commencement of these Chapter 11 Cases was the best available means by which to bring its leverage in line with both its cash flow generating capability and within industry norms, to address its liquidity problems and implement an operational restructuring.

         Following the appointment of Curtis Clawson in August 2001, the Company's management identified numerous opportunities to improve its operational performance and to realize significant cost savings. Specifically, management believed it could implement an operational improvement plan including enhancing the leadership team, restructuring the role of the corporate headquarters, increasing oversight over the financial function, rationalizing SG&A and implementing operational improvements at the plant level with a focus on lean manufacturing. Management also saw opportunities for the divestiture of several under performing or non-core businesses and product lines and the discontinuance of operations at several manufacturing facilities, all with the goal of focusing the Company on its core competencies. Management believed that the anticipated resulting operational efficiencies would enhance the Company's position as an industry leader. For additional discussion of the results of the Company's restructuring efforts, please refer to Section VII.H.

         Management believes restructuring the Debtors will create financial flexibility to accommodate future operating requirements and capital expenditures and improve liquidity. The Debtors expect to emerge from their Chapter 11 Cases having improved their operations and rationalized their capital structure. Chapter 11 provides an opportunity for the Company to implement its operational restructuring described above by, among other things, allowing relief from creditors and providing additional flexibility to eliminate costs and eliminate or renegotiate burdensome contracts and to rationalize capital structures in a disciplined forum. These restructuring efforts are designed to result in even greater profitability for the Company and to solidify its position as the market leader in many of its product categories. Consequently, the Debtors believe that the efforts they have taken and will undertake will return the most value to the Company's stakeholders.

                           VII. THE CHAPTER 11 CASES

A.       CONTINUATION OF BUSINESS; STAY OF LITIGATION

         On December 5, 2001 (the "Petition Date"), the Debtors filed for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Court in accordance with the Bankruptcy Code. While the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Court approval. In addition, the Court has approved the Debtors' employment of attorneys, accountants, financial advisors and other professionals as required by the Bankruptcy Code to assist with its restructuring efforts and to guide the Company through its Chapter 11 Cases.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under section 362(a) of the Bankruptcy Code which, with limited exceptions, enjoined the

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

commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing spell" necessary to assess and reorganize its business. The automatic stay remains in effect, unless modified by the Court or applicable law, until the Effective Date of the Plan.

B.       SUMMARY OF CERTAIN RELIEF OBTAINED AT THE OUTSET OF THE CHAPTER 11
         CASES

         1.       Significant First Day Orders

                  The Debtors filed numerous motions on the Petition Date seeking the relief provided by certain so-called "first day orders." First day orders are entered by the Bankruptcy Court shortly after the commencement of a chapter 11 case and are intended to ensure a seamless transition between a debtor's prepetition and postpetition business operations by approving certain normal business conduct that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code specifies prior approval by the Court must be obtained. The so-called "first day" orders in this case authorized, among other things:

                  - the maintenance of the Debtors' existing bank accounts and continued operation of its cash management system substantially as it existed prior to the Petition Date;

                  - as more fully described below, the use of the DIP Facility and the Prepetition Lenders' cash collateral and the entry into debtor-in-possession financing with the DIP Lenders in an amount not to exceed $75,000,000 on an interim basis and $200,000,000 million on a final basis, with such amounts to be used for general business purposes during the course of these Chapter 11 Cases;

                  - the payment of employees' accrued prepetition wages and continuation employee benefit programs, including among others, the Hayes SERP and Short Term Incentive Plan described in Section and Section , respectively;

                  - authority, but not a requirement, to implement a critical trade vendor program, pursuant to which the Debtors have, in the exercise of their business judgment, paid approximately $14.1 million of prepetition claims of certain critical trade vendors (and obtained releases of their remaining prepetition claims in the approximate aggregate amount of $1.2 million) in order to prevent such vendors, which are in most cases sole source vendors, from themselves being forced into insolvency as a result of the Debtors' Chapter 11 Cases;

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

                  - authority to pay certain contractors in satisfaction of mechanics and artisans liens, pursuant to which the Debtors have paid approximately $2.4 million to date to satisfy such types of liens and, thus, prevent the disruption of their businesses;

                  - authority to honor prepetition obligations to customers and to continue rebate and/or retroactive price adjustment and other customer programs, pursuant to which the Debtors have spent less than $1 million to honor and continue such programs, thus helping to maintain customer relations;

                  - authority to pay consignment vendors in the ordinary course of business;

                  - authority to pay prepetition claims of critical shipping and warehouse charges, pursuant to which the Debtors paid approximately $1.6 million to avoid shipping disruptions that otherwise would have resulted from the commencement of the Chapter 11 Cases;

                  - the continuation of utility services during the pendency of the Chapter 11 Cases;

                  - authority to pay prepetition sales, use and other trust fund prepetition taxes;

                  - authority to enter into certain insurance premium financing agreements to maintain and finance necessary insurance during 2002;

                  - authority to continue investment and deposit practices and guidelines in effect as of the commencement of these Chapter 11 Cases, provided that the Debtors agreed to collateralize one of their banking accounts pursuant to an agreement with the United States Trustee;

                  -        the joint administration of the Chapter 11 Cases.

         2.       Parties In Interest, Counsel and Advisors

                  The parties described below have been, among others, major parties in interest, or counsel and/or advisors to them, in the Chapter 11 Cases to date.

                  (a)      The Bankruptcy Court

                           The Honorable Mary F. Walrath, United States
Bankruptcy Judge for the Bankruptcy Court for the District of Delaware, has presided over the Debtors' Chapter 11 Cases.

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

                  (b)      The United States Trustee

                           The United States Trustee for the District of
Delaware has been actively involved in the Debtors' Chapter 11 Cases.

                  (c)      Counsel and Advisors to the Debtors

                           On December 7, 2001, the Debtors filed an application
to retain Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices (collectively, "Skadden, Arps") as its counsel in the Chapter 11 Cases. The Bankruptcy Court authorized the retention of Skadden, Arps as attorneys for the Debtors in the Chapter 11 Cases nunc pro tunc to the Petition Date pursuant to an Order dated February 14, 2002.

                           On February 14, 2002, the Bankruptcy Court signed an
order authorizing the retention of Lazard Freres & Co., LLC ("Lazard Freres") nunc pro tunc to the Petition Date, as the Debtors' investment banker and financial advisor. During the Chapter 11 Cases, Lazard Freres has, among other things, reviewed the Company's Business Plan, evaluated the Company's debt capacity in light of its projected cash flows, determined a range of values for the Company on a going concern basis, assisted in the determination of an appropriate capital structure for Reorganized Debtors, assisted the Debtors in the negotiation of the Plan, assisted the Debtors in the arrangement of the DIP Financing Facility and an exit financing facility, and provided other investment banking services as requested by the Company from time to time. In consideration for such services and pursuant to its engagement letter dated October 3, 2001, upon confirmation of the Plan, Lazard Freres would be entitled, subject to final approval of the Bankruptcy Court, to a transaction fee equal to $8.8 million less any monthly fees and certain other fees received by Lazard Freres through the Effective Date.

                           On March 20, 2002, the Bankruptcy Court approved the
retention of AlixPartners, LLC ("AlixPartners"), as crisis managers to the Debtors. AlixPartners consultants were retained to provide a broad range of restructuring and turnaround consulting services including serving as interim Chief Financial Officer, Chief Restructuring Officer and Chief Accounting Officer of the Company. In consideration for such services and pursuant to its engagement letter dated October 12, 2001, upon confirmation of the Plan, AlixPartners would be entitled, subject to final approval of the Bankruptcy Court, to a success fee equal to 0.10% of the first $1.0 billion of the Company's Total Enterprise Value and 0.20% of Total Enterprise Value in excess of $1.0 billion, in addition to any hourly fees and expenses for services provided.

                           On February 14, 2002, the Bankruptcy Court approved
the retention of KPMG, LLP ("KPMG") as external accountants to the Debtors.

                           On December 7, 2001, the Bankruptcy Court approved
the retention of Bankruptcy Services, LLC ("BSI") as the Claims, Noticing and Balloting Agent to the Debtors.

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

                           On January 22, 2002, the Bankruptcy Court entered an
order approving the Debtors' retention of various ordinary course professionals to represent it in matters outside the Chapter 11 Cases. Under the terms of that order, from time to time since the Petition Date, the Company retained certain additional ordinary course professionals to assist it with matters outside of the Chapter 11 Cases.

                           On February 14, 2002, the Bankruptcy Court entered an
order approving the Debtors' retention of McKinsey & Company, Inc. United States as management consultants to the Debtors pursuant to their engagement letter dated December 14, 2001.

                           On July 19, 2002, the Bankruptcy Court approved the
retention of Professional Resources International, Inc. as the Debtors' internal auditor.

                           On August 12, 2002, the Bankruptcy Court approved the
retention of Deloitte & Touche, LLP ("Deloitte") as employee compensation and expatriate tax consultants to the Debtors. On December 4, 2002, the Bankruptcy Court authorized the Debtors to expand the services provided by Deloitte to include international tax consulting services.

                  (d)      Appointment of The Creditors' Committee

                           On December 19, 2001, the United States Trustee
appointed the Official Committee of Unsecured Creditors of Hayes Lemmerz International, Inc. (the "Creditors' Committee"). The United States Trustee appointed the following persons or entities to the Creditors' Committee: HSBC Bank, USA as successor indenture trustee for the 11.875% Senior Notes; U.S. Bank & Trust National Association, as successor indenture trustee for the 11% Subordinated Notes; Dreyfus Short Term Income Fund; Triton CBO III Limited ("Triton"); Alcoa, Inc.; National Steel Corporation; and Industrial Systems Associates, Inc. On or about January 31, 2002, the United States Trustee appointed Wells Fargo Bank of Minnesota, N.A., as successor indenture trustee for the 9.125% Subordinated Notes and the 8.25% Subordinated Notes, to the Creditors' Committee to replace Dreyfus Short Term Income Fund, which resigned from the Creditors' Committee prior the date thereof. Triton resigned from the Creditors' Committee during December of 2002 and no replacement has been named or is expected to be named.

                  (e)      Counsel and Advisors to the Creditors' Committee

                           On February 26, 2002 and as further revised on March
6, 2002, the Bankruptcy Court approved the retention of Akin Gump Strauss Hauer & Feld LLP ("Akin Gump") as counsel to the Creditors' Committee.

                           On February 26, 2002, the Bankruptcy Court approved
the retention of Klett, Rooney, Lieber & Schorling ("Klett Rooney") as local counsel in Delaware for the Creditors' Committee.

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

                           On April 16, 2002, the Bankruptcy Court approved the
retention of Chanin Capital Partners LLP ("Chanin") as financial advisors to the Creditors' Committee. The Creditors' Committee originally engaged Houlihan Lokey Howard & Zukin as its financial advisors, but the Bankruptcy Court declined to approve such retention.

                           In addition, On December 4, 2002, the Court approved
the retention of Sonnenschein, Nath & Rosenthal ("Sonnenschein") as Special Counsel to the Creditors' Committee to potentially prosecute certain lien avoidance actions against the Prepetition Lenders.

C.       DEBTOR IN POSSESSION FINANCING

         1.       DIP Credit Agreement

                  On December 17, 2001, the Debtors entered into a Revolving Credit and Guaranty Agreement (the "DIP Credit Agreement") among HLI, as borrower, certain Debtor Subsidiaries, as guarantors, the lenders parties thereto (the "DIP Lenders"), CIBC World Markets Corp., as lead arranger, Bank of America, N.A. and Salomon Smith Barney, Inc., as syndication agents, and Canadian Imperial Bank of Commerce, as administrative agent for the DIP Lenders. Pursuant to the DIP Credit Agreement, the Debtors have access to a revolving credit facility (the "DIP Facility") not to exceed $200 million with a sub-limit of $15 million for letters of credit, all subject to a borrowing base formula. Proceeds of loans made under the DIP Facility have been used to fund the Debtors' working capital needs from time to time during the course of these Chapter 11 Cases, including limited permitted loans to foreign Subsidiaries as detailed below.

                  On December 21, 2001, the Bankruptcy Court entered an order approving the DIP Facility on an interim basis which, among other things, provided for borrowings in an amount not to exceed $75 million, subject to certain borrowing base restrictions. On January 28, 2002, the Bankruptcy Court signed a final order approving the DIP Facility (all such orders collectively, the "DIP Facility Order"). The DIP Facility is scheduled to terminate on the earlier of (a) the date of the substantial consummation of a Plan of Reorganization and (b) June 5, 2003 (eighteen months after the date of the commencement of these Chapter 11 Cases).

                  The obligations of HLI and its Subsidiary guarantors under the DIP Facility have super-priority administrative claim status as provided under the Bankruptcy Code. Under the Bankruptcy Code, a super-priority claim is senior to secured and unsecured prepetition claims and all administrative expenses incurred in the Chapter 11 Cases. In addition, with certain exceptions (including a carve-out for unpaid professional fees and disbursements), the DIP Facility Claims are secured by (1) a first-priority lien on all unencumbered pre-and post-petition property of the HLI and the other Debtors, as guarantors,
(2) a first-priority priming lien on all property of HLI and the other Debtors, as guarantors, that is encumbered by the

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

existing liens securing obligations under the Prepetition Credit Facility, and
(3) a junior lien on all other property of HLI and the other Debtors, as guarantors, that is encumbered by prepetition liens.

                  The DIP Credit Agreement permits the Debtors to make loans to, and obtain letters of credit under the DIP Facility to support the operations or obligations of, its foreign Subsidiaries in Germany and Mexico, in an aggregate principal amount not to exceed $20 million at any one time outstanding, to fund capital expenditures, required joint venture obligations, rebate exposure of such foreign Subsidiaries or costs incurred in connection with plant closures, restructuring or the sale or termination of businesses of foreign Subsidiaries in Germany. Such loans may be funded either from the Company's operations or from borrowings under the DIP Facility.

                  In addition to the foregoing financial covenants, the DIP Credit Agreement imposes certain other restrictions on HLI and its Subsidiaries, including with respect to their ability to incur liens, enter into mergers, incur indebtedness, give guarantees, make investments, pay dividends or make other distributions and dispose of assets.

                  Borrowings under the DIP Facility may be either ABR loans or Eurodollar loans. ABR loans are priced at 2.00% per annum plus the greatest of
(i) the prime rate, (ii) the base CD rate plus 1.0% per annum, and (iii) the federal funds effective rate plus 0.5% per annum. Eurodollar loans under the DIP Facility are priced at LIBOR plus 3.50% per annum. In addition, the Debtors pay a commitment fee of 0.75% per annum on the unused amount of the DIP Facility commitment, payable monthly in arrears. Letters of credit are priced at 3.50% per annum on the outstanding amount in addition to a fronting fee of 0.25% per annum.

         2.       First Amendment

                  On January 15, 2002, the Debtors and the initial DIP Lenders under the DIP Credit Agreement entered into a First Amendment to the DIP Credit Agreement. This First Amendment finalized the terms of the borrowing base formula of eligible assets used to calculate the amounts which the Debtors are able to borrow under the DIP Facility. Beginning January 31, 2002, the DIP Facility requires compliance with monthly minimum consolidated and domestic EBITDA tests and limits on capital expenditures. The Debtors have been in compliance with these tests during the Chapter 11 Cases.

         3.       Second Amendment

                  The DIP Credit Agreement originally provided that the Debtors would be in default thereunder if (i) they failed to file a plan of reorganization and disclosure statement with the Bankruptcy Court within two hundred seventy (270) days after the Petition Date, or (ii) they failed to receive Bankruptcy Court approval of a disclosure statement within thirteen (13) months after the Petition Date. In connection with the Bankruptcy Court's second extension of the exclusive periods under 11 U.S.C. Section

1121(d), on August 6, 2002, the Debtors and the DIP Lenders entered into a Second Amendment of the DIP Credit Agreement, which became effective on August 19, 2002. The Second Amendment provides that the Debtors shall be in default of the DIP Credit Agreement if they (i) fail to file with a plan of reorganization and disclosure statement with the Bankruptcy Court on or before December 16, 2002, or (ii) fail to receive Bankruptcy Court approval of a disclosure statement on or before January 16, 2003.

         4.       Third Amendment

                  During the Chapter 11 Cases, the Debtors and the DIP Lenders discovered that the applicable period(s) during which certain liquidity and earnings tests are measured had not been properly memorialized and the parties' intentions were frustrated thereby. Accordingly, on December 4, 2002, the Bankruptcy Court granted authority for the Debtors and the DIP Lenders to enter into a Third Amendment of the DIP Credit Agreement to correct the measurement period definition and allow certain Adequate Protection Payments (as defined herein) thereby. The Third Amendment also allows the Debtors, subject to Bankruptcy Court approval, to make various adequate protection payments to parties other than the Prepetition Lenders in certain limited circumstances, which payments previously were prohibited under the DIP Credit Agreement.

         5.       Fourth Amendment

                  On December 24, 2002, the Debtors and the DIP Lenders entered into the Fourth Amendment to the DIP Credit Agreement. The Fourth Amendment provides that the Debtors shall be in default of the DIP Credit Agreement if the Debtors fail to receive Bankruptcy Court approval of a disclosure statement on or before February 7, 2003, or a later date as determined by the DIP Agent, in its sole discretion, provided that such later date as determined by the DIP Agent cannot occur after March 11, 2003. In accordance with Section 7.01(p) of the DIP Credit Agreement, on February 7, 2003, the DIP Agent agreed to extend the deadline for the Debtors to receive Bankruptcy Court approval of the Disclosure Statement from February 7, 2003 to February 28, 2003. In addition, the Fourth Amendment provided a waiver for the Debtors to effect a reorganization of non-Debtor German Subsidiaries in response to a proposed change in German tax laws.

D.       ADEQUATE PROTECTION PAYMENTS

         In addition to the various provisions discussed above, the DIP Facility Order provides that as adequate protection for the benefit of the Prepetition Lenders, in the event certain tests relating to the liquidity position and earnings of the Company are satisfied, the Debtors shall make postpetition cash payments ("Adequate Protection Payments") to the Prepetition Lenders with respect to Postpetition Interest accruing under the Prepetition Credit Agreement. The DIP Facility Order provides for the Debtors to make the following four types of Adequate Protection Payments:

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

         1. Initial Adequate Protection Payment - a payment on the last business day of the calender quarter ending June 30, 2002, in respect of accrued and unpaid interest and fees through such date (including accrued and unpaid interest, letter of credit fees and other fees and payments that are accrued and unpaid as of the Petition Date) in an amount up to $10 million but not to exceed $20 million, all subject to the terms and conditions set forth in the DIP Credit Agreement;

         2. Quarterly Adequate Protection Payments - commencing with the quarter ending September 30, 2002, quarterly payments on the last business day of each fiscal quarter in an amount equal to all then accrued and unpaid interest, letter of credit fees and other fees and payments (including any such interest and fees that are accrued and unpaid as of the Petition Date) at the applicable nondefault rates (including LIBOR pricing options) provided for pursuant to the Prepetition Credit Agreement and existing hedging agreements entered into in connection with the obligations under the Prepetition Credit Agreement, all subject to the terms and conditions set forth in the DIP Credit Agreement;

         3. Professional Fee Adequate Protection Payments - payment on a current basis, without the necessity of filing formal fee applications (although the Creditors' Committee has a ten (10) day review period), of the reasonable fees and expenses (including, but not limited to, the reasonable fees and disbursements of counsel and third-party consultants, including financial consultants, and auditors) incurred by the Prepetition Agent and the Prepetition Lenders (to the extent provided in the Prepetition Credit Agreement) (including any unpaid prepetition fees and expenses) and the continuation of the payment to the Prepetition Agent and the Prepetition Lenders on a current basis of the administration fees that are provided for under the Existing Agreements (as defined in the DIP Facility Order); and

         4. Foreign Affiliate Adequate Protection Payments - commencing on January 31, 2002, and on the last business day of each fiscal quarter thereafter, quarterly payments in respect of all such accrued and unpaid interest and fees in an amount up to the aggregate amount of payments received by the Debtors from one or more Foreign Subsidiaries (as defined in the DIP Credit Agreement) in the form of dividends, distributions, loan payments, repayments, prepayments or otherwise during the immediately preceding fiscal quarter (less the amount of such payments received from Foreign Subsidiaries in Germany or from Hayes Lemmerz Fabricated Holdings, B.V., which payments shall be applied to repay the then outstanding Intercompany Loans (as defined in the DIP Credit Agreement) to Foreign Subsidiaries in Germany or Hayes Lemmerz Fabricate Holdings, B.V., made pursuant to Section 2.29 of the DIP Credit Agreement.

         Through the date hereof, the Debtors have paid the Prepetition Secured Lenders approximately $43.9 million, consisting of (a) the Initial Adequate Protection Payment in the approximate amount of

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

$10 million, (b) Quarterly Adequate Protection Payments in the approximate aggregate amount of $15.6 million, (c) Foreign Affiliate Adequate Protection Payments in the approximate aggregate amount of $13.4 million, and (d) Professional Fee Adequate Protection Payments in the aggregate approximate amount of $4.9 million. Pursuant to the settlement with the Prepetition Lenders set forth in the Plan, the Debtors will not make any further Adequate Protection Payments, other than Professional Fee Adequate Protection Payments, provided that the Effective Date occurs on or prior to June 1, 2003.

         As described in Section , the Debtors are aware that the Creditors' Committee believes it has identified various actions that, if successful, would result in the avoidance of certain liens on the Debtors' property securing obligations under the Prepetition Credit Facility. Moreover, the DIP Facility Order also provides, among other things, that "[n]othing contained in this Order shall affect the Committee's right prior to confirmation of any plan in the [Chapter 11 Cases] to allege that all or any portion of the payments made pursuant to paragraph 14 of this Order [authorizing adequate protection] should be returned and/or applied to reduce the principal obligations owing under the [Prepetition Credit Agreement]." DIP Facility Order [Paragraph] 24.

         In the event that (a) the Creditors' Committee challenges certain of the liens in property securing obligations under the Prepetition Credit Facility, (b) such a challenge is successful, and (c) the value of such collateral is determined to be less than the aggregate amount of the Prepetition Facility Claim (including Postpetition Interest accrued thereon), the Prepetition Lenders would be entitled to the amount of Adequate Protection Payments equal to the difference between the Prepetition Facility Claim (including accrued Postpetition Interest) and the value of their collateral. In the event the value of the property securing obligations under the Prepetition Credit Facility is determined to be less than the principal amount outstanding thereunder, the Prepetition Lenders would be undersecured and thus would not be entitled to any Adequate Protection Payments. In either situation, pursuant to the Plan, the amount of any Adequate Protection Payments the Prepetition Lenders ultimately would not be entitled to receive would be credited against any distribution to which the Prepetition Lenders might be entitled to receive in the Chapter 11 Cases.

         The consideration to be paid to the Prepetition Lenders pursuant to the Plan and the release and waivers made by and in favor of the Prepetition Lenders as provided in the Plan represent a compromise and settlement, pursuant to
Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Credit Facility Secured Claims, including such Claims relating to alleged lien perfection issues. In the event the Plan is not confirmed or the Effective Date does not occur by June 1, 2003, or such later date as agreed by the requisite parties, such compromise and settlement would be deemed to be null and void and nothing set forth in the Plan would be deemed to alter, affect or limit the rights of any party.

         The BMO Synthetic Lessors assert that, in connection with the negotiation and finalization of the DIP Facility Order, the Debtors and the Prepetition Agent agreed to the following relief with respect to the BMO Synthetic Lessors:

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         The granting to the BMO Synthetic Lessors of a replacement security interest in and lien upon all BMO Subordinated Collateral, which security interest and lien (the "BMO Junior Replacement Lien") shall have a priority junior only to (a) the security interests and liens granted pursuant to the DIP Facility Order in favor of the DIP Lenders in respect of the DIP Facility; (b) the junior replacement security interests and liens granted to the Prepetition Lenders pursuant to the DIP Facility Order; and (c) the security interests and liens of the Prepetition Lenders that are superior to those of the BMO Synthetic Lessors pursuant to the Intercreditor Agreement; and (ii) the granting to the BMO Synthetic Lessors of a superpriority allowed claim pursuant to Section 507(b) of the Code (the "BMO Adequate Protection Claim") immediately junior only to (x) the claims under Section 364 (c)(1) of the Code held by the DIP Lenders as set forth in paragraph 9 of the DIP Facility Order, (y) the superpriority allowed claim pursuant to Section 507(b) of the Code which was granted to the Prepetition Lenders pursuant to the DIP Facility Order, and (z) the secured claims of the Prepetition Lenders which are senior to the liens and security interests of the BMO Synthetic Lessors in the BMO Subordinated Collateral pursuant to the Intercreditor Agreement.

Although the Debtors and the BMO Synthetic Lessors have attempted to reach resolution regarding the foregoing, no agreement has yet been reached, and the Bankruptcy Court has not entered any orders granting the relief claimed by the BMO Synthetic Lessors.

E.       OTHER MATERIAL RELIEF OBTAINED DURING THE CHAPTER 11 CASES

         In addition to the orders approving the firstday motions and the other matters described above, the Debtors have sought and obtained certain orders from the Court that are of particular importance to the operation of the business or the administration of the Chapter 11 Cases. Included among such orders are those authorizing:

         1. Employee Retention Program, Employment Contracts and Severance Agreements

                  On May 28, 2002, the Bankruptcy Court approved an employee retention program (the "Employee Retention Program") adopted by the Executive Committee of HLI's Board, which is designed to retain key executives and employees, as well as authorized the Debtors to assume certain existing senior management employment and severance agreements.

                  The Employee Retention Program is comprised of two components:
(a) a retention bonus providing a bonus to certain employees ranging from 42% to 200% of base salary depending upon position with the Company, payable 35% on October 1, 2002, and the balance upon consummation of the restructuring; and (b) a restructuring performance bonus, intended to replace the stock options that key executives otherwise would have received under the Company's long term incentive plan but for the occurrence of events leading to the Chapter 11 Cases, providing a bonus to key executives in the form of

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cash and/or equity based upon the Total Enterprise Value (as defined in the
Employee Retention Program) of the Company as of the date of confirmation of a plan of reorganization.

                  Pursuant to the authority granted by the Bankruptcy Court, the Debtors assumed the outstanding employment agreements between HLI and the following officers of the Company: Curtis Clawson (President and Chief Executive Officer); Fred Bentley (President, Commercial Highway and Aftermarket); Scott Harrison (President, Suspension Components); James Stegemiller (President, North American Wheels); Michael Edie (Vice President, North American Materials and Logistics); Larry Karenko (Vice President, Human Resources and Administration); Daniel Sandberg (President, Powertrain and Brakes); and Michael McGrath (Vice President, Industry Relations). The Debtors also assumed two severance agreements between HLI and John Salvette (Vice President, Business Development) and Giancarlo Dallera (President, European Wheels). In addition to agreements with officers of the Company, the Debtors also assumed the obligations under certain offer of employment letters with the following employees: Curtis Huston (Director of Program Management, Suspensions Components); Gordon Pebbles (Director of Operations, North American Wheels); Mark Brebberman (Controller, North American Wheels); Marcello Tedesco (Director of Engineering, Automotive Brake Components); and Gary Findling (Treasurer).

         2.       Extension of Exclusivity Periods

                  During the Chapter 11 Cases, the Court, at the request of the Debtors, entered three Orders extending the periods under 11 U.S.C. ss. 1121(d) during which the Debtors have (a) the exclusive right to file one or more reorganization plans and (b) the exclusive right to solicit and obtain acceptances for any such plan, with the first extensions going through and including September 3, 2002, and November 2, 2002, respectively; the second extensions going through and including December 16, 2002, and February 17, 2003, respectively; and the third extensions going through and including April 15, 2003, and June 16, 2003, respectively.

         3.       Extension of Time to Assume or Reject Leases

                  The Court four times extended the deadline under 11 U.S.C. ss. 365(d)(4) for the Debtors to assume or reject nonresidential leases. The current extended deadline expires on the earlier of April 30, 2003, or the date of confirmation of the Plan of Reorganization. See Section for a discussion of the unexpired leases and executory contracts previously rejected by the Debtors during the Chapter 11 Cases and Section ("Treatment of Executory Contracts and Unexpired Leases") for a discussion of the treatment of leases and contracts under the Plan.

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         4.       Extension of Time to Remove Actions

                  The Court four times extended the period under 28 U.S.C. ss. 1452 during which the Debtors may remove pending civil actions to the District Court for the District of Delaware. The current extended deadline expires on the later of (a) March 3, 2003 or (b) 30 days after entry of an order terminating the automatic stay with respect to any particular action sought to be removed. As of the date hereof, the Debtors a pending motion seeking to extend removal period until June 3, 2003, which motion is scheduled to be heard by the Bankruptcy Court at a hearing on March 6, 2003. Pursuant to the Bankruptcy Court's Local Rules, the removal deadline is automatically extended until the Bankruptcy Court makes a determination regarding such motion.

         5.       Establishment of Procedures for Asset Sales

                  On March 25, 2002, the Bankruptcy Court entered an order establishing procedures for asset sales by the Debtors. The Court authorized the Debtors to enter into any sale of inventory, equipment, fixtures and real estate, as long as the sale price of any single asset or related group of assets is no greater than $750,000, and the Debtors abide by the procedures and additional parameters set forth in the Court Order.

         6.       Rejection of Unexpired Leases and Executory Contracts

                  During the Chapter 11 Cases, the Debtors as part of their ongoing review of the terms and conditions their unexpired leases and executory contracts to determine whether such leases and contracts are beneficial to their estates, have filed, and the Bankruptcy Court has granted, ten motions to reject leases and contracts. Pursuant to such motions, the Debtors have rejected over 70 leases and contracts and estimate that they reduced postpetition administrative costs with respect thereto by approximately $4 million on an annualized basis.

         7.       Insurance Premium Financing

                  On November 14, 2002, the Bankruptcy Court granted the Debtors authority to enter into certain insurance premium financing agreements to maintain and finance necessary insurance during 2003. The Debtors expect to pay approximately $3.3 million during 2003 to satisfy the financing obligations regarding their insurance premiums.

         8.       Purchase of Wheland Foundry

                  On January 15, 2002, the Bankruptcy Court authorized and approved the Debtors' purchase of a foundry (the "Wheland Foundry") from North American Royalties, Inc., Wheland Holding Company, Inc., Wheland Manufacturing Company, Inc. and Wheland Foundry, LLC (collectively,

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"Wheland"), and such transaction closed in March 2002. Wheland, a debtor in a chapter 11 case pending in Tennessee, was a major producer of iron castings used to manufacture brake and other automotive components of the Debtors. Wheland produced approximately 70% of the castings required by the Company's Automotive Brake Components Division and produced all of the lightweight centrifuse drum castings needed by the Company's Commercial Highway Division. These divisions generated revenues of approximately $110 million from products at least partially sourced from Wheland, and it is projected that these divisions will contribute significantly to the Company's earnings in future years. Subsequent to its chapter 11 filing, Wheland threatened to discontinue immediately operations needed to produce components required by the Debtors and their customers. The Company's Automotive Brake Components Division was unable to resource the Wheland products until March 2002. In addition, the Company's Commercial Highway Division was unable to resource the products produced by Wheland because Wheland produced all of the Division's centrifuse drum castings using a proprietary process and unique equipment owned by the Debtors. Because it was too costly to move the Company's equipment to one of its Subsidiaries, the Company purchased the Wheland Foundry, as it was the only viable option to sustaining the financial viability of the Company's Commercial Highway Division, as the centrifuse drum products account for a substantial portion of that Division's revenues and profits.

         9.       U.S. Pipe Supply Agreement

                  The Company also relied on Wheland to supply molten iron metal used in connection with the manufacture of centrifuse brake drums. However, in connection with its winding down, Wheland ceased the production of molten iron metal. The Debtors did not purchase Wheland's property and equipment used to produce molten metal because such property was not determined to be beneficial to the Debtors' estates. However, without this raw material, the Company was unable to produce its profitable centrifuse brake drums. On July 17, 2002, the Bankruptcy Court authorized the Debtors to enter into a Supply Agreement' (the "USP Agreement") with U.S. Pipe and Foundry Co. ("USP"); this allowed the Debtors to purchase the raw materials needed to continue operations at the newly acquired Wheland Foundry in its production of centrifuse brake drums. The term of the USP Agreement is one year, commencing March 4, 2002. After the initial term, the USP Agreement shall continue month to month unless terminated by either party upon thirty (30) days' written notice.

         10.      Cancellation of Receivables from Schenk

                  On June 11, 2002, the Court authorized the Debtors to compromise and settle two intercompany loans receivable in the aggregate amount of 8.6 million Euros owed to certain of the Debtors' by Hayes Lemmerz Schenk GmbH ("Schenk"), a non-Debtor Subsidiary, for 650,000 Euros in connection with the sale of Schenk to Metallwerke Kloss GmbH, a German corporation. Schenk is a multiniche manufacturer of aluminum and magnesium castings, with manufacturing operations, consisting of a single foundry, located in Maulbronn, Germany, and consistently lost money and generated negative cash flow. Given Schenk's poor performance and its projected future cash requirements from the Company, which

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were significant, HLI reviewed its alternatives with respect to a divestiture of
Schenk, including a sale, insolvency proceeding or an out-of-court winding-up. Ultimately the Company determined that a sale of Schenk was the only feasible alternative given the harm to the Company's customers worldwide that an insolvency proceeding for Schenk would cause, the massive costs that would have to be incurred in winding up Schenk through an out-of-court process, and the fact that a sale provided the only potential opportunity for the Debtors to recover some portion of their loans receivable.

F.       SUMMARY OF CLAIMS PROCESS, BAR DATE AND CLAIMS FILED

         1.       Schedules and Statements of Financial Affairs

                  On January 31, 2002, the Debtors filed with the Bankruptcy Court their original Schedules of Assets and Liabilities and Statements of Financial Affairs (the "Original Schedules") setting forth, among other things, the assets and liabilities of the Debtors as shown by their books and records, subject to the assumptions contained in certain notes filed in connection therewith. The Debtors filed their Amended Schedules of Assets and Liabilities and Statements of Financial Affairs (the "First Amended Schedules") with the Bankruptcy Court on March 21, 2002. The First Amended Schedules amended and restated the Original Schedules.

         2.       Claims Bar Date

                  On March 26, 2002, the Bankruptcy Court entered an Order (the "Bar Date Order") which, among other things, established June 3, 2002, as the Bar Date in the Chapter 11 Cases, approved the form and manner of notice to be provided with respect to the Bar Date, and set April 1, 2002, as the deadline for the Debtors to mail and publish notices of the Bar Date. On or prior to April 1, 2002, the Debtors' Notice Agent, Bankruptcy Services, L.L.C. (the "Notice Agent"), gave notice of the Bar Date by mailing to all entities having requested notice under Bankruptcy Rule 2002 the notice of the Bar Date approved by the Bankruptcy Court and a proof of claim form substantially similar to Official Form No. 10.

                  Prior to April 1, 2002, the Notice Agent mailed to all known Creditors (as defined in the Bar Date Order), other than Creditors holding solely Excluded Claims (as defined in the Bar Date Order), as determined from the Debtors' First Amended Schedules, (a) the Bar Date notice approved by the Bankruptcy Court, (b) a chart customized for each recipient to reflect the Claim(s), if any, scheduled by the Debtors, including which Debtor the claim(s) is/are scheduled against, the amount scheduled and status as secured, priority, unsecured, contingent, unliquidated and/or disputed, (c) one proof of claim form, preprinted with the Debtor's name, for each Debtor against which the recipient has a scheduled claim, and (d) one blank proof of claim form. In addition, the Debtors published notice of the Bar Date in The New York Times on April 4, 2002.

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         3.       Second Amended Schedules and Statements of Financial Affairs

                  On July 12, 2002, the Debtors filed their Second Amended Schedules of Assets and Liabilities and Statements of Financial Affairs (the "Second Amended Schedules" and, collectively with the First Amended Schedules, the "Schedules and Statements") and a notice of filing with respect thereto. On July 15, 2002, the Notice Agent served a copy of the Second Amended Schedules and the notice of filing with respect thereto upon those claimants whose claims were either (i) recognized by the Debtors for the first time in the Second Amended Schedules (i.e., such claims were not included in the First Amended Schedules), or (ii) set forth in the Second Amended Schedules in amounts less than previously set forth in the First Amended Schedules. All of the Schedules are subject to further amendment or modification. Pursuant to the Bar Date Order, parties listed in the Second Amended Schedules had until August 19, 2002, to file proofs of claim or to amend previously filed proofs of claim with respect to the Claims listed in the Second Amended Schedules.

         4.       Proofs of Claim

                  As of December 16, 2002, approximately 2,410 parties have filed approximately 4,897 proofs of claim asserting Claims against the Debtors in the aggregate amount of approximately $133.2 billion. The Debtors believe the aggregate amount of Claims against the Debtors that ultimately will be allowed is significantly less than the amounts asserted by the Claimants in their Proofs of Claim.

         5.       Claims Administration

                  Prior to the commencement of these cases, the Debtors maintained, in the ordinary course of business, books and records that reflected, among other things, the Debtors' liabilities and the amounts thereof owed to their creditors. The Debtors have conducted a review of the proofs of claim filed in the Chapter 11 Cases, including any supporting documentation, the Claims set forth therein, and the Debtors' books and records to determine the validity of the Claims asserted against the Debtors. Based on their reviews, the Debtors determined that certain Claims asserted against the Debtors were objectionable.

                  As of the date hereof, the Debtors have filed with the Bankruptcy Court fifteen separate omnibus objections to Claims (collectively, the "Omnibus Objections"). Certain of these Omnibus Objections were nonsubstantive in nature (i.e., the Debtors' First, Second, Third, Fifth, Seventh, Twelfth and Fifteenth Omnibus Objections) in that they objected to the following types of claims: (i) duplicate Claims, (ii) amended and superseded Claims, (iii) Claims asserted against the wrong debtor, (iv) Claims based on equity ownership and (v) Claims filed by beneficial holders of Unsecured Notes that duplicated the Claims filed by the respective Indenture Trustees for the Unsecured Notes. The other Omnibus Objections (i.e., the Debtors' Fourth, Sixth, Eighth, Ninth, Tenth, Eleventh, Thirteenth and Fourteenth Omnibus Objections) were substantive in nature and objected to certain Claims on the following basis: (a) Claims that had no cognizable basis in law or fact, (b) anticipatory lease rejection damages Claims, (c)

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Claims that were paid and satisfied prior to the commencement of the Chapter 11
Cases, (d) anticipatory damages Claims with respect to the Pension Plan and Retiree Medical Programs, and (e) contingent, unliquidated and/or disputed litigation claims. The Bankruptcy Court has entered Orders granting the objections in the Debtors' First through Eleventh Omnibus Objections. The Twelfth through fifteenth Omnibus Objections are scheduled to be heard by the Bankruptcy Court at various hearings after February 2003.

                  In addition to the Omnibus Objections, the Debtors also filed an objection (the "Kuhl Objection") to all of the Claims asserted by Kuhl Wheels, LLC ("Kuhl") and its affiliate Epilogics Group ("Epilogics"), each of which asserted a claim in the amount of $1.7 billion against each of the Debtors. The Kuhl Objection is scheduled to be heard by the Bankruptcy Court at hearing on May 7, 2003. The Debtors expect that the Claims filed by Kuhl and Epilogics either will not be allowed or, if allowed, will not materially increase the claims estimates set forth herein.

                  In addition to the Omnibus Objections, the Debtors have resolved certain other Claims through joint stipulations and orders and are negotiating additional consensual resolutions. The Debtors expect to continue preparing, filing, and resolving objections to certain other Claims throughout the upcoming months. However, the Bar Date Order prohibits the Debtors from objecting to or disputing any Claim during an "objection black-out" period commencing thirty (30) days prior to the deadline established by the Bankruptcy Court for voting on the Plan through the date of the last hearing regarding confirmation of the Plan.

G.       SUMMARY OF MATERIAL LITIGATION MATTERS

         1. Potential Challenges to Prepetition Lenders' Liens and Security Interests

                  Pursuant to the DIP Financing Order, the Debtors stipulated that they would not challenge the liens and security interests granted to the Prepetition Lenders and that such liens and security interests were valid, binding, perfected, enforceable, first-priority liens and security interests in the Estates' property. The Debtors further stipulated that the liens are not subject to avoidance, subordination or recharacterization pursuant to the Bankruptcy Code or applicable nonbankruptcy law (together with the stipulations described in the prior sentence, the "Debtors' Stipulations"). The Debtors' Stipulations were without prejudice to the rights of any other party. The DIP Financing Order further provides that the Debtors' Stipulations "shall be binding upon all parties in interest, including any Committee, unless (i) a party in interest has filed an adversary proceeding or contested matter . . . by no later than the date that is 90 days following the appointment of the Committee, (x) challenging the validity, enforceability [sic], allowability [sic], priority or extent of the Pre-Petition Debt or the Pre-Petition Secured Parties' liens on the Pre-Petition Collateral, or (y) otherwise asserting any claims or causes of action against the Pre-Petition Secured Parties on behalf of the Debtors' estates, and (ii) the Court rules in favor of the plaintiff in any such timely filed adversary proceeding or contested matter" (any of the foregoing, a "Lien Challenge").

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                  The Debtors are aware from discussions with the Creditors'
Committee and the Prepetition Lenders and from various pleadings filed with the Bankruptcy Court that the Creditors' Committee has identified and believes it has the right to assert and prosecute various Lien Challenges that may exist as to some, but not all, of the liens and security interests held, as well as claims asserted, by the Prepetition Lenders. These challenges could also affect the value of certain of the BMO Synthetic Lease Secured Claims. The Debtors also are aware that the Prepetition Agent believes it and the Prepetition Lenders have substantive defenses as well as defenses to the prosecution of such challenges, including potential challenges to the Creditors' Committee's standing and/or capacity to bring a Lien Challenge against the Prepetition Lenders. Regardless of which side of the dispute is likely to prevail on the merits, the matters to be litigated are complex in nature and likely would involve substantial expense to the estates if the matters are brought before the Bankruptcy Court for adjudication. Moreover, the Debtors believe that prosecution of the litigation to judgment is likely to take a considerable amount of time, during which the Debtors likely will be forced to remain in Chapter 11, which will in turn have a negative impact on the value of the Debtors' estates. Accordingly the Plan embodies a compromise and settlement of various claims and causes of action among certain of the creditors that the Debtors believe substantially enhances the distributions made to the holders of General Unsecured Claims against the Debtors. For the reasons set forth in the summary section above, the Debtors believe that even if a Lien Challenge were ultimately successful, recoveries to other Claimholders in the Chapter 11 Cases (other than the Senior Noteholders) would not be significantly enhanced.

                  As of the date hereof, the Creditors' Committee has not commenced a Lien Challenge. Pursuant to the compromise and settlement embodied in the Plan, upon the Effective Date of the Plan, the Lien Challenges that otherwise could be asserted by the Creditors' Committee would be deemed waived and released. Accordingly, the Prepetition Agent has extended the time period within which the Creditors' Committee (but no other party in interest) may seek to commence a Lien Challenge through the earlier of (a) June 1, 2003, or (b) the Effective Date of the Plan. In the event the Plan is not confirmed or the Effective Date does not occur by June 1, 2003, or such later date as the requisite parties may agree, the compromise and settlement set forth in the Plan would be deemed to be null and void, nothing set forth in the Plan would be deemed to alter, affect or limit the rights of any party, and the Creditors' Committee likely would commence a Lien Challenge.

                  While the Debtors are aware that the Prepetition Agent disagrees with the Creditors' Committee's legal analysis and conclusions, the Debtors are providing the following descriptions of some of the large estate claims that the Creditors' Committee has advised it would pursue absent the compromise and settlement embodied in the Plan.

                  (a) Avoidance of the Pledge of Fabricated Holdings Stock (Preference)

                           On July 1, 2001, HLI (Europe) Ltd. ("HLI-Europe"), a
guarantor under the Prepetition Credit Agreement, the Senior Notes Indenture and two of the Subordinated Notes Indentures,

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became the direct owner of 100% of the stock of Hayes Lemmerz Fabricated
Holdings B.V. ("Fabricated Holdings"), a Dutch company that is not obligated to repay borrowings of its domestic affiliates. At or around the same time, Fabricated Holdings became the direct or indirect owner of virtually all of the Debtors' European, African, Asian and South American subsidiaries, none of which is an obligor of HLI-Europe's indebtedness.

                           On September 28, 2001 (69 days before the Petition
Date), HLI-Europe transferred 60% of the stock of Fabricated Holdings to Hayes Lemmerz International-California, Inc. ("HLI-California"), a guarantor under the Prepetition Credit Agreement, the Senior Notes Indenture, and the Subordinated Notes Indentures.

                           On October 1, 2001 (66 days before the Petition
Date), HLI-Europe and HLI-California each executed a certain Agreement and Deed of Pledge of Shares, pledging to the Prepetition Agent, for the benefit of the Prepetition Lenders, 65% of their respective ownership interests in Fabricated Holdings as security for their guarantee obligations under the Prepetition Credit Agreement.

                           Based on the foregoing facts, the Creditors'
Committee believes that the pledges of 65% of the stock of Fabricated Holdings (and, in turn, 65% of the value of the Debtors' foreign affiliates) could be avoided as a preference pursuant to Bankruptcy Code Section 547, among other theories. The Prepetition Agent disagrees with the Creditors' Committee and believes it and the Prepetition Lenders have defenses to any cause of action under any such theories.

                  (b) HLI Netherlands Guarantee and Pledge of CMI-Europe Stock (Fraudulent Conveyance/Preference)

                           During the summer of 2001, the Debtors effectuated a
"European Corporate Restructuring," involving modifications of their foreign corporate structure. As part of the European Corporate Restructuring, HLI Netherlands Holdings, Inc. ("HLI-Netherlands") became the owner of CMI-Europe Netherlands Holdings, B.V. ("CMI-Europe"), a Dutch company that is not obligated to repay borrowings of its domestic affiliates.

                           On December 3, 2001 (two days before the Petition
Date), HLI-Netherlands executed that certain Assumption Agreement ("Assumption Agreement") in which it agreed to become a guarantor of HLI's obligations to the Prepetition Lenders under the Prepetition Credit Agreement.

                           On December 4, 2001 (one day before the Petition
Date), HLI-Netherlands also executed that certain Agreement and Deed of Pledge of Shares, pledging to the Prepetition Agent, for the benefit of the Prepetition Lenders, 65% of its ownership interest in CMI-Europe as security for its guarantee obligations under the Prepetition Credit Agreement.

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                           Based on the foregoing facts, the Creditors'
Committee believes that the guarantee provided by HLI-Netherlands two days prior to the Debtors' Chapter 11 filings could be avoided as a fraudulent conveyance pursuant to Bankruptcy Code Sections 544 and 548, among other theories. The Creditors' Committee also believes that pledge of 65% of the stock of CMI-Europe (and, in turn, 65% of the value of CMI-Europe) could be avoided as a preference pursuant to Bankruptcy Code Section 547, among other theories. The Prepetition Agent disagrees with the Creditors' Committee and believes it and the Prepetition Lenders have defenses to any cause of action under any such theories.

                  (c)      Pledge of HLI Netherlands Stock (Preference)

                           The Assumption Agreement also purports to amend the
Prepetition Credit Agreement so that HLI pledged 100% of the stock of HLI-Netherlands to the Prepetition Agent to secure HLI's obligations to the Prepetition Lenders. The Creditors' Committee believes that pledge of 100% of the stock of HLI-Netherlands (and, in turn, 100% of the value of HLI-Netherlands) could be avoided as a preference pursuant to Bankruptcy Code
Section 547, among other theories. The Prepetition Agent disagrees with the Creditors' Committee and believes it and the Prepetition Lenders have defenses to any cause of action under any such theories.

                  (d)      Pledge of HL Mexico, S.A. de C.V. Stock (Preference)

                           On December 3, 2001 (two days before the Petition
Date), Hayes Lemmerz International-Mexico, Inc. ("HLI-Mexico"), a guarantor under the Prepetition Credit Agreement, the Senior Notes Indenture and the Subordinated Notes Indentures, executed that certain Stock Pledge Agreement, pledging 65% of its wholly-owned subsidiary, Hayes Lemmerz Mexico, S.A. de C.V. ("HLI-Mexico, S.A. de C.V."), a Mexican company that is not obligated to repay borrowings of its domestic affiliates. The Creditors' Committee believes that pledge of 65% of the stock of HLI-Mexico, S.A. de C.V. (and, in turn, 65% of the value of HLI-Mexico, S.A. de C.V.) could be avoided as a preference pursuant to Bankruptcy Code Section 547, among other theories. The Prepetition Agent disagrees with the Creditors' Committee and believes it and the Prepetition Lenders have defenses to any cause of action under any such theories.

                  (e) Transfers of Liens and Cash in the One Year Preceding the Petition Date (Preference)

                           From April 1997 through October 2001, an employee of
CIBC World Markets Corp., an indirect subsidiary of the Prepetition Agent, served as a director of HLI. The Creditors' Committee believes that this directorship rendered the Prepetition Agent and, following agency principles of law, the Prepetition Lenders insiders of HLI. The Creditors' Committee, therefore, believes that transfers of liens and cash (in excess of $1.5 billion) to the Prepetition Lenders during the one year preceding the Petition Date could be avoided pursuant to Bankruptcy Code Section 547, among other

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theories. The Prepetition Agent disagrees with the Creditors' Committee, asserts that such employee served in his individual capacity, and believes it and the Prepetition Lenders have defenses to any cause of action under any such theories.

                  (f)      Disgorgement or Credit of Adequate Protection
                           Payments

                           If the above-described challenges were commenced and
ultimately successful, the Creditors' Committee believes that the Prepetition Lenders would not be entitled to any Postpetition Interest or Adequate Protection Payments. Accordingly the Creditors' Committee believes that the Prepetition Lenders would be compelled to either (x) disgorge all forms of Postpetition Interest and/or Adequate Protection Payments received during the course of the Chapter 11 cases, including payments of interest, fees and professional costs, or (y) credit such Postpetition Interest and/or Adequate Protection Payments against the principal amount of the Prepetition Lenders' Prepetition Credit Facility Secured Claim. Although the Prepetition Agent believes it and the Prepetition Lenders have defenses to the causes of action and theories identified by the Creditors' Committee, the Prepetition Agent acknowledges that if the above- described challenges were successful, which the Prepetition Agent and the Prepetition Lenders believe is unlikely, depending on the extent of any judgments against the Prepetition Lenders, the Prepetition Lenders under certain circumstances might not be entitled to any or all Postpetition Interest and/or Adequate Protection Payments.

         2.       Potential Restatement Related Litigation

                  In addition to the Debtors and the SEC, who have investigated or still are investigating issues with respect to the Restatement, the Creditors' Committee also is conducting a thorough investigation into the facts and circumstances of the Debtors' financial Restatement first announced on September 5, 2001, to determine whether the Debtors' estates possess causes of action stemming therefrom, pursuant to a Stipulation And Order Pursuant To Bankruptcy Rule 2004 Establishing Protocol Of Joint Interest And Investigation (the "Joint Interest Protocol") approved by the Bankruptcy Court on August 15, 2002. The Joint Interest Protocol confirms that the Debtors and the Creditors' Committee have a common interest in investigating and, if necessary, pursuing potential causes of action arising from the Restatement, and establishes an orderly procedure for production by and between Debtors and the Creditors' Committee of documents and other information relating to the Restatement.

                  Under the Joint Interest Protocol, the Creditors' Committee's advisors have received from the Debtors and reviewed more than 18,000 pages of documents and are interviewing a substantial number of witnesses with knowledge concerning the facts related to the Restatement whom the Debtors are arranging to make available. Upon completion of its investigation, the Creditors' Committee will advise the Debtors whether it believes the estates have any causes of action related to the Restatement, and the Creditors' Committee and the Debtors will confer on whether litigation should be brought with respect to

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any such claims. The Creditors' Committee has reserved its rights under the
Bankruptcy Code with respect to any such potential claims.

         3.       Kuhl Wheels, LLC Litigation

                  In August 2002, Kuhl filed a motion with the Bankruptcy Court (the "Kuhl Motion") in the Chapter 11 Cases seeking to lift the automatic stay to terminate a license agreement with HLI, whereby Kuhl granted HLI an exclusive patent license concerning "high vent" steel wheel technology known as the Kuhl Wheel (the "Kuhl Wheel"). The original license agreement (as amended, the "License Agreement"), dated May 11, 1999, granted HLI a non- exclusive license for the Kuhl Wheel technology. The License Agreement was subsequently amended to provide HLI with an exclusive worldwide license. HLI agreed to have the automatic stay modified to permit Kuhl to terminate the License Agreement and entered into a stipulation with Kuhl to allow the automatic stay to be modified to permit Kuhl to terminate the License Agreement, but otherwise reserving HLI's rights with respect to the License Agreement and related matters, which stipulation the Court approved on January 10, 2003.

                  On January 14, 2003, HLI filed a Complaint for Declaratory and Injunctive Relief against Kuhl and its affiliate Epilogics in the United States District Court for the Eastern District of Michigan. HLI commenced such action seeking a declaration of noninfringement of two United States patents and injunctive relief to prevent Epilogics Group and Kuhl from asserting claims of patent infringement against HLI, and disclosing and using HLI's technologies, trade secrets and confidential information to develop, market, license, manufacture or sell automotive wheels.

         4.       Director and Officer Litigation

                  On May 3, 2002, a group of alleged purchasers of the Debtors' bonds commenced a lawsuit (the "Bondholder Action") against thirteen present or former directors and officers of the Debtors and KPMG, the Debtors' independent auditor, in the United States District Court for the Eastern District of Michigan. The Bondholder Action seeks damages for an alleged class of persons who purchased Debtors' bonds between June 3, 1999, and September 5, 2001, and claim to have been injured because they relied on Debtors' allegedly materially false and misleading financial statements.

                  On May 10, 2002, a group of alleged purchasers of Debtors' Old Common Stock filed a consolidated and amended complaint (the "Stockholder Action" and, collectively with the Bondholder Action, the "Securities Actions") against the Debtors' present and former officers and directors and KPMG. The Stockholder Action seeks damages for an alleged class of persons who purchased the Debtors' Old Common Stock between June 3, 1999, and December 13, 2001, and claim to have been injured because they relied on Debtors' allegedly materially false and misleading financial statements.

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                  On June 13, 2002, the Debtors filed (i) a complaint for
declaratory relief (the "Complaint") seeking a determination that the Debtors' D&O insurance policies, under which the Debtors are named insured, is property of the Debtors' estate, and (ii) a motion for injunctive relief (the "Injunction Motion") seeking an order preliminarily enjoining the Securities Actions in order to preserve the Debtors' directors and officers liability insurance policies, an important estate asset. During the pendency of the Complaint and Injunction Action, discovery in the Securities Actions was stayed pursuant to the Private Securities Litigation Reform Act of 1995.

                  On August 20, 2002, the Bankruptcy Court entered an order authorizing Gulf Insurance Company ("Gulf Insurance"), the Debtors' directors and officers liability insurer, to advance and or pay defense costs of the Debtors' current and former officer and director defendants in the Securities Actions (the "D&O Defendants"), not to exceed $100,000 in the aggregate or such higher amount as may be agreed to by the Debtors, the Creditors' Committee and the Prepetition Agent. Thereafter, the Debtors reached an agreement with the Creditors' Committee, the Prepetition Agent and the D&O Defendants authorizing Gulf Insurance to advance and/or pay the D&O Defendants' defense costs up to $500,000 in the aggregate (the "Insurance Proceeds Stipulation"). After securing the Insurance Proceeds Stipulation, the Debtors continued the Complaint and withdrew the Injunction Action without prejudice to their rights to refile.

         5.       Motor Wheel SERP Litigation

                  During the Chapter 11 Cases, Motor Wheel SERP participants and/or beneficiaries Joseph Overbeck, Douglas Switzer and Lynn Martin, surviving spouse of deceased Motor Wheel SERP participant Dale Martin, each filed a complaint against the Debtors (collectively, the "SERP Actions") asserting an ownership interest in certain annuity contracts or insurance policies by which the Debtors funded their obligation to them under the Motor Wheel SERP, arguing that the annuity contracts and/or insurance policies are not property of the Debtors' Estates under 11 U.S.C. Section 541(b) because they allegedly are held in a constructive trust. Overbeck also seeks a property interest superior to that of the Debtors in any remaining amount due to him under the Motor Wheel SERP. The Bankruptcy Court has conducted a pre-trial conference and entered pre-trial scheduling orders in connection with the Switzer and Martin actions, which are in the discovery stage. A pre-trial conference has to yet to occur in the Overbeck action, and no scheduling order has been entered.

                  The Debtors anticipate that Overbeck's claim to a priority interest in the remaining amount due him under the Motor Wheel SERP will be rendered moot by the termination of the Motor Wheel SERP pursuant to the Plan. Specifically, because the deferred compensation obligations under the Motor Wheel SERP did not vest and, thus, are unsecured, and the terms of the Motor Wheel SERP provide that the plan is terminable at the Debtors' discretion, Overbeck and the other participants thereunder are entitled to, at most, prepetition general unsecured claims against the Debtors on account of remaining amounts due to them under the Motor Wheel SERP. Notwithstanding the foregoing, until such matter is finally resolved,

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there remains a risk that Mr. Overbeck may be successful; however, the Debtors believe such risk is not great.

                  Although the Debtors dispute the constructive trust theories asserted in the SERP Actions, the Bankruptcy Court may determine that the plaintiff's claims (i.e., that they had or have an ownership interest in certain annuity contracts and insurance policies by which Motor Wheel and/or the Debtors funded their obligation under the Motor Wheel SERP) survive confirmation of the Plan. If so, the Debtors intend to actively defend against such claims and believe that they ultimately will be successful. However, as with any litigation, predicting the outcome with certainty is impossible, and the plaintiffs' in the SERP Actions may prevail, in which case they may be entitled to possession of certain property currently held by the Debtors, although any amount that the plaintiffs might realize on account of such claims would be set-off against their unsecured claims on account of the termination of the Motor wheel SERP and likely would be limited to the annuity contracts or insurance policies or proceeds thereof at issue in the SERP Actions.

         6.       Other Potential Litigation

                  The Debtors and the Creditors' Committee also are investigating other potential causes of action against third parties. The Plan provides for the retention of Causes of Action against third parties, unless explicitly released under the Plan.

H.       DEVELOPMENT AND IMPLEMENTATION OF THE BUSINESS PLAN

         On August 1, 2001, the Company's Board appointed Curtis Clawson as the new President and Chief Executive Officer of the Company. Since that time, the Company, under the strategic leadership of Mr. Clawson, has developed and implemented the Business Plan, which is a comprehensive restructuring plan that has substantially improved operating performance. Major initiatives include (i) rationalizing manufacturing capacity, thereby reducing fixed costs; (ii) rationalizing marketing, general and administrative expenses; (iii) implementing operational improvements at the plant level focusing on lean manufacturing, thereby reducing variable costs; (iv) enhancing the leadership team and restructuring the role of the corporate center; (v) increasing oversight over the corporate, business unit and plant level finance function, thereby improving reliability of reported financial results; (vi) divesting of certain non-core assets; and (vii) since the Petition Date, rejecting and/or renegotiating unfavorable executory contracts and leases.

         Commencement of these Chapter 11 Cases has assisted the management team by giving the Company a respite from its creditors to implement the tenets of this strategic Business Plan. Substantially all of the Company's foreign Subsidiaries and Affiliates remain independent of these Chapter 11 Cases and from any like foreign proceedings because such entities are financially viable due in part to lower leverage levels, and because management believed the pendency of a Chapter 11 Case for such entities would be highly detrimental to ongoing operations, particularly in foreign markets, where the concept of "bankruptcy" is closely associated with liquidation rather than reorganization. By keeping its foreign Subsidiaries and

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Affiliates out of these Chapter 11 Cases, the Company intended to maximize and protect the value of those businesses, which are core assets of the Company. The operating and financial performance of the foreign Subsidiaries and Affiliates of the Company are a critical and material component to its Business Plan.

         The Company undertook a thorough and detailed process to develop its Business Plan including the development of a five-year business plan by the management team responsible for the financial and operating performance of each local business unit and the development of detailed financial projections to support the same. The executive management of the Company conducted intensive reviews of the local operating and financial plans and challenged local management as to the assumptions and factors affecting each. Management has worked diligently to begin implementation of its Business Plan since the commencement of these Chapter 11 Cases and has achieved significant changes in the operations and financial performance of the Company. These significant changes in the Company's cost structure resulted in a substantial turnaround in financial performance, demonstrated by an improvement in gross margin from approximately 6.5% in fiscal 2001 to a forecasted 10% in fiscal 2002 (based upon nine (9) months of actual results and three (3) months of revised forecasts) and an estimated 40% improvement in EBITDA over the same period. This improvement in operating performance was achieved while substantially preserving the revenue stream of the Company.

         Some of the steps taken by the Company's new management team to improve performance are as follows:

         1.       Rationalization of Capacity

                  In order to increase operating efficiencies and reduce fixed costs, the Company announced the closure of three North American plants during 2001 and 2002. In the fall of 2001, the Company announced the closure of its manufacturing facility in Petersburg, Michigan. The closure of the Petersburg facility was substantially completed by June 2002. On November 12, 2001, the Company announced its intention to close the steel wheel manufacturing facility in Bowling Green, Kentucky, and consolidate its production into the Sedalia, Missouri, plant. The Company currently expects to close the Bowling Green plant in the first half of 2003. In addition, in February 2002, the Company announced its intention to close the aluminum wheel manufacturing facility in Somerset, Kentucky, and transition a portion of the business to its European operations. This closure was substantially completed in April 2002. The Somerset facility alone generated negative EBITDA of almost $46.6 million in 2001. Management continues to analyze additional means to rationalize capacity and intends to close one additional plant during fiscal 2003.

         2.       Rationalization of Marketing, General and Administrative
                  Expenses

                  The Company has reduced its marketing, general and administrative costs through workforce reduction programs and other efforts. In November 2001, the Debtors reduced their salaried workforce by 145 people, or 11%, and offered early retirement to an additional 45 salaried workers, of

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whom 35 workers ultimately exercised the option to retire. In March 2002, the
Company offered early retirement to 24 people in its Commercial Highway business. Twenty two employees ultimately accepted such offer and retired. In May of 2002, the Company offered early retirement to six additional people in its Homer and La Mirada facilities; two of them ultimately accepted and retired. As of December 1, 2002, the Company's total workforce was approximately 11,400 people compared to 13,000 people at November 12, 2001, representing a total reduction of approximately 12%.

         3.       Operational Improvements at the Plant Level

                  The Company's new management team, with the help of operational consultants, has been implementing operational improvement plans in the North American facilities. Major areas of focus have included creating workforce efficiencies, reducing scrap, improving yield and reducing the cost and usage of indirect supplies.

         4.       Leadership Team

                  In order to implement its Business Plan effectively, Mr. Clawson hired new presidents for most of the North American business units, including North American Wheels, Suspension Components, and Commercial Highway and Aftermarket. These new managers have substantial experience in the automotive industry and bring additional lean manufacturing expertise to the leadership team. In addition to operational management changes, the Company hired a new chief financial officer, a chief information officer, a vice president of operational excellence and a vice president of materials and logistics.

         5.       Accounting Controls and Procedures

                  On February 19, 2002, the Company issued restated consolidated financial statements included in its filings with the SEC as of and for the fiscal years ended January 31, 2001, and 2000, and related quarterly periods (the "10-K/A"), and for the fiscal quarter ended April 30, 2001 (the "10-Q/A"). The restatement was the result of failure by the Company to properly apply certain accounting standards generally accepted in the United States of America, and because certain accounting errors and irregularities in the Company's financial statements were identified. As discussed in the Company's Annual Report on Form 10-K for the fiscal year 2001 filed with the SEC on May 1, 2002, the Company has been advised that the SEC is conducting an investigation into the facts and circumstances giving rise to the restatement, and the Company has been and intends to continue cooperating with the SEC. The Company cannot predict the outcome of such an investigation.

                  Following the commencement of an internal review of its accounting records and procedures and the investigation initiated by the Company's Audit Committee of the Board of Directors in connection with the restatement process (the "Audit Committee Investigation"), the Company initiated a significant restructuring which included, among other things, (i) a new management team under the

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leadership of a new chief executive officer and the hiring of a new chief financial officer (initially an interim chief financial officer), (ii) a number of key operating initiatives including an ongoing process to rationalize the manufacturing capacity of the Company on a global basis and (iii) the Chapter 11 Filings. These activities, while critical to the successful restructuring of the Company, complicate the Company's ability to assess the overall effectiveness of
(i) disclosure controls and procedures, as defined in Exchange Act Rules 13a-14 and 15d-14 (the "Disclosure Controls and Procedures") and (ii) internal controls, including those internal controls and procedures for financial reporting (the "Internal Controls").

                  Since the inception of the restatement process and Audit Committee Investigation, the Company has made a number of significant changes that strengthened its Disclosure Controls and Procedures and Internal Controls. These changes included, but were not necessarily limited to, (i) communicating clearly and consistently a tone from new senior management regarding the proper conduct in these matters, (ii) terminating or reassigning key managers, (iii) hiring (or retaining on an interim basis), in addition to the chief financial officer position noted above, a new chief accounting officer, chief information officer and several new experienced business unit controllers, (iv) strengthening the North American financial management organizational reporting chain, (v) requiring stricter account reconciliation standards, (vi) establishing an anonymous "TIPLINE" monitored by the general counsel of the Company, (vii) updating and expanding the distribution of the Company's business conduct questionnaire, (viii) conducting more face-to-face quarterly financial reviews with business unit management, (ix) requiring quarterly as well as annual plant and business unit written representations, (x) expanding the financial accounting procedures in the current year internal audit plan, (xi) temporarily supplementing the Company's existing staff with additional contractor-based support to collect and analyze the information necessary to prepare the Company's financial statements, related disclosures and other information requirements contained in the Company's SEC periodic reporting until the Company implements changes in the current organization and staffing, and
(xii) commencing a comprehensive, team-based process to further assess and enhance the efficiency and effectiveness of the Company's financial processes, including support efforts which better integrate current and evolving financial information system initiatives, and addressing any remaining critical weaknesses including any reported by the Company's internal audit function and independent public accountants.

                  The Company will continue identifying and implementing corrective actions where required to improve the effectiveness of its Disclosure Controls and Procedures and Internal Controls. Significant supplemental resources will continue to be required to prepare the required financial and other information during this process, particularly in view of the Company's current stage of restructuring. The changes made to date as discussed above have enabled the Company to restate its previous filings where required, as well as subsequently prepare and file the remainder of the required periodic reports for fiscal 2001 and 2002 on a current basis.

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         6.       Rejection of Unfavorable Contracts and Leases

                  Since the Petition Date, the Company has successfully renegotiated or rejected numerous leases and executory contracts, resulting in a reduction in annual fixed costs of approximately $4 million and the avoidance of remaining lease payments and cure costs associated with these contracts and leases. The Company, through its contracts review process, continues to identify leases and contracts for rejection which may result in additional cost savings for the Company in future periods. See Section VIII.E ("Treatment of Executory Contracts and Unexpired Leases; Bar Date for Rejection Damages Claims").

                            VIII. SUMMARY OF THE PLAN

         THIS SECTION CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO OR REFERRED TO THEREIN.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED WITH THE COURT, WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE OF THE PLAN, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST, REGARDLESS OF WHETHER OR HOW THEY HAVE VOTED ON THE PLAN.

A.       OVERALL STRUCTURE OF THE PLAN

         During the Plan formulation process, the Debtors have been focused on a strategy that would enable them to emerge quickly from Chapter 11 and preserve the value of their Business as a going concern. The Debtors recognize that, in the competitive industry in which they operate, lengthy and uncertain Chapter 11 Cases would adversely affect the confidence of their vendors and customers, further impair their financial condition and dim the prospects for a successful reorganization.

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         The Plan constitutes a separate plan of reorganization for each of the
Debtors (the "Reorganizing Debtors"), except for CMI-Quaker Alloy, HLI-Funding Corp., HLI-Funding, LLC, HLI-Netherlands and HLI-Import, whose Chapter 11 Cases will be dismissed on the Effective Date. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each of the Reorganizing Debtors. Under the Plan, Claims against, and Interests in, each of the Reorganizing Debtors are divided into Classes according to their relative seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (1) the Claims in certain Classes will be reinstated or modified and will receive distributions equal to the full amount of such Claims, (2) the Claims in other Classes will be modified and will receive distributions constituting a partial recovery on such Claims, and (3) in some cases, the Claims or Interests in other Classes will receive no distribution. On the Effective Date and at certain times thereafter, the Reorganizing Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Reorganizing Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property (if any) to be distributed to holders of Claims or Interests under the Plan are described below.

         The terms of the Plan and the amounts and forms (e.g., Cash, New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan), Series B Warrants, New Preferred Stock (if the Debtors implement the Additional Equity Modification), and Reorganized HLI Stock (if the Debtors implement the Asset Transfer Modification), excluding Cash, collectively, the "New Securities") of distributions under the Plan are based upon, among other things, the requirements of applicable law, and the Debtors' assessment of their ability to achieve the goals set forth in their Business Plan, make the distributions contemplated under the Plan and pay their continuing obligations in the ordinary course of the Reorganized Debtors' businesses.

         Following consummation of the Plan, the Reorganizing Debtors will operate their businesses with a reduced level of indebtedness and operating expenses. The ownership of the new holding company structure for the Reorganized Debtors, which will be created on or prior to the Effective Date, will be transferred to certain of the holders of Allowed Claims against the Debtors in satisfaction of such Allowed Claims, subject to the grant of certain shares and options to be issued to management.

B.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.

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         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Bankruptcy Court finds otherwise, however, it could deny confirmation of the Plan if the Claimholders affected do not consent to the treatment afforded them under the Plan.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a Claimholder or Interestholder challenges such classification of Claims or Interests and the Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Court, intend to make such modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Court for confirmation. UNLESS SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM OR INTEREST PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM OR INTEREST REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

         As stated above, the Plan is comprised of individual Plans proposed separately by each of the Reorganizing Debtors. The classifications set forth below apply separately with respect to each Plan proposed by each Reorganizing Debtor. For example, General Unsecured Claims relating to a particular Reorganizing Debtor are included in Class 7 of the Plan proposed by such Reorganizing Debtor (e.g., General Unsecured Claims relating to HLI are included in Class 7 of the Plan proposed by HLI).

         1.       Treatment of Unclassified Claims Under the Plan

                  (a)      Administrative Claims

                           Administrative Claims consist primarily of the costs
and expenses of administration of the Chapter 11 Cases incurred by the Debtors. Such costs may include with respect to a particular Debtor, but are not limited to, Claims arising under the DIP Facility, the cost of operating the business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors' Committee as approved by the Bankruptcy Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan ("Cure"). All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors' Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Court as being reasonable.

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                           As of February 5, 2003, the outstanding balance under
the DIP Facility was approximately $25 million. Assuming that the Plan is consummated on or before June 1, 2003, the Debtors believe that borrowings under the New Credit Facility will be sufficient to enable them to pay any professional fees which remain unpaid as of the Effective Date and to repay the DIP Facility Claim in full in Cash on the Effective Date. The Debtors believe that the aggregate amount of Administrative Claims will not exceed the Reorganized Debtors' ability to pay such Claims when they are allowed and/or otherwise become due. The procedures governing allowance and payment of Administrative Claims are described in Section VIII.F ("Provisions Governing Distributions").

                           Subject to the provisions of Articles VIII and IX of
the Plan, on the first Periodic Distribution Date occurring after the later of
(i) the date an Administrative Claim becomes an Allowed Administrative Claim or
(ii) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in any Reorganizing Debtor's Chapter 11 Case will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Reorganizing Debtors in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  (b)      Priority Tax Claims

                           Priority Tax Claims are those tax Claims entitled to
priority pursuant to section 507(a)(8) of the Bankruptcy Code.

                           The Plan provides that Priority Tax Claims, if any,
are Unimpaired. Under the Plan, each Allowed Priority Tax Claimholder, at the sole option of the Debtors (or the Reorganized Debtors after the Effective
Date), will be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Priority Tax Claim, (i) equal Cash payments made on the last Business Day of every three-month period following the Effective Date of the Plan, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) above, or (iii) payment in full in Cash; provided, however, that the treatment described in subsection (iii) above will not be selected without the consent of the Prepetition Agent, the Creditors' Committee and Apollo, which shall

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not be unreasonably withheld. The Debtors believe that the aggregate amount of
Priority Tax Claims will not exceed the Reorganized Debtors' ability to pay such Claims when they are allowed.

                           Under the Plan, no holder of an Allowed Priority Tax
Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on, or penalty arising after the Petition Date with respect to or in connection with an Allowed Priority Tax Claim. Any such Claim or demand for any such accrued postpetition interest or penalty will be discharged upon confirmation of the Plan in accordance with section 1141(d)(1) of the Bankruptcy Code, and the holder of a Priority Tax Claim will be precluded from assessing or attempting to collect such accrued interest or penalty from the Reorganized Debtors or their property.

         2.       Unimpaired Class of Claims - Class 1 (Other Priority Claims)

                  Class 1 Other Priority Claims consist of Claims other than Administrative Claims and Tax Priority Claims entitled to priority under section 507(a) of the Bankruptcy Code.

                  Except as otherwise provided in and subject to Section 8.10 of the Plan, on the first Periodic Distribution Date occurring after the later of
(a) the date an Other Priority Claim becomes an Allowed Other Priority Claim or
(b) the date an Other Priority Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such other Priority Claim, the holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Other Priority Claim, (x) Cash equal to the amount of such Allowed Other Priority Claim or (y) such other treatment as to which the applicable Debtor (or Reorganized Debtor) and such Claimholder shall have agreed in writing. The Debtors believe that the aggregate amount of Other Priority Claims will not exceed the Reorganized Debtors' ability to pay such Claims when they are allowed.

         3.       Impaired Classes of Claims and Interests

                  (a)      Class 2 - Prepetition Credit Facility Secured Claims

                           The consideration to be paid to the Prepetition
Lenders and the release and waivers made by and in favor of the Prepetition Lenders as provided in the Plan represent a compromise and settlement, pursuant to Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Credit Facility Secured Claims, including such Claims relating to alleged lien perfection issues. In the event the Plan is not confirmed or the Effective Date does not occur by June 1, 2003, or such later date as agreed by the Debtors, the Prepetition Agent, the Creditors' Committee and Apollo, such compromise and settlement will be deemed to be null and void and nothing set forth in the Plan will be deemed to alter, affect or limit the rights of any party. The treatment to be provided to the Prepetition Lenders under the Plan in full satisfaction, settlement and discharge of and in exchange for their Allowed Prepetition Credit Facility Secured Claim is as follows:

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                           (i)      Effective Date Distributions

                                    On the Effective Date, the Prepetition
Credit Facility Secured Claim will be deemed an Allowed Claim, and each holder of an Allowed Prepetition Credit Facility Secured Claim will receive its Pro Rata share of (1) the Prepetition Lenders' Payment Amount, (2) 15,030,000 shares of New Common Stock (subject to dilution only by the New Preferred Stock, if the Debtors implement the Additional Equity Modification, and shares of New Common Stock issued pursuant to or on account of the Employee Retention Plan, the Long Term Incentive Plan, the Series A Warrants, if Class 6 votes to accept the Plan, and/or the Series B Warrants), and (3) if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, 50.1% of the shares of New Preferred Stock or 50.1% of the shares of Reorganized HLI Stock, respectively. These distributions will be deemed made by delivery of the same to the Prepetition Agent for distribution to the Prepetition Lenders.

                           (ii)     Elimination of Letters of Credit

                                    On the Effective Date, or as soon thereafter
as practicable, the Reorganizing Debtors will replace, cash collateralize or provide back to back letters of credit for letters of credit issued under the Prepetition Credit Facility that are outstanding as of the Effective Date.

                           (iii)    Amount of Allowed Claim

                                    As of the Effective Date, provided that the
Effective Date occurs on or prior to June 1, 2003, the Prepetition Credit Facility Secured Claim will be deemed an Allowed Claim in the aggregate amount of $789,588,791.80 exclusive of outstanding letters of credit and without deduction for the Fee and Expense Adequate Protection Payments.

                           (iv)     Retention of Certain Payments

                                    Each Prepetition Lender will be entitled to
retain that portion of the Capped Adequate Protection Payments and prepetition interest paid pursuant to the DIP Facility Order previously received by such Prepetition Lender.

                           (v)      Waiver of Rights to Certain Payments

                                    Each Prepetition Lender will be deemed to
have waived its right to any further Quarterly Adequate Protection Payments and/or Foreign Affiliate Adequate Protection Payments that may come due subsequent to January 31, 2003, but prior to June 1, 2003. In addition to amounts provided for in satisfaction of the Prepetition Credit Facility Secured Claim as set forth in Section 4.2(e) of the Plan, the Prepetition Agent and the Prepetition Lenders will be entitled to continue to receive Fee and Expense Adequate Protection Payments accruing through the Effective Date and to retain all previously

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received Fee and Expense Adequate Protection Payments without applying such amounts to reduce the Prepetition Credit Facility Secured Claim; provided, however, that any waivers or releases provided herein will be deemed null and void in the event the Effective Date does not occur on or prior to June 1, 2003, or such other date as the Prepetition Agent may agree in writing.

                  (b)      Class 3a - BMO Synthetic Lease Secured Claims

                           On the Effective Date, or as soon thereafter as
practicable, the Allowed BMO Synthetic Lease Secured Claims, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed BMO Synthetic Lease Secured Claims, will be accorded the following treatment:

                           (i) BMO Synthetic Lease Secured Claims with Respect to the BMO-Bowling Green Synthetic Lease

                                       (1)      Surrender of Property/Hold Over

                                                Except as the BMO Synthetic
Lessors and the Debtors shall have otherwise agreed, the Debtors will surrender the BMO-Bowling Green Synthetic Lease Property to the BMO Synthetic Lessors on or before the Effective Date; provided, however, that, in the event that the Reorganized Debtors determine that they must hold over for a limited period of time, the Reorganized Debtors will lease the BMO-Bowling Green Synthetic Lease Property from the BMO Synthetic Lessors on a month-to-month basis at a monthly rate of $26,000 commencing from the Effective Date through and until the end of the month in which the Reorganized Debtors surrender the BMO- Bowling Green Synthetic Lease Property to the BMO Synthetic Lessors.

                                       (2)      Allowed General Unsecured Claim

                                                Except as the BMO Synthetic
Lessors and the Debtors shall have otherwise agreed, the BMO Synthetic Lessors, as holders of Allowed BMO Synthetic Lease Secured Claims arising under the BMO-Bowling Green Synthetic Lease, will be entitled to a single Allowed General Unsecured Claim in an amount equal to the excess of $10.7 million over the net sales proceeds received by the BMO Synthetic Lessors from the sale of the BMO-Bowling Green Synthetic Lease Property; provided, however, that, in the event the BMO-Bowling Green Synthetic Lease Property is not sold by BMO Synthetic Lessors within six months following the Effective Date, the BMO Synthetic Lessors, as holders of Allowed BMO Synthetic Lease Secured Claims arising under the BMO-Bowling Green Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an aggregate amount equal to $5.7 million (the excess of $10.7 million over $5.0 million). The BMO Synthetic Lessors' Allowed General Unsecured Claim will be reduced by the Administrative Claim, if any, to which the BMO Synthetic Lessors may be entitled, as described in the following paragraph, and will be treated as a Class 7 General Unsecured Claim in accordance with the terms of the Plan.

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                                       (3)      Depreciation

                                                To the extent that the BMO
Synthetic Lessors demonstrate that the BMO- Bowling Green Synthetic Lease Property has depreciated from the Debtors' use thereof during the pendency of the Chapter 11 Cases, the BMO Synthetic Lessors will be entitled to receive an Administrative Claim in an amount equal to such depreciation or such other amount as may be agreed upon in writing by the Debtors and the BMO Synthetic Lessors, subject to the consent of the Prepetition Agent, Creditors' Committee and Apollo, which consent shall not be unreasonably withheld.

                           (ii) BMO Synthetic Lease Secured Claims with Respect to the BMO-Northville Synthetic Lease.

                                       (1)      Amended and Restated Lease

                                                Except as the BMO Synthetic
Lessors and the Debtors shall have otherwise agreed, all Allowed BMO Synthetic Lease Secured Claims arising under the BMO-Northville Synthetic Lease will be satisfied in full, settled, released and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated BMO-Northville Synthetic Lease (a form of which is attached hereto as Exhibit
J); provided, however, that (A) the principal amount of the Amended and Restated BMO-Northville Synthetic Lease will be $16 million, (B) the interest rate and term of the Amended and Restated BMO-Northville Synthetic Lease will be the same as the Term B component of the New Credit Facility (which the Debtors expect will have (x) an interest rate of LIBOR + 400bp, and (y) a term of seven years),
(C) no principal amount under the Amended and Restated BMO- Northville Synthetic Lease will be amortized over the term thereof, (D) no junior liens or security interests will be created under the Amended and Restated BMO-Northville Synthetic Lease, and (E) the Amended and Restated BMO-Northville Synthetic Lease will provide that Reorganized HLI will have the right to purchase the BMO-Northville Synthetic Lease Property upon expiration of the Amended and Restated BMO-Northville Synthetic Lease or at any time prior thereto by payment of the remaining principal amount thereof and any accrued and unpaid interest thereon as of the date of such purchase.

                                       (2)      Allowed General Unsecured Claim

                                                Except as the BMO Synthetic
Lessors and the Debtors shall have otherwise agreed, the BMO Synthetic Lessors, as holders of Allowed BMO Synthetic Lease Secured Claims arising under the BMO-Northville Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an amount equal to $10.7 million. The BMO Synthetic Lessors' Allowed General Unsecured Claim will be reduced by the Administrative Claim, if any, to which the BMO Synthetic Lessors may be entitled, as described in the following paragraph, and will be treated as a Class 7 General Unsecured Claim in accordance with the terms of the Plan.

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                                       (3)      Depreciation

                                                To the extent that the BMO
Synthetic Lessors demonstrate that the BMO-Northville Synthetic Lease Property has depreciated from the Debtors' use thereof during the pendency of the Chapter 11 Cases, the BMO Synthetic Lessors will be entitled to receive an Administrative Claim in an amount equal to such depreciation or such other amount as agreed upon in writing by the Debtors and the BMO Synthetic Lessors, subject to the consent of the Prepetition Agent, the Creditors' Committee and Apollo, which consent shall not be unreasonably withheld.

         The BMO Synthetic Lessors have not agreed to the foregoing treatment, may contest the proposed treatment of the Senior Note Claims and/or Subordinated Note Claims, and dispute that such treatment is appropriate according to applicable law. Further, the BMO Synthetic Lessors claim certain superpriority administrative claims and liens as is more specifically described herein.

                  (c)      Class 3b (CBL Synthetic Lease Secured Claims)

         On the Effective Date, or as soon thereafter as practicable, the Allowed CBL Synthetic Lease Secured Claims, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed CBL Synthetic Lease Secured Claims, will be accorded the following treatment:

                           (i) CBL Synthetic Lease Secured Claims with Respect to the CBL-Air Conditioner Synthetic Lease

                                       (1)      Surrender of Property/Hold Over

                                                Except as CBL and the Debtors
shall have otherwise agreed, the Debtors will surrender the CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease to CBL on or before the Effective Date; provided, however, that, in the event that the Reorganized Debtors determine that they must hold over for a limited period of time, the Reorganized Debtors will lease such CBL Synthetic Lease Equipment from CBL on a month-to-month basis at a monthly rate of $8,600 commencing from the Effective Date through and until the end of the month in which the Reorganized Debtors surrender such CBL Synthetic Lease Equipment to CBL.

                                       (2)      Allowed General Unsecured Claim

                                                Except as CBL and the Debtors
shall have otherwise agreed, CBL, as holder of the Allowed CBL Synthetic Lease Secured Claims arising under the CBL-Air Conditioner Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an amount equal to the excess of $1.7 million over the net sales proceeds received by CBL from the sale of CBL Synthetic Lease Equipment; provided, however, that, in the event such CBL Synthetic Lease Equipment is not sold

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

by CBL within six months following the Effective Date, CBL, as holder of Allowed CBL Synthetic Lease Secured Claims arising under the CBL-Air Conditioner Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an amount equal to $0.9 million (the excess of $1.7 million over $0.8 million). CBL's Allowed General Unsecured Claim will be reduced by the Administrative Claim, if any, to which CBL may be entitled, as described in the following paragraph, and will be treated as a Class 7 General Unsecured Claim in accordance with the terms of the Plan.

                                       (3)      Depreciation

                                                To the extent that CBL
demonstrates that such CBL Synthetic Lease Equipment has depreciated from the Debtors' use thereof during the pendency of the Chapter 11 Cases, CBL will be entitled to receive an Administrative Claim in an amount equal to such depreciation or such other amount as may be agreed upon in writing by the Debtors and CBL, subject to the consent of the Prepetition Agent, Creditors' Committee and Apollo, which consent shall not be unreasonably withheld.

                           (ii) CBL Synthetic Lease Secured Claims with Respect to the CBL-Other Equipment Synthetic Lease

                                       (1)      Amended and Restated Lease

                                                Except as CBL and the Debtors
shall have otherwise agreed, all Allowed CBL Synthetic Lease Secured Claims arising under the CBL-Other Equipment Synthetic Lease will be satisfied in full, settled, released and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated CBL-Other Equipment Synthetic Lease (a form of which is attached hereto as Exhibit K); provided, however, that
(A) the principal amount of the Amended and Restated CBL-Other Equipment Synthetic Lease will be $20.6 million, (B) the interest rate and term of the Amended and Restated CBL-Other Equipment Synthetic Lease will be the same as the Term B component of the New Credit Facility (which the Debtors expect will have (x) an interest rate of LIBOR + 400bp, and (y) a term of seven years), (C) no principal amount under the Amended and Restated CBL-Other Equipment Synthetic Lease will be amortized over the term thereof, (D) no junior liens or security interests will be created in favor of CBL under the Amended and Restated CBL-Other Equipment Lease and (E) the Amended and Restated CBL-Other Equipment Synthetic Lease will provide that the Reorganized Debtors will have the right to purchase the CBL Synthetic Lease Equipment under the CBL-Other Equipment Synthetic Lease upon expiration of the Amended and Restated CBL-Other Equipment Synthetic Lease or at any time prior thereto by payment of the remaining principal amount thereof and any accrued and unpaid interest thereon as of the date of such purchase.

                                       (2)      Allowed General Unsecured Claim

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

                                                Except as CBL and the Debtors
shall have otherwise agreed, CBL, as holder of Allowed CBL Synthetic Lease Secured Claims arising under the CBL-Other Equipment Synthetic Lease, will be entitled to an Allowed General Unsecured Claim in an amount equal to $4.5 million. CBL's Allowed General Unsecured Claim will be reduced by the Administrative Claim, if any, to which CBL may be entitled, as described in the following paragraph, and will be treated as a Class 7 General Unsecured Claim in accordance with the terms of the Plan.

                                       (3)      Depreciation

                                                To the extent that CBL
demonstrates that the CBL Synthetic Lease Equipment under the CBL-Other Equipment Synthetic Lease has depreciated from the Debtors' use thereof during the pendency of the Chapter 11 Cases, CBL will be entitled to receive an Administrative Claim in an amount equal to such depreciation or such other amount as may be agreed upon in writing by the Debtors and CBL, subject to the consent of the Prepetition Agent, Creditors' Committee and Apollo, which consent shall not be unreasonably withheld.

         CBL has not agreed to the above treatment of its Claims. The CBL Synthetic Lease Secured Claims therefore may receive such different treatment as may be agreed upon by the Debtors and CBL or determined by the Bankruptcy Court in the event the Debtors and CBL are unable to reach agreement.

                  (d)      Class 3c (Dresdner Synthetic Lease Secured Claims)

                           Except as Dresdner and the Debtors shall have
otherwise agreed, on the Effective Date, all Allowed Dresdner Synthetic Lease Secured Claims will be either: (i) satisfied in full, settled, released and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated Dresdner Synthetic Lease (a form of which is attached hereto as Exhibit L); provided, however, that (1) the principal amount of the Amended and Restated Dresdner Synthetic Lease will be $8.3 million, (2) the Amended and Restated Dresdner Synthetic Lease will have a term of five years, (3) no principal amount under the Amended and Restated Dresdner Synthetic Lease will be amortized over the term thereof, and (4) the Amended and Restated Dresdner Synthetic Lease will provide that Reorganized HLI will have the right to purchase the Dresdner Synthetic Lease Property upon expiration of the Amended and Restated Dresdner Synthetic Lease or at any time prior thereto by payment of the remaining principal amount thereof and any accrued and unpaid interest thereon; or (ii) paid in full in Cash, subject to the consent of the Prepetition Agent, the Creditors' Committee and Apollo, which consent shall not be unreasonably withheld.

                  (e)      Class 4 - Miscellaneous Secured Claims

                           Class 4 Miscellaneous Secured Claims consist of all
Secured Claims under section 506(a) of the Bankruptcy Code other than Claims arising under the DIP Facility, Claims arising under the

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

Prepetition Credit Facility, and Synthetic Lessor Secured Claims. Except as otherwise provided in and subject to Section 8.10 of the Plan, and unless the holder of an Allowed Miscellaneous Secured Claim and the Debtors shall have otherwise agreed, the legal, equitable and contractual rights of Allowed Miscellaneous Secured Claimholders will be Reinstated on the Effective Date. The Debtors' failure to object to such Miscellaneous Secured Claims in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors, as the case may be) when and if such Claims are sought to be enforced by the Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of the Debtors held by or on behalf of the Miscellaneous Secured Claimholders with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Miscellaneous Secured Claimholder are paid in full, subject to the consent of the Prepetition Agent, the Creditors' Committee and Apollo, which consent shall not be unreasonably withheld.

                  (f)      Class 5 - Senior Note Claims

                           Class 5 consists of all Senior Note Claims. On the
Effective Date, the Senior Note Claims will be deemed Allowed Claims in the aggregate amount of $316,130,000. On the first Periodic Distribution Date, the Disbursing Agent will deliver directly to the Senior Notes Indenture Trustee for distribution to each holder of Senior Notes as of the Record Date pursuant to the Senior Notes Indenture, or with respect to Apollo, directly to Apollo, in full satisfaction, settlement, release and discharge of and in exchange for each Senior Note Claim a distribution of: (x) such Claimholder's Pro Rata amount of 14,370,000 shares of New Common Stock (subject to dilution only by shares of New Common Stock issued pursuant to or on account of the Employee Retention Plan, the Long Term Incentive Plan, the Series A Warrants, if Class 6 votes to accept the Plan, and/or the Series B Warrants); (y) such Claimholders' Pro Rata share of the Remaining Senior Note Proceeds; and (z) if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, such Claimholder's Pro Rata amount of either 47.9% of the shares of New Preferred Stock or 47.9% of the shares of Reorganized HLI Stock, respectively. A holder of an Allowed Senior Note Claim also will have a right to receive distributions from the HLI Creditor Trust of such Claimholder's Pro Rata share of one-third of the Net Trust Recoveries, subject to certain repayment obligations to be owed by the HLI Creditor Trust to the Reorganized Debtors as set forth in Section 10.6 of the Plan; provided, however, that the amount of Net Trust Recoveries payable to a holder of an Allowed Senior Note Claim will not exceed such Claimholder's Class 5 Trust Distribution Amount. In the event that all Class 5 Trust Distribution Amounts are fully paid and satisfied, the remaining Net Trust Recoveries, if any, payable to holders of Allowed Senior Note Claims will be paid on a Pro Rata basis to holders of Allowed Subordinated Note Claims and Allowed General Unsecured Claims. In addition to the foregoing distributions, as soon as reasonably practicable after the Effective Date, but in no event any later than twenty (20) days after the Effective Date, the Senior Notes Indenture

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Trustee will be entitled to receive, subject to certain repayment obligations to be owed by the HLI Creditor Trust to the Reorganized Debtors as set forth in
Section 10.6 of the Plan, a distribution of Cash in an amount equal to the reasonable amount of accrued and outstanding trustee's and professionals' fees and expenses incurred by the Senior Notes Indenture Trustee and chargeable under the Senior Notes Indenture; provided, however, that such amount will not exceed $250,000 in the aggregate.

                  (g)      Class 6 - Subordinated Note Claims

                           Class 6 consists of all Subordinated Note Claims. If,
and only if, Class 6 votes to accept the Plan, on the Effective Date, the Subordinated Note Claims will be deemed Allowed Claims in the aggregate amount of $885,919,552. The subordination provisions in the Indentures will be given effect so that the distributions which holders of Subordinated Note Claims would otherwise be entitled to receive will be distributed directly to the holders of Prepetition Credit Facility Secured Claims and Senior Note Claims until such Claims are paid in full together with such interest, fees and other charges which such Claimholders may be entitled to receive, to be determined as if the Chapter 11 Cases had not been commenced. Notwithstanding the foregoing, if Class 6 votes to accept the Plan, the subordination provisions in the Indentures will be deemed to be waived (only to the extent necessary) for the limited purpose of allowing the holders of Allowed Subordinated Notes Claims to receive distributions of Series A Warrants and Net Trust Recoveries as set forth in
Section 4.8 of the Plan. If Class 6 votes to accept the Plan, on the first Periodic Distribution Date, the Disbursing Agent will deliver directly to the Subordinated Notes Indenture Trustees for distribution to each holder of Subordinated Notes pursuant to the Subordinated Notes Indentures, in full satisfaction, settlement, release and discharge of and in exchange for such Subordinated Note Claim, a distribution of such Claimholder's Pro Rata amount of the Series A Warrants (subject to dilution only by shares of New Common Stock issued pursuant to or on account of the Employee Retention Plan or the Long Term Incentive Plan, the Series A Warrants, if Class 6 votes to accept the Plan, and/or the Series B Warrants). If Class 6 votes to accept the Plan, a holder of an Allowed Subordinated Note Claim also will have a right to receive distributions from the HLI Creditor Trust of such Claimholder's Pro Rata share of one-third of the Net Trust Recoveries, subject to certain repayment obligations to be owed by the HLI Creditor Trust to the Reorganized Debtors as set forth in Section 10.6 of the Plan; provided, however, that the amount of Net Trust Recoveries payable to a holder of an Allowed Subordinated Note Claim will not exceed such Claimholder's Class 6 Trust Distribution Amount. In the event that all Class 6 Trust Distribution Amounts are fully paid and satisfied, the remaining Net Trust Recoveries, if any, payable to holders of Allowed Subordinated Note Claims will be paid on a Pro Rata basis to holders of Allowed Senior Note Claims and Allowed General Unsecured Claims. In addition to the foregoing distributions, as soon as reasonably practicable after the Effective Date, but in no event any later than twenty (20) days after the Effective Date, each of the Subordinated Note Indenture Trustees will be entitled to receive, subject to certain repayment obligations to be owed by the HLI Creditor Trust to the Reorganized Debtors as set forth in Section 10.6 of the Plan, a distribution of Cash in an amount equal to the reasonable amount of accrued and outstanding trustee's and professionals' fees and expenses incurred by such Subordinated Notes Indenture Trustee and chargeable under the respective Subordinated

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Notes Indenture; provided, however, that the amount paid to the 8.25%
Subordinated Notes Indenture Trustee and 9.125% Subordinated Notes Indenture Trustee will not exceed $250,000 in the aggregate and the amount paid to the 11% Subordinated Notes Indenture Trustee will not exceed $125,000 in the aggregate.

                  (h)      Class 7 - General Unsecured Claims

                           Class 7 consists of all General Unsecured Claims that
may exist against a particular Debtor. Except as otherwise provided in and subject to Section 8.10 of the Plan, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such General Unsecured Claim, the Disbursing Agent will deliver to such Claimholder, in full satisfaction, settlement, release and discharge of and in exchange for each and every General Unsecured Claim of such
Claimholder: (x) a distribution of such Claimholder's Pro Rata amount of 600,000 shares of New Common Stock (subject to dilution only by shares of New Common Stock issued pursuant to or on account of the Employee Retention Plan, the Long Term Incentive Plan, the Series A Warrants, if Class 6 votes to accept the Plan, and/or the Series B Warrants); (y) a distribution of such Claimholder's Pro Rata amount of the Series B Warrants (subject to dilution only by shares of New Common Stock issued pursuant to or on account of the Employee Retention Plan, the Long Term Incentive Plan, the Series A Warrants, if Class 6 votes to accept the Plan, and/or the Series B Warrants); and (z) if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, such Claimholder's Pro Rata amount of either 2% of the shares of New Preferred Stock or 2% of the shares of Reorganized HLI Stock, respectively. A holder of an Allowed General Unsecured Claim also will have the right to receive distributions from the HLI Creditor Trust of a Pro Rata share of one-third of the Net Trust Recoveries; provided, however, that the amount of Net Trust Recoveries payable to a holder of an Allowed General Unsecured Claim will not exceed such Claimholder's Class 7 Trust Distribution Amount. In the event that all Class 7 Trust Distribution Amounts are fully paid and satisfied, the remaining Net Trust Recoveries, if any, payable to holders of Allowed General Unsecured Claims will be paid on a Pro Rata basis to holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims.

                  (i)      Class 8a -  Subordinated Debt Securities Claims

                           Class 8a consists of all Subordinated Debt Securities
Claims that may exist against a particular Debtor. Subordinated Debt Securities Claims will be cancelled, released and extinguished. Except as otherwise provided in and subject to Section 8.10 of the Plan, if, and only if, all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution Amounts and Class 7 Trust Distribution Amounts are fully paid and satisfied from distributions of Net Trust Recoveries from the HLI Creditor Trust, then a holder of an Allowed Subordinated Debt Securities Claim will have a right to receive distributions from the HLI Creditor Trust of such Claimholders' Pro Rata share of the remaining Net Trust Recoveries available after

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paying all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution
Amounts and Class 7 Trust Distribution Amounts; provided, however, that the amount of Net Trust Recoveries payable to a holder of an Allowed Subordinated Debt Securities Claim will not exceed such Claimholder's Class 8a Trust Distribution Amount. The Debtors believe that Net Trust Recoveries will not be sufficient to fully pay and satisfy all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution Amounts and Class 7 Trust Distribution Amounts, and, therefore, the Plan provides that holders of Class 8a Subordinated Debt Securities Claims are not receiving a distribution.

                  (j)      Class 8b - Subordinated Equity Securities Claims

                           Class 8b consists of all Subordinated Equity
Securities Claims that may exist against a particular Debtor. Subordinated Equity Securities Claims will be cancelled, released and extinguished. If, and only if, all Class 8a Trust Distribution Amounts are fully paid and satisfied from distributions of Net Trust Recoveries from the HLI Creditor Trust, then a holder of an Allowed Subordinated Equity Securities Claim will have a right to receive distributions from the HLI Creditor Trust of such Claimholders' Pro Rata share of the remaining Net Trust Recoveries available after paying all Class 5 Trust Distribution Amounts, all Class 7 Trust Distribution Amounts, all Class 6 Trust Distribution amounts and all Class 8a Trust Distribution Amounts; provided, however, that the amount of Net Trust Recoveries payable to a holder of an Allowed Subordinated Debt Securities Claim will not exceed such Claimholder's Class 8b Trust Distribution Amount. The Debtors believe that Net Trust Recoveries will not be sufficient to fully pay and satisfy all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution Amounts, Class 7 Trust Distribution Amounts and Class 8a Trust Distribution Amounts, and, therefore, the Plan provides that holders of Class 8b Subordinated Equity Securities Claims are not receiving a distribution.

         4.       Impaired Class of Interests - Class 9 (Interests in HLI)

                  Class 9 consists of the rights of any current or former holder or owner of any shares of Old Common Stock or other equity securities of HLI authorized, issued and outstanding prior to the Confirmation Date. Class 9 Interestholders will receive no distribution on account of their Interests. On the Effective Date, all such Interests will be cancelled, released and extinguished, and holders of such Interests will receive no distribution. Except as otherwise provided in and subject to Section 8.10 of the Plan, if, and only if, all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution Amounts, Class 7 Trust Distribution Amounts, Class 8a Trust Distribution Amounts and Class 8b Trust Distribution Amounts are fully paid and satisfied from distributions of Net Trust Recoveries from the HLI Creditor Trust, then a holder of an Allowed Interest in HLI will have a right to receive distributions from the HLI Creditor Trust of such Interestholders' Pro Rata share of the remaining Net Trust Recoveries available after paying all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution Amounts, Class 7 Trust Distribution Amounts, Class 8a Trust Distribution Amounts and Class 8b Trust Distribution Amounts. The Debtors believe that Net Trust Recoveries will not be sufficient to fully pay and satisfy all Class 5 Trust Distribution Amounts, Class 6 Trust Distribution Amounts, Class 7 Trust Distribution Amounts, Class 8a Trust

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Distribution Amounts and Class 8b Trust Distribution Amounts, and, therefore, the Plan provides that holders of Class 9 Interests in HLI are not receiving a distribution.

         5.       Intercompany Claims

                  All Intercompany Claims will, in the sole discretion of the applicable Reorganizing Debtor or Reorganized Debtor, (a) be preserved and Reinstated, (b) be released, waived and discharged as of the Effective Date, or
(c) be contributed to the capital of the obligor corporation.

         6.       Reservation of Rights Regarding Unimpaired Claims

                  Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Unimpaired Claims. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan will not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Debtor or Reorganized Debtor, and from and after the Effective Date, each Reorganized Debtor, subject to the Restructuring Transactions, will be separately liable for its own obligations.

C.       CONFIRMABILITY AND SEVERABILITY OF A PLAN

         The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Reorganizing Debtor. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Reorganizing Debtor; provided, however, that any such alteration, amendment or modification that adversely affects the Prepetition Agent, the Prepetition Lenders, the Creditors' Committee and/or Apollo shall be subject to the consent of the Prepetition Agent (in the case of alterations, amendments or modifications that adversely affect the Prepetition Agent or Prepetition Lenders), the Creditors' Committee (in the case of alterations, amendments or modifications that adversely affect Creditors holding Senior Note Claims, Subordinated Note Claims or General Unsecured Claims) and/or Apollo (in the case of alterations, amendments or modifications that adversely affect the holders of Senior Note Claims). A determination by the Bankruptcy Court that the Plan, as it applies to any particular Reorganizing Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect (a) the confirmability of the Plan as it applies to any other Reorganizing Debtor or (b) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

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D.       MEANS OF PLAN IMPLEMENTATION

         1.       Continued Corporate Existence

                  Subject to the Restructuring Transactions described in Section
6.14 of the Plan, the Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities, with all the powers of a corporation under applicable law in the jurisdiction in which each is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

         2.       Corporate Action

                  Each of the matters provided for under the Plan involving the corporate structure of any Reorganizing Debtor or Reorganized Debtor or corporate action to be taken by or required of any Reorganizing Debtor or Reorganized Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and will be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Reorganizing Debtors or the Reorganized Debtors.

         3.       Certificate of Incorporation and Bylaws

                  The articles of incorporation and bylaws of each of the Reorganized Debtors will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The articles of New Holdco will, among other things: (a) authorize 100,000,000 shares of New Common Stock, $0.01 par value per share; (b) authorize 1,000,000 shares of preferred stock; (c) authorize the Warrants and (d) pursuant to section 1123(a)(6) of the Bankruptcy Code, add (x) a provision prohibiting the issuance of nonvoting equity securities for a period of two (2) years from the Effective Date, and, if applicable, and (y) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The form of Certificate of Incorporation of New Holdco is attached to the Plan as Exhibit F, and the form bylaws of New Holdco is attached to the Plan as Exhibit G, both of which will be reasonably acceptable to the Prepetition Agent, the Creditors' Committee and Apollo.

         4.       Cancellation of Existing Securities and Agreements

                  On the Effective Date, except as otherwise specifically provided for in the Plan, (a) the Unsecured Notes, Old Common Stock, Old Common Stock Options, any other note, bond, indenture or

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other instrument or document evidencing or creating any indebtedness or obligation of the Reorganizing Debtors or ownership interest in HLI, and all options warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire any of the foregoing, except such notes or other instruments evidencing indebtedness or obligations of the Reorganizing Debtors that are Reinstated under the Plan, will be cancelled, and (b) the obligations of or Claims against the Reorganizing Debtors and Interests in HLI under, relating, or pertaining to any agreements, indenture, certificates of designation, bylaws, or certificate or articles of incorporation or similar document governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Reorganizing Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Reorganizing Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that the Indentures and any other agreement that governs the rights of the Claimholders and that is administered by an indenture trustee, an agent or a servicer (as to each, a "Servicer") will continue in effect solely for purposes of (x) allowing such Servicer to make the distributions to be made on account of such Claims under the Plan as provided in Section 6.11 of the Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs and expenses under such Indenture or other agreement; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Reorganizing Debtors under the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs or expenses except as expressly provided in Section 8.6 of the Plan; provided, however, that nothing in the Plan will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such Indenture or other agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.

         5.       New Holding Company Formation

                  On the Effective Date the Reorganizing Debtors will engage in a series of transactions that will result in a new holding company corporate structure for the Reorganized Debtors. Set forth below is a discussion of such transactions. Although the Reorganizing Debtors have determined to implement the new holding company structure, as described in subsections (a) and (b) below, the Reorganizing Debtors have not made a final determination with respect to either of the potential modifications described in subsection (c) below, which potentialities are mutually exclusive. The Reorganizing Debtors will implement one of the potential modifications only if they determine such modification is advisable and they obtain the consent of the Prepetition Agent, the Creditors' Committee and Apollo to implement such modification.

                  (a)      Formation and Merger

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                           The Plan provides that on or prior to the Effective
Date, the following transactions will occur in the following order (collectively, the "New Holding Company Formation"):

                           (i)      Formation of New Holdco

                                    A new corporation ("New Holdco") will be
incorporated.

                           (ii)     Formation New Parent Company

                                    New Holdco will cause New Parent Company to
be incorporated as a new wholly- owned subsidiary and New Holdco will contribute Cash, the New Common Stock, Series A Warrants (if Class 6 votes to accept the
Plan) and Series B Warrants to New Parent Company.

                           (iii)    Formation New Operating Company

                                    New Parent Company will in turn cause New
Operating Company to be incorporated as a new wholly-owned subsidiary, and will contribute the Cash, the New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan) and Series B Warrants received from New Holdco to New Operating Company.

                           (iv)     Merger of HLI

                                    HLI will merge (the "Merger") with and into
New Operating Company pursuant to an agreement (the "Merger Agreement"), with New Operating Company surviving.

                  (b)      Merger Consideration

                           Pursuant to the Merger Agreement and the Plan, New
Operating Company will distribute the Cash, New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan) and Series B Warrants, if any, to holders of Allowed Claims, in exchange for their Allowed Claims, pursuant to the provisions of the Plan as follows:

                           (i)      Class 1 Consideration

                                    The holders of Class 1 Claims (Other
Priority Claims) will receive the consideration described under Section VIII.B.2 above (the "Class 1 Consideration").

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                           (ii)     Class 2 Consideration

                                    The holders of Class 2 Claims (Prepetition
Credit Facility Secured Claims) will receive the consideration described under
Section VIII.B.3.(a) (collectively, the "Class 2 Consideration").

                           (iii)    Class 3a Consideration

                                    The holders of Class 3a Claims (BMO
Synthetic Lease Secured Claims) will receive the consideration described under
Section VIII.B.3.(b) (the "Class 3a Consideration").

                           (iv)     Class 3b Consideration

                                    The holders of Class 3b Claims (CBL
Synthetic Lease Secured Claims) will receive the consideration described under
Section VIII.B.3(c) (the "Class 3b Consideration").

                           (v)      Class 3c Consideration

                                    The holders of Class 3c Claims (Dresdner
Synthetic Lease Secured Claims) will receive the consideration described under
Section VIII.B.3(d) (the "Class 3c Consideration").

                           (vi)     Class 5 Consideration

                                    The holders of Class 5 Claims (Senior Note
Claims) will receive (1) a portion of the New Common Stock, (2) the right to receive a portion of the distributions from the HLI Creditor Trust, and (3) all of the Remaining Senior Note Proceeds, as further described under Section VIII.B.3.(f) (collectively, the "Class 5 Consideration").

                           (vii)    Class 6 Consideration

                                    The holders of Class 6 Claims (Subordinated
Note Claims) will receive, if and only if Class 6 votes to accept the Plan, (1) the Series A Warrants and (2) the right to receive a portion of the distributions from the HLI Creditor Trust all as further described under Section VIII.B.3.(g) (collectively, the "Class 6 Consideration").

                           (viii)   Class 7 Consideration

                                    The holders of Class 7 Claims (General
Unsecured Claims) will receive (1) a portion of the New Common Stock, (2) the Series B Warrants, and (3) the right to receive a portion of the distributions from the HLI Creditor Trust, as further described under Section VIII.B.3.(h) (collectively,

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the "Class 7 Consideration" and, together with the Class 1 Consideration, Class
2 Consideration, Class 3a Consideration, the Class 3b Consideration, the Class 3c Consideration, the Class 5 consideration and the Class 6 Consideration, the "Merger Consideration")).

                           (ix)     Equity and Debt Claims

                                    All old equity claims and other debt claims
not receiving value pursuant to the Plan will be cancelled, released and extinguished.

                           (x)      Tax Election

                                    After each of the foregoing distributions,
which will be made in accordance with the Plan, New Operating Company will elect pursuant to Internal Revenue Code section 338 to treat the acquisition of the stock of Parent's subsidiary corporations pursuant to the merger as if New Operating Company acquired the assets owned by such subsidiaries at their respective fair market values.

                  (c)      Potential Modifications of New Holding Company
                           Formation

                           Notwithstanding the foregoing, subject to the consent
of the Prepetition Agent, Apollo and the Creditors' Committee, which consent shall not be unreasonably withheld, the Debtors may determine to enter into one of two modifications of the New Holding Company Formation.

                           (i)      Asset Transfer Modification

                                    Pursuant to the first potential modification
(the "Asset Transfer Modification"), instead of entering into the Merger Agreement and implementing the Merger, the Debtors may cause HLI to transfer substantially all of its assets to New Operating Company in exchange for Cash, New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan) and Series B Warrants which will be distributed to holders of Allowed Claims in exchange for such Claims pursuant to the provisions of the Plan. The remaining assets of HLI would be retained by Reorganized HLI. In addition, Reorganized HLI would issue new shares of Reorganized HLI Stock to holders of Allowed Claims in Classes 2, 5 and 7 such that those holders would own all of the Reorganized HLI Stock in the same proportion in which they own the New Common Stock.

                           (ii)     Additional Equity Modification

                                    Pursuant to the second potential
modification (the "Additional Equity Modification"), the Debtors may exclude the formation of New Parent Company from the New Holding Company Formation, which would result in the elimination of the transactions described in Section 6.5(a)(ii) and 6.5(a)(iii) of the Plan. Instead, New Holdco would cause New Operating Company to be

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incorporated as a new direct subsidiary of New Holdco (which would own all of the outstanding equity of New Operating Company other than the New Preferred Stock), New Holdco would contribute Cash, the New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan) and Series B Warrants to New Operating Company, and New Operating Company would issue the New Preferred Stock. Pursuant to the Merger Agreement and the Plan, HLI would merge with and into New Operating Company and New Operating Company would distribute (1) the Cash, New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan) and Series B Warrants received from New Holdco to holders of Allowed Claims in exchange for their Allowed Claims and (2) the New Preferred Stock to holders of Allowed Claims in Classes 2, 5 and 7 such that those holders would own all of the New Preferred Stock in the same proportion in which they own the New Common Stock.

                  (d)      Alternative to New Holding Company Formation

                           Notwithstanding the foregoing provisions, if the
Debtors determine that the New Holding Company Formation, as may be modified by either the Asset Transfer Modification or Additional Equity Modification, is undesirable, then the Debtors will not enter into such transactions. Instead, the shares and warrants distributed to Claimholders pursuant to the Plan will be, respectively, shares of, and warrants to purchase shares of, Reorganized HLI rather than shares of, and warrants to purchase shares, of New Holdco, and Reorganized HLI will remain the parent corporation of the Reorganized Debtors. The Debtors will give the Prepetition Agent, the Creditors' Committee and Apollo notice of any decision not to enter into the New Holding Company Formation at least ten (10) days prior to the Effective Date.

         6.       Management and Board of Directors

                  The existing senior officers of the Debtors will serve as senior officers of New Holdco in their current capacities after the Effective Date, subject to the terms of the applicable employment agreements and the rights of the Boards of Directors. On the Effective Date, the term of the current members of the board of directors of HLI will expire. From and after the Effective Date, the initial board of directors of New Holdco will consist of seven (7) directors. The initial board of directors of New Holdco will include Curtis Clawson (or, in the event of his death, incapacity, resignation or dismissal, the chief executive officer of HLI). The remaining six (6) members of the initial board of directors of New Holdco will be selected as follows: three
(3) directors will be selected by the Prepetition Agent, two (2) directors will be selected by Apollo and one (1) director will be selected by mutual agreement of the Prepetition Agent and Apollo; provided, that the board of directors collectively, including any required committee thereof, will comply with any other qualification, experience, and independence requirements under applicable law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable law) on which New Common Stock is listed or is anticipated to be listed when such stock is listed. Thereafter the board of directors of New Holdco will be subject to the provisions of the articles of incorporation and by-laws of New Holdco.

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                  The Persons designating board members shall file with the
Bankruptcy Court and give to each other and the Debtors written notice of the identities of such members on a date that is not less than ten (10) days prior to the Voting Deadline; provided, however, that if and to the extent that any party fails to file and give such notice, or otherwise give notice of the designation of any board members prior to or at the Confirmation Hearing, the Debtors shall designate any such undesignated members of the board of directors of New Holdco by announcing their identities at the Confirmation Hearing. After the notices of the identities of the new board members are filed with the Bankruptcy Court, the Claims Agent shall post such notices on its Internet website at www.bsillc.com.

                  Board members will serve an initial term for a period from the Effective Date through the date of the annual meeting that first occurs after a date which is one (1) year after the Effective Date and for one (1) year terms thereafter (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of stockholders.

         7.       Employment, Retirement, Indemnification and Other Agreements

                  Upon the occurrence of the Effective Date, the Reorganized Debtors will continue the Pension Plan, meet the minimum funding standards under ERISA and the Internal Revenue Code, pay all PBGC insurance premiums and administer and operate the Pension Plan in accordance with its terms and ERISA. Nothing in the Plan will be deemed to discharge, release or relieve the Debtors, Reorganized Debtors, any member of the Debtors' controlled groups (as defined in 29 U.S.C. Section 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the Pension Plan, and the PBGC and the Pension Plan will not be enjoined or precluded from enforcing such liability as a result of the Plan's provisions or consummation. Upon the Effective Date of the Plan, the PBGC will be deemed to have withdrawn with prejudice any proofs of claim it filed during the Chapter 11 Cases.

                  Upon the occurrence of the Effective Date, the Reorganized Debtors will continue to pay benefits under the Retiree Medical Programs at the levels and for the duration of the periods that the Reorganizing Debtors are otherwise obligated to provide such benefits, including any obligations under the Golden and Hall Settlement Agreements and Judgments. Nothing in the Plan will be deemed to discharge, release or relieve the Debtors or the Reorganized Debtors from any liability with respect to the Retiree Medical Programs, and the beneficiaries of the Retiree Medical Programs or their representatives will not be enjoined or precluded from enforcing such liability as a result of the Plan's provisions or confirmation. Upon the Effective Date of the Plan, the three protective proofs of claim filed by class counsel under the Golden and Hall Settlement Agreements and Judgments (Proofs of Claim Nos. 2719, 2726 and 2987), the two protective proofs of claim filed by the authorized representative of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Locals (Proofs of Claim Nos. 3524, 3525) and the protective proof of claim filed by PACE International Union (Proof of Claim No.
3071) will be deemed to be withdrawn with prejudice. The Reorganized Debtors will maintain all of

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their existing rights, including, but not limited to, the right to amend or terminate Retiree Medical Programs, where such rights are not specifically prohibited by the Golden and Hall Settlement Agreements and Judgments or collective bargaining agreements with the unions mentioned above.

                  Other than with respect to the Motor Wheel SERP, to the extent that either of the Debtors has in place as of the Effective Date employment, severance (change in control), retirement, indemnification and other agreements with their respective active directors, officers and employees who will continue in such capacities or a similar capacity after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans (each of which either (i) was approved by the Bankruptcy Court during the Chapter 11 Cases pursuant to, and fully described in, either the Debtors' "first day motion" regarding employee benefit programs or the Debtors' motion to implement the Employee Retention Plan, or (ii) with respect to certain employment agreements, was entered into in the ordinary course of business after the Petition Date) will remain in place after the Effective Date, and Reorganized Debtors will continue to honor such agreements, programs and plans; provided, however, that in the case of indemnification, the extent of the Reorganizing Debtors' obligations will be as specified and limited in Section 11.7 of the Plan. Benefits provided under such agreements or plans may include benefits under qualified and non- qualified retirement plans; health and dental coverage; short and long term disability benefits; death and supplemental accidental death benefits; vacation; leased car; club memberships; financial consulting, tax preparation and estate planning as well as an annual physical examination, each paid or provided commensurate with an employee's position in accordance with the Company's policies then in effect; provided, however, that, notwithstanding anything to the contrary contained in the Plan, the Indemnification Rights of any directors, officers and employees will be as specified and limited in Section 11.7 of the Plan, and any agreement providing for indemnification in excess of such limited rights will be deemed rejected. Such agreements and plans also may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate, including the Short Term Incentive Plan; provided, however, that, pursuant to the Long Term Incentive Plan, shares will be reserved for certain members of management and other employees of the Reorganized Debtors. However, as of the Effective Date, the Reorganized Debtors will have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with its respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees, subject to the existing contractual rights, if any, of the directors, officers and employees affected thereby.

                  The terms of the Employee Retention Plan will not be modified, altered or amended. Retention Bonuses and Restructuring Performance Bonuses (each as defined in the Employee Retention Plan) will be paid in the amounts and at such times (or as soon thereafter as reasonably practicable) as contemplated by the Employee Retention Program.

         8.       Continuation of Workers' Compensation Programs

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                  Upon confirmation and substantial consummation of the Plan, the Reorganizing Debtors will continue the Workers' Compensation Programs in accordance with applicable state laws. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers' Compensation Programs. The Reorganized Debtors will be responsible for all valid claims for benefits and liabilities under the Workers' Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers' Compensation Programs, including any assessments with respect to the Michigan Workers' Compensation Programs and retrospectively rated premium rate adjustments from the Ohio Bureau of Workers' Compensation, will be paid in accordance with the terms and conditions of Workers' Compensation Programs and in accordance with all applicable laws.

         9.       Long Term Incentive Plan

                  Pursuant to the Plan, the Reorganized Debtors will implement a Long Term Incentive Plan (the "Long Term Incentive Plan") in order to promote the growth and general prosperity of the Company by offering incentives to the Company's key employees who are primarily responsible for the growth of the Company, and to attract and retain qualified employees and thereby benefit the shareholders of the Company based on growth of the Company. Under the Long Term Incentive Plan a portion of the estimated equity market value of the Reorganized Debtors will be reserved to grant options to acquire New Common Stock and stock grants of New Common Stock to officers and management and other key employees of the Reorganized Debtors.

                  On or before the Exhibit Filing Date, the Debtors will file, as Exhibit D to the Plan, the Long Term Incentive Plan (or a summary thereof) and a summary of components of compensation to be paid to management after the Effective Date to the extent that the terms and provisions differ from such management members' current compensation. The Debtors are still discussing the proposed terms of the Long Term Incentive Plan with the Prepetition Agent, the Creditors' Committee and Apollo. However, the equity components of the Long Term Incentive Plan are anticipated to include options to acquire New Common Stock and stock grants of New Common Stock. These option and stock grants will ratably dilute the equity distributions of New Common Stock to be made to Claimholders under the Plan. The reserved shares of New Common Stock will be exclusive of the shares reserved for equity-based grants that may be needed to cover the portion of Restructuring Performance Bonuses paid in restricted stock under the Employee Retention Plan.

                  The Prepetition Agent, the Creditors' Committee and Apollo have not agreed to or approved a distribution of options to acquire New Common Stock and stock grants of New Common Stock. The Debtors are engaged in discussions with the Prepetition Agent, the Creditors' Committee and Apollo regarding the terms of the Long Term Incentive Plan and hope to obtain the approval of such parties prior to the Confirmation Hearing.

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         10.      Termination of the Motor Wheel SERP

                  As of the Effective Date, the Motor Wheel SERP will be deemed to be terminated, and the Reorganized Debtors obligations thereunder will cease. Each participant in the Motor Wheel SERP will be granted an Allowed General Unsecured Claims against HLI equal to the amount of accrued deferred compensation as is currently reflected on the Debtors' books and records with respect to such participant's Motor Wheel SERP allocation as of Petition Date.

         11.      Enforcement of Subordination Provisions

                  Except with respect to the limited waiver of the subordination provisions of the Indentures necessary to allow the distributions of Series A Warrants and Net Trust Recoveries to be made to the holders of Subordinated Note Claims (in the event that Class 6 votes to accept the Plan), the subordination provisions in the Subordinated Notes Indentures applicable to Subordinated Note Claims will be enforced, and accordingly any distributions to which they would otherwise be entitled will be distributed directly to the Prepetition Lenders and the Senior Noteholders until such claims have been satisfied in full including all interest, fees and other charges payable under either the Prepetition Credit Agreement or the Senior Note Indenture with such obligations to be determined as if the Chapter 11 Cases had not been commenced. Additionally, the terms of the Intercreditor Agreement will be enforced with respect to the various rights and remedies between the Prepetition Lenders and the BMO Synthetic Lessors.

         12.      Issuance of New Securities

                  On or before the Distribution Date, New Holdco will issue the New Common Stock and Warrants for distribution to Claimholders in accordance with the terms of the Plan. The issuance of the New Common Stock and Warrants and the distribution thereof to Claimholders will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. New Holdco will use all commercially reasonable efforts to list the New Common Stock on either the New York Stock Exchange or the NASDAQ Stock Market as New Holdco may determine in its discretion reasonably exercised, or, if the New Common Stock is not approved for listing on either exchange, on a national securities exchange or for quotation on a national automated interdealer quotation system as promptly as practicable, but will have no liability if it is unable to do so. Persons receiving distributions of New Common Stock, by accepting such distributions, will be deemed to have agreed to cooperate with New Holdco's reasonable requests to assist New Holdco in its efforts to list the New Common Stock on a securities exchange or quotation system.

                  In the event the Debtors determine to implement the Additional Equity Modification as described in Section 6.5 of the Plan, New Operating Company will issue the New Preferred Stock for distribution to holders of Allowed Claims in Classes 2, 5 and 7 in accordance with the terms of the Plan. In the event the Debtors determine to implement the Additional Equity Modification, the issuance of the

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New Preferred Stock and the distribution thereof to Claimholders will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. New Operating Company will not seek to list the New Preferred Stock on any exchange, stock market or interdealer quotation system.

                  There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop, and no assurance can be given as to the prices at which such securities might be traded.

         13.      Post-Effective Date Financing

                  The Reorganizing Debtors expect to enter into the New Credit Facility of up to $650 million upon emergence from the Chapter 11 Cases in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Debtors are in discussions with several lenders to arrange such a facility and have already received preliminary exit financing proposals. The New Credit Facility will likely be secured by substantially all of the real and personal property of the Reorganized Debtors. The proceeds of the New Credit Facility and cash generated from operations will be used to repay the DIP Facility Claims, to fund payments required to be made under the Plan on the Effective Date, and to meet working capital and other corporate needs of the Reorganizing Debtors, thereby facilitating their emergence from bankruptcy. As of the date hereof, no formal commitment to provide the New Credit Facility has been obtained; however, such a commitment is a condition to confirmation of the Plan.

                  Documents evidencing the New Credit Facility, or commitment letters with respect thereto, will be filed by the Debtors with the Bankruptcy Court no later than the Confirmation Date. Notice of any material modification to the New Credit Facility or the commitment letters with respect thereto after its filing with the Bankruptcy Court will be provided to the Prepetition Agent, the DIP Agent and the Creditors' Committee. In the Confirmation Order, the Bankruptcy Court will approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize the Reorganizing Debtors to execute the same together with such other documents as the New Credit Facility lenders may reasonably require in order to effectuate the treatment afforded to such parties under the New Credit Facility.

         14.      Restructuring Transactions

                  The Plan further provides that on or prior to the Effective Date, the Reorganizing Debtors will take such actions as may be necessary or appropriate to effect the relevant transactions illustrated in Appendix B attached hereto (collectively, the "Restructuring Transactions"). The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state

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law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

         15.      Preservation of Causes of Action

                  In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan and/or the Confirmation Order, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and all Retained Avoidance Claims, but not Trust Claims (which will be transferred to the HLI Creditor Trust and preserved for its benefit pursuant to the Plan), and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. A nonexclusive list of Retained Actions and Retained Avoidance Claims and an exclusive list of Trust Avoidance Claims are attached to the Plan as Exhibit B and Exhibit N, respectively. The Debtors or the Reorganized Debtors, in their sole discretion, will determine whether to bring, settle, release, compromise or enforce any rights (or decline to do any of the foregoing) with respect to the Retained Actions or Retained Avoidance Claims. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

                  The failure of the Debtors to list specifically any claim, right of action, suit or proceeding in the Debtors' Schedules or in Exhibit B to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion, and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.

         16.      Effectuating Documents; Further Transactions

                  The Chairman of the Board of Directors, the Chief Executive Officer, or any other officer of the Debtors will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

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         17.      Exemption from Certain Transfer Taxes

                  Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or among Reorganized Debtors pursuant to the Restructuring Transactions or the Plan in the United States will not be subject to any document recording tax, stamp tax conveyance fee or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; BAR DATE FOR REJECTION DAMAGE CLAIMS

         1.       Assumed Contracts and Leases

                  Effective as of the Effective Date, each executory contract and unexpired lease (as the same may have been amended) to which the Debtors are parties will be deemed automatically assumed and Reinstated as of the Effective Date, unless such executory contract or unexpired lease (a) was previously rejected by the Debtors; (b) is the subject of a motion to reject filed, or notice of rejection served pursuant to prior order of the Bankruptcy Court, on or before the Confirmation Date; or (c) is listed on the schedule of rejected contracts and leases attached as Exhibit H to the Plan. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property will include (x) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (y) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Court or otherwise rejected as a part of the Plan.

         2. Payments Related to Assumption of Executory Contracts and Unexpired Leases

                  The provisions (if any) of each executory contract and unexpired lease to be assumed and Reinstated under the Plan which is or may be in default will be satisfied solely by Cure. Cure is the distribution of Cash (or other property agreed upon by the parties or ordered by the Court) in an amount equal to unpaid monetary obligations (without interest) under such executory contract or unexpired lease or such other amount as agreed upon by the parties. Thus, executory contracts and unexpired leases will be assumed notwithstanding the Debtors' failure or inability to cure nonmonetary defaults as long as Cure is paid. In the event of a dispute regarding (a) the nature or the amount of any Cure; (b) the ability of

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Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption, Cure will occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

         3.       Rejected Contracts and Leases

                  Except with respect to executory contracts and unexpired leases that have been previously rejected or are the subject of a motion to reject filed, or notice of rejection served pursuant to prior order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases set forth on the schedule of rejected executory contracts and unexpired leases attached to the Plan as Exhibit H will be deemed automatically rejected effective as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract.

         4.       Bar Date for Rejection Damage Claims

                  If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors or Reorganized Debtors or their properties unless a proof of Claim is filed with the clerk of the Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

F.       DISTRIBUTIONS

         1.       Time of Distributions

                  Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan will be made to holders of Allowed Claims on a Periodic Distribution Date.

         2.       Interest on Claims or Interests

                  Unless otherwise specifically provided for in the Plan, Confirmation Order, the DIP Credit Agreement or the DIP Facility Order, or required by applicable bankruptcy law, postpetition interest will not accrue or be paid on Claims, rights or Interests, and no Claimholder will be entitled to interest accruing on or after the Petition Date on any Claim, right or Interest. Interest also will not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon when and if such Disputed Claim becomes an Allowed Claim.

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         3.       Disbursing Agent

                  The Plan calls for the Reorganized Debtors or a party designated by the Reorganized Debtors, in its sole discretion, to serve as a Disbursing Agent. The Disbursing Agent will make all distributions required under the Plan except with respect to a holder of a Claim whose distribution is governed by an Indenture or other agreement and is administered by a Servicer, which distributions will be deposited with the appropriate Servicer, who will deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the Indenture or other governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, will make such distributions. Distributions of Trust Recoveries, if any, will be made by the Trustee of the HLI Creditor Trust.

         4.       Surrender of Securities or Instruments

                  On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing either a Claim, including, without limitation, a Claim on account of the Indenture (as to each, a "Certificate"), will surrender such Certificate to the Disbursing Agent or, with respect to indebtedness that is governed by the Indenture or other agreement, the respective Servicer, and such Certificate will be cancelled. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent, or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution under the Plan, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

         5.       Instructions to Disbursing Agent

                  Prior to any distribution on account of any claim pursuant to an Indenture, the Servicer with respect to an Indenture will (a) inform the Disbursing Agent as to the amount of properly surrendered claim pursuant thereto and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, of the names of such Claimholders who have properly surrendered Unsecured Notes.

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         6.       Services of Indenture Trustees, Agents and Servicers

                  The services, with respect to consummation of the Plan, of Servicers under the Indentures and other agreements that govern the rights of Claimholders will be as set forth elsewhere in the Plan, and the Reorganized Debtors will reimburse any Servicer in the ordinary course for reasonable and necessary services performed by it as contemplated by, and in accordance with, the Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

         7. Record Date for Distributions to Prepetition Lenders and Holders of Unsecured Notes

                  At the close of business on the Record Date, the transfer ledgers of the Prepetition Agent and the Servicers of the Indentures will be closed, and there will be no further changes in such record holders. Reorganized HLI, the Prepetition Agent and the Servicers for such Indentures and the Disbursing Agent will have no obligation to recognize any transfer of Claims under the Prepetition Credit Facility or Certificates for Unsecured Notes occurring after the Record Date. The Reorganized Debtors, the Prepetition Agent, the Servicers for such Certificates and the Disbursing Agent will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

         8.       Claims Administration Responsibility

                  The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions to all Claims against the Debtors, including but not limited to Administrative Claims, Priority Tax Claims, Other Priority Claims, Prepetition Credit Facility Secured Claims, Synthetic Lease Secured Claims, Miscellaneous Secured Claims, Senior Note Claims, Subordinated Note Claims, General Unsecured Claims and Subordinated Securities Claims.

         9.       Delivery of Distributions

                  Distributions to Allowed Claimholders will be made by the Disbursing Agent or the appropriate Servicer, as the case may be (a) at the addresses set forth on the proofs of claim or interest filed by such Claimholders or Servicers (or at the last known addresses of such Claimholders if no proof of claim or interest is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim or interest, (c) at the addresses reflected in the Schedules if no proof of claim or interest has been filed and the Disbursing Agent has not received a written notice of a change of address, or
(d) in the case of a Claimholder whose Claim is governed by an Indenture or other agreement and is administered by a Servicer, at the addresses contained in the official records of such Servicer. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder will be

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made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder's then current address, at which time all missed distributions will be made to such Claimholder without interest. Amounts in respect of undeliverable distributions will be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions will be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property will revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder, or their successors, with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         10. Procedures for Treating and Resolving Disputed and Contingent Claims or Interests

                  (a)      No Distributions Pending Allowance

                           Under the Plan, no payments or distributions will be
made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

                  (b)      Distribution Reserve

                           The Disbursing Agent will withhold a separate
Distribution Reserve for the New Common Stock and Series B Warrants to be distributed to Class 7 General Unsecured Claims. The amount of New Common Stock and Series B Warrants withheld as a part of the Distribution Reserve will be equal to the amount the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made, respectively, to the Claimholders in Class 7 when the allowance or disallowance of each Claim is ultimately determined. The Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated (but is not required to do so). The Disbursing Agent will also place in the Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the New Common Stock or Series B Warrants withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to postpetition interest on such Claim.

                  (c)      Distributions After Allowance

                           Distributions from the Distribution Reserve to each
respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such Claimholders. On the first Periodic

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Distribution Date following the date when a Disputed Claim becomes an Allowed
Claim, the Disbursing Agent will distribute to the Claimholder any New Common Stock or Series B Warrants from the Distribution Reserve that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining New Common Stock or Series B Warrants held in the Distribution Reserve will be distributed Pro Rata to Allowed Claimholders in accordance with the other provisions of the Plan.

                           The Disbursing Agent and the Servicers will be
required to vote any shares of the New Common Stock held in the Distribution Reserve or by such Servicer pursuant to the provisions of a voting trust agreement that will require that shares of New Common Stock in the Distribution Reserve or held by a Servicer be voted in the same proportion as shares not held in the Distribution Reserve or by such Servicer.

                  (d)      De Minimis Distributions

                           Neither the Distribution Agent nor any Servicer will
have any obligation to make a distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.

                  (e)      Claims Allowable Against Multiple Debtors

                           Notwithstanding anything in the Plan or in the
Schedules to the contrary, to the extent a Claimholder has a Claim that is allowable against more than one of the Debtors based upon the same ground or theory of liability, such Claim will be counted only once for determination of distributions to be made to such Claimholder.

                  (f)      Fractional Securities; Fractional Dollars

                           No fractional shares or amounts of New Securities
will be issued or distributed under the Plan. Each Person entitled to receive New Securities will receive the total whole number of New Securities to which such Person is entitled. Whenever any distributions to a Person would otherwise call for distribution of a fraction of a New Security, the actual distribution of such New Security will be rounded to the next higher or lower whole number with fractions of less than or equal to 1/2 being rounded to the next lower whole number. No consideration will be provided in lieu of fractional New Securities that are rounded down. The total number of New Securities to be distributed to each Class of Claims will be adjusted as necessary to account for the rounding provided in the Plan. Any other provision of the Plan

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notwithstanding, neither the Debtors, the Disbursing Agent nor the Servicer will be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

G.       ALLOWANCE OF CERTAIN CLAIMS

         1.       DIP Facility Claim

                  On the Effective Date, all obligations of the Debtors under the DIP Facility will be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility including, without limitation, replacement of letters of credit issued under the DIP Facility with substitute letters of credit, Cash collateralization of such letters of credit or provision of back to back letters of credit. Thereafter, all liens and security interests granted to secure such obligations will be deemed cancelled and will be of no further force and effect.

         2.       Professional Claims

                  Under the Plan, all final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims will be determined by the Bankruptcy Court.

                  Subject to the Holdback Amount, as soon as practicable after the Effective Date, the Debtors or Reorganized Debtors will pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date. To receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals must estimate fees and expenses due for periods that have not been billed as of the Effective Date and must deliver such estimate to counsel for the Debtors, the Creditors' Committee and the Prepetition Agent. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period must submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professionals Fee Order.

                  The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals. On the Effective Date, the Debtors will fund the Holdback Escrow Account by paying to the Disbursing Agent Cash equal to the aggregate amount of the Holdback for all Professionals. The remaining amount of Holdback Amounts owing to the Professionals will be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors. The remaining amount of Professional Claims

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owing to the professionals as of the Effective Date other than the Holdback
Amount will be paid to such Professionals by the Reorganized Debtors.

                  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.

         3.       Substantial Contribution Compensation and Expenses Bar Date

                  Requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503 of the Bankruptcy Code must be filed with the Bankruptcy Court on or before a date which is thirty (30) days after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors, the Prepetition Agent, the Creditors' Committee and Apollo and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or forever be barred from seeking such compensation or expense reimbursement.

         4.       Administrative Claims Bar Date

                  All requests for payment of an Administrative Claim (other than the Professional Claims discussed above) must be filed with the Bankruptcy Court and served on counsel for the Debtors, the Prepetition Agent, the Creditors' Committee and Apollo no later than thirty (30) days after the Effective Date. Unless the Debtors, the Reorganized Debtors, the Prepetition Agent, the Creditors' Committee or Apollo object to an Administrative Claim within the Claims Objection Deadline, such Administrative Claim will be deemed allowed in the amount requested. In the event that the Debtors, the Reorganized Debtors, the Prepetition Agent, the Creditors' Committee or Apollo object to an Administrative Claim, the Bankruptcy Court will determine the allowed amount of such Administrative Claim. Notwithstanding these provisions of the Plan, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business.

H.       AFFILIATED BANKRUPTCIES; SUBSTANTIVE CONSOLIDATION

         These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. The Plan does not contemplate the substantive consolidation of the Debtors or their Chapter 11 Cases. For voting and distribution purposes, the Plan contemplates separate classes for each Debtor. The Cash and New Securities of the Reorganized Debtors will be distributed to the claimants in each of the Classes of each of the Debtors, as set forth in the Plan.

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I.       HLI CREDITOR TRUST

         The Plan provides for the creation of the HLI Creditor Trust to be administered by a trustee with the advice and direction of the Trust Advisory Board. As set forth below and in the Plan, the HLI Creditor Trust is being established for and on behalf of holders of Allowed Claims in Class 5 Senior Note Claims, Class 6 Subordinated Note Claims and Class 7 General Unsecured Claims.

         1.       Appointment of Trustee

                  The Trustee for the HLI Creditor Trust will be designated by the Creditors' Committee. The Trustee will be independent of the Debtors and Reorganized Debtors. At least ten (10) days prior to the Voting Deadline, the Creditors' Committee will file with the Bankruptcy Court a notice designating the Person whom it has selected as Trustee; provided, however, that if and to the extent the Creditors' Committee fails to file such notice or otherwise give notice of its designation of the Person it has selected as Trustee prior to or at the Confirmation Hearing, the Debtors will designate the Trustee by announcing the identity of such Person at the Confirmation Hearing. The Person designated as Trustee will file with the Bankruptcy Court prior to the Confirmation Hearing an affidavit demonstrating that such Person is disinterested as defined by section 101(14) of the Bankruptcy Code. The Person so designated by the Creditors' Committee will become the Trustee upon the Bankruptcy Court entering an order approving the Trustee designated by the Creditors' Committee after consideration of the same and any objections thereto at the Confirmation Hearing. The Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

         2.       Assignment of Trust Assets to the HLI Creditor Trust

                  On the Effective Date, the Debtors will transfer and will be deemed to have transferred to the HLI Creditor Trust, for and on behalf of the beneficiaries of the Trust, the Trust Assets including the Trust Claims (subject to the obligations to repay the Expense Advance and the amounts expended by the Reorganized Debtors in payment of the trustee's and professionals' fees and expenses of the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustees).

         3.       The HLI Creditor Trust

                  (a)      Creation, Interests, Voting, Term and Amendment

                           Without any further action of the directors or
shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit C to the Plan, will become effective. The Trustee will accept the HLI Creditor Trust and sign the Trust Agreement on that date and the HLI Creditor Trust will then be deemed created and effective. Interests in the HLI Creditor Trust will be uncertificated and will be non-transferable except upon death of the interest holder or by operation of

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law. Holders of interests in the HLI Creditor Trust will have no voting rights with respect to such interests. The HLI Creditor Trust will have a term of three
(3) years from the Effective Date, without prejudice to the rights of the Trust Advisory Board to extend such term conditioned upon the HLI Creditor Trust's not then becoming subject to the Exchange Act. Subject to the consent of the Trust Advisory Board, which consent will not be unreasonably withheld, the terms of the Trust may be amended by the Debtors prior to the Effective Date or the Trustee after the Effective Date to the extent necessary to ensure that the Trust will not become subject to the Exchange Act.

                  (b)      Administration and Duties

                           The Trustee will have full authority to take any
steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions to the holders of Claims entitled to distributions from the Trust and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle Trust Claims. Upon such assignments (which, as stated above, will be transferred on the Effective Date), the Trustee, on behalf of the HLI Creditor Trust, will assume and be responsible for all of the Debtors' responsibilities, duties and obligations with respect to the subject matter of such assignments, and the Debtors, the Disbursing Agent and the Reorganized Debtors will have no other further rights or obligations with respect thereto. The Trustee will take such steps as it deems necessary (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any) to reduce the Trust Assets to Cash to make distributions required hereunder, provided that the Trustee's actions with respect to disposition of the Trust Assets should be taken in such a manner so as reasonably to maximize the value of the Trust Assets.

                  (c)      Relationship to Reorganized Debtors

                           All costs and expenses associated with the
administration of the HLI Creditor Trust, including those rights, obligations and duties described in Section 10.3(c) of the Plan, will be the responsibility of and paid by the HLI Creditor Trust. Notwithstanding the foregoing, the Reorganized Debtors will cooperate with the Trustee in pursuing such Trust Recoveries and will afford reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the HLI Creditor Trust to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. Other than distributions set forth in Section 10.6 of the Plan, the Reorganized Debtors will not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in Section 10.3(e) of the Plan. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance will not interfere with the Reorganized Debtors' business operations.

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                  (d)      Authorization to Retain Professionals

                           The Trustee may retain such law firms, accounting
firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the "Trustee Professionals"), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Trust Assets. The Trustee Professionals will continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order, and the Trustee Professionals will serve such statements on each member of the Trust Advisory Board. In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter will be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.

                  (e)      Taxes, Withholding and Reporting

                           For federal income tax purposes, it is intended that
the HLI Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the HLI Creditor Trust. The Trustee will be responsible for filing all federal, state and local tax returns for the HLI Creditor Trust. The Trustee will comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions made by the Trustee will be subject to any such withholding and reporting requirements. The Trustee will provide to holders of interests in the HLI Creditor Trust copies of annual, audited financial statements, with such copies to be made available on an Internet website to be maintained by the Trustee and notice of which will be given by the Trustee to such interest holders.

         4.       The Trust Advisory Board

                  (a)      Designation of Members, Bylaws and Expenses and
                           Compensation

                           The Trust Advisory Board will be composed of three
(3) members. Apollo will designate one (1) member and the Creditors' Committee will designate the remaining two (2) members. On or before the date that is ten
(10) days prior to the Voting Deadline, such parties will file with the Bankruptcy Court a notice of the identities of such members and serve such notice on each other; provided, however, that if and to the extent Apollo and/or the Creditors' Committee fail to file such notice or otherwise give notice of the identities of such members prior to or at the Confirmation Hearing, the Debtors will designate the undesignated members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. After the notices of the identities of the Trust Advisory Board members are filed with the Bankruptcy Court, the Claims Agent shall post such notices on its Internet website at www.bsillc.com. The Trust Advisory Board will adopt such bylaws as it may deem appropriate. The

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Trustee will consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the HLI Creditor Trust. Members of the Trust Advisory Board will be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board, without further application to or order of the Bankruptcy Court. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement will be payable by the HLI Creditor Trust. In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member will be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy will be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board. Upon the certification by the Trustee that all assets transferred into Trust have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board will resign their positions, whereupon they will be discharged from further duties and responsibilities.

         (b)      Rights, Powers and Duties

                  The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose, subject to Bankruptcy Court approval of such settlements after notice and a hearing, provided, however, that the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee. The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code. The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board will, by majority vote, designate a person to serve as successor Trustee. The Trust Advisory Board will require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board. The Trust Advisory Board will govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote. No provision of such bylaws will supersede any express provision of the Plan.

         5.       Funding of the Expense Advance and Repayment

                  The Expense Advance, in the aggregate amount of $2 million, will be advanced to the HLI Creditor Trust in six (6) installments, with the first installment, in the aggregate amount of $500,000, to be advanced as soon as practicable after the Effective Date, but in no event more than twenty (20) days after the Effective Date, the second installment, also in the aggregate amount of $500,000, to be advanced on the date that is one hundred twenty (120) days after the Effective Date, and the remaining four (4)

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installments, each in the aggregate amount of $250,000, to be advanced on the dates that are two hundred forty (240), three hundred sixty (360), four hundred eighty (480) and six hundred (600) days after the Effective Date, respectively.

         6.       Distributions of Trust Recoveries

                  Except as otherwise provided in Sections 10.6 and 10.7 of the Plan, the Trustee will make distributions of Trust Recoveries as follows: first, up to $500,000 in Trust Recoveries shall be placed into a reserve account, which amount may be used only to pay Trust Expenses or to make repayments on the Expense Advance, as determined by the Trustee, and may not be used for any other purpose until the Expense Advance has been fully repaid and the Reorganized Debtors have no further obligation to make any portion of the Expense Advance; second, to repay the Expense Advance; third, to pay the Trust Expenses; fourth, to repay amounts, if any, borrowed by the Trustee in accordance with the Trust Agreement; and fifth, subject to the repayment of fees and expenses of the Senior Notes Indenture Trustee and Subordinated Notes Indenture Trustees under
Section 10.6 of the Plan, to pay the distributions to Claimholders entitled to receive distributions from the HLI Creditor Trust as required by the Plan. The Trustee shall make distributions of Net Trust Recoveries to Claimholders entitled to receive distributions from the HLI Creditor Trust at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee will not be required to make any such semi-annual distribution in the event that the aggregate amount of Net Trust Recoveries available for distribution to such Claimholders is not sufficient, in the Trustee's discretion (after consultation with the Trust Advisory Board), to distribute monies to such Claimholders. From time to time, but no less frequently than quarterly, the Trustee, in consultation with the Trust Advisory Board, will estimate the amount of Net Trust Recoveries required to pay then outstanding and reasonably anticipated Trust Expenses. The Cash portion of Net Trust Recoveries in excess of such actual and estimated Trust Expenses will be made available for distribution to Claimholders in the amounts, on the dates and subject to the other terms and conditions provided in the Plan. The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions, and not unduly prolong the duration of the HLI Creditor Trust.

J.       MISCELLANEOUS MATTERS

         1.       Revesting of Assets

                  Except as otherwise explicitly provided in the Plan, including but not limited to the New Holding Company Formation, on the Effective Date all property comprising the Estates (including Retained Actions and Avoidance Claims) will revest in each of the Debtors and, ultimately, in the Reorganized Debtors, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders (other than as expressly provided in the Plan). As of the Effective Date, each of the Reorganized Debtors may operate its business and use, acquire and dispose of property and settle and

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compromise Claims without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

         2.       Discharge

                  Effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) and except as otherwise specifically provided in the Plan, the distributions and rights that are provided in the Plan will be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against, liabilities of, liens on, obligations of, rights against and Interests in the Reorganizing Debtors, Reorganized Debtors or any of their assets or properties, whether known or unknown, and, except as otherwise provided in the Plan or in the Confirmation Order, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, rights and Interests, upon the Effective Date, the Debtors will be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Reorganizing Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors, subject to the Effective Date occurring; provided, however, that nothing herein or in the Plan is to be construed to release the Debtors' claims against third parties, except to the extent expressly provided in the Plan. The Plan does not discharge any claims that may be held by the SEC against any non-Debtor parties or enjoin or restrain the SEC from instituting or enforcing any such claims against non-Debtor parties.

         3.       Compromises and Settlements

                  Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) claims that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons, other than Trust Claims, up to and including the Effective Date. After the Effective Date, such right will pass to Reorganized Debtors as provided in the Plan.

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         4.       Release of Certain Parties

                  As of the Confirmation Date, but subject to the Effective Date, and except as otherwise expressly provided in the Plan, the Reorganizing Debtors and the Reorganized Debtors will be deemed to have released the Released Parties, from any and all claims (as such term is defined in section 101(5) of the Bankruptcy Code), obligations, rights, Causes of Action and liabilities which the Debtors or the Estates are entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction or occurrence in any way relating to the Debtors, these Chapter 11 Cases, or the Plan. Notwithstanding anything to the contrary, the Plan will not release any claims that may be held by the SEC against any non-Debtor parties or enjoin or restrain the SEC from instituting or enforcing any such claims against any non-Debtor parties.

         5.       Exculpation and Limitation of Liability

                  Except as otherwise specifically provided in the Plan, the Debtors, the Reorganized Debtors, the Creditors' Committee, the members of the Creditors' Committee in their capacities as such, the Prepetition Lenders, the Prepetition Agent, the DIP Lenders, the DIP Agent, any of such parties' respective present officers, directors (but with respect to such parties related to the Debtors, only the Released Parties will be covered), employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties' successors and assigns, will not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the filing the Chapter 11 Cases, negotiation and filing of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         6.       Indemnification Obligations

         Except as specifically provided in Section 6.7 of the Plan, in satisfaction and compromise of the Indemnitee's Indemnification Rights, all Indemnification Rights except those held by (a) Persons included in either the definition of "Directors and Officers" or the "Insureds" in either of the policies providing the Debtors' D&O Insurance as of December 15, 2002, and (b) Professionals, but only to the extent that they have expressly been granted Indemnification Rights in the retention agreements filed with the Bankruptcy Court and only to the extent that such Indemnification Rights have previously been approved by order of the Bankruptcy Court and are determined to be valid and enforceable, will be released and discharged on and as of the Effective Date. On and after the Effective Date, the Indemnification Rights excepted from the release and discharge (x) will remain in full force and effect and will not be modified, reduced,

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discharged or otherwise affected in any way by the Chapter 11 Cases with respect to the Continuing Indemnitees and Professionals as provided in subsection
(a)(ii) of Section 11.7 of the Plan, (y) will be limited to the coverage provided in the Debtors' D&O Insurance as of December 15, 2002, and any additional Insurance Coverage purchased pursuant to Section 11.7 of the Plan and an additional $10 million in the aggregate with respect to the directors of HLI who serve on the executive committee of HLI's board of directors serving in such capacity after June 6, 2002 (other than Curtis J. Clawson, who is a Continuing Indemnitee), and former independent directors Anthony Grillo and Ray H. Witt, and the Reorganized Debtors will not be liable to make any payments beyond the additional $10 million in excess of any such coverage actually paid by the D&O Insurance or the Insurance Coverage to or for the benefit of any such Indemnitee, and (z) will be limited to the coverage provided in the Debtors' D&O Insurance as of December 15, 2002, and any additional Insurance Coverage purchased pursuant to Section 11.7 of the Plan with respect to all other Persons included in subsection (a)(i) of Section 11.7 of the Plan, and the Reorganized Debtors will not be liable to make any payments in excess of any such coverage actually paid by the D&O Insurance or the Insurance Coverage to or for the benefit of any such Indemnitee.

         The Debtors or Reorganized Debtors, as the case may be, covenant to use commercially reasonable efforts to purchase and maintain D&O Insurance at an aggregate cost not to exceed $500,000, providing coverage for those Persons described in subsection (a)(i) of Section 11.7 of the Plan for a period of two years after the Effective Date insuring such parties in respect of any claims, demands, suits, Causes of Action or proceedings against such Persons based upon any act or omission related to such Person's service with, for, or on behalf of the Debtors or the Reorganized Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage"). Subject to the limitations in Section 11.7(c) of the Plan, the Debtors or the Reorganized Debtors, as the case may be, will indemnify such Persons referred to in Section 11.7(c) of the Plan to the extent of, and agree to pay for, any deductible or retention amount that may be payable in connection with any claim covered under the foregoing Insurance Coverage or any prior similar policy.

         7.       Injunction

         Except as otherwise specifically provided in the Plan or Confirmation Order, the Debtors, and all Persons who have held, hold or may hold Claims or Interests against or in the Debtors, and any successors, assigns or representatives of the foregoing, will be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right against the Debtors or Reorganized Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right against the Debtors or Reorganized Debtors which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right against the Debtors or Reorganized Debtors

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which they possessed or may possess prior to the Effective Date, and (d)
asserting any Claims, Interests or rights against any entities that are released or discharged by the Plan.

         8.       Release by Holders of Claims or Interests

                  As of the Effective Date, in consideration for the obligations of the Debtors, the Reorganized Debtors and their Estates under the Plan and other contracts, instruments, releases, agreements or documents to be entered into, or delivered in connection with, the Plan, each Claimholder, Interestholder and other party in interest, including the Creditors' Committee and the HLI Creditor Trust, and their respective agents, employees, representatives, financial advisors, attorneys and Affiliates, and their successors and assigns, to the fullest extent permissible under applicable law, as such law may be extended subsequent to the Effective Date, will be deemed to forever release, waive and discharge any and all claims (as such term in defined in section 101(5) of the Bankruptcy Code), obligations, rights, Causes of Action, Retained Actions, Avoidance Claims, Retained Avoidance Claims, Trust Avoidance Claims and liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or occurrence taking place on, or prior to, the Effective Date in any way relating to the Debtors, these Chapter 11 Cases, or the Plan that such entity has, had or may have against the Prepetition Agent, the Prepetition Lenders, the DIP Agent and the DIP Lenders (and any of their respective officers, directors, employees, agents, affiliates and other representatives).

         9.       Release by Debtors

                  As of the Effective Date, in consideration for the obligations of the Prepetition Agent, the Prepetition Lenders, the DIP Agent and the DIP Lenders, the Debtors, their Estates and the Reorganized Debtors, to the fullest extent permissible under applicable law, as such law may be extended subsequent to the Effective Date, will be deemed to forever release, waive and discharge any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, Causes of Action, and liabilities, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, based in whole or in part upon any act or omission, transaction or occurrence taking place on, or prior to, the Effective Date in any way relating to the Debtors, these Chapter 11 Cases, the Plan, the Prepetition Credit Agreement, the Prepetition Credit Facility, the DIP Credit Agreement or the DIP Facility that the Debtors have, had or may have against the Prepetition Agent, the Prepetition Lenders, the DIP Agent and the DIP Lenders (and any of their respective officers, directors, employees, agents, affiliates and other representatives).

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                      IX. CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS

         The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors. Certain Claims may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all. See Section VII.B ("Classification and Treatment of Claims and Interests") above. The recapitalization of the Debtors realizes the going concern value of the Debtors for their Claimholders. Moreover, reorganization of the Debtors' business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees, and many of its customers, trade vendors, suppliers of goods and services, and lessors.

         1.       Failure to Confirm the Plan

                  Even if all Impaired voting classes vote in favor of the Plan and, with respect to any Impaired Class deemed to have rejected the Plan, the requirements for "cramdown" are met, the Bankruptcy Court, which is a court of equity may exercise substantial discretion and may still choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Section XII to this Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors," and than the value of distributions to dissenting holders of Claims may not be less that the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. (See Section XII of this Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors"). Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusions. As discussed in various sections herein, certain creditors and parties-in-interest have informed the Debtors that they currently do not consent to or support the plan and may contest confirmation of the Plan if the Debtors and such parties do not reach consensual resolutions of the outstanding issues between such parties prior to the Confirmation Hearing.

         2.       Failure to Consummate the Plan

                  The Plan provides for certain conditions that must be fulfilled prior to consummation of the Plan and the Effective Date, including, but not limited to, the Debtors obtaining, entering into and borrowing under the New Credit Facility in order to obtain the funds necessary to repay the DIP Facility Claims,

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make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation, or that any alternative plan of reorganization would be on terms as favorable to the Claimholders as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims. See Appendix D attached to this Disclosure Statement for a liquidation analysis.

B.       CHANGED CIRCUMSTANCES

         The Debtors have proposed the Plan because they believe it represents the best available opportunity to reasonably maximize value and, thus, recoveries for all stakeholders based on the facts and circumstances existing as of the date hereof. Until the Plan is confirmed and consummated, however, the Debtors, subject to certain conditions, may modify (and if necessary resolicit) the Plan or withdraw the Plan and propose and solicit different reorganization plans if the current circumstances change and cause the Debtors to determine, in their discretion, that the Plan no longer represents the best available reasonable opportunity to maximize value for their stakeholders. Before determining to propose the current stand-alone Plan, the Debtors evaluated various other alternatives, including, but not limited to, a liquidation of the Debtors, a sale of all or substantially all of the Debtors' assets, and possible transactions with third parties. During the Chapter 11 Cases, the Debtors have received, and may continue to receive, certain indications of interest from different parties with respect to potential transactions of varying magnitudes, certain of which potentially could be alternatives to the current Plan. The Debtors have reviewed all such pending matters and have determined that, when considering the totality of the circumstances as of the date hereof, no such alternative currently represents a better reasonable opportunity to maximize value for the Debtors' stakeholders than the Plan. Until the Plan is confirmed and consummated, however, circumstances could change and the Debtors may be required to re-consider or consider anew any such alternatives, particularly if the Debtors determine that any such alternative presents a better reasonable opportunity to maximize value and recoveries for the Debtors' stakeholders.

C.       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         THERE ARE A NUMBER OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN
SECTION XI OF THIS DISCLOSURE STATEMENT, ENTITLED "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

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OF THE PLAN," FOR A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR U.S. HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

D.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

         The Pro Forma Financial Projections attached as Appendix E to this Disclosure Statement cover the Debtors' operations through Fiscal Year 2007. These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Debtors, the availability and terms of new financing, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of Reorganized Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

E.       UNPREDICTABILITY OF AUTOMOTIVE INDUSTRY

         The Company's principal operations are directly related to domestic and foreign automotive, commercial highway vehicle and heavy duty production. Industry sales and production are cyclical in nature, difficult to predict and can be affected by numerous factors, including, but not limited to, the strength of the economy generally, consumer spending or, in specific regions such as North America or Europe, by prevailing interest rates and by other factors which may have an effect on the level of the Company's sales. The Debtors' Projections assume certain automotive sales and production levels and economic conditions that ultimately may not occur. Any decline in demand for new automobiles, particularly in the United States, could have a material adverse impact on the Company's performance and financial condition and could adversely impact the results of operations.

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F.       DIVIDENDS

         The Reorganized Debtors do not anticipate that dividends will be paid with respect to the New Common Stock in the near term. If the Debtors implement the Additional Equity Modification, the New Preferred Stock will provide a cumulative dividend of 8% per annum payable quarterly subject to covenants of indebtedness in Cash or additional New Preferred Stock at New Operating Company's discretion.

G.       ACCESS TO FINANCING

         The Debtors' operations are dependent on the availability of working capital financing and may be adversely affected by any shortage or increased cost of such financing. The Debtors' postpetition operations are financed from operating cash flow borrowings pursuant to the DIP Facility, as well as borrowings under certain foreign credit lines by the Debtors' foreign non-Debtor Subsidiaries. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow and the New Credit Facility. The Debtors through their investment banker have contacted several potential lenders regarding the possibility of providing the New Credit Facility. Based upon these contacts and discussions, the Debtors received initial proposals for the New Credit Facility from several prospective lenders. The Debtors asked certain of those lenders to provide refined proposals for the New Credit Facility on terms that are acceptable to the Debtors and expect by the end of February to further narrow the group of potential lenders down to two final candidates that the Debtors expect ultimately will commit to provide the New Credit Facility. Notwithstanding the foregoing, there can be no assurance that the Debtors will be successful in consummating the New Credit Facility. Moreover, if the Debtors or Reorganized Debtors require working capital greater than that provided by the New Credit Facility, they may be required either to
(a) seek to increase the availability under the New Credit Facility, (b) obtain other sources of financing, or (c) curtail their operations. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors or the Reorganized Debtors. Moreover, there can be no assurance that the Debtors or the Reorganized Debtors will be able to obtain an acceptable credit facility upon expiration of the New Credit Facility.

H.       DEPENDENCE ON MAJOR CUSTOMERS

         The loss of any major customers could affect the financial health of the Company. Approximately 54% of fiscal 2001 sales on a worldwide basis were to General Motors, DaimlerChrysler and Ford. The Company has been a supplier of these companies for many years, and continually engages in efforts to improve and expand relations with each of its customers. Management cannot guarantee that the Company will maintain or improve these relationships or that the Company will continue to supply these customers

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at current levels. The loss of a significant portion of sales to General Motors,
Ford or DaimlerChrysler could have a material adverse effect on the Company and its financial performance.

         The Debtors believe that relationships with their customers will be maintained if the Chapter 11 Cases proceed as proposed in the Plan and discussed herein. However, if there is a further protracted chapter 11 process, the Debtors believe their relationships with their customers likely would be adversely impacted and the Debtors' operations likely would be materially affected. Weakened operating results could adversely affect the Debtors' ability to complete solicitation of acceptances of the Plan or, if such solicitation is successfully completed, to obtain confirmation of the Plan. In the event that the Debtors fail to confirm the Plan, the risks associated with a protracted chapter 11 process or liquidation must also be considered (see Section XIII of this Disclosure Statement, entitled "Alternatives to Confirmation and Consummation of the Plan").

I.       LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

         The Reorganized Debtors will have material levels of debt subsequent to emergence from the Chapter 11 Cases due to the New Credit Facility. The Reorganized Debtors also may incur additional indebtedness in the future. The degree to which the Reorganized Debtors will be leveraged could have important consequences, including, but not limited to, the following: (i) a substantial portion of the Reorganized Debtors' cash flow from operations will be required to be dedicated to debt service and will not be available to the Reorganized Debtors for their operations, (ii) the Reorganized Debtors' ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited, and (iii) the Reorganized Debtors could have increased vulnerability to adverse general economic and industry conditions. The Reorganized Debtors' ability to make scheduled payments of principal of, to pay interest on, or to refinance their indebtedness depends on their future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Reorganized Debtors' control. There can be no assurance that the Reorganized Debtors' businesses will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Reorganized Debtors to service their indebtedness or to make necessary capital expenditures. Furthermore, a substantial portion of the Reorganized Debtors' cash flows are expected to be generated by the Company's non-U.S. subsidiaries. The Reorganized Debtors' ability to repatriate these cash flows in a tax efficient manner is uncertain.

J.       RESTRICTIONS IMPOSED BY INDEBTEDNESS

         The New Credit Facility is expected to contain certain restrictive covenants that may limit the Reorganized Debtors' ability to, among other things, incur additional indebtedness, issue debt and/or preferred stock, pay dividends or make other restricted payments, sell assets, enter into transactions with certain affiliates, create liens or enter into sale and leaseback transactions. In addition, the Reorganized

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Debtors may be required to satisfy certain financial covenants under the New
Credit Facility which may include, among other things, minimum financial performance thresholds as well as minimum coverage and maximum leverage ratios. The ability of the Reorganized Debtors to comply with any of the foregoing provisions may be affected by events beyond the Reorganized Debtors' control. The breach of any of these covenants could result in a default under the New Credit Facility, which may result in amounts borrowed under the New Credit Facility being declared due and payable.

K.       BOARD OF DIRECTORS OF REORGANIZED DEBTORS

         If the Plan is approved, the Prepetition Lenders and the Senior Noteholders will own 50.1% and 47.9%, respectively, of the New Common Stock. As a result, the Prepetition Lenders and Apollo, acting on behalf of the Senior Noteholders, will have the ability to elect all of the members of the board of directors of the New Holdco and to control the vote on all matters presented to a vote of holders of New Common Stock. If the Debtors implement the Additional Equity Modification and, thus, issue the New Preferred Stock, the foregoing ownership percentages and resulting control would also be true with respect to the New Preferred Stock issued by New Operating Company.

L.       LACK OF TRADING MARKET

         There is no existing trading market for the New Securities, nor is it known whether or when markets for any of such New Securities would develop. The Debtors do not intend to register the New Securities under the Exchange Act. Although the Reorganized Debtors intend to apply for listing or quotation of the New Common Stock (but no other New Security) on a securities exchange, stock market or interdealer quotation system, there can be no assurance that the Reorganized Debtors will be successful or that any trading market will exist for the New Common Stock (or any of the other New Securities) following consummation of the Plan. Further there can be no assurance as to the degree of price volatility in any market for any such securities, and no assurance can be given as to the market prices that will prevail following the Effective Date. Accordingly, a holder of a New Security could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following the consummation of the Plan.

                  The New Securities will be distributed pursuant to the Plan without registration under the Securities Act of 1933 and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in section 1145(a) of the Bankruptcy Code. With respect to certain Persons who receive such New Securities pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of the New Securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of the New Securities or any interest therein by such Persons. Therefore, "subsequent sales, exchanges, transfers or other dispositions" of the New Securities or interest therein by "underwriters" or "issuers" would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act of 1933 or state securities laws. Such holders

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of New Securities will be able to sell their New Securities only if a registration statement relating to such New Securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act of 1933, and the New Securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such shares resides.

M.       ASSET TRANSFER MODIFICATION

         If the Debtors determine to implement the Asset Transfer Modification, HLI will transfer substantially all of its assets to New Operating Company. Reorganized HLI will retain certain assets not transferred to New Operating Company and will lease such assets to one or more of the Reorganized Debtors on arm's-length terms under triple-net leases. While the Reorganized Debtors anticipate that such leases will contain early termination and purchase option provisions, the leases will not provide the Reorganized Debtors with the same degree of control over the retained assets that ownership of such assets would provide. Additionally, any common stock of HLI that is issued may reduce the value and the liquidity of the other New Securities.

N.       CLAIMS ESTIMATIONS

         There can be no assurance that the estimated Claim amounts set forth herein are correct, and the actual allowed amounts of Claims may differ from the estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual allowed amounts of Claims may vary from those estimated herein.

O.       LITIGATION

         The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

P.       RELIANCE ON KEY PERSONNEL

         One of the Debtors' primary assets is their highly skilled personnel, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of existing and new business. The Debtors' business is highly dependent on their customers' belief that the Debtors will produce products of the highest standards over an extended period of time. Deterioration of the Debtors' businesses, or the loss of a significant number of key personnel, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

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                 X. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.       ISSUANCE OF NEW SECURITIES

         1.       New Common Stock, New Preferred Stock and Reorganized HLI
Stock

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933 (the "Securities Act") and state laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (b) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. The Debtors believe that the offer and sale of the New Common Stock, New Preferred Stock and the New Common Stock issuable upon the exchange thereof, if the Debtors implement the Additional Equity Modification, the Reorganized HLI Stock, if the Debtors implement the Asset Transfer Modification, or other securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

         2.       Warrants

                  On the Effective Date, New Holdco will issue the Series A Warrants, if Class 6 votes to accept the Plan, to purchase 957,447 shares of New Common Stock and Series B Warrants to purchase 957,447 shares of New Common Stock. The Series A Warrants and Series B Warrants each represent 3% of the New Common Stock issued on the Effective Date after giving effect to the dilution of the Warrants, but subject to dilution for shares of New Common Stock distributed pursuant to the Long Term Incentive Plan or Employee Retention Plan. The Warrants will have an exercise price of $26.67 per share of New Common Stock. The Series A Warrants and Series B Warrants will be exercisable for respective periods of three (3) years and five (5) years after the Effective Date. The Debtors believe that the offer and sale of the Warrants and New Common Stock issuable upon exercise thereof satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

B.       SUBSEQUENT TRANSFERS OF NEW SECURITIES

         The New Common Stock, Series A Warrants (if Class 6 votes to accept the
Plan), Series B Warrants, New Common Stock purchasable upon the exercise of the Warrants, New Preferred Stock (if the Debtors implement the Additional Equity Modification), New Common Stock issuable upon the exchange of New Preferred Stock, Reorganized HLI Stock (if the Debtors implement the Asset Transfer

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Modification) or other securities to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Common Stock or other New Securities so issued are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (1) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

         (2) persons who offer to sell securities offered under a plan for the holders of such securities;

         (3) persons who offer to buy such securities from the holders of such securities, if the offer to buy is:

                  (a)      with a view to distributing such securities; and

                  (b) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

         (4) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

         Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that Persons who receive New Securities or other securities pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such New Securities or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Securities or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Securities or other securities under the Plan would be an "underwriter" with respect to such New Securities or other securities.

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         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any person to trade in the New Securities or other securities. The Debtors recommend that potential recipients of the New Securities or other securities consult their own counsel concerning whether they may freely trade New Securities or other securities without compliance with the Securities Act or the Exchange Act.

                       XI. MATERIAL UNITED STATES FEDERAL
                       INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion summarizes the material United States federal income tax consequences of the Plan to the Debtors and to certain Claimholders that are U.S. Holders (as defined below). This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Generally, only the principal consequences of the Plan for the Debtors and for U.S. Holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been or will be sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtors are not making any representations regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Claimholder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         The discussion of material United States federal income tax consequences below is based upon the Internal Revenue Code, the Treasury regulations (including temporary regulations) promulgated and proposed thereunder, judicial authorities, published opinions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Claimholders that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, non-U.S. persons, and dealers in securities). The following discussion assumes that Claimholders hold their Claims as capital assets for United States federal income tax purposes. Furthermore, the following discussion does not address United States federal taxes other than income taxes.

         For purposes of this discussion, a "U.S. person" is any of the following:

         -        an individual who is a citizen or resident of the United
                  States;

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         -        a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

         - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

         - a trust that (a) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

As used herein, the term "U.S. Holder" means a Claimholder that is a U.S. person, and the term "non-U.S. person" means a person other than a U.S. person.

                  EACH CLAIMHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR IN THE PLAN.

A.       EFFECTIVE DATE TRANSACTIONS

         Under the Plan, (i) the transactions comprising the New Holding Company Formation described in Section VIII.D.5 above will occur on or prior to the Effective Date, (ii) the Merger Consideration will be distributed to the respective holders of Allowed Claims in Classes 1, 2, 3a, 3b, 3c, 5, 6 and 7,
(iii) all old equity claims and other debt claims not receiving value pursuant to the Plan will be cancelled, released and extinguished, and (iv) New Operating Company will elect, pursuant to Internal Revenue Code section 338, to treat the acquisition of the stock of HLI's subsidiary corporations pursuant to the merger as if New Operating Company acquired the assets owned by such subsidiaries at their respective fair market values.

         The Debtors are continuing to analyze the consequences of the New Holding Company Formation. Subject to the consent of the Prepetition Agent, Apollo and the Creditors' Committee, the Debtors may determine to enter into the New Holding Company Formation, as modified by either the Asset Transfer Modification or the Additional Equity Modification. Under the Asset Transfer Modification, instead of entering into the Merger Agreement and implementing the Merger, the Debtors may cause HLI to transfer substantially all of its assets to New Operating Company in exchange for Cash, New Common Stock, Series A Warrants (if Class 6 votes to accept the Plan) and Series B Warrants, which would be distributed to holders of Allowed Claims in exchange for such Claims pursuant to the provisions of the Plan. The remaining assets of HLI would be retained by Reorganized HLI. In addition, Reorganized HLI would issue new shares of Reorganized HLI Stock to holders of Allowed Claims in Classes 2, 5 and 7 such that those holders would own all of the Reorganized HLI Stock in the same proportion in which they own the New Common Stock. Under the Additional Equity Modification, the Debtors may exclude the formation of

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New Parent Company from the New Holding Company Formation, which would result in the elimination of the transactions described in Section 6.5(a)(ii) and 6.5(a)(iii) of the Plan. Instead, New Holdco would cause New Operating Company to be incorporated as a new direct subsidiary, New Holdco would contribute Cash, the New Common Stock, the Series A Warrants (if Class 6 votes to accept the
Plan) and the Series B Warrants to New Operating Company in exchange for all of the common stock of New Operating Company, and New Operating Company would issue the New Preferred Stock. Pursuant to the Merger Agreement and the Plan, New Operating Company would distribute (x) the Cash, New Common Stock, Series A Warrants (if any) and Series B Warrants received from New Holdco to holders of Allowed Claims in exchange for their Allowed Claims pursuant to the Plan and (y) the New Preferred Stock to holders of Allowed Claims in Classes 2, 5 and 7 such that those holders would own all of the New Preferred Stock in the same proportion in which they own the New Common Stock.

         Notwithstanding the foregoing, if the Debtors determine that the New Holding Company Formation, as may be modified by either the Asset Transfer Modification or the Additional Equity Modification, is undesirable, then the Plan will be modified to provide for the reorganization of HLI as a continuing entity and as the ultimate parent corporation of the Reorganized Debtors. In the latter case, the shares and warrants, if any, distributed to Claimholders will be, respectively, shares and warrants to purchase shares of Reorganized HLI rather than shares and warrants to purchase shares of New Holdco, and no New Preferred Stock will be issued or distributed. In that event, the tax consequences for the Debtors and for the Claimholders may be materially different from the consequences described herein. The discussion below assumes that the Debtors enter into the New Holding Company Formation, as may be modified by either the Additional Equity Modification or the Asset Transfer Modification.

B.       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         1.       Regular United States Federal Income Tax Consequences

                  (a)      New Holding Company Formation; Merger

                           (i)      Deemed Sale and Transfer of Assets by Parent

                                    The merger of HLI into New Operating Company
has been structured as a taxable transaction (a "Taxable Transfer"), with the result that New Operating Company should obtain a fair market value tax basis in HLI's assets. It is intended that the Taxable Transfer be treated, for United States federal income tax purposes, as if HLI had transferred its assets to New Operating Company in exchange for the Merger Consideration, and HLI immediately thereafter liquidated, distributing the various classes of Merger Consideration to the holders of the various classes of Claims in satisfaction of such Claims. If the Debtors determine to implement the Additional Equity Modification, New Operating Company will also distribute the New Preferred Stock to holders of Allowed Claims in Classes 2, 5 and 7 in accordance with the Plan and the Merger Agreement. If the Debtors determine to implement the Asset

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Transfer Modification, the transactions contemplated thereby are also intended to constitute a Taxable Transfer.

                                    Assuming that the Taxable Transfer is
respected as a taxable transaction, HLI will recognize gain or loss upon the deemed transfer (or actual transfer, if the Debtors implement the Asset Transfer Modification) to New Operating Company in an amount equal to the difference between the fair market value of HLI's assets and its tax basis in assets. Although HLI's aggregate tax basis in its assets is less than the estimated fair market value of such assets, the Debtors believe that no significant federal, state or local tax liability should be incurred upon the transfer because the Debtors have sufficient net operating losses ("NOLs") to shelter the gain that would be recognized as a result of the Taxable Transfer. However, the Debtors' determination of gain or loss and resulting tax liability may be subject to adjustment on audit by the IRS or other tax authorities.

                                    Although the Taxable Transfer will be
structured as a taxable transaction, there is no assurance that it will be so treated by the IRS. For example, if HLI's transfer of its assets to New Operating Company were deemed to constitute a tax-free reorganization under section 368(a) of the Internal Revenue Code, no gain or loss generally would be recognized by HLI. Rather, New Operating Company would succeed to certain tax attributes of HLI, including its tax basis in the transferred assets, but would likely also be required to take into account the reduction in such tax attributes and tax basis on account of the substantial discharge of debt pursuant to the Plan, as discussed more fully below. Thus, New Operating Company would have no NOL carryforwards and may have an aggregate tax basis in the assets transferred by HLI that would be substantially less than the fair market value of such assets. Similarly, if the Debtors implement the Asset Transfer Modification, Reorganized HLI would be required to reduce its tax attributes and tax basis on account of the discharge of debt, as discussed below. As a result, future tax depreciation and amortization with respect to the Reorganized Debtors' real and personal property would be decreased (although not below the amount of future tax depreciation and amortization that would be projected assuming that the Debtors did not enter into the New Holding Company Formation, as may be modified by either the Asset Transfer Modification or the Additional Equity Modification). Accordingly, the taxable income, and thus the United States federal income tax liability, of the Reorganized Debtors could be substantially higher.

                                    To qualify as a tax-free reorganization,
among other requirements, a transaction must satisfy certain "continuity of interest" requirements. Although certain reorganization provisions allow the use of parent company stock to acquire assets or stock in a so-called triangular merger, under established case law, such requirements are not met where an acquiring corporation uses stock of a grandparent entity. Therefore, in order to find that the transaction qualified as a tax-free reorganization, the IRS would need to recharacterize the transaction successfully. For example, the IRS might attempt to recharacterize the New Holding Company Formation (assuming the Debtors do not implement either the Asset Transfer Modification or the Additional Equity Modification) as a forward triangular merger of HLI into New Operating Company while New Operating Company is a direct

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subsidiary of New Holdco, followed by the drop-down of New Operating Company stock to New Parent Company by New Holdco. The IRS might similarly attempt to recharacterize the transaction as tax-free under some other provision of the Internal Revenue Code; for example, the IRS might argue that the transaction constitutes a tax-free incorporation of New Holdco. Similar issues may arise with respect to the transactions that would be undertaken if the Debtors determined to implement the Asset Transfer Modification or the Additional Equity Modification. The Debtors believe that the form of the transactions should be respected and that any attempt to recharacterize the transactions as having a different form which would qualify as a tax-free reorganization or otherwise as a tax-free transaction should fail.

                           (ii)     Tax Attributes of New Operating Company

                                    As discussed above, assuming that the
Taxable Transfer is respected as a taxable transaction, New Operating Company should obtain an aggregate tax basis in the assets transferred by HLI that is equal to their fair market value as of the Effective Date and should not succeed to any tax attributes of HLI. As a newly- formed corporation, and assuming that the Taxable Transfer is respected as a taxable transaction, New Operating Company will have no NOLs or NOL carryforwards, and no accumulated earnings and profits as of the Effective Date. The Taxable Transfer should not result in the recognition of any income, gain or loss to New Operating Company.

                           (iii)    Transfer of Assets to HLI Creditor Trust

                                    On the Effective Date, the Debtors will
transfer to the HLI Creditor Trust, for and on behalf of holders of Allowed Claims in Classes 5, 6 and 7, the Trust Assets, including the Trust Claims (subject to obligations to repay the Expense Advance and the amount expended by the Reorganized Debtors in payment of the trustee's fees and professionals' fees and expenses of the Senior Notes Indenture Trustee and Subordinated Notes Indenture Trustees). In consideration thereof, the HLI Creditor Trust will assume the Debtors' obligations to make distributions in accordance with the Plan.

                           As discussed below, although the matter is not
certain, the Debtors believe that the HLI Creditor Trust should qualify as a liquidating trust, as defined in Treasury regulation section 301.7701-4(d). Thus, the transfer of assets from the Debtors to the HLI Creditor Trust should be treated for United States federal income tax purposes as if the Debtors transferred the Trust Assets to the respective Claimholders who then in turn transferred the Trust Assets to the HLI Creditor Trust. The Debtors should be treated as having transferred the Trust Assets to the holders of Allowed Claims in Classes 5, 6 and 7 in exchange for relief from an amount of debt equal to the fair market value of the Trust Assets. The Debtors should realize gain or loss on the difference between the fair market value of the Trust Assets and the Debtors' tax basis in such assets.

                           The Debtors' determination of gain or loss incurred
in connection with the transfer of the Trust Assets to the HLI Creditor Trust and the resulting tax liability, if any, may be subject to

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adjustment on audit by the IRS or other tax authorities. In addition, the IRS or other tax authorities may make an independent determination of the fair market value of the Trust Assets transferred to the HLI Creditor Trust. Any federal, state or local tax liabilities incurred by the Debtors as a consequence of the transfer will be Administrative Claims in the Debtors' Chapter 11 Cases and will be required to be paid in full, and this may reduce the value of the distribution that Claimholders in Classes 5, 6 and 7 would otherwise receive under the Plan.

                  (b)      Cancellation of Indebtedness

                           (i)      General

                                    Upon implementation of the Plan, under
general tax principles, the Debtors will realize income from the discharge of indebtedness (also known as "cancellation of indebtedness income" or "COD income") to the extent that an obligation to a Claimholder is discharged pursuant to the Plan for an amount less than the amount of such Claim. For this purpose, the amount paid to a Claimholder in discharge of its Claim generally will equal the amount of Cash and the fair market value on the Effective Date of any other property paid to such Claimholder.

                                    Because the Debtors will be debtors in a
bankruptcy case at the time they realize COD income, Internal Revenue Code section 108 will not require the Debtors to include COD income in their gross income. Instead, the Debtors will be required to reduce certain of their tax attributes - NOLs for the taxable year of the discharge and NOL carryforwards to such taxable year, credits, capital loss carryforwards, basis of property and passive activity losses and credits - by the amount of COD income so excluded. Under the general rules of Internal Revenue Code section 108, the required attribute reduction would be applied first to reduce the Debtors' NOLs and NOL carryforwards, with any excess-excluded COD applied to reduce other tax attributes. Internal Revenue Code section 108(b)(5) permits a corporation in bankruptcy proceedings to elect to apply the required attribute reduction to reduce first the basis of its depreciable property to the extent of such basis, with any excess applied next to reduce its NOLs and NOL carryforwards, and then other tax attributes. The Debtors have not yet determined whether they will make the election under Internal Revenue Code section 108(b)(5). Nonetheless, any attribute reduction will be applied as of the first day following the taxable year in which the Debtors recognize COD income. In the event that the amount of COD attributable to the Debtors exceeds all of their tax attributes, no income will be recognized by the Debtors as long as such cancellation occurs in connection with their Chapter 11 Cases.

                           (ii)     HLI; Reorganized HLI

                                    If the Debtors implement the New Holding
Company Formation and do not implement the Asset Transfer Modification, HLI will liquidate pursuant to the Merger and any reduction by HLI of its tax attributes will be irrelevant. Furthermore, at the time of such liquidation, HLI, having

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transferred its assets to New Operating Company in exchange for the Merger
Consideration, will no longer hold any assets. If the Debtors implement the Asset Transfer Modification, HLI will not liquidate but, rather, will continue in existence as Reorganized HLI and will be required to reduce its tax attributes by an amount equal to the COD income that it recognizes. As a result of such reduction, Reorganized HLI will have a tax basis in its remaining assets that will be substantially less than the fair market value of such assets.

                           (iii)    New Operating Company - Reorganization
                                    Treatment

                                    If the transfer of assets to New Operating
Company were successfully recharacterized by the IRS as a tax-free reorganization or other tax-free transaction, then New Operating Company would take a carryover basis in the assets transferred by HLI and would succeed to HLI's tax attributes. In such event, the IRS would be expected to argue that the COD income realized on the discharge of debt claims against the Debtors is for the account of New Operating Company as the successor to HLI. Therefore, New Operating Company would be required to reduce its tax attributes by an amount equal to such COD income. As a result of such a reduction, New Operating Company would have a basis in the assets transferred by HLI that would be substantially less than the fair market value of such assets.

         2.       Alternative Minimum Tax

                  A corporation may incur alternative minimum tax liability even in the case that NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors may be liable for the alternative minimum tax.

C. UNITED STATES FEDERAL INCOME TAX TREATMENT OF HLI CREDITOR TRUST AND DISTRIBUTION RESERVE

         Under the Internal Revenue Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury regulations have been issued, no Treasury regulations have been promulgated to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain. Depending on the facts and the relevant law, such funds possibly could be treated as grantor trusts, separately taxable trusts, or otherwise.

         Although the matter is not certain, the Debtors presently intend to treat the (1) Trust Assets held in the HLI Creditor Trust and (2) the assets held in the Distribution Reserve as held by corresponding grantor trusts with respect to which the holders of Allowed Claims in Classes 5, 6 and 7 (in the case of the HLI Creditor Trust) and the holders of Allowed Claims in Class 7 (in the case of the Distribution Reserve) are treated as the grantors. Accordingly, no tax should be imposed on the HLI Creditor Trust or the Distribution Reserve on earnings generated by the Trust Assets or the assets held in the Distribution Reserve, as applicable. Instead, the holders of Allowed Claims should be taxed on their allocable shares

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of such earnings in each taxable year, whether or not they received any distributions from the HLI Creditor Trust or the Distribution Reserve. The Trustee (with respect to the HLI Creditor Trust) and the Disbursing Agent (with respect to the Distribution Reserve) will report each year to each Claimholder the amount of items of income, gain, loss, deduction or credit of the HLI Creditor Trust or the Distribution Reserve, as applicable, allocable to such Claimholder. The amount of distributions a Claimholder ultimately receives pursuant to the Plan may be less than the amount of earnings generated by the Trust Assets that are allocated and taxable to such Claimholder.

         There can be no assurance that the IRS will respect the foregoing treatment. For example, the IRS may characterize the HLI Creditor Trust or the Distribution Reserve as a grantor trust for the benefit of the Debtors or as otherwise owned by and taxable to the Debtors. Alternatively, the IRS could characterize the HLI Creditor Trust or the Distribution Reserve as a so-called "complex trust" subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year. Moreover, because the amount received by a holder of an Allowed Claim in Class 5, 6 or 7 in satisfaction of such Claim may increase or decrease, depending upon whether the HLI Creditor Trust is treated as a grantor trust, such Claimholder could be prevented from recognizing a loss until no assets remain in the HLI Creditor Trust.

         Holders of Allowed Claims in Classes 5, 6 and 7 are urged to consult their tax advisors regarding the potential United States federal income tax treatment of the HLI Creditor Trust and the Distribution Reserve and the consequences to them of such treatment (including the effect on the computation of a Claimholder's gain or loss in respect of its Claim and the possibility of taxable income without a corresponding receipt of cash or property with which to satisfy the tax liability).

D.       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO CLAIMHOLDERS

         The tax treatment of Claimholders and the character and amount of income, gain or loss recognized as a consequence of the Plan will depend upon, among other factors, (1) whether a Claim constitutes a "security" for United States federal income tax purposes, (2) whether the IRS successfully recharacterizes the Taxable Transfer as a tax-free reorganization or other tax-free transaction, (3) the manner in which a holder acquired a Claim, (4) the length of time the Claim has been held; (5) whether the Claim was acquired at a discount, (6) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years, (7) whether the holder previously included accrued or unpaid interest with respect to the Claim in the holder's taxable income, (8) the holder's method of tax accounting and (9) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, Claimholders should consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

         1.       Holders of Prepetition Credit Facility Secured Claims
                  (Class 2)

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                  The Debtors believe and intend to take the position that none of the Prepetition Credit Facility Secured Claims will be classified as securities for United States federal income tax purposes. Thus, whether or not the IRS recharacterizes the Taxable Transfer as a tax-free reorganization or other tax-free transaction, a holder of a Prepetition Credit Facility Secured Claim will recognize gain or loss for United States federal income tax purposes equal to the difference between its adjusted tax basis in such Claim, if any, and the amount realized by such Claimholder in connection with such Claim, except as described below under "Allocation Between Principal and Interest." The amount realized by a holder of a Prepetition Credit Facility Secured Claim will be equal to the sum of (i) its Pro Rata share of the Prepetition Lenders' Payment Amount, (ii) the fair market value on the Effective Date of its Pro Rata share of the New Common Stock to be received by holders of Prepetition Credit Facility Secured Claims, (iii) its Pro Rata share of the Adequate Protection Payments and (iv) if the Debtors determine to implement either the Additional Equity Modification or the Asset Transfer Modification, the fair market value on the Effective Date of its Pro Rata share of either the New Preferred Stock or Reorganized HLI Stock, respectively, to be received by holders of Prepetition Credit Facility Secured Claims. A holder of a Prepetition Credit Facility Secured Claim will take a basis in its New Common Stock (and, if the Debtors implement either the Additional Equity Modification or Asset Transfer Modification, its New Preferred Stock or Reorganized HLI Stock, respectively) equal to the amount so taken into account as the amount realized. Holders will have a holding period for each of the above-described assets determined by reference to the date of the above-described exchange.

                  Generally, under Internal Revenue Code section 305, to the extent that the redemption price of the New Preferred Stock exceeds the issue price, a holder may be required to report constructive dividend income (without a corresponding receipt of cash) over the term of the New Preferred Stock on a constant yield basis to the extent of such holder's shares of New Operating Company's current and accumulated earnings and profits.

         2.       Holders of Allowed BMO Synthetic Lessor Secured Claims
                  (Class 3a)

                  (a) Allowed BMO Synthetic Lease Secured Claims with Respect to the BMO-Bowling Green Synthetic Lease

                           In the case of holders of Allowed BMO Synthetic Lease
Secured Claims with respect to the BMO-Bowling Green Synthetic Lease, the Plan provides for the Debtors to surrender the BMO-Bowling Green Synthetic Lease Property to the BMO Synthetic Lessors on or before the Effective Date (with the possibility of surrendering such property after a limited hold-over period during which the Reorganized Debtors will lease such property from the BMO Synthetic Lessors on a month-to-month basis as described in Section VIII.B.3 above). The Plan also provides that such Claimholders are entitled to an Allowed General Unsecured Claim in Class 7 in an amount described in Section VIII.B.3 above (such amount, as reduced by any BMO-Bowling Green Depreciation Amount (defined below), the

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"BMO-Bowling Green Allowed General Unsecured Claim Amount") and may be entitled to an Administrative Claim in respect of depreciation of the BMO-Bowling Green Synthetic Lease Property during the pendency of the Chapter 11 Cases (the "BMO-Bowling Green Depreciation Amount").

                           The United States federal income tax consequences to
holders of Allowed BMO Synthetic Lease Secured Claims with respect to the BMO-Bowling Green Synthetic Lease on the exchange of their Claims for the above-described consideration is not entirely clear and will depend in part on whether the BMO-Bowling Green Allowed General Unsecured Claim Amount is treated as a debt instrument or a right to payment under a contract for United States federal income tax purposes. Although the BMO-Bowling Green Allowed General Unsecured Claim Amount is contingent on whether the Claimholders sell the BMO-Bowling Green Synthetic Lease Property within six months after the Effective Date (and the amount of net sales proceeds realized from any such sale), the Plan provides that the BMO- Bowling Green Allowed General Unsecured Claim Amount will become fixed and payable to such Claimholders at the latest by six months after the Effective Date. Accordingly, the discussion below assumes that the BMO-Bowling Green Allowed General Unsecured Claim Amount will be treated as a debt instrument for United States federal income tax purposes and that this position will be respected for United States federal income tax purposes. The IRS is not bound by this position and may characterize the BMO-Bowling Green Allowed General Unsecured Claim Amount as a right to a payment under a contract or otherwise. In that event, the tax treatment to holders of Allowed BMO Synthetic Lease Secured Claims may be materially different from the treatment described herein.

                           A holder of an Allowed BMO Synthetic Lease Secured
Claim with respect to the BMO-Bowling Green Synthetic Lease should recognize gain or loss for United States federal income tax purposes equal to the difference between such holder's basis in its Claim and the amount realized in exchange for such Claim, except as described below under "Allocation Between Principal and Interest." The amount realized should be equal to the holder's Pro Rata share of the sum of (i) the fair market value on the Effective Date of the BMO-Bowling Green Synthetic Lease Property, (ii) the issue price (as determined for United States federal income tax purposes) on the Effective Date of the BMO-Bowling Green Allowed General Unsecured Amount (i.e., the right to receive
(a) New Common Stock, (b) rights to distributions from the HLI Creditor Trust and (c) if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, the New Preferred Stock or Reorganized HLI Stock, respectively, having an aggregate value equal to (x) $10.7 million minus the net sales proceeds from the sale of the BMO-Bowling Green Synthetic Lease Property if the property is sold within six months following the Effective Date or (y) $5.7 million if the property is not sold within six months following the Effective Date) and (iii) any Cash received in respect of the BMO-Bowling Green Depreciation Amount. The basis of the holder in its Pro Rata share of the BMO-Bowling Green Synthetic Lease Property will be equal to the fair market value thereof on the Effective Date, and the holding period will begin on the date after the Effective Date. The basis of the holder in its Pro Rata share of the BMO- Bowling Green Allowed General Unsecured Claim Amount should be equal to the issue price thereof on the Effective Date, and the holding period should begin on the date after the Effective Date. Under IRC section 483, a Claimholder who

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receives a Pro Rata share of the BMO-Bowling Green Allowed General Unsecured
Amount must include currently an amount in income as interest (based on the yield of "comparable" debt instruments) even in the absence of the receipt of any cash payment, regardless of the holder's method of accounting.

                  (b) Allowed BMO Synthetic Lease Secured Claims with Respect to the BMO-Northville Synthetic Lease

                           In the case of holders of Allowed BMO Synthetic Lease
Secured Claims with respect to the BMO-Northville Synthetic Lease, the Plan provides that such Claims will be satisfied in full, settled, released and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated BMO-Northville Synthetic Lease. The Plan also provides that such Claimholders are entitled to an Allowed General Unsecured Claim in an amount equal to $10.7 million (such amount, as reduced by any BMO-Northville Depreciation Amount (defined below), the "BMO-Northville Allowed General Unsecured Claim Amount") and may be entitled to an Administrative Claim in respect of depreciation of the BMO-Northville Synthetic Lease Property during the pendency of the Chapter 11 Cases (the "BMO-Northville Depreciation Amount").

                           A holder of an Allowed BMO Synthetic Lease Secured
Claim arising under the BMO-Northville Synthetic Lease will likely recognize gain or loss for US. federal income tax purposes equal to the difference between such holder's basis in its Claim and its Pro Rata share of the sum of (i) the issue price (as determined for United States federal income tax purposes) of the Amended and Restated BMO-Northville Synthetic Lease, (ii) the BMO-Northville Allowed General Unsecured Claim Amount (i.e., an amount of New Common Stock and rights to distributions from the HLI Creditor Trust having an aggregate fair market value on the Effective Date equal to $10.7 million) and (iii) any Cash received in respect of the BMO-Northville Depreciation Amount, except as described below under "Allocation Between Principal and Interest." The holder should have a basis in its New Common Stock and rights from the HLI Creditor Trust equal to its Pro Rata share of $10.7 million, allocated between the New Common Stock and rights to distributions from the HLI Creditor Trust in proportion to their respective fair market values on the Effective Date. The holder's holding period for such property should begin on the date after the Effective Date.

         3.       Holders of Allowed CBL Synthetic Lease Secured Claims
                  (Class 3b)

                  (a) Allowed CBL Synthetic Lease Secured Claims with Respect to the CBL-Air Conditioner Synthetic Lease

                           In the case of holders of Allowed CBL Synthetic Lease
Secured Claims with respect to the CBL-Air Conditioner Synthetic Lease, the Plan provides for the Debtors to surrender the CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease to CBL on or before the Effective Date (with the possibility of surrendering such property after a limited hold-over period during

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which the Reorganized Debtors will lease such property from CBL on a month-to-month basis as described in Section VIII.B.3. above). The Plan also provides that such Claimholders are entitled to an Allowed General Unsecured Claim in Class 7 in an amount described in Section VIII.B.3. above (such amount, as reduced by any CBL-Air Conditioner Depreciation Amount (defined below), the "CBL-Air Conditioner Allowed General Unsecured Claim Amount") and may be entitled to an Administrative Claim in respect of depreciation of the CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease during the pendency of the Chapter 11 Cases (the "CBL-Air Conditioner Depreciation Amount").

                           The United States federal income tax consequences to
such Claimholders on the exchange of their Claims for the foregoing consideration are not entirely clear and will depend in part on whether the CBL-Air Conditioner Allowed General Unsecured Claim Amount is treated as a debt instrument or a right to payment under a contract for United States federal income tax purposes. Although the CBL-Air Conditioner Allowed General Unsecured Claim Amount is contingent on whether the Claimholder sells the CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease within six months after the Effective Date (and the amount of net sales proceeds realized from any such sale), the Plan provides that the CBL-Air Conditioner Allowed General Unsecured Claim Amount will become fixed and payable to such Claimholder at the latest by six months after the Effective Date. Accordingly, the discussion below assumes that the CBL-Air Conditioner Allowed General Unsecured Claim Amount will be treated as a debt instrument for United States federal income tax purposes and that this position will be respected for United States federal income tax purposes. The IRS is not bound by this position and may characterize the CBL-Air Conditioner Allowed General Unsecured Claim Amount as a right to a payment under a contract or otherwise. In that event, the tax treatment to holders of Allowed CBL Synthetic Lease Secured Claims with respect to the CBL-Air Conditioner Synthetic Lease may be materially different from the treatment described herein.

                           A holder of an Allowed CBL Synthetic Lease Secured
Claim with respect to the CBL-Air Conditioner Synthetic Lease should recognize gain or loss for United States federal income tax purposes equal to the difference between such holder's basis in its Claim and the amount realized in exchange for such Claim, except as described below under "Allocation Between Principal and Interest." The amount realized should be equal to the holder's Pro Rata share of the sum of (i) the fair market value on the Effective Date of the CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease,
(ii) the issue price (as determined for United States federal income tax purposes) on the Effective Date of the CBL-Air Conditioner Allowed General Unsecured Amount (i.e., the right to receive (a) New Common Stock, (b) rights to distributions from the HLI Creditor Trust and (c) if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, the New Preferred Stock or Reorganized HLI Stock, respectively, having an aggregate value equal to (x) $1.7 million minus the net sales proceeds from the sale of the CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease if the property is sold within six months following the Effective Date or (y) $0.9 million if the property is not sold within six months following the Effective Date) and (iii) any Cash received in respect of the CBL-Air Conditioner Depreciation Amount. The basis of the holder in its Pro Rata share of the

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CBL Synthetic Lease Equipment under the CBL-Air Conditioner Synthetic Lease will be equal to the fair market value thereof on the Effective Date, and the holding period will begin on the date after the Effective Date. The basis of the holder in its Pro Rata share of the CBL-Air Conditioner Allowed General Unsecured Claim Amount should be equal to the issue price thereof on the Effective Date, and the holding period should begin on the date after the Effective Date. Under IRC section 483, a Claimholder who receives a Pro Rata share of the CBL-Air Conditioner Allowed General Unsecured Claim Amount must include currently an amount in income as interest (based on the yield of "comparable" debt instruments) even in the absence of the receipt of any cash payment, regardless of the holder's method of accounting.

                  (b) Allowed CBL Synthetic Lease Secured Claims with Respect to the CBL-Other Equipment Synthetic Lease

                           In the case of holders of Allowed CBL Synthetic Lease
Secured Claims with respect to the CBL-Other Equipment Synthetic Lease, the Plan provides that such Claims will be satisfied in full, settled, released and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated CBL-Other Equipment Synthetic Lease. The Plan also provides that such Claimholders are entitled to an Allowed General Unsecured Claim in an amount equal to $4.5 million (such amount, as reduced by any CBL-Other Equipment Depreciation Amount (defined below), the "CBL-Other Equipment Allowed General Unsecured Claim Amount") and may be entitled to an Administrative Claim in respect of depreciation of the CBL Synthetic Lease Equipment under the CBL-Other Equipment Synthetic Lease during the pendency of the Chapter 11 Cases (the "CBL-Other Equipment Depreciation Amount").

         A holder of an Allowed CBL Synthetic Lease Secured Claim arising under the CBL-Other Equipment Synthetic Lease will likely recognize gain or loss for United States federal income tax purposes equal to the difference between such holder's basis in its Claim and its Pro Rata share of the sum of (i) the issue price (as determined for United States federal income tax purposes) of the Amended and Restated CBL-Other Equipment Synthetic Lease, (ii) the CBL-Other Equipment Allowed General Unsecured Claim Amount (i.e., an amount of (a) New Common Stock, (b) rights to distributions from the HLI Creditor Trust and (c) if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, the New Preferred Stock or Reorganized HLI Stock, respectively, having an aggregate fair market value on the Effective Date equal to $4.5 million) and (iii) any Cash received in respect of the CBL-Other Equipment Depreciation Amount, except as described below under "Allocation Between Principal and Interest." The holder should have a basis in its New Common Stock and rights to distributions from the HLI Creditor Trust equal to its Pro Rata share of $4.5 million, allocated between the New Common Stock, rights to distributions from the HLI Creditor Trust and, if the Debtors implement either the Additional Equity Modification or the Asset Transfer Modification, the New Preferred Stock or Reorganized HLI Stock, respectively, in proportion to their respective fair market values on the Effective Date. The holder's holding period for such property should begin on the date after the Effective Date.

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         4.       Holders of Allowed Dresdner Synthetic Lease Secured Claims
                  (Class 3c)

         The Plan provides that all Allowed Dresdner Synthetic Lease Secured Claims will either be (i) satisfied in full, settled, released and discharged and exchanged for rights and claims against the Reorganized Debtors under the Amended and Restated Dresdner Synthetic Lease or (ii) paid in full in Cash. If the Allowed Dresdner Synthetic Lease Secured Claims are exchanged for rights under the Amended and Restated Dresdner Synthetic Lease, then holders of such Claims will likely recognize gain or loss for United States federal income tax purposes equal to the difference between their basis in such Claims and their respective Pro Rata shares of the issue price (as determined for United States federal income tax purposes) of the Amended and Restated Dresdner Synthetic Lease, except as described below under "Allocation Between Principal and Interest." If the Allowed Dresdner Synthetic Lease Secured Claims are paid in full in Cash, then holders of such Claims will recognize gain or loss for United States federal income tax purposes equal to the difference between their basis in such Claims and their respective Pro Rata shares of the Cash, except as described below under "Allocation Between Principal and Interest."

         5.       Holders of Allowed Miscellaneous Secured Claims (Class 4)

                  The Plan provides that Allowed Miscellaneous Secured Claims will be Reinstated. Such Reinstatement should not result in any United States federal income tax consequences to the holder of an Allowed Miscellaneous Secured Claim.

         6.       Holders of Allowed Senior Note Claims (Class 5)

                  If the Debtors do not implement the Asset Transfer Modification and the merger of HLI with and into New Operating Company is respected as a Taxable Transfer, then a holder of an Allowed Senior Note Claim will recognize gain or loss for United States federal income tax purposes (except as described below under "Allocation Between Principal and Interest") equal to the difference between its adjusted tax basis in such Claim and the sum of (i) the fair market value on the Effective Date of its Pro Rata share of the New Common Stock to be received by holders of Allowed Senior Note Claims, (ii) its Pro Rata share of the Remaining Senior Note Proceeds, (iii) the fair market value on the Effective Date of its Pro Rata share of the right to receive distributions from the HLI Creditor Trust and (iv) if the Debtors determine to implement either the Additional Equity Modification or the Asset Transfer Modification, the fair market value on the Effective Date of its Pro Rata share of the New Preferred Stock or Reorganized HLI Stock, respectively, to be received by holders of Allowed Senior Note Claims. The holder will take a basis in its New Common Stock (and, if the Debtors determine to implement either the Additional Equity Modification or the Asset Transfer Modification, its shares of New Preferred Stock or Reorganized HLI Stock, respectively) and in the right to distributions from the HLI Creditor Trust equal to their respective fair market values on the Effective Date. The holder will have a holding period for each of the above-described assets determined by reference to the Effective Date.

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                  The determination of whether a debt instrument constitutes a
"security" for United States federal income tax purposes depends upon an evaluation of the term and nature of the debt instrument. Corporate debt instruments with maturities when issued of less than five years generally are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Because the maturity when issued of the Senior Notes was less than five years, the Senior Notes may not constitute securities for United States federal income tax purposes. If the IRS were to successfully characterize the Senior Notes as securities and recharacterize HLI's transfer of its assets to New Operating Company as a tax-free reorganization, then an exchange of Senior Note Claims would be an exchange pursuant to a plan of reorganization, and holders of the Senior Note Claims would recognize gain, but not loss, with respect to each Senior Note Claim surrendered in an amount equal to the lesser of (x) the amount of gain realized (i.e., the excess of the fair market value of the holder's Pro Rata share of the Class 5 Consideration (other than any portion of such consideration received in respect of accrued but unpaid interest on such Claim, which will be taxable as ordinary interest income) over the holder's adjusted tax basis of such Claim) and (y) the sum of the holder's Pro Rata share of the Remaining Senior Note Proceeds and the fair market value on the Effective Date of the right to receive distributions from the HLI Creditor Trust. Any gain recognized will be treated as capital gain. In addition, a holder's aggregate tax basis in its shares of New Common Stock (and, if the Debtors determine to implement either the Additional Equity Modification or the Asset Transfer Modification, its shares of New Preferred Stock or Reorganized HLI Stock, respectively) will be equal to the aggregate tax basis in the Allowed Senior Note Claims exchanged therefor, decreased by the sum of (x) the holder's Pro Rata share of the Remaining Senior Note Proceeds and (y) the fair market value of the portion of the consideration attributable to the right to receive distributions from the HLI Creditor Trust, and increased by any gain recognized. If the Debtors determine to implement either the Additional Equity Modification or the Asset Transfer Modification, a holder's aggregate tax basis in its New Common Stock and either New Preferred Stock or Reorganized HLI Stock, respectively, will be allocated between the New Common Stock and New Preferred Stock or Reorganized HLI Stock, respectively, in proportion to their respective fair market values on the Effective Date. A holder's holding period for its shares of New Common Stock (and, if the Debtors determine to implement either the Additional Equity Modification or the Asset Transfer Modification, its shares of New Preferred Stock or Reorganized HLI Stock, respectively) will include the holding period of the Allowed Senior Note Claims exchanged therefor. A holder's tax basis in its right to receive distributions from the HLI Creditor Trust will equal its fair market value on the Effective Date, and the holder's holding period for such property will begin on the date after the Effective Date.

                  Generally, under Internal Revenue Code section 305, to the extent that the redemption price of the New Preferred Stock exceeds the issue price, a holder may be required to report constructive dividend income (without a corresponding receipt of cash) over the term of the New Preferred Stock on a constant yield basis to the extent of such holder's shares of New Operating Company's current and accumulated earnings and profits.

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         7.       Holders of Allowed Subordinated Note Claims (Class 6)

                  The Plan provides that if Class 6 votes to accept the Plan, holders of Allowed Subordinated Note Claims will receive Series A Warrants and rights to receive distributions from the HLI Creditor Trust in exchange for their Claims. The Series A Warrants and the rights to receive distributions from the HLI Creditor Trust should be treated as either (i) consideration received in exchange for the holder's Claim or (ii) a payment in the nature of a fee for voting to accept the Plan. If the Series A Warrants and the rights to receive distributions from the HLI Creditor Trust are treated as consideration for holders' Claims and the merger of HLI with and into New Operating Company is respected as a Taxable Transfer, then a holder of an Allowed Subordinated Note Claim will recognize gain or loss for United States federal income tax purposes equal to the difference between its adjusted tax basis in such Claim and the sum of (x) the fair market value on the Effective Date of its Pro Rata share of the Series A Warrants and (y) the fair market value on the Effective Date of the rights to receive distributions from the HLI Creditor Trust, except as described below under "Allocation Between Principal and Interest." The holder will take a basis in the Series A Warrants and the rights to receive distributions from the HLI Creditor Trust that is equal to their respective fair market values on the Effective Date. The holder's holding period for the Series A Warrants and the rights to receive distributions from the HLI Creditor Trust will begin on the date after the Effective Date. If the Series A Warrants and the right to receive distributions from the HLI Creditor Trust are treated as a fee for voting to accept the Plan, a holder of an Allowed Subordinated Note Claim would likely recognize ordinary income in an amount equal to the sum of (i) the fair market value on the Effective Date of the Series A Warrants and (ii) the fair market value on the Effective Date of the right to receive distributions from the HLI Creditor Trust. The holders would take a basis in the Series A Warrants and the rights to receive distributions from the HLI Creditor Trust that is equal to their respective fair market values on the Effective Date, and would have a holding period for such property that would begin on the date after the Effective Date. The law is uncertain as to the characterization of such payments, but the Debtors believe and intend to take the position that the Series A Warrants and the right to receive distributions from the HLI Creditor Trust should be treated as amounts realized by a holder on the exchange of its Allowed Subordinated Note Claim rather than as a fee for voting to accept the Plan.

                  The Subordinated Note Claims likely will be classified as securities for United States federal income tax purposes. Therefore, if the IRS were to successfully recharacterize HLI's transfer of its assets to New Operating Company as a tax-free reorganization, then an exchange of Allowed Subordinated Note Claims would be an exchange pursuant to a plan of reorganization, and holders of Allowed Subordinated Note Claims would recognize gain, but not loss, on the exchange of such Claims for Series A Warrants and rights to receive distributions from the HLI Creditor Trust, in an amount equal to the lesser of (x) the amount of gain realized (i.e., the excess of the fair market value of the holder's Pro Rata share of the Series A Warrants and rights to receive distributions from the HLI Creditor Trust (other than any portion of such consideration received in respect of accrued but unpaid interest on such Claim, which will be taxable as ordinary interest income) over the holder's adjusted tax basis in such Claim) and (y) the fair market value of the holder's Pro Rata share of the rights to receive distributions from the HLI

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Creditor Trust. Any gain recognized will be treated as capital gain. A holder would take a basis in its Series A Warrants equal to its basis in its Allowed Subordinated Note Claims, decreased by the fair market value of the portion of the consideration attributable to the right to receive distributions from the HLI Creditor Trust and increased by any gain recognized. A holder's holding period for its Series A Warrants (other than Warrants received in respect of accrued but unpaid interest) would include the holding period of the Allowed Subordinated Note Claims exchanged therefor. A holder's tax basis in any Series A Warrants received in respect of accrued bu unpaid interest would equal the fair market value of such Series A Warrants on the Effective Date, and the holder's holding period for such Series A Warrants would begin on the date after the Effective Date. A holder's tax basis in its right to receive distributions from the HLI Creditor Trust would equal the fair market value of such right on the Effective Date, and the holder's holding period for such property would begin on the date after the Effective Date.

         8.       Holders of Allowed General Unsecured Claims (Class 7)

                  The Debtors believe and intend to take the position that none of the General Unsecured Claims will be classified as securities for United States federal income tax purposes. Thus, whether or not the IRS recharacterizes the Taxable Transfer as a tax-free reorganization, a holder of an Allowed General Unsecured Claim will recognize gain or loss for United States federal income tax purposes equal to the difference between its adjusted tax basis in such Claim, if any, and the amount realized by such Claimholder in connection with such Claim, except as described below under "Allocation Between Principal and Interest." The amount realized by a holder of an Allowed General Unsecured Claim will be equal to the sum of the fair market value on the Effective Date of
(i) its Pro Rata share of the New Common Stock to be received by holders of Allowed General Unsecured Claims, (ii) its Pro Rata share of the Series B Warrants, (iii) its Pro Rata share of the right to receive distributions from the HLI Creditor Trust and (iv) if the Debtors determine to implement either the Additional Equity Modification or Asset Transfer Modification, its Pro Rata share of the New Preferred Stock or Reorganized HLI Stock, respectively, to be received by holders of Allowed General Unsecured Claims. A holder of an Allowed General Unsecured Claim will take a basis in the foregoing assets equal to the respective amounts so taken into account as the amount realized. Holders will have a holding period for each of the above-described assets determined by reference to the date of the above-described exchange.

                  Generally, under Internal Revenue Code section 305, to the extent that the redemption price of the New Preferred Stock exceeds the issue price, a holder may be required to report constructive dividend income (without a corresponding receipt of cash) over the term of the New Preferred Stock on a constant yield basis to the extent of such holder's shares of New Operating Company's current and accumulated earnings and profits.

         9.       Market Discount

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                  The market discount provisions of the Internal Revenue Code may apply to holders of certain Claims. In general, a debt obligation (other than a debt obligation with a fixed maturity of one year or less) that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, its revised issue price) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a market discount bond if such excess is less than a statutory de minimis amount. Gain recognized by a Claimholder with respect to a market discount bond generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Claimholder's period of ownership, unless the Claimholder elected to include the accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the Internal Revenue Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

         10.      Allocation Between Principal and Interest

                  The Plan provides that, to the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest on such indebtedness, such distribution will, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. The Debtors intend to take the position that any distribution made under the Plan with respect to an Allowed Claim will be allocated first to the principal amount of the Claim, with the excess over the principal amount being allocated to accrued but unpaid interest. Accordingly, the Plan provides that the Prepetition Lenders' Payment Amount and the 15,030,000 shares of New Common Stock to be distributed to the Prepetition Lenders pursuant to Section 4.2 of the Plan shall be deemed to be allocated entirely to principal and the Debtors will not withhold any state or federal tax from such distributions. However, current United States federal income tax law is unclear on the propriety of such allocation, and no assurance can be given that the IRS will not challenge the Debtors' position. If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the holder as interest income rather than as gain or loss as described above, except to the extent that the holder previously reported such interest income.

E.       INFORMATION REPORTING AND BACKUP WITHHOLDING

         Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (here the relevant Debtor, Reorganized Debtor or the Trustee) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Internal Revenue Code's backup withholding rules, a Claimholder may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the holder (1) comes

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within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (2) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Claimholder's United States federal income tax liability, and such Claimholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate Claim for refund with the IRS (generally, a United States federal income tax return).

F.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIMHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

         XII. FEASIBILITY OF THE PLAN AND THE "BEST INTERESTS" TEST

A.       FEASIBILITY OF THE PLAN

         To confirm the Plan, the Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirement. The Debtors believe that they will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.

         To demonstrate the feasibility of the Plan, the Debtors have prepared financial Projections for Fiscal Years 2003 through 2007, as set forth in Appendix E attached to this Disclosure Statement. The Projections indicate that Reorganized Debtors should have sufficient cash flow to pay and service its debt obligations, including the New Credit Facility, and to fund its operations. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the

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Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated and may adversely affect the Debtors' financial results. Therefore, the actual results may vary from the projected results, and the variations may be material and adverse. See
Section IX ("Certain Factors to Be Considered") for a discussion of certain risk factors that may affect financial feasibility of the Plan.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       ACCEPTANCE OF THE PLAN

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class but, for that purpose, counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.

C.       "BEST INTERESTS" TEST

         Even if a plan is accepted by each class of holders of claims, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the "best interests" of all holders of claims that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims have accepted the plan or
(ii) the plan will provide a member who has not accepted the plan with

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a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to members of each impaired class of holders of claims if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 Case were converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the Chapter 11 Case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors and restructuring consultants) that are allowed in the chapter 7 case, litigation costs and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor's plan, then such plan is not in the best interests of creditors and equity security holders.

D.       ESTIMATED VALUATION OF REORGANIZED DEBTORS

         In order to provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the New Common Stock.

         1.       Overview

                  The Debtors have been advised by Lazard Freres, their financial advisor, with respect to the estimated value of the Reorganized Debtors on a going concern basis. Solely for purposes of the Plan,

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the estimated range of reorganization value of the Reorganized Debtors was assumed to be approximately $1,075 million to $1,340 million (with a point estimate of $1,220 million) as of an assumed Effective Date of April 30, 2003. Lazard Freres' estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

                  THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF APRIL 30, 2003, REFLECTS WORK PERFORMED BY LAZARD FRERES ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE COMPANY AVAILABLE TO LAZARD FRERES AS OF DECEMBER 10, 2002. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD FRERES' CONCLUSIONS, LAZARD FRERES DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

                  Based upon the assumed range of the reorganization value of the Reorganized Debtors of between $1,075 million and $1,340 million, an assumed total debt of $650 million, Lazard Freres has employed an imputed estimate of the range of equity value for the Reorganized Debtors (the "Equity Value") between $425 million and $690 million, with a point estimate of $570 million.

                  The foregoing estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the continued implementation of the Company's business plan, the achievement of the forecasts reflected in the Projected Financial Information, access to adequate exit financing, the continuing leadership of the existing management team, market conditions as of December 10, 2002, continuing through the assumed Effective Date of April 30, 2003, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

                  With respect to the financial Projections prepared by the management of the Company and included as Appendix E to this Disclosure Statement, Lazard Freres assumed that such Projections have been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Company as to the future operating and financial performance of the Reorganized Debtors. Lazard Freres' estimate of a range of reorganization values assumes that operating results projected by the Company will be achieved by the Reorganized Debtors in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. Certain of the results forecast by the management of the Company are materially better than the recent historical results of operations of the Company. As a result, to the extent that the estimate of reorganization value is dependent upon the Reorganized Debtors performing at the levels set forth in the Projections, such analysis must be considered speculative. If the business performs at levels below those set forth in the Projections, such performance may have a material impact on the Projections and on the estimated range of values derived therefrom.

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                  In estimating the range of the reorganization value and Equity
Value of the Reorganized Debtors, Lazard Freres (i) reviewed certain historical financial information of the Company for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Company, including the Projected Financial Information, which was prepared and provided to Lazard Freres by the Company's management and which relate to the Company's business and its prospects; (iii) met with certain members of senior management of the Company to discuss the Company's operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies that Lazard Freres deemed generally comparable to the operating business of the Company; (v) considered relevant precedent transactions in the automotive supply industry; (vi) considered certain economic and industry information relevant to the operating business; and (vii) conducted such other studies, analysis, inquiries and investigations as it deemed appropriate. Although Lazard Freres conducted a review and analysis of the Company's businesses, operating assets and liabilities and the Company's business plans, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company, as well as publicly available information.

                  In addition, Lazard Freres did not independently verify management's projections in connection with such estimates of the reorganization value and Equity Value, and no independent valuations or appraisals of the Company were sought or obtained in connection herewith.

                  Estimates of the reorganization value and Equity Value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold as a going concern, in liquidation, or otherwise.

                  The estimates of the reorganization value of the Reorganized Debtors prepared by Lazard Freres represent the hypothetical reorganization value of the Reorganized Debtors. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the range of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

                  The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimate of the range of the reorganization value of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Lazard Freres, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance

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will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

         2.       Valuation Methodology

                  Lazard Freres performed a variety of analyses and considered a variety of factors in preparing the valuation of the Reorganized Debtors. While several generally accepted valuation techniques for estimating the Reorganized Debtors' value were used, Lazard Freres primarily relied on three methodologies: comparable public company analysis, discounted cash flow analysis and precedent transactions analysis. Lazard Freres placed different weights on each of these analyses and made judgments as to the relative significance of each analysis in determining the Reorganized Debtors' indicated reorganization value range. Lazard Freres' valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Reorganized Debtors value.

                  In preparing its valuation estimate, Lazard Freres performed a variety of analyses and considered a variety of factors, some of which are described herein. The following summary does not purport to be a complete description of the analyses and factors undertaken to support Lazard Freres' conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

                  The three methodologies considered by Lazard Freres in preparing a valuation of the Reorganized Debtors are as follows:

                  (a)      Comparable Public Company Analysis

                           A comparable public company analysis estimates value
based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, earnings and cash flows. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet and cash flow statement. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

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                  A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

                  In performing the Comparable Public Company Analysis, the following publicly traded companies deemed generally comparable to the Company in some or all of the factors described above, were selected: Amcast, American Axle, ArvinMeritor, BorgWarner, Dana, Delphi Automotive, Dura Automotive, Magna, Superior Industries, Tenneco Automotive, Tower Automotive and Visteon. Lazard Freres excluded several manufacturers that were deemed not comparable because of size, specific product comparability and/or status of comparable companies (e.g., currently in a chapter 11). Lazard Freres analyzed the current trading value for the comparable companies as a multiple of forecasted fiscal year end 2002 and fiscal year end 2003's revenue and EBITDA. These multiples were then applied to the Company's fiscal year end 2002 and fiscal year end 2003 forecasted financial results to determine the range of enterprise values.

                  (b)      Discounted Cash Flow Approach (DCF)

                           The discounted cash flow ("DCF") valuation
methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Company. The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the projections). Lazard Freres' discounted cash flow valuation is based on a five-year projection of the Company's operating results. Lazard Freres discounted the projected cash flows using the Company's estimated risk-adjusted cost of capital, the weighted average cost of capital, and calculated the terminal value of the Company using EBITDA multiples consistent with the comparable companies analysis.

                           This approach relies on the company's ability to
project future cash flows with some degree of accuracy. Because the Company's projections reflect significant assumptions made by the Company's management concerning anticipated results, the assumptions and judgments used in the Projected Financial Information may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. Lazard Freres cannot and does not make any representations or warranties as to the accuracy or completeness of the Company's projections.

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                  (c)      Precedent Transactions Analysis

                           Precedent transactions analysis estimates value by
examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to the Company. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Company. Lazard Freres specifically focused on prices paid as a multiple of Revenue and EBITDA in determining a range of values for the Reorganized Debtors. These multiples are then applied to the Company's key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

                           Unlike the comparable public company analysis, the
valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Thus, this methodology generally produces higher valuations than the comparable public company analysis. Other aspects of value that manifest itself in a precedent transaction analysis include the following:

                           (i)      Circumstances surrounding a merger
         transaction may introduce "noise" into the analysis (e.g., an additional premium may be extracted from a buyer in the case of a competitive bidding contest);

                           (ii) The market environment is not identical for transactions occurring at different periods of time; and

                           (iii) Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

                           As with the comparable company analysis, because no
acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences among the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions for which public data is available also limits this analysis. Because the precedent transaction analysis explains other aspects of value besides the inherent value of a company, there are limitations as to its use in the Reorganized Debtors' valuation.

                           THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY
VALUE DETERMINED BY LAZARD FRERES REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR

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PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY
VALUE OF THE REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD FRERES' VALUATION ANALYSIS.

E. APPLICATION OF THE "BEST INTERESTS" TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION OF THE REORGANIZED DEBTORS

         A liquidation analysis prepared with respect to each of the Debtors is attached as Appendix D to this Disclosure Statement. The Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' incomplete review of Claims filed and the Debtors' books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. In addition, as noted above, the valuation analysis of the Company also contains numerous estimates and assumptions. For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock.

         Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the valuation analysis of Reorganized Debtors, the Plan meets the "best interests" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each impaired class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors' assets. Moreover, as a result of the reorganization of the Debtors, creditors such as the Debtors' employees (close to 12,000) would retain their jobs and most likely make few if any other claims against the estate. Lastly, in the event of liquidation, the aggregate amount of unsecured claims would no doubt increase significantly, and such claims would be subordinated to priority claims that would be created. For example, employees would file claims for wages, pensions and other benefits, some of which would be entitled to priority. Landlords would no doubt file large claims for both unsecured and priority amounts. The resulting increase in both general unsecured and priority claims would no doubt decrease percentage recoveries to unsecured creditors of both Debtors. All of these factors lead to the conclusion that recoveries under the Plan would

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

be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

         The Debtors believe the methodology used to prepare the liquidation analysis attached hereto as Appendix D is appropriate and that the assumptions and conclusions set forth therein are fair and reasonable under the circumstances and represent a reasonable exercise of the Debtors' business judgment with respect to such matters. Certain of the Prepetition Lenders do not agree with the methodology, assumptions and/or conclusions in the Debtors' liquidation analysis, may argue that the Plan does not satisfy the "best interests" test of section 1129(a)(7) of the Bankruptcy Code, and may contest confirmation of the Plan on such basis. The Debtors believe any such challenge to the liquidation analysis would be unsuccessful and that the Bankruptcy Court will determine that the Plan meets the "best interests" test of section 1129(a)(7) of the Bankruptcy Code.

F. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it. The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan's rejection (or deemed rejection) by impaired Classes as long as the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this subparagraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

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         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all. Because holders of the Company's Old Common Stock, Old Common Stock Options, and Subordinated Securities Claims are receiving no distribution on account of such Claims and Interests under the Plan, their votes are not being solicited and they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan.

G.       CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION OF THE PLAN

         1.       Conditions to Confirmation

                  The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.3 of the
Plan:

                  - The Bankruptcy Court must have approved a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

                  - The Confirmation Order must be in form and substance reasonably acceptable to the Debtors, the Prepetition Agent, the Creditors' Committee and Apollo.

                  - The Debtors must have received a binding, unconditional (except for a normal "market-out," "material adverse change" or other similar conditions, conditions relating to the issuance of and/or subscriptions to any high yield securities that are to be issued as a part of the New Credit Facility and for conditions relating to the occurrence of the Effective Date) commitment for the New Credit Facility on terms and conditions reasonably satisfactory to the Debtors, the Creditors' Committee, Apollo and the Prepetition Agent.

         2.       Conditions to Consummation

                  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
Section 12.3 of the Plan:

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

                  - The Bankruptcy Court must have entered one or more orders (which may include the Confirmation Order) authorizing the assumption of all unexpired leases and executory contracts by the Debtors as contemplated by Section 7.2 of the Plan.

                  - The Debtors must have entered into the New Credit Facility (which will be in a form and substance reasonably acceptable to the Prepetition Agent, the Creditors' Committee and Apollo) and all conditions precedent to the consummation (other than the occurrence of the Effective Date of the Plan) thereof must have been waived or satisfied in accordance with the terms thereof and the lenders under the New Credit Facility must be ready to fund the amounts required by the Debtors upon the Effective Date including, without limitation, the Prepetition Lenders' Payment Amount.

                  - The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Prepetition Agent, the Creditors' Committee and Apollo, must have been entered by the Bankruptcy Court and must have become a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending.

                  - The Confirmation Date must have occurred and the Confirmation Order must provide that, among others,

                           - the provisions of the Confirmation Order are nonseverable and mutually dependent;

                           - all executory contracts or unexpired leases assumed by the Debtors during the Chapter 11 Cases or under the Plan will be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

                           - the transfers of property by the Debtors (A) to Reorganized Debtors (1) are or will be legal, valid and effective transfers of property, (2) vest or will vest Reorganized Debtors with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and will not subject

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

                                    Reorganized Debtors to any liability by
                                    reason of such transfer under the Bankruptcy
                                    Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to Claimholders under the Plan are for good consideration and value and are in the ordinary course of the Debtors' businesses;

                           - except as expressly provided in the Plan or the Confirmation Order, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                           -        the Plan does not provide for the
                                    liquidation of all or substantially all of the property of the Debtors, and its confirmation is not likely to be followed by the liquidation of Reorganized Debtors or the need for further financial reorganization;

                           -        all Interests in HLI are terminated
                                    effective upon the Effective Date; and

                           - the New Common Stock, Series A Warrants, if Class 6 votes to accept the Plan, Series B Warrants, New Preferred Stock, if the Debtors implement the Additional Equity Modification, and Reorganized HLI Stock, if the Debtors implement the Asset Transfer Modification, issued under the Plan in exchange for Claims against the Debtors is exempt from registration under the Securities Act pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code.

                  - The Debtors must have sufficient Cash to make distributions required under the Plan including, but not limited to, the Prepetition Lenders' Payment Amount, the DIP Facility Claim and the first installment of the Expense Advance.

                  In the event that the foregoing conditions are not satisfied or waived by June 1, 2003 (or such later date as may be agreed upon by the Debtors, the Prepetition Agent, the Creditors' Committee and Apollo), the Confirmation Order will be vacated and the Plan will be of no further force or effect.

H.       WAIVER OF CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

         The conditions set forth in the Plan may be waived by the Debtors in their discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing; provided that any such waiver will require the prior written consent of the Prepetition Agent, the Creditors' Committee and Apollo. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors in their discretion to exercise any of the foregoing rights (and the consent or failure to consent of the Prepetition Agent, the Creditors' Committee or Apollo to the same) will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

I.       RETENTION OF JURISDICTION

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and as more particularly described in Article XIII of the Plan, the Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things: (A) the assumption or rejection of executory contracts or unexpired leases and the amount of any damages Claims or Cure payments with respect thereto; (B) to adjudicate any and all pending adversary proceedings, applications and contested matters; (C) to adjudicate any and all disputes arising from the distribution of Cash and New Securities, and all controversies and issues arising from or relating to any of the foregoing; (D) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan; (E) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims; (F) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated; (G) to hear and determine disputes arising under, and issue orders in aid of, execution, implementation, or consummation of the Plan; (H) to consider any modifications of the Plan; (I) to hear and determine all applications for compensation and reimbursement of Professional Claims; (J) to hear and determine disputes arising from Claims entitled to priority treatment under section 507(a)(1) of the Bankruptcy Code;
(K) to hear and determine matters concerning state, local and federal taxes; (L) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge; (M) to hear and determine any and all matters relating to the Retained Actions; and (N) to enter a final decree closing the Chapter 11 Cases.

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

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders.

         If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.       CONTINUATION OF THE BANKRUPTCY CASE

         If they remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted Chapter 11 Cases. The Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain chapter 11 debtors in possession.

B.       ALTERNATIVE PLANS OF REORGANIZATION

         If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Additionally, until the Plan is consummated, subject to certain conditions, the Debtors may determine to withdraw the Plan and propose and solicit different reorganization plans. Any such plans proposed by the Debtors or others might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of its assets, or a combination of both.

C.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

         However, the Debtors believe that creditors would lose the substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors may also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter
7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the Claimholders under a chapter 11 liquidation plan probably would be delayed substantially.

         The Debtors' liquidation analysis, prepared with its accountants and financial advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Appendix D to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets and the extent to which such assets are subject to liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, a liquidation of the Debtors' assets likely would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

                            XIV. VOTING REQUIREMENTS

         On February 20, 2003, the Bankruptcy Court approved an order (the "Solicitation Procedures Order"), among other things, approving this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         If you have any questions about (i) the procedure for voting your Claim or with respect to the packet of materials that you have received, (ii) the amount of your Claim, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure

3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                                 AP Services LLC
                              2100 McKinney Avenue
                               Dallas, Texas 75201
                                 (214) 227-0066

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plan is "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all Claimholders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all the Classes of impaired Claims against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must still make an independent finding that the Plan satisfies these requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against and in the Debtors.

                   SPECIAL NOTE FOR HOLDERS OF UNSECURED NOTES

         At the close of business on the Record Date, the transfer ledgers of the indenture trustees, agents and servicers of the Unsecured Notes will be closed, and there will be no further changes in the record holders of the Unsecured Notes. Neither Reorganized Debtors nor the indenture trustees, agents and servicers for such Unsecured Notes will have any obligation to recognize any transfer of such Unsecured Notes occurring after the Record Date. Reorganized Debtors and the indenture trustees, agents and servicers for such Unsecured Notes and the Disbursing Agent will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

         On or before the Effective Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of a Certificate must surrender such Certificate to the Servicer or Disbursing Agent, as the case may be, who is serving in such capacity with respect to the Unsecured Notes, and such Certificate will be cancelled. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Servicer or Disbursing Agent, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Servicer or Disbursing Agent, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Servicer or Disbursing Agent, as the case may be, prior to the second anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, will revert to Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

         Prior to any distribution on account of any Unsecured Notes, the Servicer of the Unsecured Notes must (a) inform the Disbursing Agent as to the amount of properly surrendered Unsecured Notes and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, as to the names of the holders of Unsecured Notes.

         UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.       PARTIES IN INTEREST ENTITLED TO VOTE

         Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan, and the plan proponent need not solicit such holder's vote.

         Except for holders of Old Common Stock and Subordinated Securities Claims (who are presumed to have rejected the Plan), the holder of a Claim that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if
(1) the Plan provides a distribution in respect of such Claim and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent or unliquidated), (b) such Claimholder has timely filed a Proof of Claim as to which no objection has been filed, or (c) such Claimholder has timely filed a motion pursuant to Rule 3018(a) of the Federal Rules of Bankruptcy Procedure, along with a completed Proof of Claim, seeking temporary allowance of such Claim for voting purposes only, and the Debtor has not opposed the Motion or objected to the Claim, in which case the holder's vote will be counted only upon order of the Court.

         A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.       CLASSES IMPAIRED UNDER THE PLAN

         The following Classes are impaired under, and entitled to vote to accept or reject, the Plan:

                  Class 2 - Prepetition Credit Facility Secured Claims Class 3a - BMO Synthetic Lease Secured Claims
                  Class 3b - CBL Synthetic Lease Secured Claims
                  Class 3c - Dresdner Synthetic Lease Secured Claims Class 4 - Miscellaneous Secured Claims
                  Class 5 - Senior Note Claims
                  Class 6 - Subordinated Note Claims
                  Class 7 - General Unsecured Claims

         Class 8 - Subordinated Securities Claims and Class 9 - Interests are deemed to have rejected the Plan.

         All other Classes are either Unimpaired or deemed Unimpaired, are presumed to have accepted the Plan, and are not entitled to vote on the Plan.

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

                                 XV. CONCLUSION

A.       HEARING ON AND OBJECTIONS TO CONFIRMATION

         1.       Confirmation Hearing

                  The hearing on confirmation of the Plan has been scheduled for April 9, 2003, at 10:30 a.m. (prevailing Eastern time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

         2.       Date Set for Filing Objections to Confirmation of the Plan

                  The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for March 28, 2003, at 4:00 p.m. (prevailing Eastern time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.       RECOMMENDATION

         The Plan provides for an equitable and early distribution to creditors of the Debtors, preserves the value of the Debtors' businesses as a going concern, and preserves the jobs of employees. The Debtors, the Prepetition Agent, and the Creditors' Committee believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as the loss of jobs by the employees. Moreover, the Debtors, the Prepetition Agent, and the Creditors' Committee believe that the Debtors' creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS, THE PREPETITION AGENT, AND THE CREDITORS' COMMITTEE URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated: Northville, Michigan
       February 20, 2003

                                   HAYES LEMMERZ INTERNATIONAL, INC. AND
                                   ITS SUBSIDIARIES THAT ARE ALSO DEBTORS AND
                                   DEBTORS IN POSSESSION IN THE CHAPTER 11 CASES

                                    By: /s/ Curtis J. Clawson
                                        -------------------------------

                                        Curtis J. Clawson
                                        President, Chief Executive Officer and
                                        Chairman of the Board of Hayes Lemmerz
                                        International, Inc.

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois 60606-1285
Attn: J. Eric Ivester
      Stephen D. Williamson

         - and -

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Attn: Anthony W. Clark (No. 2051)
      Grenville R. Day (No. 3721)

By:  /s/ Anthony W. Clark
    --------------------------------

COUNSEL FOR HAYES LEMMERZ
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
THAT ARE ALSO DEBTORS AND DEBTORS
IN POSSESSION IN THE CHAPTER 11 CASES

                                   APPENDIX A

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                  OF HAYES LEMMERZ INTERNATIONAL, INC. AND ITS
                  AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

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

                                   APPENDIX B

                           RESTRUCTURING TRANSACTIONS

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

                                  APPENDIX B-1

                EXISTING ORGANIZATIONAL STRUCTURE OF THE DEBTORS

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

                                  APPENDIX B-2

              CONTEMPLATED ENTITY TRANSACTIONS PURSUANT TO THE PLAN

                         FINAL VERSION TO BE FILED ON OR
                         BEFORE THE EXHIBIT FILING DATE

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

                                  APPENDIX B-3

               ORGANIZATIONAL STRUCTURE OF THE REORGANIZED DEBTORS

                         FINAL VERSION TO BE FILED ON OR
                         BEFORE THE EXHIBIT FILING DATE

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

                                   APPENDIX C

                   SECURITIES AND EXCHANGE COMMISSION REPORTS

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

                                  APPENDIX C-1

                         ANNUAL REPORT ON FORM 10-K FOR
                     THE FISCAL YEAR ENDED JANUARY 31, 2002

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

                                  APPENDIX C-2

                        QUARTERLY REPORT ON FORM 10-Q FOR
                    THE FISCAL QUARTER ENDED OCTOBER 31, 2002

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

                                   APPENDIX D

                              LIQUIDATION ANALYSIS

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

                                   APPENDIX E

                         PRO FORMA FINANCIAL PROJECTIONS

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

                                   APPENDIX F

                                PROJECTED CLAIMS

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

                                   APPENDIX G

                        GUARANTIES ISSUED BY THE DEBTORS

                        GUARANTIES ISSUED BY THE DEBTORS

------------------------------------------------------------------------------------------------------------
                                  PREPETITION          11%           9.125%          8.25%          11.875%
                                     CREDIT            SUB.           SUB.            SUB.            SR.
             DEBTOR                 FACILITY          NOTES          NOTES           NOTES           NOTES
------------------------------------------------------------------------------------------------------------
HLI                                Obligor          Obligor        Obligor         Obligor         Obligor
------------------------------------------------------------------------------------------------------------
HLI-Ohio, Inc.                     Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-California, Inc.               Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Huntington, Inc.               Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Howell, Inc.                   Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Georgia, Inc.                  Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Mexico, Inc.                   Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI (Europe) Ltd.                  Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Homer, Inc.                    Guarantor        Guarantor      Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Texas, Inc.                    Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Kentucky, Inc.                 Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-CMI, Inc.                      Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Cadillac, Inc.                 Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Montague, Inc.                 Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Equip. & Engineering, Inc.     Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Petersburg, Inc.               Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Summerfield Realty Corp.       Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Bristol, Inc.                  Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-PCA, Inc.                      Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Southfield, Inc.               Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Technical Center, Inc.         Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI Realty, Inc.                   Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Laredo, Inc.                   Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Transportation, Inc.           Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Ventures, Inc.                 Guarantor
------------------------------------------------------------------------------------------------------------
HLI-Wabash, Inc.                   Guarantor                       Guarantor       Guarantor       Guarantor
------------------------------------------------------------------------------------------------------------